    As filed with the Securities and Exchange Commission on August 6, 1999
                                                        Registration No.  333-
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 _____________

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                 _____________

                                  PSINet Inc.
            (Exact name of registrant as specified in its charter)
                                   New York
                        (State or other jurisdiction of
                      incorporation or organization).4813
                         (Primary Standard Industrial
                          Classification Code Number)
                                  16-1353600
                               (I.R.S. Employer
                             Identification No.)__

                510 Huntmar Park Drive, Herndon, Virginia 20170
                                (703) 904-4100
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            David N.  Kunkel, Esq.
                 Executive Vice President and General Counsel
                                  PSINet Inc.
                510 Huntmar Park Drive, Herndon, Virginia 20170
         Telephone No.:  (703) 904-4100/Facsimile No.:  (703) 904-9527
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                 _____________

                                  Copies To:
                               Nixon Peabody LLP
                 437 Madison Avenue, New York, New York  10022
                  Attention:  Richard F.  Langan, Jr.,  Esq.
                           Bruce E. Rosenthal, Esq.
         Telephone No.:  (212) 940-3140/Facsimile No.:  (212) 940-3111

                                 _____________

-----------------------------------------------------------------------------------------------------------------------
                                            CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------
 Title of Class of Securities        Amount to be      Proposed Maximum    Proposed Maximum    Amount of Registration
 to be Registered                     Registered        Offering Price    Aggregate Offering        Fee
                                                         Per Unit (1)          Price (1)
-----------------------------------------------------------------------------------------------------------------------
11% Senior Notes Due 2009          $1,050,000,000            100.75%       $1,057,875,000        $294,089.25
-----------------------------------------------------------------------------------------------------------------------
11% Senior Notes Due 2009        Euro 150,000,000             94.95%       $  153,719,302.50     $ 42,733.97
                                 ($161,895,000)(2)
-----------------------------------------------------------------------------------------------------------------------
Total                              $1,211,895,000                          $1,211,594,302.50     $336,823.22
-----------------------------------------------------------------------------------------------------------------------

 (1) Estimated solely for purposes of calculating the registration fee calculated pursuant to the provisions of Rule 457(f) under the Securities Act of 1933, as amended, as the market value of the securities to be canceled in the exchange.
 (2) Euro amounts have been translated into U.S. Dollars at Euro 1=$1.0793 , which was the noon buying rate in New York City for cable transfers in Euro as certified for custom purposes by the Federal Reserve Bank of New York on August 5, 1999.

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


THE INFORMATION IN THIS PROSPECTUS
WILL BE AMENDED OR COMPLETED; DATED
AUGUST 6, 1999.


                                  PSINet Inc.

                              Exchange Offer for
                                $1,050,000,000
                               Euro 150,000,000
                           11% Senior Notes Due 2009
                 ____________________________________________


PSINet:

 . We are the leading independent global provider of Internet solutions to businesses.

 .  PSINet Inc.
   510 Hutmar Park Drive
   Herndon, Virginia 20170
   (703) 904-4100

The Exchange Offer:

 .  Expires at 5:00 p.m, New York City time (10:00 p.m., London time), on
   ________, 1999, unless extended.

 .  The exchange offer is subject to customary conditions which we may waive.

 . All outstanding notes that are validly tendered and not validly withdrawn will be exchanged.

 . Tenders of outstanding notes may be withdrawn at any time prior to the expiration of the exchange offer.

 . The exchange of notes should not be a taxable exchange for U.S. federal income tax purposes.

 .  We will not receive any proceeds from the exchange offer.

 . The terms of the notes to be issued are substantially identical to the outstanding notes, except for the outstanding notes being subject to transfer restrictions under the Securities Act of 1933 and entitled to exchange and registration rights, most of which will be fulfilled upon completion of the exchange offer.

                      ___________________________________

   Investment in the notes to be issued in the exchange offer involves risk. See "Risk Factors" beginning on page 15.

   This prospectus and the accompanying letters of transmittal are first being mailed to holders of outstanding notes on or about __________, 1999.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      ___________________________________

                               ___________, 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----

Prospectus Summary............................................................2

Risk Factors.................................................................15

Use of Proceeds..............................................................33

The Exchange Offer...........................................................34

Certain U.S. Federal Income Tax Considerations...............................46

Capitalization...............................................................51

Selected Consolidated Financial and Operating Data...........................53

Management's Discussion and Analysis of Financial
   Condition and Results of Operations.......................................55

Business.....................................................................75

Management...................................................................97

Certain Transactions........................................................100

Stock Ownership of Certain Beneficial Owners and Management.................102

Description of Notes........................................................104

Description of Certain Indebtedness.........................................147

Description of Book-Entry System............................................154

Plan of Distribution........................................................154

Documents Incorporated By Reference.........................................154

Legal Matters...............................................................155

Experts.....................................................................155

Where You Can Find More Information.........................................155

Glossary....................................................................G-1

Index to Consolidated Financial Statements..................................F-1

                              PROSPECTUS SUMMARY

     This summary highlights some information from this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. To understand this exchange offer fully, you should read the entire prospectus, including the Risk Factors and the financial statements. There are technical terms used in this prospectus that are important to an understanding of our business that are defined in the glossary beginning on page G-1 of this prospectus.

                              THE EXCHANGE OFFER


Initial Notes......................  $1,050,000,000 aggregate principal amount of unregistered 11% Senior Notes due 2009, which were issued in July 1999.

                                     Euro 150,000,000 aggregate principal amount of unregistered 11% Senior Notes due 2009, which were issued in July 1999.

Exchange Notes.....................  $1,050,000,000 aggregate principal amount of 11% Senior Notes due 2009, which have been registered under the Securities Act of 1933, that we are offering hereby.

                                     Euro 150,000,000 aggregate principal amount of 11% Senior Notes due 2009, which have been registered under the Securities Act of 1933, that we are offering hereby. The initial notes and the exchange notes are referred to collectively as the notes.

The Exchange Offer.................  We are offering to exchange $1,000 principal amount of exchange dollar notes for each $1,000 principal amount of initial dollar notes. Initial dollar notes may only be exchanged in $1,000 principal amount increments. As of the date of this prospectus, there are $1,050,000,000 aggregate principal amount of initial dollar notes outstanding.

                                     We are offering to exchange Euro 1,000
                                     principal amount of exchange euro notes for each Euro 1,000 principal amount of initial euro notes. Initial euro notes may only be exchanged in Euro 1,000 principal amount increments. As of the date of this prospectus, there are Euro 150,000,000 aggregate principal amount of initial euro notes outstanding.

Resales............................  Based on an interpretation by the
                                     Securities and Exchange Commission set
                                     forth in no-action letters issued to third parties, we believe that you may resell or otherwise transfer exchange notes issued pursuant to the exchange offer in exchange for initial notes. However, there are exceptions to this general statement. You may not freely transfer the exchange notes if:

                                     .  you are an "affiliate" of PSINet within
                                        the meaning of Rule 405 under the
                                        Securities Act of 1933,

                                     . you are a broker-dealer who acquired the initial notes directly from us without compliance with the registration and prospectus delivery provisions of the Securities Act of 1933,

                                     .  you did not acquire the exchange notes
                                        in the ordinary course of your business, or

                                     .  you have engaged in, intend to engage
                                        in, or have an arrangement or
                                        understanding with any person to
                                        participate in the distribution of the
                                        exchange notes.

                                     Any holder subject to any of the exceptions above and each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for initial notes that were acquired as a result of market-making, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with the resale of the exchange notes.

Expiration Date....................  5:00 p.m., New York City time (10:00 p.m.,
                                     London time), on _____________, 1999,
                                     unless we extend the exchange offer, in
                                     which case the term "expiration date" means the latest date and time to which the exchange offer is extended.

Interest on the Exchange Notes
and the Initial Notes..............  Each exchange note will bear interest from
                                     July 23, 1999, the date of issuance of the initial notes. If your initial notes are accepted for exchange, you will not receive accrued interest on the initial notes, and will be deemed to have waived the right to receive any interest on the initial notes from and after July 23, 1999.

Conditions to the Exchange Offer...  The exchange offer is subject to certain customary conditions, which we may waive.
                                     See "The Exchange Offer--Conditions."

Procedures for Tendering Initial
Notes..............................  If you wish to accept the exchange offer, you must complete, sign and date, if you are a holder of initial dollar notes, the accompanying letter of transmittal for dollar notes or , if you are a holder of initial euro notes, the accompanying letter of transmittal for euro notes, in each case in accordance with such letter of transmittal's instructions and deliver the applicable letter of transmittal, together with the initial notes and any other required documentation, to the exchange agent at the address set forth in the applicable letter of transmittal.

                                     If you hold initial dollar notes through The Depository Trust Company or initial euro notes through Euroclear or Cedelbank and wish to accept the exchange offer, you must do so pursuant to such book-entry transfer facility's procedures for book-entry transfer (or other applicable procedures), all in accordance with this prospectus and the applicable letter of transmittal. See "The Exchange Offer-- Procedures for Tendering Initial Notes," "--Book-Entry Delivery Procedures," and "-- Tender of Initial Notes Held Through Book-Entry Transfer Facilities."

Special Procedures for Beneficial
Owners.............................  If you are a beneficial owner whose initial notes are registered in the name of a
                                     broker, dealer, commercial bank, trust
                                     company or other nominee and you wish to tender in the exchange offer, you should contact the person in whose name your initial notes are registered promptly and instruct the person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the applicable letter of transmittal and delivering your initial notes, either make appropriate arrangements to register ownership of the initial notes in your name or obtain a properly completed bond power from the person in whose name your initial notes are registered. The transfer of registered ownership may take considerable time.

Guaranteed Delivery Procedures.....  If you wish to tender your initial notes in the exchange offer and your initial notes are not immediately available or you cannot deliver your initial notes, the applicable letter of transmittal or any other required documents or you cannot comply with the procedures for book-entry transfer prior to the expiration date, you may tender your initial notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                                     Procedures."

Withdrawal Rights..................  Tenders may be withdrawn at any time prior to 5:00 p.m., New York City time (10:00
                                     p.m., London time), on the expiration date pursuant to the procedures described under "The Exchange Offer--Withdrawals of Tenders."

Acceptance of Initial Notes and
Delivery of Exchange Notes.........  Subject to certain conditions as described more fully herein under "The Exchange
                                     Offer--Conditions," we will accept for
                                     exchange any and all initial notes that are properly tendered in the exchange offer prior to the expiration date. The exchange notes issued pursuant to the exchange offer will be delivered as promptly as practicable after the expiration date. See "The Exchange Offer--Terms of the Exchange Offer."

Certain United States Federal
Income Tax Consequences............  With respect to the exchange of initial notes for exchange notes:

                                     .  the exchange should not constitute a
                                        taxable exchange for U.S. federal income tax purposes;

                                     .  you should not recognize gain or loss
                                        upon receipt of the exchange notes; and

                                     .  you must include interest on the
                                        exchange notes in gross income to the
                                        same extent as the initial notes.

Registration Rights Agreement......  In connection with our issuance and sale of the initial notes on July 23, 1999, we
                                     entered into a registration rights
                                     agreement with the initial purchasers of the initial notes which grants the holders of the initial notes certain exchange and registration rights. As a result of the making of this exchange offer, we will have fulfilled certain of our obligations under the registration rights agreement. If you do not tender your initial notes in the exchange offer, you will not have any further registration rights under the registration rights agreement or otherwise, unless you were not eligible to participate in the exchange offer. See "The Exchange Offer--Registration Rights." In such event, you will continue to hold the untendered initial notes and will be entitled to all the rights and subject to all the limitations applicable to the initial notes under the indenture governing the notes, except to the extent such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer. All untendered initial notes will continue to be subject to restrictions on transfer under the Securities Act of 1933.

Exchange Agent.....................  Wilmington Trust Company is serving as our exchange agent in connection with the
                                     exchange offer.


                            TERMS OF EXCHANGE NOTES

     The form and terms of the exchange notes will be substantially the same as the form and terms of the initial notes except that:

     (1) the exchange notes have been registered under the Securities Act of 1933 and, therefore, will not bear legends restricting the transfer thereof; and

     (2) the holders of the exchange notes, except for limited instances, will not be entitled to further registration rights under the registration rights agreement.

     The exchange notes will evidence the same debt as the initial notes and will be entitled to the benefits of the indenture under which the initial notes were issued.


Notes Offered......................  $1,050,000,000 aggregate principal amount of 11% Senior Notes due 2009.

                                     Euro 150,000,000 aggregate principal amount of 11% Senior Notes due 2009.

                                     The euro notes and the dollar notes will generally be treated for purposes of the indenture as a single series of securities ranking pari passu with each other.

Maturity Date......................  August 1, 2009.

Interest Rate and Payment Dates....  The euro notes will accrue interest at the rate of 11% per annum. Interest on the euro notes will be payable semi-annually in cash (in euros) in arrears on February 1 and August 1 of each year, commencing February 1, 2000.

                                     The dollar notes will accrue interest at the rate of 11% per annum. Interest on the dollar notes will be payable semi-annually in cash (in U.S. dollars) in arrears on February 1 and August 1 of each year, commencing February 1, 2000.

Ranking of the Notes...............  If our March 31, 1999 balance sheet were restated to give effect to the offering of the initial notes, and the application of those net proceeds, the notes:

                                     .   would have been effectively
                                         subordinated to approximately $332.1
                                         million of our secured debt (including
                                         secured debt of our subsidiaries);

                                     .   would have been structurally
                                         subordinated to approximately $85.4
                                         million of other liabilities, including
                                         trade payables and accrued liabilities,
                                         of our subsidiaries; and

                                     .   would have ranked equally with an
                                         aggregate of $950 million of our other
                                         senior debt. See "Description of
                                         Notes--General."

Sinking Fund.......................  None.

Optional Redemption................  On or after August 1, 2004, we may redeem some or all of the notes at any time at the redemption prices, and subject to limitations described in the section "Description of Notes" under the heading "Optional Redemption."

                                     Before August 1, 2002, we may redeem up to 35% of the euro notes and up to 35% of the dollar notes with the net cash proceeds of public equity offerings or certain sales of capital stock at the redemption prices listed in the section "Description of Notes" under the heading "Optional Redemption."

Change of Control..................  In the event of a change of control (as defined in the indenture governing the
                                     notes), we will be required to make an
                                     offer to
                                     purchase all of the notes at a purchase
                                     price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. We may not have sufficient funds or the financial resources necessary to satisfy our obligations to repurchase the notes and other debt that may become repayable upon a change of control. See "Risk Factors --We may not have the ability to raise the funds necessary to finance the change of control offer which may be required by the indenture" and "Description of Notes-- Change of Control."

Basic Covenants of the Indenture...  We will issue the notes under an indenture with Wilmington Trust Company, as trustee.
                                     The indenture will, among other things,
                                     restrict our ability to:

                                     .   incur indebtedness;
                                     .   make restricted payments;
                                     .   engage in transactions with affiliates;
                                     .   permit liens to exist;
                                     .   sell assets;
                                     .   issue guarantees;
                                     .   engage in sale and leaseback
                                         transactions;
                                     .   issue and sell subsidiary capital
                                         stock;
                                     .   impose limitations on our subsidiaries'
                                         ability to pay dividends to us;
                                     .   designate or create unrestricted
                                         subsidiaries; and
                                     .   change our business.

                                     We will also have to comply with many
                                     affirmative covenants, including the
                                     provision of financial statements.

Exchange Offer; Registration
Rights.............................  To remove the transferability restrictions on the notes, we have agreed:

                                     .   to file a registration statement with
                                         the Securities and Exchange Commission
                                         to exchange the notes for our senior
                                         debt securities with terms identical to
                                         the notes by October 6, 1999,

                                     .   to use our best efforts to cause the
                                         registration statement to be declared
                                         effective by the Securities and
                                         Exchange Commission by December 20,
                                         1999, and

                                     .   to keep that exchange offer open for
                                         not less than 20 business days and
                                         cause that exchange offer to be
                                         consummated no later than the 30th
                                         business day after the registration
                                         statement is declared effective.

                                     If the exchange offer is not permitted by applicable law or Securities and Exchange Commission policy, or a holder is not otherwise able to exchange its notes for certain reasons, we will file with the Securities and Exchange Commission, subject to our receipt of certain information, a shelf registration statement to register restricted notes for public resale. We will seek to have any shelf registration statement declared effective by the Securities and Exchange Commission on or before the 60th day after its filing. If we default on any of these registration obligations, we will pay certain liquidated damages to each holder of restricted initial notes. See "The Exchange Offer -- Registration Defaults; Liquidated Damages."

Listing............................  The initial notes have been designated as eligible for trading in the PORTAL market of the National Association of Securities Dealers, Inc. The initial euro notes have been admitted for listing on the Luxembourg Stock Exchange. Application has been made for listing of the exchange euro notes with the Luxembourg Stock Exchange. We cannot assure you that the exchange euro notes will be admitted for listing on the Luxembourg Stock Exchange or, if they are listed, that the listing will occur by the completion of the exchange offer.

Use of Proceeds....................  We will not receive any cash proceeds from the exchange offer. See "Use of Proceeds."

                                  THE COMPANY

Our Business

     PSINet is the leading independent global provider of Internet solutions to businesses. We provide Internet connectivity and Web hosting services to customers in 90 of the 100 largest metropolitan statistical areas in the U.S. and in 16 of the 20 largest global telecommunications markets. In addition to these services, we also offer a suite of value-added products and services that are designed to enable our customers to maximize utilization of the Internet to more efficiently communicate with their customers, suppliers, business partners and remote office locations. We conduct our business through operations organized into five geographic operating segments--the U.S., Canada, Latin America, Europe and Asia. Our services and products include the following:


     . Access services that offer dedicated, dial-up, wireless and digital subscriber line, or xDSL, connections that link our customers' networks to the Internet;

     . Web hosting services that provide cost-effective solutions for the management and maintenance of our customers' Web sites and Web-based applications;

     . Intranets and virtual private networks, or VPNs, that allow our customers to provide secure and seamless wide area networks, or WANs, connecting their remote offices and employees, customers and suppliers;

     . E-commerce services designed to enable our customers to securely transact business over the Internet;

     . Voice-over-Internet protocol services that enable companies with multiple business locations to transmit voice conversations over our network at a significant savings to traditional long-distance calling;

     . E-mail services that allow our customers to outsource to us the day-to-day management and maintenance of their internal message systems; and

     . Managed security services designed to protect, monitor and maintain the integrity of our customers' networks.

     We also provide wholesale and private label network connectivity and related services to other Internet service providers, known as ISPs, and telecommunications carriers to further utilize our network capacity.

Our Global Network

     We operate one of the largest global commercial data communications networks. Our Internet-optimized network has a footprint that extends around the globe and is connected to approximately 600 sites, called points of presence, or POPs, situated throughout the U.S., Canada, Latin America, Europe and Asia that enable our customers to connect to the Internet. Our network reach allows our customers' employees to access their corporate network and systems resources through local calls in over 150 countries. Our network architecture consists of high capacity frame relay switches and routers designed to deliver superior Internet connections, reliable packet control and intelligent data traffic routing and is compatible with all of the most widely deployed transmission technologies. We further expand the reach of our network by connecting with other large ISPs at 137 points through 67 contractual arrangements, called peering agreements, that permit the exchange of information between our network and the networks of our peering partners. We have recently opened four global Internet hosting facilities in the U.S., Switzerland, Canada and London containing a total of approximately 125,000 square feet and currently anticipate opening additional Internet hosting facilities in New York and Los Angeles in October 1999 and November 1999, respectively, containing a total of approximately 55,000 square feet. We have two network operating centers that monitor and manage network traffic 24-hours per day, seven-days per week.

Our Target Market and Customers

     Internet access services is one of the fastest growing segments of the global telecommunication services marketplace. For example, Gartner Group forecasts that worldwide Internet access revenues will grow from $10.1 billion in 1997 to $34.6 billion in 2002. Trends contributing to this growth in demand include:

     . the increase in corporate Internet sites and connectivity as a means to expand customer reach and improve communications efficiency;

     . business demand for advanced, highly reliable information technology solutions designed specifically to enhance productivity and improve efficiency;

     . the need of businesses to securely and efficiently connect multiple, geographically-dispersed locations and provide global remote access capabilities; and

     . business use of the Internet as a lower-cost alternative to traditional telecommunications services.

     Our target market consists primarily of mid-sized and large businesses in information intensive industries. As of June 30, 1999, we served approximately 73,400 business accounts, including 364 ISPs. The following table provides a summary as of March 31, 1999 of our operations across the four geographic operating segments in which we then operated:

                                         Revenue for
                                         Three Months    1998 to 1999             Wholesale and
                                        Ended 3/31/99      Revenue      Business    Consumer     Commencement
                                         ($Millions)      Growth (%)    Accounts    Accounts     of Operations
                                        --------------  --------------  --------  -------------  -------------
U.S...................................         $ 50.5             59%     23,700        693,000       1989
Canada................................            8.5             70%      7,100         94,000       1996
Europe................................           15.9            165%     12,200         28,000       1995
Asia..................................           29.9          1,773%     16,700         83,000       1994
                                               ------                     ------        -------
All Segments..........................         $104.8            136%     59,700        898,000
                                               ======                     ======        =======

     As a result of our acquisitions during the quarter ended June 30, 1999, we now operate in a fifth geographic region--Latin America.

     Some of our corporate customers include American Airlines, American Express Company, C-SPAN, Electronic Data Systems (EDS), E*TRADE, Kmart Corp., Major League Baseball, Motorola and Xerox Corporation. Some of our ISP customers include EarthLink, FlashNet, IDT, Microsoft's WebTV and MindSpring.

Our Strategy

     Our objective is to be one of the top three providers of Internet access services and related communications services and products in each of the 20 largest global telecommunications markets. The principal elements of our business strategy are summarized below:

     .  Leverage Multiple Sales Channels.   We are pursuing growth opportunities
        through multiple channels consisting of our direct sales force of approximately 550 individuals worldwide, over 1,700 resellers and referral sources, and strategic alliances with selected telecommunications services and equipment suppliers, networking service companies, systems integrators and computer retailers.

     .  Increase Sales of Value-Added Services and New Products.   We intend to
        capitalize on the trend of companies seeking to increasingly outsource their critical business applications and integrate Web-based services and products as part of their core data networking strategy. We are aggressively marketing value-added services and products to our existing account base and prospective business customers, and are significantly increasing our data center capacity to accommodate the anticipated growth in this business.

     .  Accelerate Growth Through Targeted Acquisitions.   We intend to make
        strategic investments in or acquire:

           . local or regional ISPs in markets where we have an established POP and can benefit from the increased network utilization and local sales force;

           . ISPs in the 20 largest global telecommunications markets where we currently do not have a presence or in those global telecommunications markets where our current presence would be significantly enhanced;

           . related or complementary businesses to broaden our market presence and expand our strengths in key product areas; and

           . telecommunication or information technology companies which have strong relationships with major corporations.

     .  Continue to Invest in our Network.   We remain focused on reducing costs
        as a percentage of revenue by maintaining a scaleable network and increasing utilization of and controlling strategic assets, such as acquisition of long-term rights in telecommunications bandwidth.

     .  Enhance Brand Name Recognition.   We intend to leverage our PSINet brand
        by rebranding acquired ISP operations and services under the PSINet name, selectively using television commercials, print ads and direct mailings which target key decision makers in the U.S. and abroad, and acquiring corporate sponsorship rights, such as our recent acquisition of the naming rights to the NFL Stadium of the Baltimore Ravens.

                              RECENT DEVELOPMENTS

Recent Developments

     Quarter Ended June 30, 1999. For our quarter ended June 30, 1999, we reported, on a preliminary basis, consolidated revenue of $123.8 million, consolidated earnings before interest expense and interest income, taxes, depreciation and amortization, other non-operating income and expense, and charges for intangible asset write-down and acquired in-process research and development, or EBITDA, of $0.2 million, and net loss available to common shareholders of $62.0 million or $1.00 basic and diluted loss per share. As of June 30, 1999, our consolidated working capital and consolidated long-term debt, less current portion, were $668.5 million and $1.14 billion, respectively, as determined on a preliminary basis, as compared to consolidated working capital and consolidated long-term debt, less current portion, of $275.6 million and $1.06 billion, respectively, at December 31, 1998. Based on our quarter ended June 30, 1999, we had annualized revenues of $495.2 million, of which 69% consisted of access services, 8% of Web and enhanced services, and 23% of wholesale services.

     Acquisitions. As part of our growth strategy, during the four months ended July 31, 1999, we acquired twelve ISPs in six of the 20 largest global telecommunications markets. The aggregate amount of the purchase prices and related payments for these acquisitions was approximately $108.1 million, exclusive of indebtedness assumed in connection with such acquisitions. Of such amount, we have retained $16.4 million as of July 31, 1999 to secure performance by certain sellers of indemnification or other contractual obligations. The following table summarizes certain information concerning these recent acquisitions:

                                                                                             Ranking Among
                                                                                 SOHO/        20 Largest
Name of                          Date of                          Business      Consumer    Global Telecom
Acquired Company               Acquisition   Principal Market   Accounts (1)  Accounts (1)    Markets (1)
-----------------              -----------  ------------------  ------------  ------------  ---------------
Horizontes Internet              4/99       Brazil                    220        10,000                9
Openlink                         4/99       Brazil                  1,100        18,000                9
STI                              5/99       Brazil                    400        34,000                9
Internet de Mexico               5/99       Mexico                    260        11,800               15
DataNet                          5/99       Mexico                    430         7,500               15
TIC                              5/99       Switzerland             1,300         3,800               14
Caribbean Internet               6/99       U.S. (Puerto Rico)        210        12,800                1
TIAC                             6/99       U.S.                    6,300        33,200                1
Argentina On-line                6/99       Argentina                  70         2,900               16
CSO.net                          6/99       Austria                   240         1,400              N/A
Intercomputer                    7/99       Spain                     220        18,900               11
ABAFoRUM                         7/99       Spain                     250         2,850               11
                                                                   ------       -------
                                            Total.............     32,990       369,010
                                                                   ======       =======


(1) As of the respective dates of acquisition.

     Equity Offerings.   During May 1999, we completed concurrent public
offerings of 8,000,000 shares of our common stock and 9,200,000 shares of our 6 3/4% Series C cumulative convertible preferred stock for aggregate net proceeds of approximately $742.6 million after expenses (excluding amounts paid by the purchasers of the convertible preferred stock into the deposit account therefor).

                        ------------------------------

     We are a New York corporation and our principal executive offices are located at 510 Huntmar Park Drive, Herndon, Virginia 20170. Our telephone number is (703) 904-4100.

               Summary Consolidated Financial and Operating Data
  (In thousands of U.S. dollars, except per share, ratio and operating data)

     The following summary consolidated financial and operating data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 have been derived from our consolidated financial statements. The results of operations for the three month period ended March 31, 1999 may not be indicative of the results for the entire year ending December 31, 1999.

     The information contained in this table should be read in conjunction with the sections entitled "Selected Consolidated Financial and Operating Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Use of Proceeds" and our consolidated financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus.

     The March 31, 1999, as adjusted, balance sheet data gives effect to the offering in May 1999 of 8,000,000 shares of our common stock at a public offering price of $50.50 per share and the concurrent offering of 9,200,000 shares of our 6 3/4% Series C cumulative convertible preferred stock at a public offering price of $50.00 per share, and the application of the net proceeds therefrom (excluding amounts paid by the purchasers of the convertible preferred stock into the deposit account therefor), as if these offerings had occurred on March 31, 1999.

     The March 31, 1999, as further adjusted, balance sheet data further adjusts the as adjusted amounts to give effect to the offering of the initial notes and the application of those net proceeds as if the offering had occurred on March 31, 1999.

     EBITDA is used in the Internet services industry as one measure of a company's operating performance and historical ability to service debt. EBITDA is not determined in accordance with generally accepted accounting principles, is not indicative of cash used by operating activities and should not be considered in isolation or as an alternative to, or more meaningful than, measures of performance determined in accordance with generally accepted accounting principles. We define EBITDA as earnings (losses) before interest expense and interest income, taxes, depreciation and amortization, other non-operating income and expense, and charges for intangible asset write-down and acquired in-process research and development. Our definition of EBITDA may not be comparable to similarly titled measures used by other companies.

     For the purposes of computing the ratio of earnings to combined fixed charges and preferred dividends, earnings consist of losses before income taxes, equity in loss of affiliate, amortization of capitalized interest and fixed charges. Fixed charges consist of interest on all indebtedness, including amounts capitalized, amortization of debt financing costs and that portion of rental expense which we believe to be representative of interest (deemed to be one-third of rental expense).

                                                                                                                   Three Months
                                                                    Year Ended December 31                       Ended March 31,
                                                   ---------------------------------------------------------  ----------------------
                                                     1994        1995        1996        1997        1998        1998        1999
                                                   ---------  ----------  ----------  ----------  ----------  ----------  ----------
Statement of Operations Data:
 Revenue:
   U.S...........................................   $15,159    $ 36,252    $ 77,571    $103,952   $ 156,048    $ 31,947    $ 50,570
   International.................................        55       2,470       6,780      17,950     103,588      12,522      54,276
                                                    -------    --------    --------    --------   ---------    --------    --------
                                                     15,214      38,722      84,351     121,902     259,636      44,469     104,846
 Other income, net...............................        --          --       5,417          --          --          --          --
 Operating costs and expenses:
   Data communications and operations............     9,489      32,124      70,102      94,363     199,372      36,666      76,018
   Sales and marketing...........................     3,599      23,930      27,064      25,831      57,026      10,732      18,572
   General and administrative....................     3,605      10,569      20,648      22,947      45,288       7,585      17,089
   Depreciation and amortization.................     3,183      14,778      28,035      28,347      63,424       9,465      26,818
   Charge for acquired in-process research and
     development.................................        --          --          --          --      70,800       7,000          --
   Intangible asset write-down...................        --       9,938          --          --          --          --          --
                                                    -------    --------    --------    --------   ---------    --------    --------
   Total operating costs and expenses............    19,876      91,339     145,849     171,488     435,910      71,448     138,497

                                                   --------   ---------   ---------   ---------   ---------   ---------   ---------
 Loss from operations............................    (4,662)    (52,617)    (56,081)    (49,586)   (176,274)    (26,979)    (33,651)
 Interest expense................................      (731)     (1,964)     (5,025)     (5,362)    (63,914)     (2,579)    (29,581)
 Non-recurring arbitration charge................        --          --          --          --     (49,000)         --          --
 Loss before income taxes........................    (5,342)    (53,160)    (55,256)    (46,078)   (262,717)    (29,072)    (58,687)
 Net loss........................................    (5,342)    (53,160)    (55,097)    (45,602)   (261,869)    (29,072)    (58,687)
 Return to preferred shareholders................        --          --          --        (411)     (3,079)       (782)       (574)
 Net loss available to common shareholders.......   $(5,342)   $(53,160)   $(55,097)   $(46,013)  $(264,948)   $(29,854)   $(59,261)
                                                    =======    ========    ========    ========   =========    ========    ========

 Basic and diluted loss per share................    $(0.42)     $(2.01)     $(1.40)     $(1.14)     $(5.32)     $(0.67)     $(1.11)
                                                    =======    ========    ========    ========   =========    ========    ========
 Shares used in computing basic and diluted
   loss per share (in thousands).................    12,805      26,485      39,378      40,306      49,806      44,596      53,358

Other Financial Data:
 EBITDA:
   U.S...........................................   $   772)   $(26,930)   $(20,563)   $(13,071)  $ (26,170)   $ (6,240)   $ (8,253)
   International.................................      (707)       (971)     (7,483)     (8,168)    (15,880)     (4,274)      1,420
                                                    -------    --------    --------    --------   ---------    --------    --------
                                                    $(1,479)   $(27,901)   $(28,046)   $(21,239)  $ (42,050)   $(10,514)   $ (6,833)
                                                    =======    ========    ========    ========   =========    ========    ========

 Capital expenditures............................   $ 5,009    $ 45,166    $ 38,390    $ 50,074   $ 303,550    $ 37,058    $127,568
 Ratio of earnings to combined fixed charges
   and preferred dividends (deficiency of
   earnings to combined fixed charges
   and preferred dividends)......................    (5,307)    (52,956)    (54,449)    (46,489)   (265,796)    (29,854)    (59,261)

Cash Flow Data:
 Cash flows used in operating activities.........   $(1,097)   $(30,093)   $(32,543)   $(15,568)  $ (87,586)   $ (9,970)   $(77,264)
 Cash flows used in investing activities.........    (1,937)    (21,958)     (7,897)    (15,560)   (783,877)     (9,922)    (36,881)
 Cash flows provided by (used in) financing
   activities....................................     4,527     151,403     (10,529)     12,598     874,246      13,617      91,309

Operating Data:
 Number of POPs..................................        82         241         350         350         500         400         525
 Number of business accounts.....................     4,220       8,200      17,800      26,400      54,700      33,300      59,700

                                                                                               March 31, 1999
                                                                                    -------------------------------------
                                                                                                                  As
                                                                                                     As         Further
                                                                                      Actual      Adjusted     Adjusted
                                                                                    -----------  -----------  -----------
Balance Sheet Data:
   Cash, cash equivalents, short-term investments and marketable securities......   $  265,961    $1,008,502   $2,177,376
   Restricted cash and short-term investments....................................      132,898       132,898      132,898
   Total assets..................................................................    1,371,213     2,113,754    3,316,709
   Current portion of debt.......................................................      166,184       166,184      166,184
   Long-term debt, less current portion..........................................    1,118,801     1,118,801    2,321,756
   Total liabilities.............................................................    1,546,497     1,546,497    2,749,452
   Shareholders' equity (deficit)................................................     (175,284)      567,257      567,257

                                 RISK FACTORS

     Before you invest in our securities, you should be aware that there are various risks, including the ones listed below. You should carefully consider these risk factors, as well as the other information contained in this prospectus, in evaluating an investment in our securities.

We have significant indebtedness and we may not be able to meet our obligations

     We are highly leveraged and have significant debt service requirements. As of March 31, 1999, after giving pro forma effect to the offering of the initial notes, and our equity offerings in May 1999, our total indebtedness would have been $2.49 billion, representing 81% of total capitalization. For the year ended December 31, 1998 and for the three months ended March 31, 1999, our interest expense was $63.9 million and $29.6 million, respectively. After giving pro forma effect to the offering of the initial notes, our interest expense for the three months ended March 31, 1999 would have been $63.1 million. As a result of the completion of the initial notes offering, our annual interest expense on the notes, 10% senior notes and 11 1/2% senior notes will be $232.6 million, assuming an exchange rate of Euro 0.98 to U.S.$1.00, which was the exchange rate on July 16, 1999, the date on which the initial notes offering was priced. We will have additional interest expense attributable to our revolving credit facility and equipment lease arrangements.

     Our high level of indebtedness could have several important effects on our future operations, which, in turn, could have important consequences for the holders of our securities, including the following:

     . a substantial portion of our cash flow from operations must be used to pay interest on our indebtedness and, therefore, will not be available for other business purposes;

     . covenants contained in the agreements evidencing our debt obligations require us to meet many financial tests, and other restrictions limit our ability to borrow additional funds or to dispose of assets and may affect our flexibility in planning for, and reacting to, changes in our business, including possible acquisition activities and capital expenditures; and

     . our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

     Our ability to meet our debt service obligations and to reduce our total indebtedness depends on our future operating performance and on economic, financial, competitive, regulatory and other factors affecting our operations. Many of these factors are beyond our control and our future operating performance could be adversely affected by some or all of these factors. We historically have been unable to generate sufficient cash flow from operations to meet our operating needs and have relied on equity, debt and capital lease financings to fund our operations. However, based on our current level of operations, management believes that existing working capital, existing credit facilities, capital lease financings and proceeds of future equity or debt financings (including, without limitation, from the initial notes offering) will be adequate to meet our presently anticipated future requirements for working capital, capital expenditures and scheduled payments of interest on our debt, including the notes. We cannot assure you, however, that our business will generate sufficient cash flow from operations or that future working capital borrowings will be available in an amount sufficient to enable us to service our debt, including the notes, or to make necessary capital expenditures. In addition, we cannot assure you that we will be able to raise additional capital for any refinancing of our debt in the future.

We have experienced continuing losses, negative cash flow and fluctuations in operating results

     Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in new and rapidly evolving markets. To address these risks, we must, among other things, respond to competitive developments, continue to attract and retain qualified persons, continue to upgrade our management and financial systems, and continue to upgrade our technologies and commercialize our network services incorporating such technologies. We cannot assure you that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, financial condition, results of operations and ability to pay when due principal, interest and other amounts in respect of our debt, including the notes. Although we have experienced revenue growth on an annual basis with revenue increasing from $84.4 million in 1996 to $121.9 million in 1997 to $259.6 million in 1998, we have incurred losses and experienced negative EBITDA during each of such periods. We may continue to operate at a net loss and may experience negative EBITDA as we continue our acquisition program and the expansion of our global network operations. We have incurred net losses available to common shareholders of $55.1 million, $46.0 million and $264.9 million and have incurred negative EBITDA of $28.0 million, $21.2 million and $42.1 million for each of the years ended December 31, 1996, 1997 and 1998, respectively. During the three months ended March 31, 1999, we incurred a net loss available to common shareholders of $59.3 million and negative EBITDA of $6.8 million. At March 31, 1999, we had an accumulated deficit of $486.9 million. We cannot assure that we will be able to achieve or sustain profitability or positive EBITDA.

     Our operating results have fluctuated in the past and may fluctuate significantly in the future as a result of a variety of factors, some of which are outside our control. These factors, include, among others:

     . general economic conditions and specific economic conditions in the Internet access industry;

     .  user demand for Internet services;

     . capital expenditures and other costs relating to the expansion of operations of our network;

     .  the introduction of new services by us or our competitors;

     . the mix of services sold and the mix of channels through which those services are sold;

     .  pricing changes and new product introductions by us and our competitors;

     . delays in obtaining sufficient supplies of sole or limited source equipment and telecom facilities; and

     .  potential adverse regulatory developments.

     As a strategic response to a changing competitive environment, we may elect from time to time to make pricing, service or marketing decisions that could have a material adverse effect on our business, results of operations and cash flow.

We will depend on the cash flows of our subsidiaries in order to satisfy our obligations under the notes

     We are an operating entity which also conducts a significant portion of our business through our subsidiaries. Our operating cash flow and consequently our ability to service our debt, including the notes, is therefore partially dependent upon our subsidiaries' earnings and their distributions of those earnings to us. It may also be dependent upon loans, advances or other payments of funds to us by those subsidiaries. Our subsidiaries are separate legal entities and have no obligation, contingent or otherwise, to pay any amount due pursuant to the notes or to make any funds available for that purpose. Our subsidiaries' ability to make payments may be subject to the availability of sufficient surplus funds, the terms of such subsidiaries' indebtedness, applicable laws and other factors.

Although the notes are referred to as "senior," they will be effectively subordinated to our secured debt and the debt and other liabilities of our subsidiaries

     The euro notes and the dollar notes are being issued under a single indenture, will be treated for purposes of that indenture as a single series (including for voting in connection with consents, waivers or other matters), and will rank pari passu with each other. In the event of bankruptcy or similar proceedings involving us, our assets which serve as collateral will be available to satisfy the obligations under our secured debt before any payments are made on the notes. In addition, our subsidiaries will not guarantee the notes. In any event, the notes are effectively subordinated in right of payment to all existing and future indebtedness and other liabilities of our subsidiaries, including trade payables. As of March 31, 1999, we had approximately $332.1 million of secured debt (including secured debt of our subsidiaries) and our subsidiaries had in the aggregate approximately $85.4 million of other liabilities, including trade payables and accrued liabilities, to which holders of the notes are structurally subordinated. Under the terms of agreements evidencing our debt obligations, some of our subsidiaries are restricted in their ability to incur debt in the future.

We may not be able to fund the expansion we will need to remain competitive

     In order to maintain our competitive position and continue to meet the increasing demands for service quality, availability and competitive pricing, we expect to make significant capital expenditures. At March 31, 1999, we were obligated to make future payments that total $99.5 million for acquisitions of global fiber-based telecommunications bandwidth, including indefeasible rights of use or other rights. We also expect that there will be additional costs, such as connectivity and equipment charges, in connection with taking full advantage of such acquired bandwidth and indefeasible rights of use. Although we currently believe that our capital expenditures in 1999 may be consistent with those in 1998, we anticipate that, as a result of our completion of the initial notes offering and recent equity offerings, we may decide to accelerate our capital expenditure program. This may occur as we continue to execute our expansion strategy in the 20 largest global telecommunications markets and beyond.

     We historically have been unable to generate sufficient cash flow from operations to meet our operating needs and have relied on equity, debt and capital lease financings to fund our operations. However, we believe that we will have a reasonable degree of flexibility to adjust the amount and timing of capital expenditures in response to market conditions, competition, our then existing financing capabilities and other factors. We also believe that working capital generated from the use of acquired bandwidth, together with other existing working capital from existing credit facilities, from capital lease financings, from the proceeds of the initial notes offering and from proceeds of future equity or debt financings will be sufficient to meet the presently anticipated working capital and capital expenditure requirements of our operations. We cannot assure you, however, that we will have sufficient additional capital and/or obtain financing on satisfactory terms to enable us to meet our capital expenditures and working capital requirements.

     We may need to raise additional funds in order to take advantage of unanticipated opportunities, more rapid international expansion or acquisitions of complementary businesses. In addition, we may need to raise additional funds to develop new products or otherwise respond to changing business conditions or unanticipated competitive pressures. We cannot assure that we will be able to raise such funds on favorable terms. In the event that we are unable to obtain such additional funds on acceptable terms, we may determine not to enter into various expansion opportunities.

We face risks associated with acquisitions and strategic alliances and investments relating to difficulties in integrating combined operations, incurrence of additional debt to finance acquisitions and operations of acquired businesses, potential disruption of operations and related negative impact on earnings, and incurrence of substantial expenses that could adversely affect our financial condition

     Growth through acquisitions represents a principal component of our business strategy. Over the 22 months ended July 31, 1999, we acquired 32 ISPs primarily in 14 of the 20 largest global telecommunications markets. We expect to continue to acquire assets and businesses principally relating to or complementary to our current operations. We may also seek to develop strategic alliances and investments (including venture capital investments) both domestically and internationally. Any such future acquisitions or strategic alliances and investments would be accompanied by the risks commonly encountered in acquisitions, strategic alliances or investments. Such risks include, among other things:

     . the difficulty of integrating the operations and personnel of the companies, particularly in non-U.S. markets;

     .  the potential disruption of our ongoing business;

     . the inability of management to maximize our financial and strategic position by the successful incorporation of licensed or acquired technology and rights into our service offerings; and

     . the inability to maintain uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of changes in management.

     We cannot assure you that we will be successful in overcoming these risks or any other problems encountered in connection with such acquisitions, strategic alliances or investments. We believe that after eliminating redundant network architecture and administrative functions and taking other actions to integrate the operations of acquired companies we will be able to realize cost savings. However, we cannot assure that our integration of acquired companies' operations will be successfully accomplished. Our inability to improve the operating performance of acquired companies' businesses or to integrate successfully the operations of acquired companies could have a material adverse effect on our business, financial condition and results of operations. In addition, as we proceed with acquisitions in which the consideration consists of cash, a substantial portion of our available cash will be used to consummate such acquisitions.

     As with each of our recent acquisitions, the purchase price of many of the businesses that might become attractive acquisition candidates for us likely will significantly exceed the fair values of the net assets of the acquired businesses. As a result, material goodwill and other intangible assets would be required to be recorded which would result in significant amortization charges in future periods. In addition, an intangible asset that frequently arises in connection with the acquisition of a technology company is "acquired in-process research and development," which under U.S. accounting standards, as presently in effect, must be expensed immediately upon acquisition. Such expenses, in addition to the financial impact of such acquisitions, could have a material adverse effect on our business, financial condition and results of operations and could cause substantial fluctuations in our quarterly and yearly operating results. Furthermore, in connection with acquisitions or strategic alliances, we could incur substantial expenses, including the expenses of integrating the business of the acquired company or the strategic alliance with our existing business.

     We expect that competition for appropriate acquisition candidates may be significant. We may compete with other telecommunications companies with similar acquisition strategies, many of which may be larger and have greater financial and other resources than we have. Competition for Internet companies is based on a number of factors including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. We cannot assure you that we will be able to successfully identify and acquire suitable companies on acceptable terms and conditions.

Our growth and expansion may strain our ability to manage our operations and our financial resources

     Our rapid growth has placed a strain on our administrative, operational and financial resources and has increased demands on our systems and controls. We have approximately 600 points-of-presence and we plan to continue to expand the capacity of existing points-of-presence as customer-driven demand dictates. In addition, we have completed a number of acquisitions of companies and telecommunications bandwidth during 1998 and the first seven months of 1999 and plan to continue to do so. We anticipate that our Carrier and Internet Service Provider Services business unit, as well as other business growth, may require continued enhancements to and expansion of our network. The process of consolidating the businesses and implementing the strategic integration of these acquired businesses with our existing business may take a significant amount of time. It may also place additional strain on our resources and could subject us to additional expenses. We cannot assure you that we will be able to integrate these companies successfully or in a timely manner. In addition, we cannot assure that our existing operating and financial control systems and infrastructure will be adequate to maintain and effectively monitor future growth.

     Our continued growth may also increase our need for qualified personnel. We cannot assure that we will be successful in attracting, integrating and retaining such personnel. The following risks, associated with our growth, could have a material adverse effect on our business, results of operations and financial condition:

     . our inability to continue to upgrade our networking systems or our operating and financial control systems;

     . our inability to recruit and hire necessary personnel or to successfully integrate new personnel into our operations;

     . our inability to successfully integrate the operations of acquired companies or to manage our growth effectively; or

     . our inability to adequately respond to the emergence of unexpected expansion difficulties.

We face risks associated with our acquisitions of bandwidth from network suppliers, including our strategic alliance with IXC Communications Inc., relating to our dependence on their ability to satisfy their obligations to us, the possibility that we may need to incur significant expenses to utilize bandwidth and their ability to buildout their networks under construction that could adversely affect our ability to utilize acquired bandwidth

     We are subject to a variety of risks relating to our recent acquisitions of fiber-based telecommunications bandwidth from our various global network suppliers, including our strategic alliance with IXC Communications Inc., and the delivery, operation and maintenance of such bandwidth. Such risks include, among other things, the following:

     . the risk that financial, legal, technical and/or other matters may adversely affect such suppliers' ability to perform their respective operation, maintenance and other services relating to such bandwidth, which may adversely affect our use of such bandwidth;

     . the risk that we will not have access to sufficient additional capital and/or financing on satisfactory terms to enable us to make the necessary capital expenditures to take full advantage of such bandwidth;

     . the risk that such suppliers may not continue to have the necessary financial resources to enable them to complete, or may otherwise elect not to complete, their contemplated buildout of their respective fiber optic telecommunications systems; and

     . the risk that such buildout may be delayed or otherwise adversely affected by presently unforeseeable legal, technical and/or other factors.

     We cannot assure that we will be successful in overcoming these risks or any other problems encountered in connection with our acquisitions of bandwidth.

International expansion is a key component of our business strategy and, if we are unable to complete this expansion, our financial condition may be adversely affected

     A key component of our business strategy is our continued expansion into international markets. Revenue from our non-U.S. operations continues to increase as a percentage of consolidated results, comprising 51% of revenue in the second quarter of 1999. By comparison, our non-U.S. operations comprised 32% of revenue in the second quarter of 1998 and 40% for all of 1998. We may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct our foreign operations successfully. However, we cannot assure that we will be able to obtain the permits and operating licenses required for us to operate, to hire and train employees or to market, sell and deliver high quality services in these markets. In addition to the uncertainty as to our ability to continue to expand our international presence, there are risks inherent in doing business on an international level. Such risks include:

     . unexpected changes in or delays resulting from regulatory requirements, tariffs, customs, duties and other trade barriers;

     .  difficulties in staffing and managing foreign operations;

     .  longer payment cycles and problems in collecting accounts receivable;

     . fluctuations in currency exchange rates and foreign exchange controls which restrict or prohibit repatriation of funds;

     .  technology export and import restrictions or prohibitions;

     .  delays from customs brokers or government agencies;

     . seasonal reductions in business activity during the summer months in Europe and other parts of the world; and

     . potentially adverse tax consequences, which could adversely impact the success of our international operations.

     We cannot assure that such factors will not have an adverse effect on our future international operations and, consequently, on our business, financial condition and results of operations. In addition, we cannot assure that laws or administrative practice relating to taxation, foreign exchange, foreign ownership or other matters of countries within which we operate will not change. Any such change could have a material adverse effect on our business, financial condition and results of operations.

     In particular, we have also recently made significant investments in Japan, which has been experiencing a severe economic recession. Other countries in which we operate may also experience economic difficulties and uncertainties. These economic difficulties and uncertainties could have a material adverse effect on our business, financial condition and results of operations.

Our financial results and our financial position may be adversely affected by currency and exchange risks

     During the year ended December 31, 1998 and the three months ended March 31, 1999, 40% and 52%, respectively, of our revenue was derived from operations outside the United States and at March 31, 1999, 37% of our assets were in operations outside of the United States. We anticipate that a significant percentage of our future revenue and operating expenses will continue to be generated from operations outside the United States and we expect to continue to invest in non-U.S. businesses. Consequently, a substantial portion of our revenue, operating expenses, assets and liabilities will be subject to significant foreign currency and exchange risks. Obligations of customers and of PSINet in foreign currencies will be subject to unpredictable and indeterminate fluctuations in the event that such currencies change in value relative to U.S. dollars. Furthermore, those customers and PSINet may be subject to exchange control regulations which might restrict or prohibit the conversion of such currencies into U.S. dollars. Although we have not entered into hedging transactions to limit our foreign currency risks, as a result of the increase in our foreign operations, we may implement such practices in the future. We cannot assure you that the occurrence of any of these factors will not have a material adverse effect on our business, financial position or results of operations.

We depend on key personnel and could be affected by the loss of their services

     Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of persons with knowledge of and experience in the Internet service industry. The process of locating such personnel with the combination of skills and attributes required to carry out our strategies is often lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, marketing and sales personnel and upon the continued contributions of such management and personnel. In particular, our success is highly dependent upon the personal abilities of our senior executive management, including William L. Schrader, our Chairman of the Board and Chief Executive Officer and the founder of PSINet, Harold S. Wills, our President and Chief Operating Officer, and Edward D. Postal, our Senior Vice President and Chief Financial Officer. We have employment agreements with Messrs. Wills and Postal. The loss of the services of any one of them could have a material adverse effect on our business, financial condition or results of operations.

We depend on suppliers and could be affected by changes in suppliers or delays in delivery of their products and services

     We have few long-term contracts with our suppliers. We are dependent on third party suppliers for our leased-line connections or bandwidth. Some of these suppliers are or may become competitors of ours, and such suppliers are not subject to any contractual restrictions upon their ability to compete with us. If these suppliers change their pricing structures, we may be adversely affected. Moreover, any failure or delay on the part of our network providers to deliver bandwidth to us or to provide operations, maintenance and other services with respect to such bandwidth in a timely or adequate fashion could adversely affect us.

     We are also dependent on third party suppliers of hardware components. Although we attempt to maintain a minimum of two vendors for each required product, some components used by us in providing our networking services are currently acquired or available from only one source. We have from time to time experienced delays in the receipt of hardware components and telecommunications facilities, including delays in delivery of PRI telecommunications facilities, which connect dial-up customers to our network. A failure by a supplier to deliver quality products on a timely basis, or the inability to develop alternative sources if and as required, could result in delays which could have a material adverse effect on us. Our remedies against suppliers who fail to deliver products on a timely basis are limited by contractual liability limitations contained in supply agreements and purchase orders and, in many cases, by practical considerations relating to our desire to maintain good relationships with the suppliers. As our suppliers revise and upgrade their equipment technology, we may encounter difficulties in integrating the new technology into our network.

     Many of the vendors from whom we purchase telecommunications bandwidth, including the regional Bell operating companies, competitive local exchange carriers and other local exchange carriers, currently are subject to tariff controls and other price constraints which in the future may be changed. In addition, recently enacted legislation will produce changes in the market for telecommunications services. These changes may affect the prices which we are charged by the regional Bell operating companies and other carriers, which could have a material adverse effect on our business, financial condition and results of operations. Moreover, we are subject to the effects of other potential regulatory actions which, if taken, could increase the cost of our telecommunications bandwidth through, for example, the imposition of access charges.

The terms of our financing arrangements may restrict our operations

     Our financing arrangements with our banks and equipment lessors are secured by substantially all of our assets and stock of some of our subsidiaries. These financing arrangements require that we satisfy many financial covenants. Our ability to satisfy these financial covenants may be affected by events beyond our control and, as a result, we cannot assure you that we will be able to continue to satisfy such covenants. These financing arrangements also currently prohibit us from paying dividends and repurchasing our capital stock without the lender's consent. Our failure to comply with the covenants and restrictions in these financing arrangements could lead to a default under the terms of these agreements. In the event of a default under the financing arrangements, our lenders would be entitled to accelerate the indebtedness outstanding thereunder and foreclose upon the assets securing such indebtedness. They would also be entitled to be repaid from the proceeds of the liquidation of those assets before the assets would be available for distribution to the holders of our securities, including the holders of the notes. In addition, the collateral security arrangements under our existing financing arrangements may adversely affect our ability to obtain additional borrowings.

Our financial condition may be adversely affected if our systems and those of our suppliers fail because of Year 2000 problems

     The commonly referred to Year 2000, or Y2K, problem results from the fact that many existing computer programs and systems use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of a change in the century designation. If not corrected, computer applications that use a two-digit format could fail or create erroneous results in any computer calculation or other processing involving the Year 2000 or a later date. We have identified two main areas of Y2K risk:

          1. Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in our operations; and

          2. Computer systems or embedded chips of third parties including, without limitation, financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others, could be disrupted or fail, causing an interruption or decrease in our ability to continue our operations.

     We have developed detailed plans for implementing, testing and completing any necessary modifications to our key computer systems and equipment with embedded chips to ensure that they are Y2K compliant. We have engaged a third party consultant to perform an assessment of our U.S. internal systems (e.g., accounting, billing, customer support and network operations) to determine the status of their Y2K compliance. The assessment of these systems has been completed and, while some minor changes are necessary, we believe that no material changes or modifications to our internal systems are required to achieve Y2K compliance. Our U.S. chief information officer has developed a test bed of our U.S. internal systems to implement and complete testing of the requisite minor changes. We anticipate that our U.S. internal systems will be Y2K ready by September 30, 1999. We are in the process of completing an inventory of our internal systems that we use in Canada, Latin America, Europe and Asia to determine the status of their Y2K compliance. Each international office has plans in place to test, upgrade or, if necessary, replace components of its internal systems to ensure they are Y2K compliant. We anticipate that our international operations will be Y2K compliant during the fourth quarter of 1999. To help ensure that our network operations and services to our customers are not interrupted due to the Y2K problem, we have established a network operations team that meets weekly to examine our network on a worldwide basis. This team of operational staff have conducted inventories of our network equipment (software and hardware) and have found no material Y2K compliance issues. We believe that all equipment currently being purchased for use in the PSINet network is Y2K compliant. Any existing equipment that is not Y2K compliant is planned to be made Y2K compliant through minor changes to the software or hardware or, in limited instances, replacement of the equipment. We anticipate that our network will be Y2K compliant by September 30, 1999. In addition to administering the implementation of necessary upgrades for Y2K compliance, our network team is developing a contingency plan to address any potential problems that may occur with our network as we enter the year 2000. We believe that, as a result of our detailed assessment and completed modifications, the Y2K issue will not pose significant operational problems for us. However, if the requisite modifications and conversions are not made, or not completed in a timely fashion, it is possible that the Y2K problem could have a material impact on our operations.

     Our cost of addressing Y2K issues has been minor to date, less than 5% of our information technology and network operations budgets, but this amount may increase if additional outside consultants or personnel resources are required or if important operational equipment must be remediated or replaced. Our estimated total costs related to Y2K issues for 1999 is not expected to exceed $2.0 million. These costs include equipment, consulting fees, software and hardware upgrades, testing, remediation and, in limited instances, replacement of equipment. The risk that Y2K issues could present to us include, without limitation, disruption, delay or cessation of operations, including operations that are subject to regulatory compliance. In each case, the correction of the problem could result in substantial expense and disruption or delay of our operations. The total cost of Y2K assessments and remediation is funded through cash on hand and available from other sources and we are expensing these costs, as appropriate. The financial impact of making all required systems changes or other remediation efforts cannot be known precisely, but it is not expected to be material to our financial position, results of operations, or cash flows. We have not canceled any principal information technology projects as a result of our Y2K effort, although we have rescheduled some internal tasks to accommodate this effort.

     In addition, we have identified, prioritized and are communicating with our suppliers, vendors, customers, lenders and other material third parties to determine their Y2K status and any probable impact on us. To date, our inquiries have not revealed any significant Y2K noncompliance issue affecting our material third parties. We will continue to monitor and evaluate our long-term relationships with our material third parties based on their responses to our inquiries and on information learned from other sources. If any of our material third parties are not Y2K ready and their non-compliance causes a material disruption to any of their respective businesses, our business could be materially adversely affected. Disruptions could include, among other things:

     .  the failure of a material third party's business;

     .  a financial institution's inability to take and transfer funds;

     .  an interruption in delivery of supplies from vendors;

     .  a loss of voice and data connections;

     .  a loss of power to our facilities; and

     . other interruptions in the normal course of our operations, the nature and extent of which we cannot foresee.

     We will continue to evaluate the nature of these risks, but at this time we are unable to determine the probability that any such risk will occur, or if it does occur, what the nature, length or other effects, if any, it may have on us. If any of our material third parties experience significant failures in their computer systems or operations due to Y2K non-compliance, it could affect our ability to process transactions or otherwise engage in similar normal business activities. For example, while we expect our internal systems, U.S. and non-U.S., to be Y2K ready in stages during 1999, we and our customers who communicate internationally will be dependent upon the Y2K-readiness of many non-U.S. providers of telecommunication services and their vendors and suppliers. If these providers and others are not Y2K ready, we and our customers will not be able to send and receive data and other electronic transmissions, which would have a material adverse effect on our revenues and business and that of our customers. While many of these risks are outside our control, we have identified and contacted our critical third party vendors and suppliers and are establishing contingency plans to remedy any potential interruption to our operations.

     While we believe that we are adequately addressing the Y2K issue, we can not assure you that our Y2K compliance effort will prevent every potential interruption or that the cost and liabilities associated with the Y2K issue will not materially adversely impact our business, prospects, revenues or financial position. We are uncertain as to our most reasonably likely worst case Y2K scenario and have not yet completed a contingency plan to handle a worst case scenario. We expect to have such contingency plan in place by September 30, 1999.

If we become subject to provisions of the Investment Company Act, our business operations may be restricted

     We have significant amounts of cash and, pending our utilization of all the net proceeds from our offering of the initial notes, will have an even greater amount of cash invested in short term investment grade and government securities, which investments could conceivably subject us to the provisions of the Investment Company Act of 1940. We do not propose to engage in investment activities in a manner or to an extent which would require us to register as an investment company under the Investment Act of 1940. The Investment Company Act of 1940 places restrictions on the capital structure and business activities of companies registered thereunder. Accordingly, we will seek to limit our holding of "investment securities" (as defined in such Act) to an amount which is less than 40% of the value of our total assets as calculated pursuant to the Investment Company Act of 1940. The Investment Company Act of 1940 permits a company to avoid becoming subject to such Act for a period of up to one year despite the holding of investment securities in excess of such amount if, among other things, its board of directors has adopted a resolution which states that it is not the company's intention to become an investment company. Our Board of Directors has adopted such a resolution. Application of the provisions of the Investment Company Act of 1940 would have a material adverse effect on us.

We face a high level of competition in the Internet services industry

     The market for Internet connectivity and related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as established businesses from different industries.

     Our current and prospective competitors include other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers and on-line service providers. We believe that our network, products and customer service distinguish us from these competitors. However, some of these competitors have significantly greater market presence, brand recognition and financial, technical and personnel resources than we do.

     We compete with all of the major long distance companies, also known as interexchange carriers, including AT&T, MCIWorldCom, Sprint and Cable & Wireless/IMCI, which also offer Internet access services. The recent sweeping reforms in the federal regulation of the telecommunications industry have created greater opportunities for local exchange carriers, including the regional Bell operating companies, to enter the Internet connectivity market. We believe that there is a move toward horizontal integration through acquisitions of, joint ventures with, and the wholesale purchase of connectivity from ISPs to address the Internet connectivity requirements of the current business customers of long distance and local carriers. The WorldCom/MFS/UUNet consolidation, the WorldCom/MCI merger, the ICG/NETCOM merger, Cable & Wireless' purchase of the internetMCI assets, the Intermedia/DIGEX merger, GTE's acquisition of BBN, Global Crossing's recently announced plans to acquire Frontier Corp. (and Frontier's prior acquisition of Global Center), Qwest Communication's recently announced plans to acquire US West and AT&T's purchase of IBM's global communications network are indicative of this trend. Accordingly, we expect to experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers may have the ability to bundle Internet access with basic local and long distance telecommunications services. This bundling of services may have an adverse effect on our ability to compete effectively with the telecommunications providers and may result in pricing pressure on us that could have a material adverse effect on our business, financial condition and results of operations.

     Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Several announcements also have recently been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies.

     The predominant on-line service providers, including America Online and Microsoft Network, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. We compete to a lesser extent with these on-line service providers. However, America Online's acquisition of Netscape Communications Corporation and related strategic alliance with Sun Microsystems will enable it to offer a broader array of Internet protocol-based services and products that could significantly enhance its ability to appeal to the business marketplace and, as a result, compete more directly with us.

     Recently, there have been several announcements regarding the planned deployment of broadband services for high speed Internet access by cable and telephone companies. These services would include new technologies such as cable modems and xDSL. These providers have initially targeted the residential consumer. However, it is likely that their target markets will expand to encompass business customers, which is our target market. This expansion could adversely affect the pricing of our service offerings. Moreover, there has recently been introduced a number of free ISP services, particularly in non-U.S. markets, and some ISPs are offering free personal computers to their subscribers. These trends could have a material adverse effect on our business, financial condition and results of operations.

     As a result of the increase in the number of competitors and the vertical and horizontal integration in the industry, we currently encounter and expect to continue to encounter significant pricing pressure and other competition. Advances in technology as well as changes in the marketplace and the regulatory environment are constantly occurring, and we cannot predict the effect that ongoing or future developments may have on us or on the pricing of our products and services. Increased price or other competition could result in erosion of our market share and could have a material adverse effect on our business, financial condition and results of operations. We cannot assure you that we will have the financial resources, technical expertise or marketing and support capabilities to continue to compete successfully.

     As we continue to expand our operations outside the United States, we will encounter new competitors and competitive environments. In some cases, we will be forced to compete with and buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to our business. We cannot assure that we will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with our previously described competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and better working relationships with local infrastructure providers and others. We cannot assure you that we can obtain similar levels of local knowledge. Failure to obtain that knowledge could place us at a significant competitive disadvantage.

Technology trends and evolving industry standards could result in our competitors developing or obtaining access to bandwidth and technologies that carry more information faster than our bandwidth and technology and, consequently, render our bandwidth or technology obsolete

     Our products and services are targeted toward users of the Internet, which has experienced rapid growth. The market for Internet access and related services is characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. Our future success will depend, in part, on our ability to effectively use and develop leading technologies.

     We cannot assure that we will be successful in responding to changing technology or market trends. In addition, services or technologies developed by others may render our services or technologies uncompetitive or obsolete. Furthermore, changes to our services in response to market demand may require the adoption of new technologies that could likewise render many of our assets technologically uncompetitive or obsolete. As we accept bandwidth from IXC and our other existing global network suppliers or acquire bandwidth or equipment from other suppliers that may better meet our needs than existing bandwidth or equipment, many of our assets could be determined to be obsolete or excess. The disposition of obsolete or excess assets could have a material adverse effect on our business, financial condition and results of operations.

     Even if we do respond successfully to technological advances and emerging industry standards, the integration of new technology may require substantial time and expense, and we cannot assure you that we will succeed in adapting our network infrastructure in a timely and cost-effective manner.

We may be liable for information disseminated through our network

     The law relating to liability of ISPs for information carried on or disseminated through their networks is not completely settled. A number of lawsuits have sought to impose such liability for defamatory speech and infringement of copyrighted materials. The U.S. Supreme Court has let stand a lower court ruling which held that an ISP was protected by a provision of the Communications Decency Act from liability for material posted on its system. However, the findings in that particular case may not be applicable in other circumstances with differing facts. Other courts have held that online service providers and ISPs may, under some circumstances, be subject to damages for copying or distributing copyrighted materials. However, in an effort to protect certain qualified ISPs, the Digital Millennium Copyright Act was signed into law in October 1998. Under certain circumstances, this Act may provide qualified ISPs with a "safe harbor" from liability for copyright infringement if the ISP does not have knowledge of any transfer of potentially infringing material. We cannot assure you that we would be protected by the terms, provisions and interpretations of this Act. Provisions of the Communications Decency Act which imposed criminal penalties for using an interactive computer service for transmitting obscene or indecent communications have been found unconstitutional by the U.S. Supreme Court. However, on October 21, 1998, new federal legislation was enacted that requires limitations on access to pornography and other material deemed "harmful to minors." This legislation has been attacked in court as a violation of the First Amendment. We are unable to predict the outcome of this case at this time. The imposition upon ISPs or web server hosts of potential liability for materials carried on or disseminated through their systems could require us to implement measures to reduce our exposure to such liability. Such measures may require that we spend substantial resources or discontinue some product or service offerings. Any of these actions could have a material adverse effect on our business, operating results and financial condition.

     We carry errors and omissions insurance with a policy limit of $5.0 million, subject to deductibles and exclusions. Such coverage may not be adequate or available to compensate us for all liability that may be imposed. The imposition of liability in excess of, or the unavailability of, such coverage could have a material adverse effect on our business, financial condition and results of operations.

     The law relating to the regulation and liability of ISPs in relation to information carried or disseminated also is undergoing a process of development in other countries. For example, a recent court decision in England held an ISP liable for certain allegedly defamatory content carried through its network under factual circumstances in which the ISP had been notified by the complainant about the offending message which the ISP had failed to delete when asked to do so by the complainant. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services, including us.

     One particular area of uncertainty in this regard results from the entry into effect of European Union Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data ("EU Directive"). That Directive imposes obligations in connection with the protection of personal data collected or processed by third parties. Under some circumstances, we may be regarded as subject to the EU Directive's requirements. The United States and the European Union ("EU") currently are negotiating the application of the EU Directive to U.S. companies.

FCC regulations may limit the services we can offer

     Consistent with our growth and acquisition strategy, we are now engaged in, or will soon be engaged in, activities that subject us to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications.

     Our Internet operations are not currently subject to direct regulation by the FCC or any other governmental agency, other than regulations applicable to businesses generally. However, the FCC has recently indicated that some services offered over the Internet, such as phone-to-phone Internet protocol telephony, may be functionally indistinguishable from traditional telecommunications service offerings and their non-regulated status may have to be re-examined. We are unable to predict what regulations may be adopted in the future, or to what extent existing laws and regulations may be found applicable, or the impact such new or existing laws may have on our business. We can not assure that new laws or regulations relating to Internet services, or existing laws found to apply to them, will not have a material adverse effect on us. Although the FCC has recently decided not to allow local telephone companies to impose per-minute access charges on Internet service providers, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, would affect our costs of serving dial-up customers and could have a material adverse effect on our business, financial condition and results of operations.

     In addition to our Internet activities, we have recently focused attention on acquiring telecommunications assets and facilities, which is a regulated activity. Our wholly-owned subsidiary, PSINetworks Company, has received an international Section 214 authorization from the FCC to provide global facilities-based and global resale telecommunications services. Our wholly-owned subsidiary, PSINet Telecom UK Limited, has received an international facilities license from DTI and OFTEL, the responsible telecommunications regulatory bodies in the United Kingdom. Currently, the FCC and OFTEL do not closely regulate the charges or practices of non-dominant carriers, such as our subsidiaries. Nevertheless, these regulatory agencies have the power to impose more stringent regulatory requirements on us and to change our regulatory classification, which may adversely affect our business.

     Our subsidiaries have also received competitive local exchange carrier, or CLEC, certification in New York, Virginia, Colorado and Texas, and have applied for CLEC certification in Maryland and California. We are considering the financial, regulatory and operational implications of becoming a competitive local exchange carrier in other states. As a provider of domestic basic telecommunications services, particularly competitive local exchange services, we could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities.

     An important issue for CLECs is the right to receive reciprocal compensation for the transport and termination of Internet traffic. Most states have required incumbent local exchange carriers to pay competitive local exchange carriers reciprocal compensation. In October 1998, the FCC determined that dedicated Digital Subscriber Line service is an interstate service and properly tariffed at the interstate level. In February 1999, the FCC concluded that at least a substantial portion of dial-up ISP traffic is jurisdictionally interstate. The FCC also concluded that its jurisdictional decision does not alter the exemption from access charges currently enjoyed by ISPs. The FCC established a proceeding to consider an appropriate compensation mechanism for interstate Internet traffic. Pending the adoption of that mechanism, the FCC saw no reason to interfere with existing interconnection agreements and reciprocal compensation arrangements. The FCC order has been appealed and briefing will be completed in September 1999. In light of the FCC's order, state commissions that previously addressed this issue and required reciprocal compensation to be paid for ISP traffic may reconsider and may modify their prior rulings. Several incumbent local exchange carriers are seeking to overturn prior orders, or seek refunds of, or authority to escrow, payments that they claim are inconsistent with the FCCs' February 1999 order. In response to these and other challenges, some state commissions have opened inquiries as to the appropriate compensation mechanisms in the context of ISP traffic. Of the state commissions that have considered the issue since the FCC's February 1999 order, most, but not all, of these states have upheld the requirement to pay reciprocal compensation for ISP traffic. We cannot assure you that any future court, state regulatory or FCC decision on this matter will favor our position. An unfavorable result may have an adverse impact on our potential future revenues as a CLEC, as well as increasing our costs for PRIs generally.

If we experience system failure or shutdown, we may not be able to deliver services

     Our success depends upon our ability to deliver reliable, high-speed access to the Internet and upon the ability and willingness of our telecommunications providers to deliver reliable, high-speed telecommunications service through their networks. Our network, and other networks providing services to us, are vulnerable to damage or cessation of operations from fire, earthquakes, severe storms, power loss, telecommunications failures and similar events, particularly if such events occur within a high traffic location of the network. We have designed our network to minimize the risk of such system failure, for instance, with redundant circuits among POPs to allow traffic rerouting. In addition, we perform lab and field testing before integrating new and emerging technology into the network, and we engage in capacity planning. Nonetheless, we cannot assure you that we will not experience failures or shutdowns relating to individual POPs or even catastrophic failure of the entire network.

     We carry business personal property insurance at both scheduled locations and unscheduled locations to protect us against losses due to property damage and business interruption. Such coverage, however, may not be adequate or available to compensate us for all losses that may occur. In addition, we generally attempt to limit our liability to customers arising out of network failures by contractually disclaiming all such liability. In respect of many services, we have also contractually limited liability to a usage credit based upon the amount of time that the system was not operational. We cannot assure you, however, that such limitations will be enforceable. In any event, significant or prolonged system failures or shutdowns could damage our reputation and result in the loss of customers.

Although we have implemented network security measures, our network may be susceptible to viruses, break-ins or disruptions

     We have implemented many network security measures, such as limiting physical and network access to our routers. Nonetheless, our network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessation in service to our customers. Furthermore, such inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers. This could, in turn, deter potential customers and adversely affect our existing customer relationships.

     Security problems represent an ongoing threat to public and private data networks. Attacks upon the security of Internet sites and infrastructure continue to be reported to organizations such as the CERT Coordination Center at Carnegie Mellon University, which facilitates responses of the Internet community to computer security events. Addressing problems caused by computer viruses, break-ins or other problems caused by third parties could have a material adverse effect on us.

     The security services that we offer in connection with our customers' networks cannot assure complete protection from computer viruses, break-ins and other disruptive problems. Although we attempt to limit contractually our liability in such instances, the occurrence of such problems may result in claims against us or liability on our part. Such claims, regardless of their ultimate outcome, could result in costly litigation and could have a material adverse effect on our business or reputation or on our ability to attract and retain customers for our products. Moreover, until more consumer reliance is placed on security technologies available, the security and privacy concerns of existing and potential customers may inhibit the growth of the Internet service industry and our customer base and revenues.

Risk associated with dependence on technology and with proprietary rights

     Our success and ability to compete is dependent in part upon our technology and technical expertise and, to a lesser degree, on our proprietary rights. In order to establish and protect our technology, we rely on a combination of copyright, trademark and trade secret laws and contractual restrictions. Nevertheless, we cannot assure that such measures are adequate to protect our proprietary technology. It may be possible for a third party to copy or otherwise obtain and use our products or technology without authorization or to develop similar technology independently. In addition, our products may be licensed or otherwise utilized in foreign countries where laws may not protect our proprietary rights to the same extent as do laws in the United States. It is our policy to require employees and consultants and, when obtainable, suppliers to execute confidentiality agreements upon the commencement of their relationships with us. Nonetheless, we cannot assure you that these precautions will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

     In addition, we are also subject to the risk of adverse claims and litigation alleging infringement by us of the intellectual property rights of others. From time to time, we have received claims that we have infringed other parties' proprietary rights. While we do not believe that we have infringed the proprietary rights of other parties, we cannot assure that third parties will not assert infringement claims in the future with respect to our current or future products. Such claims may require that we enter into license arrangements or may result in protracted and costly litigation, regardless of the merits of such claims. We cannot assure that any necessary licenses will be available or that, if available, such licenses can be obtained on commercially reasonable terms.

     We have recently introduced new enterprise service offerings, including value-added, Internet protocol-based enterprise communication services and xDSL-based Internet access services in limited areas. The failure of these services to gain market acceptance in a timely manner or at all, or the failure of xDSL-based services, in particular, to achieve significant market coverage could have a material adverse effect on our business, financial condition and results of operations. If we introduce new or enhanced services with reliability, quality or compatibility problems, it could significantly delay or hinder market acceptance of such services, which could adversely affect our ability to attract new customers and subscribers. Our services may contain undetected errors or defects when first introduced or as enhancements are introduced. Despite testing by us or our customers, we cannot assure that errors will not be found in new services after commencement of commercial deployment. Such errors could result in additional development costs, loss of or delays in market acceptance, diversion of technical and other resources from our other development efforts and the loss of credibility with our customers and subscribers. Any such event could have a material adverse effect on our business, financial condition and results of operations.

     Additionally, if we are unable to match our network capacity to customer demand for our services, our network could become congested during periods of peak customer demand. Such congestion could adversely affect the quality of service we are able to provide. Conversely, due to the high fixed cost nature of our infrastructure, if our network is under-utilized, it could adversely affect our ability to provide cost-efficient services. Our failure to match network capacity to demand could have a material adverse effect on our business, financial condition or results of operations.

We may not have the ability to raise the funds necessary to finance the change of control offer which may be required by the indenture

     Upon the occurrence of a change of control (as defined in the indenture governing the notes), we would be required to make an offer to purchase any or all of the notes, our 11 1/2% senior notes and our 10% senior notes at the prices stated in the respective indentures governing such securities. However, our ability to repurchase such securities upon a change of control may be limited by the terms of our then existing contractual obligations and those of our subsidiaries. Our credit facility requires that we pay all amounts outstanding under it before we repurchase any of the notes, 11 1/2% senior notes or 10% senior notes upon a change of control. In addition, we may not have adequate financial resources to effect such a purchase, and we cannot assure you that we would be able to obtain such resources through a refinancing of such securities to be purchased or otherwise. If we fail to repurchase all of such securities tendered for purchase upon the occurrence of a change of control, such failure will constitute an event of default under the respective indentures governing such securities.

     With respect to the sale of assets referred to in the definition of change of control, the phrase "all or substantially all" as used in such definition varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under the relevant law and is subject to judicial interpretation. Accordingly, in some circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of a person. It may, therefore, be unclear whether a change of control has occurred and whether such securities are subject to an offer to purchase.

     The change of control provision may not necessarily afford the holders of the notes protection in the event of a highly leveraged transaction, including a reorganization, restructuring, merger or other similar transaction involving us that may adversely affect the holders of the notes, because such transactions may not involve a shift in voting power or beneficial ownership or, even if they do, may not involve a shift of the magnitude required under the definition of change control to trigger such provisions. Except as described under "Description of Notes--Change of Control," the indenture governing the notes will not contain provisions that permit the holders thereof to require us to repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

You may find it difficult to sell your notes

     Currently, there is no public market for the exchange notes or, except for the listing of the initial euro notes on the Luxembourg Stock Exchange, the initial notes. Except for the listing of the euro notes on the Luxembourg Stock Exchange, we do not intend to apply for listing of the notes on any securities exchange or on any automated dealer quotation system. Although the initial purchasers of the initial notes have informed us that they intend to make a market in the notes, they are not obligated to do so and may discontinue any such market at any time without notice. In addition, such market making activity may be limited during the exchange offer or during an offering under a shelf registration statement should we decide to file one. As a result, we can make no assurance to you as to the development or liquidity of any market for the notes, your ability to sell the notes, or the price at which you may be able to sell the notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. Historically, the market for securities similar to the notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. We cannot assure you that, if a market develops, it will not be subject to similar disruptions. Any such disruptions may have an adverse effect on the holders of the notes.

We will retain a significant amount of discretionary authority over the use of net proceeds of the initial notes offering

     We will retain a significant amount of discretion over the application of the net proceeds of our offering of the initial notes. Because of the number and variability of factors that determine our use of the net proceeds of the initial notes offering, we cannot assure you that such applications will not vary substantially from our current intentions. Pending such utilization, we intend to invest the net proceeds of the initial notes offering in short-term U.S. investment grade and government securities. See "Use of Proceeds."

Fraudulent transfer statutes may limit your rights as a noteholder

     Federal or state fraudulent transfer laws permit a court, if it makes certain findings, to:

     .  avoid all or a portion of our obligations under the notes to you;

     . subordinate our obligations under the notes to you to our other existing and future indebtedness, entitling other creditors to be paid in full before any payment is made on the notes; and

     . take other action detrimental to you, including, in some circumstances, invalidating the notes.

     . If a court were to take any of those actions, we cannot assure you that you would ever be repaid.

     . Under federal and state fraudulent transfer laws, in order to take any of those actions, courts will typically need to find that, at the time the notes were issued, we:

     . issued the notes with the intent of hindering, delaying or defrauding current or future creditors;

     . received less than fair consideration or reasonably equivalent value for incurring the indebtedness represented by the notes and were insolvent or were rendered insolvent by reason of the issuance of the notes;

     . were engaged, or about to engage, in a business or transaction for which our assets were unreasonably small; or

     . intended to incur, or believed (or should have believed) we would incur, debts beyond our ability to pay as such debts mature (as all of the foregoing terms are defined in or interpreted under such fraudulent transfer statutes).

     Different jurisdictions define "insolvency" differently. However, we generally would be considered insolvent at the time we incurred the indebtedness constituting the notes if (1) the fair market value (or fair saleable value) of our assets is less than the amount required to pay our total existing debts and liabilities (including the probable liability related to contingent liabilities) as they become absolute or matured or (2) we were incurring debts beyond our ability to pay as such debts mature. We cannot assure you as to what standard a court would apply in order to determine whether we were "insolvent" as of the date the notes were issued, and we cannot assure you that, regardless of the method of valuation, a court would not determine that we were insolvent on that date. Nor can we assure you that a court would not determine, regardless of whether we were insolvent on the date the notes were issued, that the payments constituted fraudulent transfers on another ground.

Certain Considerations Relating to Book-Entry Interests

     Unless and until notes in definitive registered form ("Definitive Registered Notes") are issued in exchange for notes held in the form of book-entry interests by The Depository Trust Company, in the case of the dollar notes, and by Euroclear or Cedelbank, in the case of the euro notes, owners of book-entry interests in the notes will not be considered owners or holders of notes. The Depository Trust Company (or its nominee) will be the sole holder of the global notes representing the dollar notes, and Kredietbank S.A. Luxembourgeoise (or its nominee), as common depositary for the euro notes, will be the sole holder of the global notes representing the euro notes. After payment to the relevant depositary, we will have no responsibility for the relevant depositary to make such payments to the owners of book-entry interests. Accordingly, if you own a book-entry interest, you must rely on the procedures of The Depository Trust Company, Euroclear or Cedelbank, as applicable, and if you are not a participant in The Depository Trust Company, Euroclear or Cedelbank, as applicable, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder under the indenture. See "Description of Book-Entry System."

     Unlike the holders of the notes themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the notes. Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from The Depository Trust Company, Euroclear or Cedelbank, as applicable. We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

     Similarly, upon the occurrence of an event of default under the indenture for the notes, unless and until Definitive Registered Notes are issued in respect of all book-entry interests, if you own a book-entry interest, you will be restricted to acting through The Depository Trust Company, Euroclear or Cedelbank, as applicable. We cannot assure you that the procedures to be implemented through The Depository Trust Company, Euroclear or Cedelbank, as applicable, will be adequate to ensure the timely exercise of remedies under the notes. See "Description of Book-Entry System."

If you fail to exchange your notes or follow the procedure for tendering, your notes will continue to be restricted

     Issuance of exchange notes in exchange for the initial notes pursuant to the exchange offer will only be made following the prior satisfaction of the procedures and conditions set forth in "The Exchange

Offer--Procedures for Tendering Initial Notes." Such procedures and conditions include timely receipt by the exchange agent (as defined) of such initial notes, and of a properly completed and duly executed applicable letter of transmittal. Initial notes that are not tendered or are tendered but not accepted will, following the consummation of the exchange offer, continue to be restricted securities under the Securities Act of 1933 and may not be offered or sold except pursuant to any exemption from, or in a transaction not subject to, the Securities Act of 1933 and applicable state securities law.

Forward-looking statements

     Some of the information contained in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or similar words, or by discussions of strategy that involve risks and uncertainties. These statements may discuss our future expectations or contain projections of our results of operations or financial condition or expected benefits to us resulting from acquisitions or transactions. We cannot assure that the future results indicated, whether expressed or implied, will be achieved. The risk factors noted in this section and other factors noted throughout this prospectus, including risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the exchange offer. In consideration for issuing the exchange notes in exchange for the initial notes, we will receive initial notes in like principal amount. We will cancel all initial notes surrendered in exchange for the exchange notes.

     The net proceeds of the offering of the initial notes, after deducting discounts and commissions of the initial purchasers and our expenses, were approximately $1.16 billion, assuming an exchange rate of Euro .98 to U.S. $1.00, which was the exchange rate on July 16, 1999, the date on which the initial notes offering was priced. Gross proceeds from the offering of the initial dollar notes and initial euro notes were $1.05 billion and $153.0 million, respectively, assuming such exchange rate.

     We intend to use the net proceeds from the initial notes offering to finance capital expenditures, including the acquisition of additional telecommunications bandwidth and related facilities and equipment and the construction of Internet data centers, in furtherance of our goal of becoming one of the top three providers of Internet access services and related communications services and products in each of the 20 largest global telecommunications markets. We also intend to use part of the net proceeds for general corporate purposes. In addition, as described below, we expect to use a portion of the net proceeds to make strategic investments in or acquisitions of complementary businesses or assets. See "Management Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources."

     We expect to use a portion of the net proceeds from the initial notes offering for possible future investments, acquisitions or strategic alliances in businesses or assets that are related or complementary to our existing business. As a key part of our growth strategy, we periodically evaluate investment, acquisition and strategic alliance candidates. We are currently evaluating several acquisition candidates, including several subject to non-binding letters of intent. However, we cannot you assure that we will successfully complete any such acquisitions currently being contemplated. See "Business-Acquisitions."

     We currently intend to allocate substantial proceeds to each of the foregoing uses. However, the precise allocation of funds among these uses will depend on future commercial, technological, regulatory and other developments in or affecting our business, the competitive climate in which we operate and the emergence of future opportunities. Because of the number and variability of factors that determine our use of the net proceeds of the initial notes offering, we cannot assure you that our application of the net proceeds will not vary substantially from our current intentions. Pending these uses, we intend to invest the net proceeds of the initial notes offering in short-term U.S. investment grade and government securities.

                              THE EXCHANGE OFFER

     The following discussion sets forth or summarizes the material terms of the exchange offer, including those set forth in the letter of transmittals distributed with this prospectus. This summary is qualified in its entirety by reference to the full text of the documents underlying the exchange offer, including the indenture and the registration rights agreement governing the notes, which are exhibits to the exchange offer registration statement of which this prospectus is a part.

Registration Rights

     The initial notes were sold by us to Donaldson, Lufkin & Jenrette International, Bear Stearns International Limited and Chase Manhattan International Limited, as initial purchasers, on July 23, 1999 pursuant to an Offering Memorandum dated July 16, 1999 relating to $1,050,000,000 principal amount of 11% Senior Notes due 2009 and Euro 150,000,000 principal amount of 11% Senior Notes due 2009. The initial notes were then subsequently resold to qualified institutional buyers pursuant to Rule 144A and Regulation S under the Securities Act of 1933. In connection with the initial notes offering, we entered into a registration rights agreement dated as of July 23, 1999.

     The registration rights agreement requires, among other things, that we:

     . file with the Securities and Exchange Commission by October 6, 1999 a registration statement under the Securities Act of 1933 with respect to an issue of exchange notes of PSINet identical in all material respects to the initial notes, other than transfer restrictions under the Securities Act of 1933, the registration rights under the registration rights agreement and the requirement, under certain circumstances, to pay liquidated damages with respect to the initial notes;

     . use our best efforts to cause such exchange offer registration statement to become effective under the Securities Act of 1933 by December 20, 1999;

     . upon the effectiveness of such exchange offer registration statement, commence the exchange offer and keep the exchange offer open for a period of not less than 20 business days; and

     . use our best efforts to cause the exchange offer to be consummated within 30 business days after the effective date.

     The exchange offer would allow holders of the initial notes the opportunity, with certain exceptions, to exchange their initial notes for a like principal amount of exchange notes, which would be issued without a restrictive legend and may generally be reoffered and resold by the holders without restrictions or limitations under the Securities Act of 1933, subject to the terms and conditions enunciated by the staff of the Securities and Exchange Commission (the "Staff") in the Morgan Stanley No-Action Letter (Morgan Stanley
                                                                 --------------
and Co., Inc. (available June 5, 1991)) and the Exxon Capital No-Action Letter
-------------
(Exxon Capital Holdings Corporation (available May 13, 1988)), as interpreted in
-----------------------------------
the Securities and Exchange Commission's letter to Shearman & Sterling
                                                   -------------------
(available July 2, 1993), and similar no-action letters. However, holders of the initial notes are not entitled to rely on the position of the Staff in the no-action letters referred to above and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with the resale of the exchange notes, if such holder:

     . is an "affiliate" of PSINet within the meaning of Rule 405 under the Securities Act of 1933,

     .  does not acquire the exchange notes in the ordinary course of business,

     . tenders in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of the exchange notes, or

     . is a broker-dealer which acquired such initial notes directly from PSINet.

     Each broker-dealer that receives exchange notes for its own account in exchange for initial notes, where such initial notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See "Plan of Distribution." We have agreed to include in this prospectus information necessary to allow such broker-dealers to exchange such initial notes pursuant to the exchange offer and to satisfy the prospectus delivery requirements in connection with resales of exchange notes received by such broker-dealer in the exchange offer. We have also agreed to maintain the effectiveness of the exchange offer registration statement for such purposes for one year.

     In addition, we agreed, pursuant to the registration rights agreement, to file a shelf registration statement pursuant to Rule 415 under the Securities Act of 1933, registering for resale:

     . any initial notes held by persons who are not permitted by law or any policy of the Securities and Exchange Commission to participate in the exchange offer and who satisfy certain other conditions,

     . any exchange notes acquired in the exchange offer by any holder who must comply with the prospectus delivery requirements of the Securities Act of 1933 in connection with the resales of such exchange notes if this prospectus is not appropriate or available for such resales by such holder, or

     . any initial notes held by a broker-dealer which were acquired directly from PSINet or one of its affiliates.

     To participate in such a shelf registration, any such holder of notes must so notify PSINet within 10 business days following consummation of the exchange offer and provide to PSINet the information requested by PSINet within 10 business days of such request. We have agreed to file with the Securities and Exchange Commission such a shelf registration statement no later than 30 days after the earlier of:

     (1) the date on which we determine that the exchange offer is not permitted by applicable law, or

     (2) the date on which we receive the notice from the holder as specified above,

and to use our best efforts to cause such shelf registration statement to become effective under the Securities Act of 1933 as soon as practicable but in no event later than 60 days after the filing of the shelf registration statement or such longer period, not to exceed 150 days after the filing of the shelf registration statement, as may be necessary to avoid conflicts with existing contractual obligations of PSINet. In addition, we agreed to use our best efforts to keep such shelf registration statement continually effective, supplemented and amended for a period of at least two years following the closing date of the initial offering of the initial notes, or such shorter period as will terminate when all initial notes covered by such shelf registration statement have been sold pursuant thereto.

Registration Defaults; Liquidated Damages

     If the applicable registration statement or amendment is not timely filed or declared effective or thereafter ceases to be effective or fails to be usable for its intended purpose without being succeeded immediately by a post-effective amendment that cures such failure and is itself immediately declared effective, or if the exchange offer has not been consummated on or prior to the 30th business day after the effective date, we have agreed to pay liquidated damages to each holder of initial notes affected thereby in an amount equal to 0.25% per annum per Euro 1,000 or $1,000 in principal amount, as the case may be, of notes held by such holder with respect to the first 90-day period immediately following the occurrence of such default. The amount of such liquidated damages will increase by an additional 0.25% per annum per Euro 1,000 or $1,000 in principal amount, as the case may be, of initial notes for each subsequent 90-day period until all such defaults have been cured, up to a maximum amount of liquidated damages of 1.50% per annum per Euro 1,000 or $1,000 in principal amount, as the case may be, of initial notes, provided that we shall in no event be required to pay liquidated damages for more than one default at any given time.

Following the cure of any default, the payment of liquidated damages in respect of the notes will cease. Notwithstanding the fact that any initial notes for which liquidated damages are due cease to be restricted securities within the meaning of the Securities Act of 1933, all of our obligations to pay liquidated damages with respect to such securities outstanding prior to the time such initial notes ceased to be restricted securities shall survive until such time as such obligations shall have been satisfied in full.

     Except as set forth above, this prospectus may not be used for any offer to resell, resale or other transfer of exchange notes.

     Except as set forth above, after consummation of the exchange offer, holders of notes have no registration or exchange rights under the registration rights agreement. See "--Consequences of Failure to Exchange."

Expiration Date; Extensions; Amendments

     The term "expiration date" shall mean 5:00 p.m., New York City time (10:00 p.m., London time), on _____________, 1999, unless PSINet, in its sole discretion, extends the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended.

     To extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice, followed by a public announcement thereof no later than 9:00 a.m. (2:00 p.m., London time), New York City time, on the next business day after the previously scheduled expiration date. In no event will the expiration date be extended to a date more than 30 business days after effectiveness of the exchange offer registration statement.

     We reserve the right, in our reasonable judgment:

     (1) to delay accepting any initial notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

     (2) to amend the terms of the exchange offer in any manner.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by a public announcement thereof.

Terms of the Exchange Offer

     Upon the terms and subject to the conditions set forth in this prospectus and in the letters of transmittal, we will accept any and all initial notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time (10:00 p.m., London time) on the expiration date. We will issue $1,000 or Euro 1,000, as applicable, principal amount of exchange notes in exchange for each $1,000 or Euro 1,000, as applicable, principal amount of outstanding initial notes accepted in the exchange offer. Holders of the initial notes may tender some or all of their initial notes pursuant to the exchange offer; however, initial notes may be tendered only in integral multiples of $1,000 or Euro 1,000, as applicable. The exchange notes will evidence the same debt as the initial notes and will be entitled to the benefits of the indenture. The form and terms of the exchange notes are substantially the same as the form and terms of the initial notes, except that:

     . the exchange notes have been registered under the Securities Act of 1933 and thus will not bear legends restricting the transfer thereof, and

     . holders of the exchange notes generally will not be entitled to certain rights under the registration rights agreements or liquidated damages, which rights generally will terminate upon consummation of the exchange offer.

     Holders of initial notes do not have any appraisal or dissenters' rights under the New York Business Corporation Law or the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the rules and regulations of the Securities and Exchange Commission thereunder, including Rule 14e-1.

     We shall be deemed to have accepted validly tendered initial notes when, as and if we have given oral or written notice thereof to the exchange agent. The exchange agent will act as agent for the tendering holders pursuant to the exchange agent agreement for the purpose of receiving the exchange notes from us.

     If any tendered initial notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted initial notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

     Holders who tender their initial notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of initial notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See "--Fees and Expenses."

Interest on Exchange Notes

     Each exchange note will bear interest from the most recent date to which interest has been paid or duly provided for on the initial note surrendered in exchange for such exchange note or, if no such interest has been paid or duly provided for on such initial note, from July 23, 1999, the date of issuance of the initial notes. Holders of the initial notes whose initial notes are accepted for exchange will not receive accrued interest on such initial notes for any period from and after the last interest payment date to which interest has been paid or duly provided for on such initial notes prior to the original issue date of the exchange notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such initial notes, and will be deemed to have waived the right to receive any interest on such initial notes accrued from and after such interest payment date or, if no such interest has been paid or duly provided for, from and after July 23, 1999. Interest on the notes will be payable semi-annually on February 1 and August 1 of each year, commencing February 1, 2000.

Procedures for Tendering Initial Notes

     Only holders of initial notes may tender such initial notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the applicable letter of transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the applicable letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with the initial notes and any other required documents, to the exchange agent so as to be received by the exchange agent at the address set forth below prior to 5:00 p.m., New York City time (10:00 p.m., London time), on the expiration date. Delivery of the initial notes may be made by book-entry transfer of such initial notes into the exchange agent's account at The Depository Trust Company ("DTC"), Euroclear or Cedelbank, as applicable, in accordance with the procedures described below under "--Book-Entry Delivery Procedures" and "--Tender of Initial Notes Held Through Book-Entry Transfer Facilities." Confirmation of such book-entry transfer must be received by the exchange agent prior to the expiration date.

     By executing a letter of transmittal, each holder will make to PSINet the representation set forth below in the second paragraph under the heading "-- Resale of Exchange Notes."

     The tender by a holder and the acceptance thereof by PSINet will constitute an agreement between such holder and PSINet in accordance with the terms and subject to the conditions set forth herein and in the applicable letter of transmittal.

     The method of delivery of initial notes and the applicable letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or notes should be sent to PSINet. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such holders.

     Any beneficial owner whose initial notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an "eligible institution" (as defined below) unless the initial notes tendered pursuant thereto:

     (1) are signed by the registered holder, unless such holder has completed the box entitled "Special Exchange Instructions" or "Special Delivery Instructions" on the applicable letter of transmittal, or

     (2) are tendered for the account of an eligible institution.

In the event that signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934 (an "eligible institution").

     If a letter of transmittal is signed by a person other than the registered holder of any initial notes listed therein, such initial notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such initial notes, with the signature thereon guaranteed by an eligible institution.

     If a letter of transmittal or any initial notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by PSINet, evidence satisfactory to PSINet of their authority to so act must be submitted with such letter of transmittal.

     All questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered initial notes and withdrawal of tendered initial notes will be determined by PSINet in its sole discretion, which determination will be final and binding. PSINet reserves the absolute right to reject any and all initial notes not properly tendered or any initial notes PSINet's acceptance of which would, in the opinion of counsel for PSINet, be unlawful. PSINet also reserves the right to waive any defects, irregularities or conditions of tender as to particular initial notes. PSINet's interpretation of the terms and conditions of the exchange offer, including the instructions in the letters of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of initial notes must be cured within such time as PSINet shall determine. Although PSINet intends to notify holders of initial notes of defects or irregularities with respect to tenders of initial notes, none of PSINet, the exchange agent or any other person shall incur any liability for failure to give such notification. Tenders of initial notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any initial notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the applicable letter of transmittal, as soon as practicable following the expiration date.

Book-Entry Delivery Procedures

     Promptly after the date of this prospectus, the exchange agent will establish accounts with respect to the initial dollar notes at DTC and with respect to the initial euro notes at each of Euroclear and Cedelbank (DTC, Euroclear and Cedelbank are collectively referred to as the "Book-Entry Transfer Facilities" and, individually, as a "Book-Entry Transfer Facility") for purposes of the exchange offer. Any financial institution that is a participant in the applicable Book-Entry Transfer Facility's systems may make book-entry delivery of the initial notes by causing the applicable Book-Entry Transfer Facility to transfer such initial notes into the exchange agent's account at such Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for such transfer. Timely book-entry delivery of initial notes pursuant to the exchange offer, however, requires receipt of a confirmation of a book-entry transfer ("Book-Entry Confirmation") prior to the expiration date.
In addition, although delivery of initial notes may be effected through book-entry transfer into the exchange agent's account at the applicable Book-Entry Transfer Facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an "agent's message" (as defined below) in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of such letter of transmittal prior to the expiration date to receive exchange notes for tendered initial notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to any of the Book-Entry Transfer Facilities does not constitute delivery to the exchange agent.

Tender of Initial Notes Held Through Book-Entry Transfer Facilities

     The exchange agent and each of the Book-Entry Transfer Facilities have confirmed that the exchange offer is eligible for each of the Book-Entry Transfer Facilities' Automated Tender Offer Program. Accordingly, participants in the applicable Book-Entry Transfer Facility's Automated Tender Offer Program may, in lieu of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange offer by causing such Book-Entry Transfer Facility to transfer initial notes to the exchange agent in accordance with such Book-Entry Transfer Facility's Automated Tender Offer Program procedures for transfer. Such Book-Entry Transfer Facility will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by a Book-Entry Transfer Facility, received by the exchange agent and forming part of the Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an expressed acknowledgment from a participant in such Book-Entry Transfer Facility's Automated Tender Offer Program that is tendering initial notes which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the applicable letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and that PSINet may enforce such agreement against such participant.

Guaranteed Delivery Procedures

     Holders who wish to tender their initial notes and

     (1) whose initial notes are not immediately available,

     (2) who cannot deliver their initial notes, the applicable letter of transmittal or any other required documents to the exchange agent, or

     (3) who cannot complete the procedures for book-entry transfer, prior to the expiration date, may effect a tender if:

       (a)  the tender is made through an eligible institution;

       (b) prior to the expiration date, the exchange agent receives from such eligible institution a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery setting forth the name and address of the holder, the certificate number(s) of such initial notes and the principal amount of initial notes tendered, stating that the tender is being made thereby and guaranteeing that, within three Nasdaq Stock Market National Market System trading days after the expiration date, the applicable letter of transmittal or facsimile thereof, together with the certificate(s) representing the initial notes or a Book-Entry Confirmation transfer of such initial notes into the exchange agent's account at the applicable Book-Entry Transfer Facility and all other documents required by the applicable letter of transmittal, will be deposited by the eligible institution with the exchange agent; and

       (c) such properly completed and executed letter of transmittal or facsimile thereof, as well as the certificate(s) representing all tendered initial notes in proper form for transfer or a Book-Entry Confirmation transfer of such initial notes into the exchange agent's account at the applicable Book-Entry Transfer Facility and all other documents required by the letter of transmittal, are received by the exchange agent within three Nasdaq Stock Market National Market System trading days after the expiration date.

     Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their initial notes according to the guaranteed delivery procedures set forth above.

Withdrawals of Tenders

     Except as otherwise provided herein, tenders of initial notes may be withdrawn at any time prior to 5:00 p.m., New York City time (10:00 p.m., London time), on the expiration date.

     To withdraw a tender of initial notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at the address set forth herein prior to 5:00 p.m., New York City time (10:00 p.m., London time), on the expiration date. Any such notice of withdrawal must

     . specify the name of the person having deposited the initial notes to be withdrawn (the "depositor"),

     . identify the initial notes to be withdrawn, including the certificate number(s) and principal amount of such initial notes, or, in the case of initial notes transferred by book-entry transfer, the name and number of the account at the applicable Book-Entry Transfer Facility to be credited,

     . be signed by the holder in the same manner as the original signature on the letter of transmittal by which such initial notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee under the indenture register the transfer of such initial notes into the name of the person withdrawing the tender, and

     . specify the name in which any such initial notes are to be registered, if different from that of the depositor.

     All questions as to the validity, form and eligibility, including time of receipt, of such notices will be determined by PSINet, whose determination shall be final and binding on all parties. Any initial notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the initial notes so withdrawn are validly retendered. Any initial notes which have been tendered but which are not accepted for exchange will be returned to such holder without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn initial notes may be retendered by following one of the procedures described above under "--Procedures for Tendering Initial Notes" at any time prior to the expiration date.

Conditions

     Notwithstanding any other term of the exchange offer, PSINet shall not be required to accept for exchange any initial notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such initial notes, if:

     (a) in the opinion of counsel to PSINet, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the Staff;

     (b) any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair the ability of PSINet to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to PSINet;

     (c) any governmental approval has not been obtained, which approval PSINet shall deem necessary for the consummation of the exchange offer as contemplated hereby;

     (d) any cessation of trading on The Nasdaq Stock Market or any exchange, or any banking moratorium, shall have occurred, as a result of which PSINet is unable to proceed with the exchange offer; or

     (e) a stop order shall have been issued by the Securities and Exchange Commission or any state securities authority suspending the effectiveness of the exchange offer registration statement or proceedings shall have been initiated or, to the knowledge of PSINet, threatened for that purpose.

     If PSINet determines in its reasonable judgment that any of the foregoing conditions are not satisfied, PSINet may:

     (1) refuse to accept any initial notes and return all tendered initial notes to the tendering holders,

     (2) extend the exchange offer and retain all initial notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw such initial notes (see "--Withdrawals of Tenders"), or

     (3) waive such unsatisfied conditions with respect to the exchange offer and accept all properly tendered initial notes which have not been withdrawn.

Exchange Agent

     Wilmington Trust Company will act as exchange agent for the exchange offer with respect to the initial notes.

     Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal for the initial notes and requests for copies of the notice of guaranteed delivery should be directed to the exchange agent, addressed as follows:

     By registered or certified mail or overnight courier:

         Attn:  Kristin Long
         Wilmington Trust Company
         Corporate Trust Operations
         Rodney Square North
         1100 North Market Street
         Wilmington, Delaware 19890-0001

     By facsimile (for eligible institutions only):  (302) 651-1079

     Confirm by telephone:  (302) 651-1562
                            Kristin Long

Fees and Expenses

     The expenses of soliciting initial notes for exchange will be borne by PSINet. The principal solicitation is being made by mail by the exchange agent. However, additional solicitation may be made by telephone, facsimile or in person by officers and regular employees of PSINet and its affiliates and by persons so engaged by the exchange agent.

     PSINet will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

     PSINet will pay all transfer taxes, if any, applicable to the exchange of the initial notes pursuant to the exchange offer. If, however, certificates representing the exchange notes or the initial notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the initial notes tendered, or if tendered initial notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the initial notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

     The exchange notes will be recorded at the same carrying value as the initial notes, which is the aggregate principal amount of the initial notes, as reflected in PSINet's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized in connection with the exchange offer. The expenses of the initial notes offerings and the exchange offer will be amortized over the term of the exchange notes.

Resale of Exchange Notes

     PSINet is making the exchange offer in reliance on the position of the Staff's Exxon Capital no-action letter, Morgan Stanley no-action letter, Shearman & Sterling no-action letter, and other interpretive letters addressed to third parties in other transactions; however, PSINet has not sought its own interpretive letter addressing such matters and there can be no assurance that the Staff would make a similar determination with respect to the exchange offer as it has in such interpretive letters to third parties. Based on these interpretations by the Staff, and subject to the two immediately following sentences, PSINet believes that exchange notes issued pursuant to this exchange offer in exchange for initial notes may be offered for resale, resold and otherwise transferred by holders of such exchange notes, other than such a holder who is a broker-dealer, without further compliance with the registration and prospectus delivery requirements of the Securities Act of 1933, provided that such exchange notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution within the meaning of the Securities Act of 1933 of such exchange notes. Notwithstanding the above, any holder of initial notes may be subject to separate restrictions if it:

     . is an "affiliate" of PSINet within the meaning of Rule 405 under the Securities Act of 1933,

     . does not acquire such exchange notes in the ordinary course of its business,

     . intends to participate in the exchange offer for the purpose of distributing exchange notes, or

     . is a broker-dealer who purchased such initial notes directly from PSINet.

Holders of initial notes falling into any of the categories above:

     . will not be able to rely on the interpretations of the Staff set forth in the above-mentioned interpretive letters,

     . will not be permitted or entitled to tender such initial notes in the exchange offer, and

     . must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any sale or other transfer of such initial notes unless such sale is made pursuant to an exemption from such requirements.

     In addition, as described below, if any broker-dealer holds initial notes acquired for its own account (a "Participating Broker-Dealer"), then such Participating Broker-Dealer may be deemed a statutory "underwriter" within the meaning of the Securities Act of 1933 and must deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resales of such exchange notes.

     As a condition to its participation in the exchange offer, each holder of initial notes, including, without limitation, any holder who is a Participating Broker-Dealer, shall furnish, upon the request of PSINet, prior to the consummation of the exchange offer, a written representation to PSINet contained in the applicable letter of transmittal to the effect that:

     .  it is not an affiliate of PSINet,

     . any exchange notes to be received by it are being acquired in the ordinary course of its business, and

     . it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution within the meaning of the Securities Act of 1933 of such exchange notes.

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it acquired the initial notes for its own account as a result of market-making activities or other trading activities and not directly from PSINet, and must agree that it will deliver a prospectus meeting the requirements of the Securities Act of 1933 in connection with any resale of such exchange notes. The letters of transmittal state that by so acknowledging and by delivering a prospectus, such a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933. Based on the position taken by the Staff in the interpretive letters referred to above, PSINet believes that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the exchange notes received upon exchange of such initial notes with a prospectus meeting the requirements of the Securities Act of 1933, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such exchange notes. Accordingly, this prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer during the period referred to below in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired by such Participating Broker-Dealer for its own account as a result of market-making or other trading activities.

     Subject to certain provisions set forth in the registration rights agreement, PSINet shall use its best efforts to keep the exchange offer registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of exchange notes by Participating Broker-Dealers, and to ensure that the exchange offer registration statement conforms with the requirements of the Securities Act of 1933 and the policies, rules and regulations of the Securities and Exchange Commission as announced from time to time, for a period of one year from the consummation of the exchange offer or such shorter period as will terminate when all initial notes covered by the exchange offer registration statement have been sold pursuant thereto. See "Plan of Distribution." Any Participating Broker-Dealer who is an affiliate of PSINet may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction.

     Each holder of initial notes and each initial purchaser who is required to deliver a prospectus in connection with sales or market making activities, by acquisition of an initial note, agrees that, upon receipt of notice from PSINet that:

     (1) the issuance by the Securities and Exchange Commission of any stop order suspending the effectiveness of the exchange offer registration statement under the Securities Act of 1933 or of the suspension by any state securities commission of the qualification of the initial notes from offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes, or

     (2) the existence of any fact or the happening of any event that makes any statement of a material fact made in the exchange offer registration statement or this prospectus, or any amendment or supplement thereto or any document incorporated by reference herein untrue, or that requires the making of any additions or changes in the exchange offer registration statement or this prospectus in order to make the statements herein, in light of the circumstances under which they were made, not misleading (in each case, a "Suspension Notice"), such holder or person shall discontinue disposition of the initial notes pursuant to this prospectus until such holder or person has received copies of the supplemented or amended prospectus or such holder or person is advised in writing by PSINet that use of the prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated by reference in the prospectus (in each case, the "Recommencement Date").

     In addition, each holder or person will be deemed to have agreed that it will either:

     (1) destroy any prospectuses, other than permanent file copies, then in such holder or person's possession which have been replaced by PSINet with more recently dated prospectuses; or

     (2) deliver to PSINet, at PSINet's expense, all copies, other than permanent file copies, then in such holder's or person's possession of the prospectus covering such initial notes that was current at the time of receipt of the Suspension Notice.

PSINet shall extend the time period regarding the effectiveness of the exchange offer registration statement by a number of days equal to the number of days in the period from and including the date of delivery of the Suspension Notice to the date of delivery of the Recommencement Date.

Consequences of Failure to Exchange

     Any initial notes tendered and exchanged in the exchange offer will reduce the aggregate principal amount of initial notes outstanding. Following the consummation of the exchange offer, holders who did not tender their initial notes generally will not have any further registration rights under the registration rights agreement, and such initial notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such initial notes could be adversely affected. The initial notes are currently eligible for sale pursuant to Rule 144A through PORTAL [and the initial euro notes have been admitted for listing on the Luxembourg Stock Exchange]. Because PSINet anticipates that most holders will elect to exchange such initial notes for exchange notes pursuant to the exchange offer due to the absence of restrictions on the resale of exchange notes, except for applicable restrictions on any holder of exchange notes who is an affiliate of PSINet or is a broker-dealer which acquired the initial notes directly from PSINet, under the Securities Act of 1933, PSINet anticipates that the liquidity of the market for any initial notes remaining after the consummation of the exchange offer may be substantially limited.

     As a result of the making of this exchange offer, subject to limited exceptions, PSINet will have fulfilled its obligations under the registration rights agreement, and holders who do not tender their initial notes, except for instances involving the initial purchasers or holders of initial notes who are not eligible to participate in the exchange offer, will not have any further registration rights under the registration rights agreement or otherwise or rights to receive liquidated damages for failure to register. Accordingly, any holder that does not exchange its initial notes for exchange notes will continue to hold the untendered initial notes and will be entitled to all the rights and subject to all the limitations applicable thereto under the indenture, except to the extent that such rights or limitations, by their terms, terminate or cease to have further effectiveness as a result of the exchange offer.

     The initial notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities within the meaning of the Securities Act of 1933. Accordingly, such initial notes may be resold only:

     .  to PSINet or any of its subsidiaries,

     . inside the United States to a qualified institutional buyer in compliance with Rule 144A under the Securities Act of 1933,

     . inside the United States to an institutional "accredited investor" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of
        1933), an "accredited investor" that, prior to such transfer, furnishes or has furnished on its behalf by a U.S. broker-dealer to the trustee under the indenture a signed letter containing certain representations and agreements relating to the restrictions on transfer of the notes, the form of which letter can be obtained from such trustee,

     . outside the United States in compliance with Rule 904 under the Securities Act of 1933,

     . pursuant to the exemption from registration provided by Rule 144 under the Securities Act of 1933, if available, or

     . pursuant to an effective registration statement under the Securities Act of 1933.

     Each accredited investor that is not a qualified institutional buyer and that is an original purchaser of any of the initial notes from the initial purchasers will be required to sign a letter confirming that such person is an accredited investor under the Securities Act of 1933 and that such person acknowledges the transfer restrictions summarized herein.

Other

     Participation in the exchange offer is voluntary and holders of initial notes should carefully consider whether to accept the offer to exchange their initial notes. Holders of initial notes are urged to consult their financial and tax advisors in making their own decision on what action to take with respect to the exchange offer. PSINet may in the future seek to acquire untendered initial notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. PSINet has no present plans to acquire any initial notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered initial notes.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

General

     The following is a summary of material United States federal income tax consequences relevant in the opinion of Nixon Peabody LLP, counsel to PSINet, to the exchange of initial notes for exchange notes pursuant to the exchange offer and the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed regulations thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive. Such counsel has relied upon representations by PSINet and its officers with respect to factual matters for purposes of this summary. This summary is not binding on the Internal Revenue Service or on the courts, and no ruling will be requested from the Internal Revenue Service on any issues described below. We cannot assure that the Internal Revenue Service will not take a different position concerning the matters discussed below and that such positions of the Internal Revenue Service would not be sustained.

     This summary applies only to those persons who are the initial holders of notes, who acquired the notes for cash and who hold notes as capital assets. It does not address the tax consequences to taxpayers who are subject to special rules (such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, taxpayers holding notes as part of a "straddle," "hedge" or "conversion" transaction, or that have a "functional currency" other than the U.S. Dollar, and, except as discussed below under "--Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders," persons who are not "U.S. Holders"). A "U.S. Holder" means a beneficial owner of a note who purchased the notes pursuant to this offering that is for U.S. federal income tax purposes:

     .  a citizen or resident of the United States;

     . a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

     . an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

     . a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

     The following discussion is for general information only. Each holder of a note is strongly urged to consult with its own tax advisors to determine the impact of such holder's personal tax situation on the anticipated tax consequences, including the tax consequences under state, local, foreign or other tax laws, of the acquisition, ownership and disposition of the notes.

Interest

     The stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that it is paid or accrued, in accordance with the holder's method of accounting for federal income tax purposes.

     Interest paid on a euro note will be includible in income by a U.S. Holder in an amount equal to the U.S. Dollar value of the payment, regardless of whether the payment is in fact converted to U.S. Dollars at that time. If such U.S. Holder uses the cash method of accounting for tax purposes, the U.S. Dollar value of such payment is determined using the spot rate at the time such payment is received. If a U.S. Holder uses the accrual method of accounting for tax purposes, the U.S. Dollar value of such payment is determined using the average exchange rate during the relevant accrual period (or partial accrual period with respect to interest paid in a subsequent taxable year) or, if elected, the spot rate (a) on the last day of the relevant accrual period (or partial accrual period) or (b) on the payment date, if such date is within five business days of the last day of the accrual period or taxable year. Any differences in the exchange rate between the rate at which interest on a euro note is included in income and the spot rate on the payment (or disposition) date for interest will result in exchange gain or loss with respect to the related amount of interest, and will generally be treated as ordinary income or loss for U.S. federal income tax purposes. The U.S. Dollar value of interest accrued or received, adjusted for any exchange gain or loss with respect to the amount accrued, generally will be a U.S. Holder's tax basis in the Euros received as interest on a euro note.

Exchange of Initial Notes for Exchange Notes

     Pursuant to this prospectus, PSINet is offering to effect a registered exchange offer for the initial notes, through which holders would be entitled to exchange the initial notes for exchange notes that would be substantially identical in all material respects to the initial notes, except that the exchange notes would be registered and therefore would not be subject to transfer restrictions. Alternatively, PSINet may file a shelf registration statement with respect to the notes which, if effective, would have the effect of eliminating transfer restrictions on the notes, thereby permitting their resale. Neither participation in this exchange offer nor the filing of a shelf registration statement as described above should result in a taxable exchange to PSINet or any holder of a note. No taxable exchange should occur or should be deemed to occur because there would be no material alteration in the terms of the notes and any modification of the terms of the notes resulting from such an action would be by operation of the original terms of the notes pursuant to a unilateral act by PSINet. As a result, counsel to PSINet is of the opinion that there should be no U.S. federal income tax consequences to holders electing to exchange initial notes for exchange notes. If, however, such transaction were treated as an "exchange" for U.S. federal income tax purposes, the transaction should constitute a recapitalization for U.S. federal income tax purposes.
Under the rules applicable to recapitalizations, counsel to PSINet is of the opinion that holders electing to exchange initial notes for exchange notes should not recognize any gain or loss upon such exchange.

Liquidated Damages

     If, within the applicable period after the original issuance of the initial notes, PSINet has not filed an exchange offer registration statement or a shelf registration statement with respect to the initial notes, as the case may be, or if PSINet otherwise defaults with respect to its obligations under the registration rights agreements, liquidated damages shall become payable in cash with respect to the applicable initial notes. See "The Exchange Offer-- Registration Defaults; Liquidated Damages." Although the characterization of such liquidated damages is uncertain, liquidated damages probably would constitute contingent interest, which generally is not includible in income before it is fixed or paid. If liquidated damages become fixed or paid, they should be included in the holder's gross income in accordance with the holder's method of accounting for federal income tax purposes.

     According to regulations under the Code, the possibility of a change in the interest rate will not affect the amount of interest income recognized by a U.S. Holder if the likelihood of the change, as of the date the notes are issued, is remote. PSINet believes that the likelihood of a change in the interest rate on the notes is remote and does not intend to treat the possibility of a change in the interest rate as affecting the yield to maturity of any note. If, as anticipated, the issue price of the notes equals their stated principal amount, and the likelihood of a change in the interest rate is remote, the notes will not be issued with original issue discount.

Sale, Exchange and Redemption of Notes

     A sale, exchange or redemption of a note will result in taxable gain or loss equal to the difference between the amount of cash or other property received and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis for determining gain or loss on the sale or other disposition of a note will initially equal the cost of the note to such holder and will be decreased by the amount of any principal payments received by such holder. Gain or loss upon a sale, exchange, or redemption of a note will be capital gain or loss if the note is held as a capital asset. With respect to individual U.S. Holders, if the note is held for more than 12 months, the maximum rate of tax on any capital gain is 20%. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of, among other things, limitations on the deductibility of capital losses.

     The cost of a euro note to a U.S. Holder will be the U.S. Dollar value of the Euro purchase price translated at the spot rate for the date of purchase (or, in some cases, the settlement date). The conversion of U.S. Dollars into Euros and the immediate use of those Euros to purchase a euro note generally will not result in a taxable gain or loss for a U.S. Holder. A U.S. Holder will have a tax basis in any Euro received on the sale, exchange or retirement of a euro note equal to the U.S. Dollar value of the Euro on the date of receipt.

     Upon the sale, exchange, retirement or repayment of a euro note, a U.S. Holder will also recognize exchange gain or loss to the extent that the rate of exchange on the date of retirement or disposition differs from the rate of exchange on the date the euro note was acquired, or deemed acquired. Exchange gain or loss is recognized, however, only to the extent of total gain or loss on the transaction. For purposes of determining the total gain or loss on the transaction, a U.S. Holder's tax basis in a euro note will generally equal the U.S. Dollar cost of the euro note. Exchange gain or loss recognized by a U.S. Holder will generally be treated as ordinary income or loss.

     Any gain realized by a U.S. Holder on the sale, exchange or redemption of a note generally will be treated as U.S. source income for U.S. foreign tax credit purposes. Generally a loss realized upon such a sale, exchange, redemption or other disposition of a note will be allocated to U.S. source income.

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders

     The following summary describes certain United States federal income and estate tax consequences of the ownership of notes as of the date hereof by any holder who is a beneficial owner of a note but is not a "U.S. Holder" (a "Non-U.S. Holder").

     Under present United States federal income and estate tax law, and subject to the discussion below concerning backup withholding:

     (a) generally no withholding of United States federal income tax will be required with respect to payment by PSINet or any paying agent of principal or interest on a note owned by a Non-U.S. Holder, provided

       (1) that the beneficial owner does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of PSINet entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder,

       (2) the beneficial owner is not a "controlled foreign corporation" (as defined in Section 957 of the Code) that is related directly, indirectly or constructively to PSINet through stock ownership, and

       (3) the beneficial owner satisfies the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder;

     (b) generally no withholding of United States federal income tax will be required with respect to any gain or income realized by a Non-U.S. Holder upon the sale, exchange or retirement of a note; and

     (c) a note beneficially owned by an individual who at the time of death is a Non-U.S. Holder generally will not be includible in the individual's gross estate for the purposes of the United States federal estate tax as a result of such individual's death, provided that such individual does not at the time of death actually or constructively own 10% or more of the total combined voting power of all classes of stock of PSINet entitled to vote within the meaning of section 871(h)(3) of the Code and provided that the interest payments with respect to such note will not have been, if received at the time of such individual's death, effectively connected with the conduct of a United States trade or business by such individual.

     To satisfy the requirement referred to in (a)(3) above, the beneficial owner of such note, or a financial institution holding the note on behalf of such owner, must provide, in accordance with specified procedures, PSINet or a paying agent of PSINet with a statement to the effect that the beneficial owner is not a U.S. person. Pursuant to current temporary Regulations, these requirements will be met if:

     (1) the beneficial owner provides the payor his name and address, and certifies, under penalties of perjury, that he is not a U.S. person, which certification may be made on an Internal Revenue Service Form W-8 or successor or substitute form; or

     (2) a financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note on behalf of the beneficial owner certifies, under penalties of perjury, that such statement has been received by it or by another financial institution acting on behalf of the Non-U.S. Holder, and furnishes a paying agent with a copy thereof.

     Regulations recently issued by the Internal Revenue Service, which will be effective for payments made after December 31, 2000, subject to certain transition rules, make modifications to the certification procedures applicable to Non-U.S. Holders. In general, these regulations unify certain certification procedures and forms and clarify and modify reliance standards. A Non-U.S. Holder should consult its own tax advisor regarding the effect of the new Regulations.

     If a Non-U.S. Holder cannot satisfy the requirements of the "portfolio interest" exception described in (a) above, payments of interest made to Non-U.S. Holders will generally be subject to a 30% withholding tax, or such lower rate as may be specified by an applicable income tax treaty, unless the beneficial owner of the note provides PSINet or its paying agent, as the case may be, with a properly executed:

     (1) Internal Revenue Service Form 1001 or successor form claiming an exemption from withholding under the benefit of a tax treaty, or

     (2) Internal Revenue Service Form 4224 or successor form stating that interest paid on the note is not subject to withholding tax because it is effectively connected with the beneficial owner's conduct of a trade or business in the United States.

     If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the note is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed above, will generally be subject to United States federal income tax on such interest on a net income basis in the same manner as if it were a United States person. In addition, if such holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, or such lower rate as may be specified by an applicable income tax treaty, subject to adjustments.

     Any gain or income realized upon the sale, exchange or retirement of a note generally will not be subject to United States federal income tax unless:

     (1) such gain or income is effectively connected with a trade or business in the United States of the Non-U.S. Holder, or

     (2) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for 183 days or more in the taxable year of such sale, exchange or retirement, and certain other conditions are met.

Information Reporting and Backup Withholding

     The "backup" withholding and information reporting requirements may apply to certain payments of principal and interest on a note and to certain payment of proceeds from the sale or retirement of a note. PSINet, its agent, a broker, the Trustee or any paying agent, as the case may be, is required to withhold tax from any payment that is subject to backup withholding at a rate of 31% of such payment if the holder fails to furnish his taxpayer identification number, social security number or employer identification number, or to certify that such holder is not subject to backup withholding rules. Certain holders including, among others, all corporations, are not subject to the backup withholding and reporting requirements.

     Under current Treasury Regulations, backup withholding and information reporting do not apply to payments made by PSINet or any agent thereof, in its capacity as such, to a holder of a note who has provided the required certification under penalties of perjury that it is not a U.S. Holder as set forth in the third paragraph under "Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders" or has otherwise established an exemption, provided that neither PSINet nor such agent has actual knowledge that the holder is a U.S. Holder or that the conditions of any other exemption are not in fact satisfied. Payments of the proceeds from the sale by a holder who is not a U.S. Holder of a note made to or through a foreign office of a broker will not be subject to U.S. information reporting or backup withholding, except that if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, U.S. information reporting may apply to such payments.

     Payments of the proceeds from the sale of a note to or through the United States office of a broker is subject to U.S. information reporting and backup withholding unless the holder or beneficial owner certifies as to its non-U.S. status or otherwise establishes an exemption from U.S. information reporting and backup withholding.

     In October 1997, Regulations were issued which alter the foregoing rules in certain respects and which generally will apply to any payments in respect of a note or proceeds from the sale of a note that are made after December 31, 2000. Among other things, such regulations expand the number of foreign intermediaries that are potentially subject to information reporting and address certain documentary evidence requirements relating to exemption from the general backup withholding requirements. Holders of the notes should consult their tax advisors concerning possible application of the final regulations to any payments made on or with respect to the notes.

     Any amounts withheld under the backup withholding rules from a payment to a holder may be claimed as a credit against such holder's United States federal income tax liability.

                                CAPITALIZATION

     The following table sets forth the cash, cash equivalents, short-term investments and marketable securities, restricted cash and short-term investments and capitalization of PSINet as of March 31, 1999 on:

     (1)  an actual basis;

     (2) an as adjusted basis, which adjusts the actual amounts to give effect to the offering in May 1999 of 8,000,000 shares of our common stock at a public offering price of $50.50 per share and the concurrent offering of 9,200,000 shares of our 6 3/4% Series C cumulative convertible preferred stock at a public offering price of $50.00 per share, and the application of the net proceeds therefrom (excluding amounts paid by the purchasers of the convertible preferred stock into a deposit account therefor), as if they had occurred on March 31, 1999; and

     (3) an as further adjusted basis, which further adjusts the as adjusted amounts to give effect to our offering of the initial notes as if it had occurred on March 31, 1999.

     This table should be read in conjunction with the sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Structure" and "Use of Proceeds" and our consolidated financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus. Except as otherwise disclosed in this prospectus, there has been no material change in the capitalization of PSINet since March 31, 1999.

                                                                                 March 31, 1999
                                                                      ---------------------------------------
                                                                                                  As Further
                                                                       Actual       As Adjusted     Adjusted
                                                                      ----------    -----------   -----------
                                                                            (In thousands of dollars)
Cash, cash equivalents, short-term investments and marketable
 Securities  ....................................................     $  265,961     $1,008,502    $2,177,376
                                                                      ==========     ==========    ==========
Restricted cash and short-term investments  .....................     $  132,898     $  132,898    $  132,898
                                                                      ==========     ==========    ==========
Current portion of long-term debt  ..............................     $  166,184     $  166,184    $  166,184
                                                                      ----------     ----------    ----------
Long-term debt:
 10% Senior Notes  ..............................................        600,000        600,000       600,000
 11 1/2% Senior Notes (plus unamortized premium of $2,875)  .....        352,875        352,875       352,875
 Dollar notes  ..................................................             --             --     1,050,000
 Euro notes(1)  .................................................             --             --       152,955
 Notes payable  .................................................          9,780          9,780         9,780
 Capital lease obligations  .....................................        156,146        156,146       156,146
                                                                      ----------     ----------    ----------
   Total long-term debt  ........................................      1,118,801      1,118,801     2,321,756
                                                                      ----------     ----------    ----------

(1) Assuming an exchange rate of Euro 0.98 to $1.00, which was the exchange rate on July 16, 1999, the date on which the initial notes offering was priced.

                                                                                       March 31, 1999
                                                                         ---------------------------------------------
                                                                                                           As Further
                                                                          Actual         As Adjusted        Adjusted
                                                                         ----------      -----------       -----------
                                                                              (In thousands of U.S. dollars)
Shareholders' equity (deficit):
  Preferred stock, $.01 par value; 30,000,000 shares
    authorized, actual; 20,800,000 shares authorized,
    as adjusted and as further adjusted; no shares
    issued and outstanding  ......................................               --               --                --
  Convertible preferred stock, Series C, $.01 par value; no
    shares authorized or issued, actual; 9,200,000 shares
    authorized and issued, as adjusted and as further
    adjusted  ....................................................               --          358,491           358,491
  Common stock, $.01 par value; 250,000,000 shares
    authorized; 56,322,112 shares outstanding, actual;
    64,322,112 shares outstanding, as adjusted and as
    further adjusted  ............................................              564              644               644
  Capital in excess of par value  ................................          437,161          821,131           821,131
  Accumulated deficit  ...........................................         (486,858)        (486,858)         (486,858)
  Treasury stock, 99,556 shares, at cost  ........................           (2,005)          (2,005)           (2,005)
  Accumulated other comprehensive income  ........................           22,526           22,526            22,526
  Bandwidth asset to be delivered under IXC agreement  ...........         (146,672)        (146,672)         (146,672)
                                                                         ----------       ----------        ----------
    Total shareholders' equity (deficit)  ........................         (175,284)         567,257           567,257
                                                                         ----------       ----------        ----------
    Total capitalization  ........................................       $1,109,701       $1,852,242        $3,055,197
                                                                         ==========       ==========        ==========

                SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
   (In thousands of U.S. dollars, except per share, ratio and operating data)

     The following table sets forth for the periods indicated selected consolidated financial and operating data for PSINet. The consolidated balance sheet data and consolidated statement of operations data as of and for the years ended December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from our consolidated financial statements, which have been audited by PricewaterhouseCoopers LLP, independent accountants, and for the three months ended March 31, 1998 and 1999, have been derived from our unaudited consolidated financial statements. In 1998 and during the three months ended March 31, 1999, we acquired a significant number of businesses, issued a significant amount of debt and incurred a non-recurring arbitration charge. In 1996 and 1997, we sold our individual subscriber accounts and certain related assets and also sold our software subsidiary. These transactions affect the comparability of our financial position, results of operations and cash flows for those years. The results of operations for the three month period ended March 31, 1999 may not be indicative of the results for the entire year ending December 31, 1999.

     The March 31, 1999, as adjusted, balance sheet data gives effect to the offering in May 1999 of 8,000,000 shares of our common stock at a public offering price of $50.50 per share and the concurrent offering of 9,200,000 shares of our 6 3/4% Series C cumulative convertible preferred stock at a public offering price of $50.00 per share, and the application of the net proceeds therefrom (excluding amounts paid by the purchasers of the convertible preferred stock into the deposit account therefor), as if these offerings had occurred on March 31, 1999.

     The March 31, 1999, as further adjusted, balance sheet data further adjusts the as adjusted amounts to give effect to the offering of the initial notes and the application of those net proceeds as if the offering had occurred on March 31, 1999.

     The following selected consolidated financial and operating data should be read in conjunction with the sections entitled "Summary Consolidated Financial and Operating Data," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our more detailed consolidated financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus.

                                                                                                                   Three Months
                                                                   Year Ended December 31,                       Ended March 31,
                                                  ----------------------------------------------------------  ----------------------
                                                    1994        1995        1996        1997        1998         1998        1999
                                                  ---------  ----------  ----------  ----------  -----------  ----------  ----------
Statement of Operations Data:
Revenue  .....................................     $15,214    $ 38,722    $ 84,351    $121,902    $ 259,636    $ 44,469    $104,846
Other income, net  ...........................          --          --       5,417          --           --          --          --
                                                   -------    --------    --------    --------    ---------    --------    --------
                                                    15,214      38,722      89,768     121,902      259,636      44,469     104,846
Operating costs and expenses:
 Data communications and operations  .........       9,489      32,124      70,102      94,363      199,372      36,666      76,018
 Sales and marketing  ........................       3,599      23,930      27,064      25,831       57,026      10,732      18,572
 General and administrative  .................       3,605      10,569      20,648      22,947       45,288       7,585      17,089
 Depreciation and amortization  ..............       3,183      14,778      28,035      28,347       63,424       9,465      26,818
 Charge for acquired in-process research and
   Development  ..............................          --          --          --          --       70,800       7,000          --
 Intangible asset write-down  ................          --       9,938          --          --           --          --          --
                                                   -------    --------    --------    --------    ---------    --------    --------
 Total operating costs and expenses  .........      19,876      91,339     145,849     171,488      435,910      71,448     138,497
                                                   -------    --------    --------    --------    ---------    --------    --------
Loss from operations  ........................      (4,662)    (52,617)    (56,081)    (49,586)    (176,274)    (26,979)    (33,651)
Interest expense  ............................        (731)     (1,964)     (5,025)     (5,362)     (63,914)     (2,579)    (29,581)
Non-recurring arbitration charge  ............          --          --          --          --      (49,000)         --          --
                                                   -------    --------    --------    --------    ---------    --------    --------
Loss before income taxes  ....................      (5,342)    (53,160)    (55,256)    (46,078)    (262,717)    (29,072)    (58,687)
Income tax benefit  ..........................          --          --        (159)       (476)        (848)         --          --
                                                   -------    --------    --------    --------    ---------    --------    --------
Net loss  ....................................      (5,342)    (53,160)    (55,097)    (45,602)    (261,869)    (29,072)    (58,687)
Return to preferred shareholders  ............          --          --          --        (411)      (3,079)       (782)       (574)
                                                   -------    --------    --------    --------    ---------    --------    --------
Net loss available to common shareholders  ...     $(5,342)   $(53,160)   $(55,097)   $(46,013)   $(264,948)   $(29,854)   $(59,261)
                                                   -------    --------    --------    --------    ---------    --------    --------
Basic and diluted loss per share  ............      $(0.42)     $(2.01)     $(1.40)     $(1.14)      $(5.32)     $(0.67)     $(1.11)
                                                   =======    ========    ========    ========    =========    ========    ========
Shares used in computing basic and diluted
 loss per share (in thousands)................      12,805      26,485      39,378      40,306       49,806      44,596      53,358
                                                   =======    ========    ========    ========    =========    ========    ========


                                                                                                                  Three Months
                                                                   Year Ended December 31,                      Ended March 31,
                                                  ---------------------------------------------------------  ----------------------
                                                    1994        1995        1996        1997        1998        1998        1999
                                                  ---------  ----------  ----------  ----------  ----------  ----------  ----------
Other Financial Data:
EBITDA (as defined)  ...........................   $(1,479)   $(27,901)   $(28,046)   $(21,239)  $ (42,050)   $(10,514)   $ (6,833)
Capital expenditures  ..........................     5,009      45,166      38,390      50,074     303,550      37,058     127,568
Ratio of earnings to combined fixed charges and
 preferred dividends (deficiency of earnings to
 combined fixed charges and preferred dividends)    (5,307)    (52,956)    (54,449)    (46,489)   (265,796)    (29,854)    (59,261)

Cash Flow Data:
Cash flows used in operating activities  .......   $(1,097)   $(30,093)   $(32,543)   $(15,568)  $ (87,586)   $ (9,970)   $(77,264)
Cash flows used in investing activities  .......    (1,937)    (21,958)     (7,897)    (15,560)   (783,877)     (9,922)    (36,881)
Cash flows provided by (used in) financing
 activities  ...................................     4,527     151,403     (10,529)     12,598     874,246      13,617      91,309

Operating Data:
Number of POPs  ................................        82         241         350         350         500         400         525
Number of business customer accounts  ..........     4,220       8,200      17,800      26,400      54,700      33,300      59,700


                                                           December 31,                                  March 31, 1999
                                       -----------------------------------------------------  -------------------------------------
                                                                                                                            As
                                                                                                               As         Further
                                         1994       1995       1996      1997       1998        Actual      Adjusted     Adjusted
                                       ---------  ---------  --------  --------  -----------  -----------  -----------  -----------
Balance Sheet Data:
Cash, cash equivalents, short-term
 investments and Marketable securities..$ 3,358    $102,710  $ 56,390  $ 33,322  $  322,508   $  265,961    $1,008,502   $2,177,376
Restricted cash and short-term
 investments  ..........................     --          --       954    20,690     162,469      132,898       132,898      132,898
Total assets  .......................... 17,055     201,830   177,112   186,181   1,284,231    1,371,213     2,113,754    3,316,709
Current portion of debt  ...............  3,369      16,643    26,915    39,633      59,968      166,184       166,184      166,184
Long-term debt, less current portion....  4,397      24,130    26,938    33,820   1,064,633    1,118,801     1,118,801    2,321,756
Total liabilities  ..................... 11,721      58,600    87,329   112,752   1,404,405    1,546,497     1,546,497    2,749,452
Mandatorily redeemable preferred and
 common stock  ......................... 13,617          --        --        --          --           --            --           --
Shareholders' equity (deficit)  ........ (8,283)    143,230    89,783    73,429    (120,174)    (175,284)      567,257      567,257

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF operations

     You should read the following discussion in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere in this prospectus. The results shown herein are not necessarily indicative of the results to be expected in any future periods. This discussion contains certain forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events could differ materially from the forward-looking statements as a result of a number of factors. For a discussion of the risk factors that could cause actual results to differ materially from the forward-looking statements, you should read the "Risk Factors" section which begins on page 15.

General

     We are a New York corporation, founded in 1989, and were the first commercial ISP to offer Internet connectivity to businesses. In 1993, we commenced offering dial-up Internet connectivity to individual consumers in the U.S. on a nationwide basis. We funded the initial buildout of our U.S. network and expansion of our operations through the private placement of equity securities and through capital lease financings. Since 1993, we have pursued a strategy of both internal growth and growth through acquisitions of complementary businesses to increase both individual and business customer accounts, enter into new geographic markets and increase our service and product offerings. During 1995, we raised net proceeds of $47.3 million through an initial public offering of common stock and an additional $86.6 million through a follow-on public offering of common stock to continue the buildout of our domestic network and to increase our sales, marketing and customer support infrastructure. In April and November 1998, we completed offerings of $600.0 million aggregate principal amount of 10% senior notes and $350.0 million aggregate principal amount of 11 1/2% senior notes, respectively, from which we received aggregate net proceeds of $785.1 million. Most recently, in May 1999, we completed public offerings of our common stock and 6 3/4% Series C cumulative convertible preferred stock for aggregate gross proceeds of $864 million and aggregate net proceeds of approximately $742.6 million (excluding, in the calculation of net proceeds, amounts paid by the purchasers of the convertible preferred stock into the deposit account therefor).

     In mid-1996, in order to avoid increasing pricing competition and the high marketing and customer care costs of providing consumer access and to better utilize our network backbone, we altered our strategy to focus on providing wholesale access services to consumer-oriented ISPs in the United States, rather than providing consumer access services directly. As part of this strategy, in 1996 we sold substantially all our individual subscriber accounts and related assets, but from time to time thereafter have acquired individual subscriber accounts in connection with our acquisitions. To further refine our focus on providing business Internet services, in February 1997, we sold our software subsidiary. Beginning in the third quarter of 1996, we hired several new executive officers with extensive experience in the telecommunications industry to assist us in executing our business strategy. In December 1997, we realigned our core domestic operations into three customer-focused business units--the Corporate Network Services group, the Applications and Web Services group, and the Carrier and ISP Services group--to more effectively meet the emerging needs of the Internet marketplace.

     We derive a majority of our revenues from providing Internet access services to business customers and other ISPs. Business customers are typically signed to contracts for one year terms. Revenues generated from business customers are typically comprised of recurring monthly fees, installation and start-up charges and sales of related equipment and services. Revenues from other ISPs are generated pursuant to network access agreements which typically require a minimum number of subscribers and obligate the ISP customers to pay specified monthly fees for each subscriber using the PSINet network. In addition, we provide a variety of value-added services, including, among others, Web hosting, corporate intranets, VPNs, security services, e-commerce solutions and other advanced Internet protocol or IP-based applications, such as Internet fax. Revenues from value-added services are typically in the form of monthly charges and are often bundled with Internet access services.

     We currently have operations in 16 of the 20 largest international telecommunications markets. In addition to the United States, we have operations in Argentina, Belgium, Brazil, Canada, France, Germany, Hong Kong, Italy, Japan, Mexico, the Netherlands, Republic of Korea, Spain, Switzerland and the United Kingdom. We typically enter a new market through the acquisition of an existing company within the particular market. Revenue from non-U.S. operations continues to increase as a percentage of consolidated results, comprising 51% of revenue in the second quarter of 1999. By comparison, non-U.S. operations comprised 32% of revenue in the second quarter of 1998 and 40% for all of 1998.

     Since the commencement of our operations, we have undertaken a program of developing and expanding our data communications network. In connection with this program, we have made significant investments in telecommunications circuits and equipment to produce a geographically-dispersed, Asynchronous Transfer Mode (ATM), Integrated Service Digital Network (ISDN) and Switched Multimegabit Data Service (SMDS) compatible frame relay network specially designed to optimize Internet traffic. ATM, ISDN and SMDS are among the most widely used switching standards. These investments generally are made in advance of obtaining customers and resulting revenue. As part of our ongoing efforts to further expand and enhance our network, we have acquired or agreed to acquire significant amounts of global fiber-based telecommunications bandwidth, including long-term rights, typically for 20 or more years, called indefeasible rights of use, or IRUs, or other rights in:

     .  10,000 equivalent route miles of OC-48 capacity across the United
        States;

     . transatlantic capacity in two STM-1s connecting the United States, the United Kingdom and continental Europe;

     . ten dark fiber optic strands connecting the New York City and Washington, D.C. metropolitan areas and major metropolitan areas in between, and four strands each within New York and Washington, D.C.;

     . six DS-3s of transpacific capacity connecting the United States and Japan;

     . four dark fiber optic strands connecting multiple locations in the San Francisco Bay area;

     . STM-1 network bandwidth having the capability of connecting Japan, China, Southeast Asia, India, the Middle East, Europe and the United Kingdom;

     .  STM-1 network bandwidth inter-connecting 30 European cities; and

     . 20 dark fiber optic strands connecting the Vancouver, British Columbia and Seattle, Washington metropolitan areas.

     In addition, we have entered into an agreement with other leading global telecommunications companies to build the Japan-U.S. Cable Network.

     The acquisition of these telecommunications bandwidth assets is expected to increase our network capacity by a substantial magnitude and to reduce significantly our future data communications and operations costs per equivalent mile. In addition, the increased network capacity is expected to enable us to offer a wider variety of higher-speed Internet and Internet-related services to a larger customer base. As a result, we anticipate that our data communications and operations costs as a percentage of revenue will decrease as we substitute the acquired bandwidth for existing leased circuit arrangements with various telecommunications carriers.

Three Months Ended March 31, 1999 As Compared To The Three Months Ended March 31, 1998

Results of Operations

     Revenue. We generate revenue primarily from the sale of Internet access and related services to businesses. Revenue was $104.8 million for the three months ended March 31, 1999, an increase of $60.3 million, or 136%, from $44.5 million for the three months ended March 31, 1998 and an increase of 12% over the three months ended December 31, 1998. Revenue growth from the first quarter of 1998 was a result of both acquisitions and internally generated growth, as further described below. Revenue growth from the fourth quarter of 1998 was primarily internally generated, with acquisitions adding only a nominal amount to the 12% increase. Our internally generated revenue growth is attributable to a number of factors, including an increase in the number of business customer and ISP accounts, an increase in the average annual revenue realized per new business customer account, and an increase in the business account retention rate.

     Our business customer account base increased by 79% to 59,700 business accounts at March 31, 1999 from 33,300 business accounts at March 31, 1998 and 54,700 accounts at the end of 1998. Of the total business account growth from the first quarter of 1998, 42% was the result of internally generated growth and 58% was attributable to the companies we acquired. The total number of our Carrier customers grew to 196 at March 31, 1999, and, together with our small office/home office ("SOHO") and consumer customers, provide service to 898,000 customers. This compares with 61 Carrier customers and 339,000 customers at March 31, 1998. Average annual new contract value for business accounts increased to $6,200 for the three months ended March 31, 1999 from $5,500 for the three months ended March 31, 1998 and $6,000 for the full year 1998, which we believe reflects an increasing demand for value-added services and higher levels of bandwidth. Our business account retention rate increased to 81% for the three months ended March 31, 1999, compared with 80% for the three months ended March 31, 1998 and a full-year retention rate in 1998 of 79%.

     Data Communications and Operations.   Data communications and operations
expenses consist primarily of leased long distance and local circuit costs as well as personnel and related operating expenses associated with network operations, customer support and field service. Data communications and operations expenses were $76.0 million (72.5% of revenue) for the first three months of 1999, an increase of $39.3 million from $36.7 million (82.5% of revenue) for the three months ended March 31, 1998. The increase in expenses related principally to increases in:

     . the number of leased long distance, dedicated customer and dial-up circuits,

     . expenditures for additional primary rate interface, or PRI, circuits to support the growth of our Carrier and ISP Services business,

     . personnel costs resulting from the expansion of our network operations, customer support and field service staff, including through acquisitions, and

     .  operating and maintenance charges on telecommunications bandwidth.

     Our dedicated access customer account base grew to 16,000 at March 31, 1999 from 8,300 at March 31, 1998, an increase of 93%. Comparing the quarters, backbone circuit costs increased $12.1 million, or 139%, dedicated customer circuit costs increased $5.3 million, or 62%, PRI expense increased $5.4 million, or 96%, and personnel and related operating expenses associated with network operations, customer support and field service increased $8.5 million, or 101%. Circuit costs relating to our new and expanded POPs and PRIs generally are incurred by us in advance of obtaining customers and resulting revenue. Although we expect that data communications and operations expenses will continue to increase as our customer base grows, we anticipate that such expenses will decrease over time as a percentage of revenue due to decreases in unit costs and continued increases in network utilization. In particular, we anticipate that costs for data communications and operations as a percentage of revenue will decrease as we substitute network bandwidth purchased or acquired under capital lease agreements for existing bandwidth currently under operating lease agreements. Network bandwidth purchased or acquired under capital lease agreements is recorded as an asset and amortized over its useful life. This will, in turn, result in increases in depreciation and amortization expense over the useful life of the bandwidth, typically 10 to 25 years.

     Sales and Marketing.   Sales and marketing expenses consist primarily of
personnel costs, advertising costs, distribution costs and related occupancy costs. Sales and marketing expenses were $18.6 million (17.7% of revenue) for the three months ended March 31, 1999, an increase of $7.9 million from $10.7 million (24.1% of revenue) for the three months ended March 31, 1998. The increase is principally attributable to costs associated with the growth of our sales force in conjunction with our growth and acquisitions. In conjunction with the Company's naming rights and sponsorship agreements for PSINet Stadium with the Baltimore Ravens of the National Football League, annual expenses under the arrangement are expected to be approximately $4.7 million.

     General and Administrative.   General and administrative expenses consist
primarily of salaries and occupancy costs for executive, financial, legal and administrative personnel and provision for uncollectible accounts receivable. General and administrative expenses were $17.1 million (16.3% of revenue) for the three months ended March 31, 1999, an increase of $9.5 million from $7.6 million (17.1% of revenue) for the three months ended March 31, 1998. The increase resulted from the addition of management staff and related operating expenses across the organization, including increases in conjunction with our growth and acquisitions.

     Depreciation and Amortization.   Depreciation and amortization costs were
$26.8 million (25.6% of revenue) for the three months ended March 31, 1999, an increase of $17.3 million from $9.5 million (21.3% of revenue) for the three months ended March 31, 1998. Depreciation and amortization costs have increased as a result of capital expenditures associated with network infrastructure enhancements, including telecommunications bandwidth acquisitions, and depreciation and amortization of tangible and intangible assets related to business acquisitions. We anticipate that our depreciation and amortization expenses will continue to increase significantly as we substitute network bandwidth purchased or acquired under capital lease agreements for existing bandwidth under operating lease agreements, and as we record depreciation and amortization on tangible and intangible assets related to business combinations and expansion of our operations.

     Acquired In-process Research and Development.   The results for the three
months ended March 31, 1999 do not include any charges for acquired in-process research and development. The results for the three months ended March 31, 1998 include a $7.0 million charge (15.7% of revenue) for acquired in-process research and development related to an acquisition.

     Interest Expense.   Interest expense was $29.6 million (28.2% of revenue)
for the three months ended March 31, 1999, an increase of $27.0 million from $2.6 million (5.8% of revenue) for the three months ended March 31, 1998. The increase was due to interest on our $600.0 million aggregate principal amount of 10% senior notes issued in April 1998 and our $350.0 million aggregate principal amount of 11 1/2% senior notes issued in November 1998, as well as to increased borrowings and capital lease obligations incurred to finance our network expansion and to fund our working capital requirements.

     Interest Income.   Interest income was $4.7 million (4.5% of revenue) for
the three months ended March 31, 1999, an increase of $4.2 million from $0.5 million (1.3% of revenue) for the three months ended March 31, 1998. The increase was due to interest received on the net proceeds of our offerings of the 10% senior notes and 11 1/2% senior notes, which we invest in short-term investment grade and government securities until such time as we use them for other purposes.

     Net Loss Available to Common Shareholders and Loss Per Share.   Our net
loss available to common shareholders for the three months ended March 31, 1999 was $59.3 million, or $1.11 basic and diluted loss per share, a $29.4 million, or 98%, increase from a net loss available to common shareholders for the three months ended March 31, 1998 of $29.9 million, or $0.67 basic and diluted loss per share. The primary reasons for the increase were:

     . the increase in interest expense due to the issuance of the 10% senior notes and 11 1/2% senior notes,

     . the first portions of our acquired IRUs were installed, leading to an increase in depreciation and personnel costs to manage the IRUs,

     . increase in depreciation and amortization related to acquisitions, offset by the absence of a charge for acquired in-process research and development, and

     .  operating losses of acquired companies.

     The return to preferred shareholders, which comprises the dividends with respect to our previously outstanding Series B 8% convertible preferred stock and accretion of the related conversion premium, is subtracted from net loss in determining the net loss available to common shareholders. Because inclusion of common stock equivalents is antidilutive, basic and diluted loss per share are the same for each period presented.

Year Ended December 31, 1998 As Compared To The Year Ended December 31, 1997

Results of Operations

     Revenue.    Revenue was $259.6 million in 1998, an increase of $137.7
million, or 113%, from $121.9 million in 1997. The 113% revenue growth is broken down into 58% from those operations that were in existence at the end of 1997 and 55% from the companies we acquired in 1998. Our organic growth is attributable to a number of factors, including an increase in the number of business customer and ISP accounts, an increase in the average annual revenue realized per new business customer account, and an increase in the business account retention rate.

     Our business customer account base increased by 107% to 54,700 business accounts at the end of 1998 from 26,400 business accounts at the end of 1997. Of the total business account growth in 1998, 8,100 business accounts resulted from organic growth and 20,200 business accounts were attributable to the companies we acquired. The total number of our Carrier and ISP customers grew to 168, serving 863,000 SOHO and consumer customers at the end of 1998, from 47 ISPs serving 264,000 SOHO/consumer customers at the end of 1997. Average annual new contract value for business accounts increased to $6,000 in 1998 from $5,500 in 1997, which we believe reflects an increasing demand for value-added services and higher levels of bandwidth. Our business account retention rate improved to 79% in 1998 from 76% in 1997.

     Data Communications and Operations.   Data communications and operations
expenses were $199.4 million (76.8% of revenue) for 1998, an increase of $105.0 million from $94.4 million (77.4% of revenue) for 1997. The increase in expenses related principally to increases in:

     (1) the number of leased long distance, dedicated customer and dial-up circuits,

     (2) expenditures for additional PRI circuits to support the growth of our Carrier and ISP Services business,

     (3) personnel costs resulting from the expansion of our network operations, customer support and field service staff, including through acquisitions, and

     (4)  operating and maintenance charges on telecommunications bandwidth.

     Our dedicated customer account base grew to 14,000 at December 31, 1998 from 7,500 at December 31, 1997, an increase of 87%. Comparing 1998 to 1997, backbone circuit costs increased $30.2 million (or 141%), dedicated customer circuit costs increased $18.4 million (or 77%), PRI expense increased $16.7 million (or 112%), and personnel and related operating expenses associated with network operations, customer support and field service increased $23.8 million (or 109%). Circuit costs relating to our new and expanded POPs and PRIs generally are incurred by us in advance of obtaining customers and resulting revenue.

     Sales and Marketing.   Sales and marketing expenses were $57.0 million
(22.0% of revenue) for 1998, an increase of $31.2 million from $25.8 million (21.2% of revenue) for 1997. The increase is principally attributable to costs related to a branding and advertising campaign resulting in additional advertising expense of $10.6 million and from costs associated with the growth of our sales force in conjunction with our growth and acquisitions.

     General and Administrative.   General and administrative expenses were
$45.3 million (17.4% of revenue) for 1998, an increase of $22.4 million from $22.9 million (18.8% of revenue) for 1997. The increase resulted from the addition of management staff and related operating expenses across the organization, including increases in conjunction with our growth and acquisitions.

     Depreciation and Amortization.   Depreciation and amortization costs were
$63.4 million (24.4% of revenue) for 1998, an increase of $35.1 million from $28.3 million (23.3% of revenue) for 1997.

     Acquired In-Process Research and Development.   The results for 1998
include $70.8 million (27.3% of revenue) in charges for acquired in-process research and development. The charges were based on independent valuations and reflect technologies acquired prior to technological feasibility and for which there was no alternative future use. The technologies exist at eight of the companies we acquired, specifically iSTAR, INX, ioNET, LinkAge, Interlog, Rimnet, iNet, and Tokyo Internet, comprising approximately 18% of the total fair value of assets acquired. We have included a detailed description of the specific technologies acquired, their value, cost to complete, expected completion date and remaining tasks in the notes to our consolidated financial statements included in this offering memorandum.

     The value of the in-process projects was adjusted to reflect the relative value and contribution of the acquired research and development. In doing so, we gave consideration to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred, and the projected cost to complete the projects. The value assigned to purchased in-process technology was based on key assumptions that included:

     . Estimated revenue associated with the respective business enterprise valuations assuming five-year compound annual revenue growth rates of between 22% and 45%.

     . Revenue growth rates for each technology considering, among other things, current and expected industry trends, acceptance of the technologies and historical growth rates for similar industry products. Estimated revenues from the purchased in-process technology projects were generally assumed to peak in the year 2003 and decline through 2014 or earlier as other new products are expected to be introduced. These revenue projections were based on management's estimates of market size and growth, expected trends in technology and the expected timing of new product introductions.

     . Estimated net cash flows discounted back to their present value using a discount rate of between 17.0% and 27.5%, which represents a premium to our cost of capital.

     . Estimated percentage-of-completion of the various in-process research and development projects ranged from 50% to 85% complete.

     If none of these projects is successfully developed, our sales and profitability may be adversely affected in future periods. However, the failure of any particular individual project in-process would not have a material impact on our financial condition or our results of operations. The failure of any particular individual project in-process could impair the value of other intangible assets acquired.

     There were no comparable charges in 1997.

     Interest Expense.   Interest expense was $63.9 million for 1998, an
increase of $58.5 million from $5.4 million for 1997. The increase was due to interest on our issuance of $600.0 million aggregate principal amount of 10% senior notes in April 1998 and our issuance of $350.0 million aggregate principal amount of 11 1/2% senior notes in November 1998, as well as to increased borrowings and capital lease obligations incurred to finance our network expansion and to fund our working capital requirements.

     Interest Income.   Interest income was $19.6 million for 1998, an increase
of $16.5 million from $3.1 million for 1997. The increase was due to interest received on the net proceeds of our offerings of the

10% senior notes and 11 1/2% senior notes, which we invest in short-term investment grade and government securities until such time as we use them for other purposes.

     Other Income, Net.   Other income, net, was $6.8 million for 1998, which
primarily relates to a $5.6 million realized gain on equity securities that we sold during the third quarter. The total of $5.8 million in 1997 primarily related to the sale in the first quarter of 1997 of our software subsidiary.

     Non-Recurring Arbitration Charge.   The results for 1998 include a $49.0
million charge for an arbitration award and related costs associated with a dispute between PSINet and The Chatterjee Management Company. The charge relates to a joint venture agreement executed by the parties in 1996 and we have no ongoing relationship with Chatterjee. There were no similar charges in 1997.

     Net Loss Available to Common Shareholders and Loss per Share.   Our net
loss available to common shareholders for 1998 was $264.9 million, or $5.32 basic and diluted loss per share, a $218.9 million, or 476%, increase from a net loss available to common shareholders for 1997 of $46.0 million, or $1.14 basic and diluted loss per share. The primary reasons for the increase were:

     (1)  operating losses of acquired companies,

     (2)  the increase in data communications costs,

     (3) the first portions of our acquired IRUs were installed, leading to an increase in depreciation and personnel costs to manage the IRUs,

     (4) the charge for acquired in-process research and development relating to acquisitions in 1998,

     (5) the increase in interest expense due to the issuance of the 10% senior notes and 11 1/2% senior notes, and

     (6)  the non-recurring arbitration charge.

     The return to preferred shareholders, which comprises the dividends with respect to our Series B 8% convertible preferred stock and accretion of the related conversion premium, is subtracted from net loss in determining the net loss available to common shareholders. Because inclusion of common stock equivalents is antidilutive, basic and diluted loss per share are the same for each period presented.

Year Ended December 31, 1997 As Compared To The Year Ended December 31, 1996

Results of Operations

     Revenue.   Revenue was $121.9 million in 1997, an increase of $37.5
million, or 45%, from $84.4 million in 1996. The increase was attributable to a number of factors, including an increase in the number of business customer and ISP accounts, an increase in the average annual revenue realized per new business customer account and an increase in sales by our international subsidiaries. The growth was driven by an expansion of our sales force and greater public awareness and utilization of the Internet.

     In comparison with 1996, revenue for 1997 was affected by the sale in 1996 of our individual consumer accounts and related assets and by the sale in 1997 of our software subsidiary, which together provided $15.6 million of revenue in 1996 but only $0.3 million in 1997. If such revenue was excluded from 1996 revenue, our growth in revenue from 1996 to 1997 would have been 77% instead of 45%. Revenue growth in 1997 was also impacted by a drop in our annualized business customer retention rate from 79% in 1996 to 76% in 1997, which was attributable in part to an initiative by us to remove certain non-performing accounts.

     Our business customer account base increased by 48% to 26,400 business accounts at December 31, 1997, including 47 ISPs, from 17,800 business accounts, including 22 ISPs, at December 31, 1996. Our revenue from international operations increased by 165% to $18.0 million in 1997 from $6.8 million in 1996, principally as a result of significant growth in our operations in the United Kingdom, Japan and Canada.

     Other Income, Net.   We did not have other income, net, in 1997, compared
with $5.4 million during 1996, consisting of the consideration received, net of related asset costs and expenses, relating to the sale of our individual consumer subscribers and certain related tangible and intangible assets during the second and third quarters of 1996.

     Data Communications and Operations.   Data communications and operations
expenses were $94.4 million (77.4% of revenue) during 1997, an increase of $24.3 million from $70.1 million (83.1% of revenue) during 1996. The increase in expenses related principally to increases in:

     . the number of leased long distance, dedicated customer and dial-up circuits;

     . expenditures for additional primary rate interfaces to support the growth of our Carrier and ISP Services business; and

     . personnel costs resulting from the expansion of our network operations, customer support and field service staff.

     Sales and Marketing.   Sales and marketing expenses were $25.8 million
(21.2% of revenue) during 1997, a decrease of $1.3 million from $27.1 million (32.1% of revenue) during 1996. The decrease resulted principally from reductions in costs following the sale of our individual consumer subscribers and related infrastructure in 1996 and the sale of our software operations in 1997, which were offset in part by an increase in sales and marketing expenses relating to the expansion of our operations.

     General and Administrative.   General and administrative expenses were
$22.9 million (18.8% of revenue) during 1997, an increase of $2.3 million from $20.6 million (24.5% of revenue) during 1996. The increase resulted from the addition of management staff and related operating expenses across the organization, including in conjunction with our expansion outside of the United States, and increases in the provision for doubtful accounts receivable. These expenses were in part offset by decreased expenses following the sale of our individual consumer subscribers and related assets in 1996 and the sale of our software operations in 1997.

     Depreciation and Amortization. Depreciation and amortization costs were $28.3 million (23.3% of revenue) during 1997, an increase of $0.3 million from $28.0 million (33.2% of revenue) during 1996. Depreciation costs increased due to additional capital expenditures associated with network infrastructure enhancements, which were partially offset by decreases in costs resulting from the elimination of depreciation and amortization that had been associated with the individual consumer subscriber assets sold in 1996 and the software assets sold in 1997.

     Interest Expense.   Interest expense was $5.4 million during 1997, an
increase of $0.4 million from $5.0 million in 1996. The increase was principally due to increased borrowings and capital lease obligations incurred by us to finance network expansion and to fund working capital requirements.

     Interest Income.   Interest income was $3.1 million during 1997, a decrease
of $0.7 million from $3.8 million in 1996. The decrease was principally due to a reduction in the amount of cash and short-term, interest-bearing investments held by us.

     Other Income, Net.   Other income, net, was $5.8 million for 1997, which
primarily related to the sale in the first quarter of 1997 of our software subsidiary.

     Net Loss Available to Common Shareholders and Loss Per Share.   As a result
of the factors discussed above, our net loss available to common shareholders for 1997 was $46.0 million (37.7% of revenue), or $1.14 basic and diluted loss per share, a $9.1 million improvement from a net loss available to common shareholders in 1996 of $55.1 million (65.3% of revenue), or $1.40 basic and diluted loss per share. The return to preferred shareholders, which comprises the dividends with respect to our Series B 8% convertible preferred stock and accretion of the related conversion premium, is subtracted from net loss in determining the net loss available to common shareholders. Because inclusion of common stock equivalents is antidilutive, basic and diluted loss per share are the same for each year presented.

Income Taxes

     In 1998, we generated a pretax U.S. book loss of approximately $134.6 million and pretax non-U.S. book loss of approximately $128.1 million. As of December 31, 1998, we had net operating loss carryforwards of approximately $216.7 million for U.S. income tax purposes. The use of the U.S. net operating loss carryforwards may be subject to limitations under the rules regarding a change in stock ownership as determined by the Internal Revenue Code. These net operating loss carryforwards may be carried forward in varying amounts until 2018. Additionally, at December 31, 1998, we had net operating loss carryforwards for tax purposes in various jurisdictions outside the United States amounting to approximately $158.6 million. The majority of non-U.S. loss carryforwards will expire in varying amounts in 2003 to 2005. Some of the non-U.S. loss carryforwards will never expire under local country tax rules.

     We have provided a valuation allowance against our deferred tax assets since realization of these benefits cannot be reasonably assured. The change in valuation allowance was an increase of $101.7 million and $18.8 million in 1998 and 1997, respectively.

     We recognized deferred income tax benefits of $0.8 million in 1998, $0.5 million in 1997, and $0.2 million in 1996, resulting primarily from deferred tax liabilities of companies we acquired outside of the U.S. We did not recognize any current income tax expense or benefit for any of those three years.

Segment Information

     We offer a broad range of Internet access services and related products to businesses in the U.S. and throughout the rest of the world. As of March 31, 1999, we served primary markets in 13 of the 20 largest telecommunications markets, with operations then organized into four geographic operating segments- -the U.S., Canada, Europe and Asia. In measuring performance and allocating assets, we review each geographic operating segment as a whole and not by types of services provided.

     All our reportable segments have experienced significant revenue increases from 1996 to 1998 and from the first quarter of 1998 to the first quarter of 1999. Between 1996 and 1997, our revenue growth by segment was largely organic, with the United States growing by 33%, Canada by 823%, Europe by 114% and Asia by 205%. Starting in late 1997 and through the first quarter of 1999, we acquired 21 ISPs and related businesses in the U.S., Canada, Europe and Asia, and our revenue growth between 1997 and 1998 reflected a mixture of organic and acquired revenue. Revenue growth by segment for the three months ended March 31, 1999 compared to the three months ended March 31, 1998 was as follows:


                                               Revenue
                                               Growth
                                               ------

United States.............................        59%
Canada....................................        70%
Europe....................................       165%
Asia......................................     1,773%

All Segments..............................       136%

     Revenue growth by segment between 1997 and 1998 was as follows:

                                                                                           Percentage of
                                                             Revenue Growth                Total Revenue
                                                   -----------------------------------  -------------------
                                                     Organic     Acquired     Total       1998       1997
                                                   -----------  ----------  ----------  ---------  --------
United States  ........................................    45%          5%         50%        60%       85%
Canada  ...............................................   140%        725%        865%        11%        2%
Europe  ...............................................   144%        123%        267%        15%        9%
Asia  .................................................   105%        657%        762%        14%        4%
                                                                                            ----      ----
All Segments  .........................................    58%         55%        113%       100%      100%
                                                                                            ====      ====

     EBITDA losses as a percentage of revenue improved in all segments from the three months ended March 31, 1998 to the three months ended March 31, 1999, reflecting the overall development cycle of our businesses in these areas. Improvement in EBITDA profits (losses) as a percentage of revenue for the U.S. segment was (19.6%) to (16.3%), for the Canadian segment was (62.9%) to 2.4%, for the European segment was (19.5%) to (12.0%), and for the Asian segment was 4.1% to 10.4%. These improvements have arisen primarily as a result of two factors. First, improvements have been generated based on internally generated growth factors including high levels of revenue growth and concentration of efforts on controlling operating costs, and second, almost every company we acquired in 1998 and in the three months ended March 31, 1999 operated at EBITDA breakeven or better, contributing to these improvements.

     EBITDA losses as a percentage of revenue improved in all segments except the U.S. from 1997 to 1998, reflecting the overall development cycle of our businesses in these areas. In the U.S., our EBITDA loss as a percentage of revenue increased from (13%) to (17%), which is reflective of increased costs charged to the U.S. segment relating to shared network, marketing and general and administrative costs not allocated to other reportable segments. Improvements in EBITDA as percentage of revenue for the Canadian segment was (144%) to (28%), for the European segment was (33%) to (16%), and for the Asian segment was (12%) to (5%). These improvements have arisen as a result of two primary factors. First, improvements have been generated based on organic growth factors including high levels of revenue growth and concentration of efforts on controlling operating costs, and second, almost every company we acquired in 1998 operated at EBITDA breakeven or better, contributing to these improvements.

     EBITDA losses as a percentage of revenue improved in all segments from 1996 to 1997. In the U.S., it improved from (26%) to (13%), in Canada from (1,032%) to (144%), in Europe from (55%) to (33%), and in Asia from (108%) to (12%). The improvement in the U.S. reflects revenue that increased at a faster rate than did data communications and operations, sales and marketing and general and administrative expenses. We achieved cost reductions between 1996 and 1997 in the U.S. due to the disposition of our software operations. Our operating improvements outside of the U.S. primarily are the result of the development of these operations that were largely still in a start-up mode in 1996.

     Our loss from operations differs from EBITDA for the quarters only by depreciation and amortization and the charge for acquired in-process research and development; therefore, loss from operations in each segment reflects the same underlying trends as those impacting EBITDA as a percentage of revenue. With the exception of Asia, where the charges incurred for goodwill and other intangible amortization have the most significant impact, our loss from operations as a percentage of revenue improved across all geographic segments. In the U.S., our loss from operations as a percentage of revenue was reduced from (42.9%) in the first quarter of 1998 to (41.4%) in the first quarter of 1999. In Canada, it was reduced from (228.2%) to (38.9%) and in Europe from (30.2%) to (29.9%) for those same quarters, respectively. The loss from operations as a percentage of revenue increased in Asia from 0.2% to (16.6%).

     Our loss from operations in 1996, 1997 and 1998 differs from EBITDA only by depreciation and amortization and the charge for acquired in-process research and development; therefore, loss from operations in each segment reflects underlying trends as those impacting EBITDA as a percentage of revenue. However, as a result of our 1998 acquisitions of telecommunications bandwidth and other fixed assets and acquisitions of ISPs, we incurred charges for acquired in-process research and development and increased depreciation and amortization expenses in each geographic segment, which increased our loss from operations. In the U.S., our loss from operations as a percentage of revenue went from (60%) in 1996 to (37%) in 1997 to (47%) in 1998. In Canada, it went from (1,138%) to (176%) to (104%), in Europe from (74%) to (51%) to (41%), and in Asia from (116%) to (17%) to (160%) for those same three years, respectively.

Quarterly Results

     The following tables set forth certain unaudited quarterly financial data, and such data expressed as a percentage of revenue, for the nine quarters ended March 31, 1999. In the opinion of management, the unaudited financial information set forth below has been prepared on the same basis as the audited financial information included elsewhere herein and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                          Quarter Ended
                                     ----------------------------------------------------------------------------------------
                                                           1997                                    1998                1999
                                     ------------------------------------------------  --------------------------------------
                                      Mar 31    Jun 30    Sep 30    Dec 31    Mar 31    Jun 30    Sep 30    Dec 31    Mar 31
                                     --------  --------  --------  --------  --------  --------  --------  --------  --------
                                                  (In millions of dollars, except per share amounts)
Revenue  ..........................  $  25.6   $  29.5   $  32.0   $  34.8   $  44.5   $  53.7   $  67.6   $  93.9   $ 104.8
Operating costs and expenses:
Data communications and
 operations  ......................     21.0      22.1      23.8      27.5      36.7      41.9      51.9      68.9      76.0
Sales and marketing  ..............      6.0       5.9       6.2       7.8      10.7      12.5      14.7      19.1      18.6
General and administrative  .......      5.4       6.1       5.3       6.0       7.6      10.3      11.6      15.8      17.1
Depreciation and amortization  ....      8.0       6.1       6.6       7.7       9.5      12.9      14.7      26.4      26.8
Charge for acquired in-process
 research and development  ........       --        --        --        --       7.0      20.0      13.4      30.4        --
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
Total operating costs and
 Expenses  ........................     40.4      40.2      41.9      49.0      71.5      97.6     106.3     160.6     138.5
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
Loss from operations  .............    (14.8)    (10.7)     (9.9)    (14.2)    (27.0)    (43.9)    (38.7)    (66.7)    (33.7)
Interest expense  .................     (1.4)     (1.3)     (1.5)     (1.2)     (2.6)    (16.9)    (18.7)    (25.7)    (29.6)
Interest income  ..................      0.8       0.7       0.5       1.1       0.5       6.0       4.8       8.2       4.7
Other income, net  ................      5.7        --       0.2        --        --       1.2       5.3       0.5      (0.1)
Non-recurring arbitration
 charge  ..........................       --        --        --        --        --        --        --     (49.0)       --
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
Loss before income taxes  .........     (9.7)    (11.3)    (10.7)    (14.3)    (29.1)    (53.6)    (47.3)   (132.7)    (58.7)
Income tax benefit  ...............     (0.4)       --        --        --        --        --        --      (0.9)       --
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
Net loss  .........................     (9.3)    (11.3)    (10.7)    (14.3)    (29.1)    (53.6)    (47.3)   (131.8)    (58.7)
Return to preferred
 shareholders  ....................       --        --        --      (0.4)     (0.8)     (0.8)     (0.8)     (0.8)     (0.6)
                                     -------   -------   -------   -------   -------   -------   -------   -------   -------
Net loss available to common
 shareholders  ....................  $  (9.3)  $ (11.3)  $ (10.7)  $ (14.7)  $ (29.9)  $ (54.4)  $ (48.1)  $(132.6)  $ (59.3)
                                     =======   =======   =======   =======   =======   =======   =======   =======   =======
Basic and diluted loss per
 share (1)  .......................  $ (0.23)  $ (0.28)  $ (0.26)  $ (0.36)  $ (0.67)  $ (1.06)  $ (0.93)  $ (2.56)  $ (1.11)
                                     =======   =======   =======   =======   =======   =======   =======   =======   =======
Shares used in computing basic
 and diluted loss per share
 (in thousands)  ..................   40,158    40,225    40,407    40,436    44,596    51,111    51,659    51,871    53,358
                                     =======   =======   =======   =======   =======   =======   =======   =======   =======

(1) Since there are changes in the weighted average number of shares outstanding each quarter, the sum of the loss per share by quarter does not equal the loss per share for 1997 and 1998.

                                                                        Quarter Ended
                                       --------------------------------------------------------------------------------
                                                      1997                                1998                   1999
                                       ----------------------------------  -----------------------------------  -------
                                       Mar 31   Jun 30   Sep 30   Dec 31   Mar 31   Jun 30   Sep 30    Dec 31   Mar 31
                                       -------  -------  -------  -------  -------  -------  -------  --------  -------
Revenue  ............................   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%    100.0%   100.0%
Operating costs and expenses:
Data communications and
 operations  ........................    81.8     74.9     74.3     79.2     82.5     78.1     76.8      73.3     72.5
Sales and marketing  ................    23.4     19.9     19.4     22.3     24.1     23.2     21.8      20.3     17.7
General and administrative  .........    21.4     20.8     16.7     17.2     17.1     19.2     17.1      16.9     16.3
Depreciation and amortization  ......    31.3     20.5     20.5     22.1     21.3     24.0     21.7      28.1     25.6
Charge for acquired in-process
 research and development  ..........      --       --       --       --     15.7     37.2     19.8      32.4       --
                                       ------   ------   ------   ------   ------   ------   ------   -------   ------
Total operating costs and
 expenses  ..........................   157.9    136.1    130.9    140.8    160.7    181.7    157.3     171.0    132.1
                                       ------   ------   ------   ------   ------   ------   ------   -------   ------
Loss from operations  ...............   (57.9)   (36.1)   (30.9)   (40.8)   (60.7)   (81.7)   (57.3)    (71.0)   (32.1)
Interest expense  ...................    (5.2)    (4.4)    (4.7)    (3.4)    (5.8)   (31.4)   (27.7)    (27.4)   (28.2)
Interest income  ....................     3.0      2.3      1.7      3.1      1.3     11.3      7.0       8.8      4.5
Other income, net  ..................    22.1     (0.1)     0.6     (0.1)    (0.2)     2.0      7.9       0.5     (0.1)
Non-recurring arbitration charge  ...      --       --       --       --       --       --       --     (52.2)      --
                                       ------   ------   ------   ------   ------   ------   ------   -------   ------
Loss before income taxes  ...........   (38.0)   (38.3)   (33.3)   (41.2)   (65.4)   (99.8)   (70.1)   (141.3)   (56.0)
Income tax benefit  .................    (1.8)      --       --       --       --       --       --      (0.9)      --
                                       ------   ------   ------   ------   ------   ------   ------   -------   ------
Net loss  ...........................  (36.2)%  (38.3)%  (33.3)%  (41.2)%  (65.4)%  (99.8)%  (70.1)%  (140.4)%  (56.0)%
                                       ======   ======   ======   ======   ======   ======   ======   =======   ======

     Our quarterly operating results have fluctuated and will continue to fluctuate from period to period for the foreseeable future depending upon such factors as:

     .  the timing of acquisitions,

     . the success of our efforts to expand our customer base, and to sell enhanced and value added services to existing customers,

     . changes in and the timing of expenditures relating to the continued expansion of our network,

     .  the delivery of bandwidth from our global network providers,

     .  the development of new services, and

     .  changes in pricing policies by us or our competitors.

     In view of the significant historical growth of our operations, we believe that period-to-period comparisons of our financial results should not be relied upon as an indication of future performance and that we may experience significant period-to-period fluctuations in operating results in the future. We expect to focus in the near term on building and increasing our customer base and increasing our network utilization both through internal growth and through acquisitions which may require us from time to time to increase our expenditures for personnel, marketing, network infrastructure and the development of new services.

Liquidity And Capital Resources

     We have historically had losses from operations, which have been funded primarily through borrowings and capital lease financings from vendors, financial institutions and other third parties, and through the issuance of debt and equity securities. In 1998, we received net proceeds of approximately $1.06 billion from debt financings.

Cash Flows for the Three Months Ended March 31, 1999 and 1998

     Cash flows used in operating activities were $77.3 million and $10.0 million for the three months ended March 31, 1999 and 1998, respectively. Cash flows from operating activities can vary significantly from period to period depending upon the timing of operating cash receipts and payments and other working capital changes, especially accounts receivable, prepaid expenses and other assets, and accounts payable and accrued liabilities. In both of these three month periods, our net losses were the primary component of cash used in operating activities, offset by significant non-cash depreciation and amortization expenses relating to our network and intangible assets and, in the three months ended March 31, 1998, our charge for acquired in-process research and development.

     Cash flows used in investing activities were $36.9 million and $9.9 million for the three months ended March 31, 1999 and 1998, respectively. Acquisition activities resulted in the use of $35.1 million of cash for the three months ended March 31, 1999, net of cash acquired. Investments in our network and facilities during the first three months of 1999 resulted in total additions to fixed assets of $127.6 million, excluding assets acquired from business acquisition. Of this amount, $60.0 million was financed under vendor or other financing arrangements, $11.9 million of non-cash additions related to the bandwidth acquired from IXC Internet Services, Inc., and $55.7 million was expended in cash. For the three months ended March 31, 1998, total additions were $37.1 million, of which $30.9 million was financed under equipment financing agreements and $6.2 million was expended in cash. Purchases of short-term investments during the first three months of 1999 were an aggregate of $129.3 million, offset by proceeds from the sale and maturity of short-term investments of $153.9 million. Investing cash flows in the first three months of 1999 and 1998 were increased by $29.6 million and $14.3 million, respectively, from decreases in restricted cash and short-term investments related to various financing and acquisition activities.

     Cash flows provided by financing activities were $91.3 million and $13.6 million for the three months ended March 31, 1999 and 1998, respectively. In the first three months of 1999, we received $101.3 million from borrowings on our credit facility and from the issuance of notes payable. In the first three months of 1998, we received net proceeds from the issuance of notes payable of $25.0 million. We made repayments aggregating $15.6 million and $11.2 million for the three months ended March 31, 1999 and 1998, respectively, on our lines of credit, capital lease obligations and notes payable. As of March 31, 1999, we had $398.9 million of cash, cash equivalents, restricted cash, short-term investments and marketable securities.

Cash Flows For The Years Ended December 31, 1998, 1997 and 1996

     Cash flows used in operating activities were $87.6 million in 1998, $15.6 million in 1997 and $32.5 million in 1996. In all three years, our net losses were the primary component of cash used in operating activities, offset by significant non-cash depreciation and amortization expenses relating to our network and intangible assets and, in 1998, our charge for acquired in-process research and development.

     Cash flows used in investing activities were $783.9 million for 1998, $15.6 million for 1997 and $7.9 million for 1996. Acquisition activities resulted in the use of $268.0 million of cash for 1998, net of cash acquired. Investments in our network and facilities during 1998 resulted in total additions to fixed assets of $303.6 million. Of this amount, $113.3 million was financed under vendor or other financing arrangements, $27.4 million of non-cash additions related to the bandwidth acquired from IXC Internet Services, Inc., $44.9 million related to other network facilities that remained in accounts payable at year end, and $118.0 million was expended in cash. For 1997, total additions were $50.1 million, of which $37.5 million was financed under equipment financing agreements and $12.6 million was expended in cash, and for 1996, additions were $38.4 million, with $25.6 million financed and $12.8 million expended in cash. Purchases of short-term investments with the proceeds of our 10% senior notes and 11 1/2% senior notes offerings during 1998 were an aggregate of $511.7 million, offset by proceeds from the sale and maturity of short-term investments of $251.2 million. Investing cash flows in 1998 and 1997 were reduced by $141.0 million and $19.7 million, respectively, from increases in restricted cash and short-term investments related to various financing alternatives.

     Cash flows provided by (used in) financing activities were $874.2 million for 1998, $12.6 million for 1997, and ($10.5) million for 1996. In 1998, 1997 and 1996, we received net proceeds from the issuance of notes payable of $1,060.6 million, $10.1 million and $8.3 million, respectively. In 1997, we completed a private placement of 600,000 shares of our Series B convertible preferred stock for gross proceeds of $30.0 million. In 1998, 1997 and 1996, we made repayments aggregating $189.5 million, $27.7 million, and $20.8 million, respectively, on our capital lease obligations and notes payable.

     As of December 31, 1998, we had $485.0 million of cash, cash equivalents, restricted cash, short-term investments and marketable securities.

Capital Structure

     Our capital structure at March 31, 1999, after giving pro forma effect to our equity offerings in May 1999, consisted of a revolving credit facility, other lines of credit, capital lease obligations, 10% senior notes, 11 1/2% senior notes, 6 3/4% Series C cumulative convertible preferred stock and common stock.

     Total borrowings at March 31, 1999 were $1.28 billion, which included $166.2 million in current obligations and $1.12 billion in long-term capital lease obligations and notes payable.

     We have a senior secured revolving credit facility that expires on September 29, 2001 and has an aggregate principal amount of $110.0 million, of which $100.0 million was outstanding, $5.2 million was utilized for letters of credit and $4.8 million was available to draw at March 31, 1999. In April 1999, we repaid, out of available cash, the $100.0 million that we had borrowed under the credit facility, thereby restoring the availability of the credit facility for future borrowings to a maximum principal amount of $110.0 million. In addition, as of March 31, 1999, $31.8 million was available for purchases of equipment and other fixed assets under various other financing arrangements, after designating $22.0 million of payables for various equipment purchases.

     Our bank financing arrangements in the U.S., which are secured by substantially all of our assets, require us to satisfy many financial covenants such as those relating to consolidated revenue, leverage, liquidity and EBITDA (as defined therein), and prohibit us from paying cash dividends and repurchasing our capital stock without the lender's consent. In particular, we are prohibited from permitting:

     . consolidated revenue for the period of four consecutive fiscal quarters to be less than $215.0 million during the six month period beginning December 31, 1998, $285.0 million during the six month period beginning June 30, 1999, $350.0 million during the six month period beginning December 31, 1999, $425.0 million during the six month period beginning June 30, 2000, and $500.0 million on December 31, 2000 and thereafter;

     . the ratio of consolidated debt minus cash, excluding cash escrowed with respect to the payment of obligations, to annualized consolidated revenue for the most recent fiscal quarter for which financial statements have been delivered, as adjusted to give pro forma effect to any acquisitions completed during or after such fiscal quarter, to exceed 2.5 to 1 at any time;

     . the sum of cash, excluding cash escrowed with respect to the payment of obligations, and available borrowing capacity under our credit facility at any time to be less than $100.0 million; and

     . EBITDA (as defined therein), to be less than negative $40.0 million, negative $31.0 million, negative $15.0 million, $0, $15.0 million, $25.0 million, $40.0 million and $50.0 million for the period of four consecutive fiscal quarters ending on each of March 31, 1999, June 30, 1999, September 30, 1999, December 31, 1999, March 31, 2000, June 30,
        2000, September 30, 2000 and December 31, 2000, respectively.

     At March 31, 1999 and December 31, 1998, we were in compliance with all such covenants.

     At March 31, 1999, we had outstanding $600.0 million aggregate principal amount of 10% senior notes due 2005 and $350.0 million aggregate principal amount of 11 1/2% senior notes due 2008. At that date, we had deposited into an escrow account restricted cash and short-term investments of $93.8 million to fund, when due, the next three semi-annual interest payments on our 10% senior notes.

     The indentures governing the 10% senior notes and the 11 1/2% senior notes contain many covenants with which we must comply relating to, among other things, the following matters:

      . a limitation on our payment of cash dividends, repurchase of capital stock, payment of principal on subordinated indebtedness and making of certain investments, unless after giving effect to each such payment, repurchase or investment, certain operating cash flow coverage tests are met, excluding permitted payments and investments;

      . a limitation on our incurrence and our subsidiaries' incurrence of additional indebtedness, unless at the time of such incurrence, our ratio of debt to annualized operating cash flow would be less than or equal to 6.0 to 1.0 prior to April 1, 2001 and less than or equal to
         5.5 to 1.0 on or after April 1, 2001, excluding permitted incurrences of debt;

      . a limitation on our incurrence and our subsidiaries' incurrence of liens, unless the 10% senior notes and the 11 1/2% senior notes are secured equally and ratably with the obligation or liability secured by such lien, excluding permitted liens;

      . a limitation on the ability of any of our subsidiaries to create or otherwise cause to exist any encumbrance or restriction on the payment of dividends or other distributions on their capital stock, payment of indebtedness owed to us or to any of our other subsidiaries, making of investments in us or in any of our other subsidiaries, or transfer of any of their properties or assets to us or any of our other subsidiaries, excluding certain permitted encumbrances and restrictions;

      . a limitation on certain mergers, consolidations and sales of assets by us or our subsidiaries;

      .  a limitation on transactions with our affiliates;

      . a limitation on the ability of any of our subsidiaries to guarantee or otherwise become liable with respect to any of our indebtedness unless such subsidiary provides for a guarantee of the 10% senior notes and the 11 1/2% senior notes on the same terms as the guarantee of such indebtedness;

      . a limitation on sale and leaseback transactions by us or our subsidiaries;

      . a limitation on issuances and sales of capital stock of our subsidiaries; and

      . a limitation on the ability of us or our subsidiaries to engage in any business not substantially related to a telecommunications business.

     At March 31, 1999 and December 31, 1998, we were in compliance with all such covenants.

     In November 1997, we completed a private placement of 600,000 shares of our Series B convertible preferred stock for gross proceeds of $30.0 million. During the first quarter of 1999, all outstanding shares of the Series B preferred stock, which accrued dividends at an annual rate of 8%, were converted into an aggregate of 3,000,000 shares of our common stock. As a result of this conversion, we are no longer required to pay the 8% annual dividends under the terms of the Series B preferred stock, resulting in the elimination of approximately $2.4 million in annual dividend expense.

     In May 1999, we completed a public offering of 8,000,000 shares of our common stock at $50.50 per share for net proceeds of approximately $384.1 million, after expenses.

     In May 1999, we completed a public offering of 9,200,000 shares of our 6 3/4% Series C cumulative convertible preferred stock for net proceeds of approximately $358.5 million after expenses (excluding amounts paid by the purchasers of the Series C preferred stock into the deposit account therefor). The Series C preferred stock has a liquidation preference of $50 per share. The Series C preferred stock accrues dividends at an annual rate of 6 3/4%, payable quarterly in arrears, commencing on August 15,

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2002, in cash, or at our option and subject to applicable law, in shares of our common stock or a combination thereof.

     At the closing of the Series C preferred stock offering, the purchasers of the Series C preferred stock deposited approximately $85.8 million into an account established with a deposit agent. This deposit account is not an asset of PSINet. Funds in the deposit account will be paid to the holders of the Series C preferred stock each quarter in the amount of $0.84375 per share in cash or may be used to purchase shares of our common stock at 95% of the market price of the common stock on that date for delivery to holders of Series C preferred stock in lieu of cash payments. The funds placed in the deposit account by the purchasers of the Series C preferred stock will, together with the earnings on those funds, be sufficient to make payments, in cash or stock, through May 15, 2002. Until the expiration of the deposit account, we will accrete a return to preferred shareholders each quarter from the date of issuance at an annual rate of approximately 6 3/4% of the liquidation preference per share. Such amount will be recorded as a deduction from net income to determine net income available to common shareholders. Upon the expiration of the deposit account, which is expected to occur on May 15, 2002 unless earlier terminated, the Series C preferred stock will begin to accrue dividends at an annual rate of 6 3/4% of the $50 per share liquidation preference payable, at our option and subject to applicable law, in cash or in shares of our common stock at 95% of the market price of the common stock on that date. Under certain circumstances, we can elect to terminate the deposit account prior to May 15, 2002, at which time, under specified circumstances, the remaining funds in the deposit account would be distributed to PSINet and the Series C preferred stock would begin to accrue dividends.

     Each share of Series C preferred stock is convertible at any time at the option of the holders thereof into shares of our common stock at an initial conversion ratio price of $62.3675 per share, subject to adjustment upon the occurrence of specified events, equal to an initial conversion ratio of 0.8017 shares of our common stock for each share of Series C preferred stock. The Series C preferred stock is redeemable at a redemption premium of 101.929% of the liquidation preference (plus accumulated and unpaid dividends, if any, whether or not declared, to the redemption date) on or after November 15, 2000 but prior to May 15, 2002 if the trading price for the Series C preferred stock equals or exceeds $124.74 per share for 20 trading days within any 30 trading day period. Except in the circumstances described in the preceding sentence, we may not redeem the Series C preferred stock prior to May 15, 2002. Beginning on May 15, 2002, we may redeem shares of the Series C preferred stock initially at a redemption premium of 103.857% and thereafter at prices declining to 100% (plus in each case, accumulated and unpaid dividends, if any, whether or not declared, to the redemption date).

     In the event of a change in control of PSINet and if the market price of our common stock at such time is less than the conversion price of the Series C preferred stock, then the holders of the Series C preferred stock will have the right to convert their shares to our common stock at the greater of (1) the market price per share ending on the date on which a change of control event occurs, and (2) $38.73.

     As a result of the completion of the initial notes offering, our annual interest expense on the notes, 10% senior notes and 11 1/2% senior notes will be $232.6 million, assuming an exchange rate of Euro 0.98 to U.S.$1.00, which was the exchange rate on July 16, 1999, the date on which the initial notes offering was priced. We will have additional interest expense attributable to our revolving credit facility and equipment lease arrangements.

Commitments, Capital Expenditures And Future Financing Requirements

     As of March 31, 1999, we had commitments to certain telecommunications vendors totaling $153.1 million payable in various years through 2011. Additionally, we have various agreements to lease office space and facilities and, as of March 31, 1999, were obligated to make future minimum lease payments of $37.9 million on non-cancellable operating leases expiring in various years through 2009.

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     For some of our acquisitions, we have retained a portion of the purchase price under hold-back provisions of the purchase agreements to secure performance by certain sellers of indemnification or other contractual obligations of the sellers. These acquisition hold-back liabilities are generally payable up to 24 months after the date of closing of the respective acquisitions. Acquisition hold-back liabilities totaled $38.6 million at March 31, 1999.

     In connection with our previously announced 20-year commercial relationship with the Baltimore Ravens of the National Football League, we acquired, among other things, rights to name the Ravens' NFL Stadium "PSINet Stadium" as well as rights for sponsorship and promotion of team events and related advertising and marketing rights. In addition, we have the right to develop a Baltimore Ravens' web site and provide related Internet services to subscribing fan members which, along with other commercial aspects of the transaction, are expected to bring revenues to both organizations through service and membership fees, e-commerce and promotional ventures. In exchange for all of these rights, we will make payments to the Baltimore Ravens over a 20-year period. We paid $11.8 million in January 1999, which includes a one-time prepayment of $9.25 million under the stadium naming rights agreement. Annual payments for 2000 and for the 18 years thereafter start at $2.6 million, with successive annual increases of approximately 5%. We expect that the total payments to be made over the 20-year period will be approximately $93.5 million.

     In connection with a non-recurring arbitration charge, we recorded an accrual of $49.0 million in 1998 for the award and related costs, of which $48.3 million was paid in April 1999 from available cash.

     We acquire fiber-based telecommunications bandwidth through purchases and capital leases. Some of the purchase agreements have obligations for future cash payments that coincide with the delivery of bandwidth. At March 31, 1999, we were obligated to make future payments under these purchase agreements that total $99.5 million.

     We expect to continue to seek opportunities to acquire fiber-based telecommunications bandwidth to enhance our global network capabilities. In addition to the U.S. and Canada, we anticipate that such bandwidth acquisitions will be in Europe and Asia and would be accompanied by capital expenditures in the deployment of high activity POPs designed and located with the objective of optimizing the efficient use of the bandwidth. We currently believe that our capital expenditures in 1999 may be consistent with those in 1998. However, we anticipate that, as a result of our completion of the offering of the initial notes and recent equity offerings, we may decide to accelerate our capital expenditure program. This may occur as we continue to execute our expansion strategy in the 20 largest global telecommunications markets and beyond.

     We presently believe, based on the flexibility we expect to have in the timing of orders of bandwidth, in outfitting our POPs with appropriate telecommunications and computer equipment, and in controlling the pace and scope of our anticipated buildout of our international Internet network, that we will have a reasonable degree of flexibility to adjust the amount and timing of such capital expenditures in response to our then existing financing capabilities, market conditions, competition and other factors. Accordingly, we believe that working capital generated from the use of acquired bandwidth, together with other existing working capital, working capital from existing credit facilities, from capital lease financings, from the proceeds of the offering of the initial notes and from future equity or debt financings, which we presently expect to be able to obtain when needed, will be sufficient to meet the currently anticipated working capital and capital expenditure requirements of our operations. We cannot assure you, however, that we will have access to sufficient additional capital and/or financing on satisfactory terms to enable us to meet our capital expenditure and working capital requirements.

Other Possible Strategic Relationships And Acquisitions

     We anticipate that we will continue to seek to develop relationships with strategic partners, both domestically and internationally, and to acquire assets, including, without limitation, additional telecommunications bandwidth, and businesses principally relating to or complementary to our existing business. In this regard, we have entered into several non-binding letters of intent pursuant to which we and

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the other parties thereto have agreed to negotiate the terms and conditions of definitive agreements relating to our acquisition of additional U.S. and non-U.S. ISPs. We are also currently evaluating additional acquisitions and investments. However, we cannot assure you that we will successfully complete all or any of such acquisitions currently subject to letters of intent or acquisitions or investments otherwise being contemplated, or what the consequences thereof could be. Certain of these strategic relationships may involve other telecommunications companies that desire to enter into joint marketing and services arrangements with us pursuant to which we would provide Internet and Internet-related services to such companies. Such transactions, if deemed appropriate by us, may also be effected in conjunction with an equity or debt investment by such companies in us. Such relationships and acquisitions may require additional financing and may be subject to the consent of our lenders and other third parties.

     We have not entered into any material financial instruments to serve as hedges against certain financial and currency risks or for trading. However, as a result of the increase in our foreign operations, we may begin to use various financial instruments, including derivative financial instruments, in the ordinary course of business, for purposes other than trading. These instruments could include letters of credit, guarantees of debt, interest rate swap agreements and foreign currency exchange contracts relating to intercompany payables of foreign subsidiaries. We do not intend to use derivative financial instruments for speculative purposes. Foreign currency exchange contracts would be used to mitigate foreign currency exposure and with the intent of protecting the U.S. dollar value of certain currency positions and future foreign currency transactions. Interest rate swap agreements would be used to reduce our exposure to risks associated with interest rate fluctuations. By their nature, all such instruments would involve risk, including the risk of nonperformance by counterparties. We would attempt to control our exposure to counterparty credit risk through monitoring procedures and by entering into multiple contracts.

Risks Associated With Year 2000

     The commonly referred to Year 2000, or Y2K, problem results from the fact that many existing computer programs and systems use only two digits to identify the year in the date field. These programs were designed and developed without considering the impact of a change in the century designation. If not corrected, computer applications that use a two-digit format could fail or create erroneous results in any computer calculation or other processing involving the Year 2000 or a later date. We have identified two main areas of Y2K risk:

      . Internal computer systems or embedded chips could be disrupted or fail, causing an interruption or decrease in productivity in our operations; and

      . Computer systems or embedded chips of third parties, including, without limitation, financial institutions, suppliers, vendors, landlords, customers, international suppliers of telecommunications services and others could be disrupted or fail, causing an interruption or decrease in our ability to continue our operations.

     We developed plans for implementing, testing and completing any necessary modifications to our key computer systems and equipment with embedded chips to ensure that they are Y2K compliant. We engaged a third party consultant to perform an assessment of our U.S. internal systems (e.g., accounting, billing, customer support and network operations) to determine the status of their Y2K compliance. The assessment of these systems has been completed and, while some minor changes are necessary, we believe that no material changes or modifications to our internal systems are required to achieve Y2K compliance. Our U.S. chief information officer has developed a test bed of our U.S. internal systems to implement and complete testing of the requisite minor changes. We anticipate that our U.S. internal systems will be Y2K ready by September 30, 1999. We are in the process of completing an inventory of our internal systems that we use in Canada, Latin America, Europe and Asia to determine the status of their Y2K compliance. Each international office has plans in place to test, upgrade or, if necessary, replace components of its internal systems to ensure they are Y2K compliant. We anticipate that our international operations will be Y2K compliant during the fourth quarter of 1999. To help ensure that our network operations and services to our customers are not interrupted due to the Y2K problem, we have established a network operations team that meets weekly to examine our network on a worldwide basis. This team of operational staff have conducted

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inventories of our network equipment (software and hardware) and have found no material Y2K compliance issues. We believe that all equipment currently being purchased for use in the PSINet network is Y2K compliant. Any existing equipment that is not Y2K compliant is planned to be made Y2K compliant through minor changes to the software or hardware or, in limited instances, replacement of the equipment. We anticipate that our network will be Y2K compliant by September 30, 1999. In addition to administering the implementation of necessary upgrades for Y2K compliance, our network team is developing a contingency plan to address any potential problems that may occur with our network as we enter the year 2000. We believe that, as a result of our detailed assessment and completed modifications, the Y2K issue will not pose significant operational problems for us. However, if the requisite modifications and conversions are not made, or not completed in a timely fashion, it is possible that the Y2K problem could have a material impact on our operations.

     Our cost of addressing Y2K issues has been minor to date, less than 5% of our information technology and network operations budgets, but this amount may increase if additional outside consultants or personnel resources are required or if important operational equipment must be remediated or replaced. Our estimated total costs related to Y2K issues for 1999 is not expected to exceed $2.0 million. These costs include equipment, consulting fees, software and hardware upgrades, testing, remediation and, in limited instances, replacement of equipment. The risk that Y2K issues could present to us include, without limitation, disruption, delay or cessation of operations, including operations that are subject to regulatory compliance. In each case, the correction of the problem could result in substantial expense and disruption or delay of our operations. The total cost of Y2K assessments and remediation is funded through cash on hand and available from other sources and we are expensing these costs, as appropriate. The financial impact of making all required systems changes or other remediation efforts cannot be known precisely, but it is not expected to be material to our financial position, results of operations, or cash flows. We have not canceled any principal information technology projects as a result of our Y2K effort, although we have rescheduled some internal tasks to accommodate this effort.

     In addition, we have identified, prioritized and are communicating with our suppliers, vendors, customers, lenders and other material third parties to determine their Y2K status and any probable impact on us. To date, our inquiries have not revealed any significant Y2K noncompliance issue affecting our material third parties. We will continue to monitor and evaluate our long-term relationships with our material third parties based on their responses to our inquiries and on information learned from other sources. If any of our material third parties are not Y2K ready and their non-compliance causes a material disruption to any of their respective businesses, our business could be materially adversely affected. Disruptions could include, among other things:

      .  the failure of a material third party's business;

      .  a financial institution's inability to take and transfer funds;

      .  an interruption in delivery of supplies from vendors;

      .  a loss of voice and data connections;

      .  a loss of power to our facilities; and

      . other interruptions in the normal course of our operations, the nature and extent of which we cannot foresee.

     We will continue to evaluate the nature of these risks, but at this time we are unable to determine the probability that any such risk will occur, or if it does occur, what the nature, length or other effects, if any, it may have on us. If a significant number of our material third parties experience failures in their computer systems or operations due to Y2K non-compliance, it could affect our ability to process transactions or otherwise engage in similar normal business activities. For example, while we expect our internal systems, U.S. and non-U.S., to be Y2K ready in stages during 1999, we and our customers who communicate internationally will be dependent upon the Y2K-readiness of many non-U.S. providers of telecommunication services and their vendors and suppliers. If these providers and others are not Y2K ready, we and our customers will not be able to send and receive data and other electronic transmissions,

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which would have a material adverse effect on our revenues and business and that of our customers. While many of these risks are outside our control, we have identified and contacted our critical third party vendors and suppliers and are establishing contingency plans to remedy any potential interruption to our operations.

     While we believe that we are adequately addressing the Y2K issue, we can not assure that our Y2K compliance effort will prevent every potential interruption or that the cost and liabilities associated with the Y2K issue will not materially adversely impact our business, prospects, revenues or financial position. We are uncertain as to our most reasonably likely worst case Y2K scenario and have not yet completed a contingency plan to handle a worst case scenario. We expect to have such contingency plan in place by September 30, 1999.

Quantitative and Qualitative Disclosures about Market Risk

     At March 31, 1999, we had other financial instruments consisting of fixed and variable rate debt and short-term investments. The substantial majority of our debt obligations have fixed interest rates and are denominated in U.S. dollars, which is our reporting currency. Borrowings under our credit facility at March 31, 1999 of $100.0 million have a variable interest rate and such amounts were repaid in April 1999. Annual maturities of our debt obligations, excluding capital lease obligations and our credit facility, are as follows:
$10.5 million in 1999, $7.3 million in 2000, $7.1 million in 2001, $5.0 million in 2002, $3.4 million in 2003 and $967.8 million thereafter. At March 31, 1999, the carrying value of our debt obligations excluding capital lease obligations was $1,116.7 million and the fair value was $1,184.3 million. The weighted-average interest rate of our debt obligations at March 31, 1999 was 10.5%. Our investments are generally fixed rate short-term investment grade and government securities denominated in U.S. dollars. At March 31, 1999, all of our investments are due to mature within twelve months and the carrying value of such investments approximates fair value. At March 31, 1999, $132.9 million of our cash and short-term investments were restricted in accordance with the terms of our financing arrangements and certain acquisition holdback agreements. We actively monitor the capital and investing markets in analyzing our capital raising and investing decisions.

Recent Accounting Pronouncement

     In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including some derivative instruments embedded in other contracts, and for hedging securities. To the extent we begin to enter into such transactions in the future, we will adopt the Statement's disclosure requirements in the quarterly and annual financial statements for the year ending December 31, 2001.

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                                    BUSINESS

     We are the leading independent global provider of Internet solutions to businesses. We provide Internet connectivity and Web hosting services to customers in 90 of the 100 largest metropolitan statistical areas in the U.S. and in 16 of the 20 largest global telecommunications markets. In addition to these services, we also offer a suite of value-added products and services that are designed to enable our customers to maximize utilization of the Internet to more efficiently communicate with their customers, suppliers, business partners and remote office locations. We conduct our business through operations organized into five geographic operating segments--the U.S., Canada, Latin America, Europe and Asia. Our services and products include access services that offer dedicated, dial-up, wireless and xDSL connections, Web hosting services, intranets, VPNs, e-commerce, voice-over-IP, e-mail and managed security services. We also provide wholesale and private label network connectivity and related services to other ISPs and telecommunications carriers to further utilize our network capacity.

     We operate one of the largest global commercial data communications networks. Our Internet-optimized network has a footprint that extends around the globe and is connected to approximately 535 POPs situated throughout the U.S., Canada, Latin America, Europe and Asia that enable our customers to connect to the Internet. Our network reach allows our customers' employees to access their corporate network and systems resources through local calls in over 150 countries. Our network architecture consists of high capacity frame relay switches and routers designed to deliver superior Internet connections, reliable packet control and intelligent data traffic routing and is compatible with all of the most widely deployed transmission technologies. We further expand the reach of our network by connecting with other large ISPs at 137 points through 67 contractual arrangements, called peering agreements, that permit the exchange of information between our network and the networks of our peering partners. We have recently opened four global Internet hosting facilities in the U.S., Switzerland, Canada and London containing a total of approximately 125,000 square feet and currently anticipate opening additional Internet hosting facilities in New York and Los Angeles in October 1999 and November 1999, respectively, containing a total of approximately 55,000 square feet. We have two network operating centers that monitor and manage network traffic 24-hours per day, seven-days per week.

     Our mission is to build a premier IP-based communications company. We have grown by using multiple sales channels, including direct sales and resellers, and by acquiring other ISPs and related businesses in key markets. We have increased revenues by providing services and products that enhance our customers' business processes by helping them to effectively use the Internet and related tools. We served, as of June 30, 1999, approximately 73,400 business accounts, including 346 ISPs.

     Some of our corporate customers include American Airlines, American Express Company, C-SPAN, Electronic Data Systems (EDS), E*TRADE, Kmart Corp., Major League Baseball, Motorola and Xerox Corporation. Some of our ISP customers include EarthLink, FlashNet, IDT, Microsoft's WebTV and MindSpring.

Industry Overview

     Overview.   Internet access services is one of the fastest growing segments of the global telecommunication services market place. For example, Gartner Group forecasts that worldwide Internet access revenues are forecasted to grow from $10.1 billion in 1997 to $34.6 billion in 2002. Internet access services represent the means by which ISPs interconnect either businesses or individual consumers to the Internet's resources or to corporate intranets and extranets. Access services include dial-up access for individuals and small businesses, and high-speed dedicated access used primarily by mid-sized and larger organizations. In addition to Internet access services, business-focused ISPs are increasingly providing a range of value-added services, including managed access (i.e., intranets), shared and dedicated Web hosting, security services, and advanced applications such as IP-based voice, fax and video services. These services are being used by business customers to enhance productivity, ensure reliability and reduce costs.

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

     The ISP market is segmented into large national or multinational ISPs ("Tier 1 ISPs"), which are typically full-service providers that offer a broad range of Internet access and value-added services to businesses, and regional and local ISPs ("Tier 2" and "Tier 3 ISPs"), which typically offer a smaller range of products and services to both individuals and business customers and may specialize in the provision of one IP-based product or service. We are a Tier 1 ISP. Tier 1 ISPs also provide wholesale services by reselling capacity on their networks to smaller regional and local ISPs, thereby enabling these smaller ISPs to provide Internet services on a private label basis without building their own facilities. Tier 1 ISPs exchange Internet traffic at multiple public peering points known as network access points and through private peering arrangements. As the number of ISPs has grown, Tier 1 ISPs have increased their requirements for peering arrangements thereby increasing the barriers to entry into the top-tier. Tier 2 and Tier 3 ISPs generally rely on Tier 1 ISPs for Internet access and interconnection. The ISP market is highly fragmented with, according to industry sources, over 6,700 providers estimated to be doing business in the U.S. and Canada alone. Because of the low barriers to entry, there are many local and regional ISPs entering the market, which has caused the level of competition to intensify. In addition, there recently have been several acquisitions of large ISPs by multinational telecommunications companies seeking to offer a more complete package of telecommunications products to their customers.

     Market Size and Growth.   The Internet services market is forecast to
continue its rapid growth for the foreseeable future. Gartner Group estimates that worldwide revenues for Internet services will grow from $11.3 billion in 1997 to $39.8 billion in 2002, reflecting a compounded annual growth rate of 29%. According to Gartner Group, in 1997, access services represented 89% or $10.1 billion of this total market.

     Growth in demand for business connectivity is being driven by a number of factors, including an increase in online market penetration, particularly in the small and medium-sized business segments, and increased use of the Internet by businesses. Specifically, Gartner Group estimates that business access services represented 47% or $4.7 billion of the total access services market in 1997, but will increase their percentage to 62% of the $34.6 billion total Internet access services market in 2002. In addition, as more businesses evolve from establishing an Internet presence to utilizing secure connectivity between geographically-dispersed locations, remote access to corporate networks and business-to-business commerce solutions, the demand for high quality Internet connectivity and value-added services should grow. Gartner Group forecasts that worldwide web hosting services revenue will grow at a compound rate of 40% per annum from $579 million in 1997 to $3.1 billion in 2002.

     Reflecting the globalization of the Internet, Gartner Group estimates that 47% or $16.3 billion of the $34.6 billion access services opportunity in 2002 is expected to come from North America. It is estimated that Asia will represent 26% or $8.9 billion, Europe will represent 20% or $6.8 billion, and the rest of the world will comprise the remaining 7% or $2.5 billion. In North America, Gartner Group forecasts that businesses will represent 57% of the total Internet access services market of $16.3 billion. In Asia, Gartner Group estimates that businesses will represent 65% of the total Internet access services market of $8.9 billion. In Europe, Gartner Group forecasts that businesses will represent 63% of the total Internet access services market of $6.8 billion.

     Growth in Business Use of the Internet.   Since the commercialization of
the Internet in the early 1990s, businesses have rapidly established corporate Internet sites and connectivity as a means to expand customer reach and improve communications efficiency. Currently, many businesses are utilizing the Internet as a lower-cost alternative to certain traditional telecommunications services. For example, many corporations are connecting their remote locations using intranets and VPNs to enable efficient communications with employees, customers and suppliers worldwide, providing remote access for a mobile workforce, reducing telecommunications costs by using value-added services such as IP-based fax and videoconferencing, and migrating legacy database applications to run over IP-based networks. Businesses of all sizes are demanding advanced, highly reliable solutions designed specifically to enhance productivity and improve efficiency. Moreover, businesses are seeking national and global ISPs that can securely and efficiently connect multiple, geographically-dispersed locations, provide global remote access capabilities and offer a full range of value-added services that meet their particular networking needs.

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The PSINet Solution

     We provide high quality global IP-based services and products that are tailored to meet the needs of businesses. We believe that the business market is particularly attractive due to its low customer churn characteristics, high revenue per user, relatively low penetration and, in international markets, early stage of development. In addition, we believe that within the business access marketplace there is a significant opportunity to upsell to higher service levels and provide additional value-added services as businesses grow from establishing basic Internet connectivity and corporate Web sites to utilizing the Internet, corporate intranets and VPNs for more advanced, mission-critical applications. Further, we believe that small and medium-sized businesses will continue to seek to outsource certain information technology functions to large full-service ISPs to reduce costs and improve service levels. Moreover, we believe that regional and local ISPs will continue to seek business relationships with large, Tier 1 ISPs that enable them to sell Internet connectivity services without making significant investments in facilities.

The PSINet Strategy

     Our objective is to be one of the top three providers of Internet access services and related communications services and products in each of the 20 largest global telecommunications markets. The principal elements of our business strategy are summarized below:

      . Leverage Multiple Sales Channels. We are pursuing growth opportunities through multiple channels consisting of our direct sales force, a reseller and referral program and strategic alliances with selected telecommunications services and equipment suppliers, networking service companies, systems integrators and computer retailers. We have built a direct sales force, which, as of March 31, 1999, consisted of approximately 550 individuals worldwide, more than half of whom are employed outside of the U.S. As of March 31, 1999, our reseller and referral program consisted of approximately 1,000 resellers and referral sources in the U.S. and over 700 outside of the U.S. This program enables us to leverage the sales and marketing resources of our resellers and referral sources to offer PSINet Internet access services and products to a broader and more diverse prospect base. We also seek to establish strategic alliances with selected telecommunications carriers, such as we have with American Communications Network, Inc., ATX Telecommunications Services, e.Spire Communications, Inc. and NEXTLINK Communications Inc., to offer our IP- based services and products to the carriers' customer base on a private label or co-branded basis. In addition, we are pursuing agreements with computer retailers, such as we have with CompUSA, as a means for offering our services and products through retail sales channels.

      . Increase Sales of Value-Added Services and New Products. We intend to capitalize on the trend of companies seeking to increasingly outsource their critical business applications and integrate Web-based services and products by aggressively marketing value-added services and products to our existing account base and prospective business customers. We currently offer a number of value- added services, such as Web hosting and collocation, intranets, VPNs, multi- currency e-commerce, voice-over IP services, e-mail outsourcing, streaming media, security and remote user access. We are aggressively expanding our Web hosting and managed services operations. We have opened four new global Internet hosting centers in Herndon, Virginia, Neuchatel, Switzerland, Toronto, Ontario and London, England, containing a total of approximately 125,000 square feet, and currently anticipate opening two additional global Internet hosting centers in New York and Los Angeles in October 1999 and November 1999, respectively, containing a total of approximately 55,000 square feet. Additionally, we continue to evaluate and implement new alternative broadband local loop services, including wireless, xDSL and cable modem solutions.

      . Accelerate Growth Through Targeted Acquisitions. We intend to continue to accelerate our growth in the U.S. and expand our presence in key markets internationally by acquiring primarily business-focused ISPs and related businesses and assets. We intend to make strategic investments in or acquire:

         . local or regional ISPs in markets where we have an established POP and can benefit from the increased network utilization and local sales force;

         . ISPs in the 20 largest global telecommunications markets where we currently do not have a presence or in those global telecommunications markets where our current presence would be significantly enhanced;

         . related or complementary businesses to broaden our market presence and expand our strengths in key product areas, such as Web hosting or data center companies, or data-processing companies with legacy networks which would benefit by migrating to IP-based technologies; and

         . telecommunication or information technology companies which have strong relationships with chief technology officers and other management information service executives at major corporations worldwide.

      . Continue to Invest in our Network. We remain focused on reducing costs as a percentage of revenue by maintaining a scaleable network and increasing utilization of and controlling strategic assets, such as telecommunications bandwidth through IRUs and acquisition of dark fiber. Our flexible network architecture utilizes advanced ATM, ISDN and SMDS compatible frame relay equipment, which allows the PSINet network to cost-effectively scale the number of POPs and the number of users accessing a POP in response to customer demand. We have enhanced our network significantly through several strategic acquisitions of fiber-based telecommunications bandwidth, including acquisitions of IRUs and other rights within and connecting the U.S., Canada, Europe and Asia.

      . Enhance Brand Name Recognition. We were the first commercial ISP and have established significant brand recognition among information technology professionals in the U.S. In 1998, we launched a major program to develop and enhance the PSINet brand name as a leading global facilities-based ISP. Our branding program includes the rebranding of acquired ISP operations and services under the PSINet name, the select use of television commercials, print ads and direct mailings which target key decision makers in the United States and abroad, and the acquisition of corporate sponsorship rights, such as our recent acquisition of the naming rights to the NFL Stadium of the Baltimore Ravens and related marketing rights. By combining this branding program with our multiple sales channel distribution strategy, superior customer service and technical support available 24-hours per day, seven-days per week, we seek to expand market share, increase customer loyalty and develop brand recognition in the global Internet market.

PSINet Services

     We offer a broad range of reliable, high-speed Internet access options and related services in the U.S., Canada, Latin America, Europe and Asia at a variety of prices designed to meet the requirements of commercial, educational, governmental and other organizations that link their computers, networks and information servers to, or otherwise seek to benefit from the use of, the Internet. We provide Internet solutions to help business and other organizations reduce costs, increase productivity and access new markets. Access options range from dial-up services to high-speed continuous access provided by dedicated circuits. We believe that our broad range of competitively priced Internet services and products allows us to compete effectively in the Internet access market for corporate and other institutional customers. We have organized our core operations into three customer-focused business units--Corporate Network Services, which focuses on sales of Internet access services, Applications and Web Services, which focuses on sales of Web and value-added services, and Carrier and ISP Services, which focuses on sales of Internet access and related services to telecommunications carriers and consumer-based ISPs--in order to more closely align our operations with the needs of the emerging Internet marketplace.

     Internet Access Services.   We offer in the U.S., Canada, Latin America,
Europe and Asia global connectivity services, including a variety of dial-up and dedicated access solutions in bundled and unbundled packages, which provide high-speed continuous access to the Internet for businesses' local area networks or LANs. We provide turnkey configuration solutions encompassing such services as domain name registration, line ordering and installation, IP address assignment, router configuration, installation and management, security planning and management and technical consultation services. All of our connectivity customers receive 24-hours per day, seven-days per week technical support. We also offer a full range of customer premise equipment required to connect to the Internet, including routers, channel service units/data service units, software and other products, as needed. Due to our business relationships with a variety of vendors, we are able to offer competitive hardware pricing and bundled services to our customers.

      . Dedicated Access. We offer a broad line of high-speed dedicated connectivity services which provide business customers with direct access to a full range of Internet applications. Our flagship access service, InterFrame, provides companies with robust, full-time, dedicated Internet connectivity in a range of access speeds, from 56 Kbps to 45 Mbps. InterFrame is designed to offer comprehensive network security and to help ensure bandwidth availability for priority business applications. We believe that the traffic-management advantages of the frame relay technology deployed in the PSINet network provide our customers with fully integrated Internet access and improved performance. For higher bandwidth needs, we provide our InterMAN(R) access service in major U.S. cities in connection speeds ranging from 1.5 Mbps to 45 Mbps. InterMAN is a turnkey solution in which we provide, install and maintain equipment at the customers' premises. InterMAN affords cost advantages over competitive dedicated access services by utilizing high-speed SMDS and ATM data transmission technologies.

      . xDSL Access. We recently announced our offering of high-speed Internet access services using digital subscriber line or DSL technology. DSL is a new technology being deployed by telephone companies and competitive local exchange carriers, or CLECs, that permits high speed digital transmission over the existing copper wiring of regular telephone lines. We have entered into an agreement with Covad Communications Group, Inc., a leading provider of DSL services to ISPs, to deliver DSL access services to our customers. We expect to commence offering our DSL services in California during the third quarter of 1999 with expansion to other major metropolitan areas expected to occur later in 1999. Our DSL services will be available in a wide range of dedicated access speeds, from 144 Kbps to 1.5 Mbps. Our DSL services are designed to appeal to the small-to-medium sized business market by providing high quality Internet access at speeds faster than ISDN and at flat-rate prices that are low relative to traditional dedicated access charges.

      . Wireless Access. Our recently introduced InterSky(R) service offers dedicated high-speed "fixed wireless" Internet access utilizing digital microwave technology. Speeds of up to 128Kbps are currently available with faster capabilities anticipated to be made available during 1999 and 2000. Our InterSky service is currently operational in certain cities in Alabama, Florida and Tennessee, with expansion to additional areas in the southeastern U.S. expected to occur later in 1999. InterSky provides an affordable, high-speed alternative to traditional land-based Internet services, commonly referred to as "local loop connections," offered by telecommunications carriers.

      . Dial-up Access. Our LAN-Dial(R) dial-up services offer a cost-effective, entry-level Internet solution that provides access to PSINet's advanced network backbone via ordinary telephone lines at speeds of up to 56 Kbps. Our LAN-ISDN service provides dial-up access through digital ISDN lines at speeds of up to 128 Kbps.

     Web and Value-Added Services.   We believe that business customers on a
worldwide basis will continue to increase their use of the Internet as a business tool and will increasingly rely upon an expanding range of value-added services to enhance productivity, reduce costs and improve service reliability. We offer in the U.S., Canada, Latin America, Europe and Asia a variety of value-added services, including Web hosting and collocation, intranets, VPNs, multi-currency e-commerce, voice-over-IP, e-mail outsourcing, streaming media, security and remote user access services designed to meet the diverse networking needs of businesses. In addition, in order to capitalize on our technologically advanced, high-capacity network, we intend to continue to develop new IP-based services and products that increase customer use of the Internet, including bandwidth-intensive multimedia services such as video conferencing over the Internet.

      . Web Hosting. We provide a line of Web hosting and multimedia streaming services that permit companies to market themselves and their products on the Internet without having to invest significantly in technology infrastructure and operations staff. The PSIWeb(R) services are backed by our 100% uptime guarantee, the industry's first, and by our advanced network backbone, which provides highly reliable Internet connectivity. PSIWeb offers options such as complete electronic commerce solutions as well as "TV on the WEB LIVE," a joint service offering from PSINet and Gardy McGrath International, which is an end-to-end solution for video broadcasting of live events over the Internet. We have recently introduced a line of management application services to enable our customers to outsource their Web management requirements to our highly trained systems administrators and support staff.

      . Collocation. Our PSIWeb Co-Locate/SM/ service enables companies to house business-critical servers in secure off-site facilities with improved bandwidth management and reliable connections. Collocation facilities are situated on the highest bandwidth portions of our infrastructure in order to facilitate optimal performance and high-speed capabilities.

      . VPNs/Intranets. Our IP-optimized network allows us to create private IP networks, known as "intranets" or "virtual private networks," that are designed to securely isolate internal network traffic from public Internet traffic and provide each site on the intranet access to other sites on the intranet as well as to the Internet. Our PSI IntraNet(R) service integrates an organization's multiple sites in different countries throughout the world by providing IP connectivity with access speeds ranging from 56 Kbps to 2 Mbps. By combining the security and control of a private network with cost-effective Internet-compatible connectivity, PSI IntraNet provides a turnkey solution for equipment management support and offers significant savings over traditional wide area network or WAN solutions.

      . Multi-Currency E-Commerce. Our PSIWeb eCommerce/SM/ service provides a turnkey solution to create and manage "Virtual Storefronts" and is designed to give shoppers the ability to make secure purchases in their local currency using the Web. PSIWeb eCommerce integrates payment systems engineered for security with virtual store technology, through alliances with CyberCash, Inc. and Mercantec, Inc., to facilitate a seamless shopping experience. In addition, PSIWeb Worldpay/SM/ provides a cost-effective electronic commerce solution for selling goods and services to an international audience. Developed in association with Worldpay Ltd., an electronic commerce transaction clearing house, and National Westminster Bank PLC, PSIWeb Worldpay enables customers around the world to make real-time purchases using the Web in over 100 currencies.

      . Voice-Over-IP. PSIVoice/SM/ enables companies with multiple business locations to communicate by voice among these sites and with select third parties, such as business partners, customers and suppliers, outside their corporate intranets or VPNs via low-cost IP telephony links. PSIVoice is a turnkey service allowing for such enhanced features as desktop faxing, conference calling and unified messaging services and includes all the hardware and network management services required for high quality, private-line voice connections among geographically dispersed offices. By providing voice and Internet traffic on the same circuit, customers are able to use existing bandwidth more efficiently, resulting in savings of 20%-50% over traditional long-distance telephone calling.

      . E-Mail. PSIMail/SM/ enables customers to outsource their e-mail service and its management to our highly trained systems administrators and support staff. For a monthly fee, we establish accounts, manage the servers and provide full accessibility to e-mail for our customers while saving them the investment in additional servers and staff.

      . Security Solutions. The proprietary nature of business Internet traffic demands protection from unauthorized access. We deliver a range of managed security services that were developed in conjunction with certain strategic partners and are backed by the expertise of our Security Planning and Response Team. Our RouteWaller(R) service provides cost-effective perimeter defense with sophisticated remote user authentication that helps to ensure that no strategic applications or data can be accessed until the user has proven his or her access clearance. SecureEnterprise(R) is our management service designed to protect enterprises with a full-featured, application-layer firewall.

      . Faxing. Since a significant portion of telecommunications traffic consists of fax transmissions, companies are looking for ways to better manage fax costs. Our InternetPaper/SM/ service supports hard-copy distribution of electronic documents from desktop PCs to any fax machine in the world. This service offers centralized management of document distribution, thereby significantly reducing transmission costs.

      . Remote Access. Today's work force increasingly operates outside the traditional office setting. Our InterRamp(R) Remote Access service enables mobile personnel to access their corporate network and systems resources using the Internet from over 2,400 POPs in over 150 countries through our strategic relationship with iPass, an international data communications network. In most locations where business is conducted, InterRamp Remote Access offers full Internet access through a local telephone call. As part of InterRamp Remote Access service, we provide our customers with a special account management system that enables customers' MIS administrators to control user access and monitor usage statistics.

     Carrier and ISP Services.   In 1996, to maximize utilization of our
network, we formed our Carrier and ISP Services business unit to provide dial-up Internet access to telecommunications carriers and consumer-based ISPs in the U.S. and Canada, such as Earthlink Network, Inc. and Microsoft's WebTV, whose customers typically access the network during evening hours when business use tends to be minimal. We have expanded this business unit to offer peering and transit services to telecommunications carriers and other ISPs and to offer our connectivity and value-added services for resale, on a private label basis, to larger telecommunications carriers and other ISPs that require high quality business services and products to enhance their product portfolio. Through such services, we have the opportunity to significantly increase our distribution channel.

      . ISP and Consumer Dial-up Access. We provide dial-up access to consumer-oriented ISPs enabling them to expand their geographic reach and network capacity by purchasing from us access to our IP-optimized network through over 335 POPs in the United States and Canada as of June 30, 1999. We offer programs that provide smaller ISPs the opportunity to increase their user base over time and provide larger ISPs the opportunity to cost-effectively manage their rapid growth. In addition, in certain domestic and international markets, we provide dial-up access services directly to individual customers.

      . Commercial Private Label/Virtual ISP Services. We provide our market-tested services on a private label or "virtual ISP" basis to companies with which we have strategic alliances and other companies that desire to offer consumer Internet access services but do not have the resources or network facilities to provide these services. This allows these companies to market and resell PSINet services under their own brand while leveraging our nationwide network and expertise in service delivery. We assist in training the sales and support staffs of these companies and provide technical support to facilitate their resale efforts.

      . Peering and Transit. In order to support the exchange of information between ISPs, which is critical to the effective operation of the Internet, we offer free private peering for all U.S.-based ISPs. Private peering allows other ISPs' traffic to directly reach our customers, which improves network performance and, we believe, thereby promotes customer satisfaction. Furthermore, we offer, for a fee, transit service, which allows an ISP to transfer traffic through the PSINet network to another ISP. Transit service enables ISPs to reduce their data

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

         communications expense by leasing network utilization from us in lieu of leasing point-to-point circuits from other telecommunications providers.

      . Web Filtering. PSIChoice/SM/ enables our carrier and ISP customers to offer their consumers the option to protect themselves from content they find objectionable on the World Wide Web by restricting access to sites that contain undesirable information. PSIChoice is hosted on the technologically advanced PSINet network and utilizes content proxy services to screen Web content accessed by end-users. PSIChoice requires no software implementation on the consumer's computer and is presently available in the United States.

     Services and Product Development.   As part of our ongoing efforts to
develop IP-based services and products that enable businesses to take maximum advantage of their corporate networks and the Internet, we have continually invested in service and product development programs. Since our inception, we have introduced to the Internet marketplace several major new services, including the first LAN-based dial-up TCP/IP access service, the first managed Internet security service, the first ISP electronic commerce service and the first ISP intranet service. Major services and products currently under development include multimedia services, such as next-generation video conferencing over the Internet, and higher speed connectivity services.

PSINet's Network

     Overview.   We operate a global high capacity, IP-optimized network which, as of June 30, 1999, was comprised of approximately 600 POPs, of which 300 were within the United States with the remainder located throughout Canada, Latin America, Europe and Asia. Our network employs architecture designed to deliver superior dedicated or dial-up Internet connections, reliable packet control and intelligent data traffic routing. We have strengthened our position as a leading facilities-based ISP through several recent acquisitions of high capacity, fiber optic telecommunications bandwidth and other strategic network assets that have significantly reduced our incremental data communications costs. The combination of our technologically advanced network architecture and global network infrastructure has positioned us to deliver the high level of IP-based services, such as Web hosting and a broad array of multimedia Internet services, increasingly demanded by businesses.

     Network Architecture.   We have engineered an IP-optimized network by
integrating advanced Internet routers with high-speed frame relay switching equipment that is compatible with ATM, ISDN and SMDS transmission technologies. We have planned for growth by ensuring that the network is scaleable, flexible, fault tolerant, open standards-based and remotely manageable.

      . Scaleable. Our flexible, multi-layer network architecture utilizes a high- speed switching fabric which enables us to grow the number of POPs and the number of users served in an incremental manner that matches investment with demand. The network's scalability extends beyond the currently installed base of approximately 600 POPs to allow for growth to 2,000 POPs without fundamental design changes.

      . Flexible. Our network architecture consists of an Internet routing infrastructure overlaid upon a fast packet switching fabric that enables us to provide reliable, high-speed connections and provide our customers the ability to manage bandwidth by type of application and to accommodate applications that are delay-sensitive. We are able to use our flexible network architecture in concert with our remote monitoring capability to accommodate changing customer usage patterns and patterns of traffic that, if left unmanaged, could otherwise degrade network performance.

      . Fault Tolerant. Redundancy and adaptive technology in our network reduces the impact of isolated failures on the customer's experience. Adaptive technology incorporated into our Internet router infrastructure compensates automatically for circuit failures that might otherwise interrupt the flow of customer traffic. Key switching and router elements are redundantly configured to further reduce the impact of individual component failures. In addition, typically we have an uninterruptible power supply at each POP, limiting the impact of local power outages on the PSINet network.

      . Open. The PSINet network is based on the open internetworking protocol standard TCP/IP and on relevant international standards relating to transmission and modulation technologies. We are able to install a variety of equipment types and capacities without impacting network interoperability. As a result, our network can be upgraded incrementally and benefit from multi-vendor supply strategies.

      . Manageable. From our NOCs, we are able to monitor the network remotely, perform network diagnostics and equipment surveillance, and initialize customers. As a result of our network architecture and our experience in Internet network management, these tasks can be performed remotely regardless of POP location or network status. This capability allows us to respond quickly to network problems and to control costs associated with on-site network configuration and repair.

     Global Network Infrastructure.   As part of our ongoing efforts to control
strategic assets and further expand and enhance our network, we have recently acquired or agreed to acquire IRUs and other rights in significant amounts of fiber-based telecommunications bandwidth located throughout the world. The following table summarizes our bandwidth facilities as of June 30, 1999.


Location                       Capacity                               Connection Point                         Ownership
---------          -------------------------------  -------------------------------------------------------  -------------
North America        13,412 route miles of OC-12    New York--Chicago--Dallas--Phoenix--Las Vegas                 IRU
                                                    --Los Angeles--Philadelphia--Washington, DC
                                                    --Atlanta--Houston (operational)
                                                    Seattle--San Francisco (beginning in Q3 1999)
                    18 high capacity dark fibers    New York--Washington, DC                                 Capital lease
                    4 high capacity dark fibers     San Francisco Bay Area (during 1999 and 2000)            Capital lease
                    20 high capacity dark fibers    Vancouver, B.C.--Seattle, WA (beginning in Q3 1999)           IRU
                    T-3                             Intercontinental                                            Leased

Transatlantic       14,000 km of STM-1 (OC-3)       New York--U.K.--Amsterdam                                     IRU
and Europe          12,600 km of STM-1              New York--U.K. (during Q3 1999)                               IRU
                    21,000 km of STM-1              30 European cities (initial portions operational)             IRU
                    E-1                             Intercontinental                                            Leased

Transpacific        6,000 miles of 6 DS-3s          US--Japan (4DS-3s operational; 2DS-3s prior to 2000)   IRU/Capital lease
and Asia            22 STM-1s (increasing to 30)    Japan-Hawaii-US (during Q2 2000)                              IRU
                    27,300 km of STM-1              Japan-China-Southeast Asia-India-Middle East-Europe           IRU
                                                    (initial portions operational)

     Recently acquired bandwidth facilities in North America:

      . In February 1998, we acquired from IXC IRUs in up to 10,000 equivalent route miles of OC-48 network bandwidth across the United States, including such major metropolitan areas as Atlanta, Chicago, Cleveland, Dallas, Houston, Los Angeles, Las Vegas, New York, Philadelphia, Phoenix, Seattle, San Francisco and Washington, D.C., in exchange for approximately 20% of our common stock. As of June 30, 1999, approximately 13,412 route miles of OC-12 (equivalent to approximately 3,353 route miles of OC-48) bandwidth, connecting New York, Washington, D.C., Atlanta, Chicago, Dallas, Houston, San Francisco and Los Angeles and certain major cities in between, have been placed into operation on the PSINet network. We currently anticipate delivery of the remaining OC-48 bandwidth from IXC over the next 12 to 18 months.

      . In May 1998, we acquired from Metromedia Fiber Network Services, Inc. ("MFN") long-term rights in 18 dark fiber optic strands connecting the New York City and Washington, D.C. metropolitan areas and major metropolitan areas in between. Using currently available technology, this fiber will be capable of carrying 96 Gbps of data in the New York City to Washington, D.C. corridor, which currently handles approximately 35% of the telecommunications traffic in the United States and is a vital route connecting Internet traffic between Europe and the United States. As of June 30, 1999, all of this bandwidth has been placed into operation.

      . In December 1998, we acquired from MFN long-term rights in four dark fiber optic strands connecting multiple cities in the San Francisco Bay area along a circular route extending south to the Silicon Valley, including San Jose and Santa Clara, and east to Hayward. This market is an important financial and technology corridor and is expected to generate high demand for Internet services well into the future. We expect to place into operation portions of this fiber prior to the end of 1999, with full delivery anticipated in 2000.

      . In January 1999, we entered into an agreement to acquire from Starcom Service Corporation IRUs in 20 dark fiber optic strands connecting the Vancouver, British Columbia and Seattle, Washington metropolitan areas, a high-demand international telecommunications corridor. We expect to place into operation portions of this fiber prior to the end of the third quarter of 1999.

     Recently acquired Transatlantic and European bandwidth facilities:

      . In March 1998, we acquired from Global Crossing Ltd. IRUs in STM-1 (equivalent to OC-3) network bandwidth configured along an approximately 14,000 kilometer route on the Atlantic Crossing undersea fiber optic system connecting the United States, the United Kingdom and continental Europe. As of June 30, 1999, the portion of this bandwidth linking New York City, the United Kingdom and Amsterdam, the Netherlands is operational and integrated with the OC-12 bandwidth previously acquired from IXC.

      . In January 1999, we acquired from Hermes Europe Railtel (Ireland) Limited IRUs in STM-1 network bandwidth configured as multiple rings along an approximately 21,000 kilometer route, which when completed, is expected to link 30 European cities. By the end of 1999, we expect a portion of this bandwidth to be connected to our existing operations in England, the Netherlands, France, Germany and Switzerland. In 2000, we anticipate that Hermes will extend its network to additional cities in Austria, Belgium, Denmark, France, Germany, Italy, Luxembourg, Monaco, the Netherlands, Spain and Sweden. The acquisition of this bandwidth will enable us to expand our presence into an additional large global telecommunications market--Sweden--and should be sufficient to support our European operations for the next several years.

      . In March 1999, we acquired from Cable & Wireless, Inc. an IRU in STM-1 network bandwidth configured along an approximately 12,600 kilometer route on the Gemini Submarine cable system connecting the United States and the United Kingdom. We expect to place this bandwidth into operation during the third quarter of 1999.

     Recently acquired Transpacific and Asian bandwidth facilities:

      . In September 1998, we acquired from International Digital Communications Inc. in the United States and from International Digital Communications, Inc. and Cable & Wireless Plc in Japan bandwidth capacity equivalent to six DS-3s in the North Pacific Cable undersea fiber optic system connecting the United States and Japan through a combination of IRUs and long-term capital leases. As of June 30, 1999, four DS-3s connecting Portland, Oregon and Tokyo, Japan are operational. We expect the remainder of this capacity to become operational in stages prior to the end of 1999 and, when integrated with the bandwidth from FLAG Limited (described below) we recently placed in operation, will extend the reach of the PSINet network into the Republic of Korea and Hong Kong.

      . In July 1998, we entered into an agreement with a group of leading telecommunications companies to build the Japan-U.S. Cable Network, an undersea cable system connecting the United States (through California and Hawaii) and Japan, on which we will own IRUs in 22 STM-1s, increasing to 30 STM-1s as the network is upgraded, of bandwidth. Upon completion, the Japan-U.S. Cable Network will initially operate at 80 Gbps, increasing to 155 Gbps as the network is upgraded, and is currently anticipated to become operational in the second quarter of 2000. Completion of the undersea cable system is subject to a number of risks associated with construction projects.

      . In December 1998, we acquired from FLAG Limited (Fiberoptic Link Around the Globe) IRUs in STM-1 network bandwidth configured along an approximately 27,300 kilometer route having the capability of connecting Japan, China, Southeast Asia, India, the Middle East, Europe and the United Kingdom. With this acquisition, the PSINet network became the first independent Internet network to fully circle the globe, serving customers on three continents. Our agreement with FLAG also enables us to purchase additional capacity and insert new connections along the FLAG cable route to accommodate future demand. We have placed into operation portions of this bandwidth, which when integrated with our capacity on the North Pacific Cable system, will extend the reach of the PSINet network into the Republic of Korea and Hong Kong.

See "Risk Factors--We face risks associated with our acquisitions of bandwidth from network suppliers, including our strategic alliance with IXC Communications, Inc., relating to our dependence on their ability to satisfy their obligations to us, the possibility that we may need to incur significant expenses to utilize bandwidth and their ability to buildout their networks under construction that could adversely affect our ability to utilize acquired bandwidth."

     We expect to further expand our network in the U.S., Canada, Europe and Asia, as well as in other select international markets, and to acquire fiber-based IRUs and other rights in telecommunications bandwidth in these regions to support demand growth and reduce costs. We are targeting cities with a high concentration of businesses for global expansion with the objective, over the long-term, of providing local access to our services and products to 80% of the businesses in those cities. In furtherance of this plan, we have entered into agreements in Germany and Switzerland that enable us to offer local telephone call access to our services and products throughout each of these countries. We already offer local call access to 80% of the business markets in the United States, Canada, France, the Netherlands, Hong Kong and Japan.

     Internet Data Centers.   We have recently opened technologically advanced,
10,000 square foot, global Internet hosting facilities in each of Herndon, Virginia and Neuchatel, Switzerland, a 5,000 square foot global Internet hosting facility in Toronto, Ontario and an approximately 100,000 square foot global Internet hosting facility in London. We currently anticipate opening an approximately 12,000 square foot global Internet hosting facility in New York City in October 1999 and a 42,000 square foot global Internet hosting facility in Los Angeles in November 1999, and have plans for construction of additional global Internet hosting facilities throughout the world. The additional facilities will range from approximately 10,000-50,000 square feet, will be specifically designed for dedicated Web hosting, application hosting, collocation services and high capacity access to the PSINet network, and will be equipped with uninterruptible power supply and backup generators, fire suppression, raised floors, HVAC, 24-hours per day, seven-days per week operations and physical security. Our partnership with Hewlett-Packard Company further supports our ability to provide high-end Web services consisting of shared hosting, dedicated hosting and collocation hosting.

     PRI Circuits.   In key geographically-dispersed cities located along the
configuration of the PSINet network (e.g., Atlanta, Chicago, Dallas, Los Angeles and Washington, D.C.), we are also investing in PRI circuits, which provide dial-up access to our POPs, in order to increase the capacity available for our consumer-oriented ISP customers. Through agreements with select CLECs we have lowered our average cost per PRI by approximately 15-20% over the last twelve months. As of June 30, 1999, we have more than doubled our dial-up capacity from May 31, 1998 as a result of our investment in PRIs, which we believe will enhance revenue growth in our Carrier and ISP Services business unit. As of June 30, 1999, nearly 100% of our dial-up capacity is accessible at 56 Kbps modem speeds. We anticipate that all newly deployed modems will support this technology.

     Peering Arrangements.   We maintain peering relationships with national,
regional and local ISPs by either private peering with the ISPs or by participation in various public peering locations, known as network access points. As of June 30, 1999, we maintained more than 2,000 Mbps (2.0 Gbps) of peering connectivity with 50 private agreements and seventeen public connections strategically placed throughout the United States, the United Kingdom, Canada, Japan and Europe. Recently, some companies that have previously offered peering have cut back or eliminated peering relations and are establishing new, more restrictive criteria for peering. We expect that, due to our offering of peering with any of the estimated 4,000 ISPs in the United States without settlement charges, we will substantially increase the number of ISPs with which we peer over the next two years. We believe that by entering into direct peering relationships with a large number of ISPs, our business customers will receive better service and the highest quality network performance.

     Global Network Management.   We believe that we offer superior network
management capabilities which enhance customer satisfaction. We have established a 24-hours per day, seven-days per week NOC in the United States that allows for continuous monitoring of our international network, managing of traffic, and customer problem resolution. Back-up operating facilities manned by trained personnel are available at our offices in Herndon, Virginia and Cambridge, England in the event the U.S. NOC experiences service interruptions or other difficulties. We have recently opened our European Technical Center in Switzerland as a second NOC with global capabilities equivalent to those in the U.S. NOC. Furthermore, we anticipate that as we expand our presence in Asia we will construct a third NOC in that region during 1999.

Sales and Marketing

     We have built a multi-channel sales and marketing infrastructure throughout the U.S., Canada, Europe and Asia in an effort to respond effectively to the growing opportunities in the business Internet market. We seek to attract and retain customers by offering our services and products through our direct sales force and our authorized reseller and referral program and by seeking to forge strategic relationships with selected telecommunications carriers. We believe that this multi-channel approach will enable us to utilize the technical skills and experience of our direct sales force to penetrate our targeted customer base while utilizing the potentially greater sales and marketing resources of the resellers, referral sources and companies with which we have strategic alliances to offer our services and products to a broader and more diverse potential customer base.

     Direct Sales.   We have built a direct sales force, which, as of March 31,
1999, consisted of approximately 550 individuals (more than half of whom are employed outside of the U.S.) who have a strong Internet technical background and knowledge of potential applications of the Internet to meet the critical needs of targeted business customers. Direct sales tactics include direct contacts with targeted ISPs and potential significant corporate accounts by our sales representatives and systems engineers, inbound and outbound telemarketing, direct mail efforts, seminars and trade show participation. We have developed programs to attract and train high quality, motivated sales representatives who, in addition to having strong Internet technical skills and knowledge of potential applications of the Internet, have consultative sales experience. These programs include technical sales training, consultative selling technique training, sales compensation plan development and sales representative recruiting profile identification. Sales representatives from our U.S. and international operations jointly attend training programs in order to ensure an integrated sales approach domestically and internationally.

     Reseller and Referral Program.   We have forged an authorized reseller and
referral program with selected telecommunications service companies, equipment suppliers, networking service companies, systems integrators and computer retailers. This program, through which we have established as of March 31, 1999 approximately 1,000 formal and informal arrangements in the U.S. and over 700 outside of the U.S., affords us an indirect distribution mechanism in our targeted markets and is designed to enable us to utilize the potentially greater sales and marketing resources of the resellers and referral sources to offer

PSINet services and products to a broader and more diverse potential customer base. Participants in our reseller and referral program include CompUSA, a computer equipment and software retailer, and Hewlett-Packard Company, a provider of computer hardware and networking products. We provide training and ongoing support to the sales representatives of companies with which we have reseller and referral relationships in order to strengthen the sales representatives' knowledge of our services and products and brand loyalty to PSINet. We believe that the reseller and referral program has enabled us to achieve greater market reach with reduced overhead costs and to use the reseller and referral sources to assist in the delivery of complete solutions to meet customer needs. We have a team of 19 individuals who pursue reseller and referral arrangements for us.

     Strategic Alliances.   In 1997, we launched our strategic alliance program,
pursuant to which we seek to establish strategic alliances with selected telecommunications carriers which may afford us access to recurring revenue from the carriers' customer base, while enabling the carriers to offer their customers an integrated package of telecommunications and Internet services and products. We also recently formed an alliance with the Baltimore Ravens of the National Football League pursuant to which, among other things, we have the right to develop a Web site and provide related Internet subscriber services for the Baltimore Ravens. We believe that these strategic alliances may facilitate the cost-effective acquisition of customers and increase utilization of our network. It is anticipated that, in most cases, the companies with which we have strategic alliances will offer our services and products on an unbranded or co-branded basis or under only their own trademark. As with the reseller and referral program, we provide training and ongoing support to the sales representatives of companies with which we have strategic alliances in order to strengthen the sales representatives' knowledge of our services and products and brand loyalty to PSINet.

     Marketing.   Our marketing program is intended to build national and local strength and awareness of the PSINet brand. We use radio and print advertising in targeted markets and publications to enhance awareness and acquire leads for our direct sales team and companies with which we have resale, referral or strategic alliance relationships. Our print advertisements are placed in trade journals and special-interest publications. We employ public relations personnel in-house and work with an outside public relations agency to provide broad coverage in the Internet and computer networking fields. We also attempt to create brand awareness by securing corporate sponsorship rights, such as our recent acquisition of the naming rights to the NFL stadium of the Baltimore Ravens and related sponsorship, promotion, advertising and marketing rights, and by participating in industry trade shows such as Networld, Interop, InterNet World and ISPCon, based on the size and vertical makeup of the trade show audience, and relationships with industry groups and the media. We also use direct mailings, telemarketing programs, Web marketing, co-marketing agreements and joint promotional efforts to reach new corporate customers. We attempt to retain our customers through active and responsive customer support as well as by continually offering new value-added services.

Customers

     We had, as of June 30, 1999, approximately 73,400 business customers, including 364 ISP customers. Our customers include businesses in the aerospace, finance, communications, computer data processing and related industries, governmental agencies and educational and research institutions, as well as other ISPs. The following is a list of certain business and governmental agency customers in each of nine selected industry groups to which we provided Internet access and related services as of June 30, 1999:

Aerospace and Defense                   Computer And Data Services
British Aerospace                       Automatic Data Processing, Inc.
Northrop Grumman Corporation            Computer Sciences Corporation
Raytheon Corporation                    Dun & Bradstreet Corp.
NASA/Johnson Space Center               Electronic Data Services
                                        Hewlett-Packard Company
Airlines                                International Business Machines Corporation
AMR/The Sabre Group                     Microsoft Corporation
United Airlines, Inc.                   3Com Corporation
                                        Wang Laboratories, Inc.
Banks                                   Xerox Corporation
Chase Manhattan Bank
First Chicago NBD Corporation           Electronics
First Union Corporation                 Dolby Laboratories
Wells Fargo Bank NA                     Litton Applied Technology
                                        Motorola, Inc.
Financial Services
American Express Company                Telecommunications
Donaldson, Lufkin & Jenrette            AT&T Corporation
Lehman Brothers Inc.                    Bell Atlantic Corporation
Morgan Stanley Dean Witter & Co.        Bell South Corporation
Travelers Group Inc.                    GTE Corporation
                                        IXC Communications Inc.
Entertainment                           Lucent Technologies, Inc.
Major League Baseball
Ticketmaster

Retail and New Media
C-SPAN
E*TRADE
Kmart Corp.
Liz Claiborne, Inc.
Reuters Group PLC
Saks Fifth Avenue

Customer Support

     High quality customer service and support is critical to our objective of retaining and developing our customers. We have made significant investments in customer service personnel and systems that enhance customer care and service throughout the complete customer life cycle from order entry and billing to selling of value-added services. As of March 31, 1999, our technical support group consisted of over 570 individuals. To ensure consistency in the quality and approach to customer care, both domestic and international associates attend an intensive technical training and certification program at our U.S. NOC. Our U.S. NOC monitors and responds to customer needs by providing 24-hours per day, seven-days per week technical support and service. Our customer support group utilizes a leading customer support trouble ticketing and workflow management system from Remedy Corporation to track, route and report on customer service issues. Network operations can remotely service customer connections to the PSINet network. In addition, field service personnel are dispatched in the event of an equipment failure that cannot be serviced remotely. As part of our international expansion strategy, we have opened a fully redundant NOC in Switzerland and anticipate adding a third in Asia in 1999. In connection with our customer care initiatives, we seek to continuously improve systems that increase productivity and enhance customer satisfaction. We have recently reengineered our customer care program to address the complex needs of our business customers and are scaling our customer care resources to keep pace with projected increases in customer requirements. By maintaining centralized support services, we seek to increase operational efficiencies and enhance the quality, consistency and scalability of customer care. We are currently in the process of implementing a new high quality, cost-effective and scaleable billing system to replace our existing system in order to provide customers on a global basis with uniform and easy-to-understand invoicing.

Acquisitions

     As a key component of our growth strategy, over the 22 month period ended July 31, 1999, we acquired 32 ISPs primarily in 14 of the 20 largest global telecommunications markets. The aggregate amount of the purchase prices and related payments for these acquisitions was approximately $410.5 million, exclusive of indebtedness assumed in connection with such acquisitions. Of such amount, we have retained $49.7 million as of July 31, 1999 to secure performance by certain sellers of indemnification or other contractual obligations. In connection with these acquisitions, we acquired, among other things, valuable technologies including some under development which we plan to complete. In addition, we have entered into several non-binding letters of intent pursuant to which we and the other parties thereto have agreed to negotiate the terms and conditions of definitive agreements relating to our acquisition of additional U.S. and non-U.S. ISPs. We are also currently evaluating additional acquisitions as well. However, we cannot assure you that we will successfully complete all or any of such acquisitions currently subject to letters of intent or otherwise being contemplated, or what the consequences thereof would be.

     In general, we seek acquisition targets that, once integrated into our existing operations, generally will be accretive to EBITDA. After we have acquired an ISP, we typically act to generate economies of scale and cost savings by eliminating redundant operations and network architecture and migrating the acquired ISP's customers on to the PSINet network. Connecting an acquired ISP's customers to the PSINet network typically entails minimal incremental data communication costs and enables us to significantly reduce our transit costs. We seek to generate cost savings by centralizing back office operations, such as network monitoring, customer billing, human resources and accounting. We also endeavor to realize efficiencies by consolidating an acquired ISP's purchasing, product development and marketing and sales operations into our established programs. We believe this integration of operations improves the quality, breadth, consistency and scaleability of the services and products offered to customers of acquired ISPs. We believe that our entrepreneurial environment is attractive to and helps us retain key employees of acquired ISPs.

     The following table summarizes basic information concerning our acquisitions of ISPs:

                                                                                                     Ranking
                                                                                                    Among 20
                                                                                                     Largest
                                                                                         SOHO/       Global
                                    Date of                               Business     Consumer      Telecom
Name of Acquired Company          Acquisition      Principal Market      Accounts(1)  Accounts(1)  Markets(1)
------------------------          -----------     -----------------     ------------  -----------  ----------
CalvaCom  ......................  10/97           France                     1,500        2,300            5
Iprolink  ......................   1/98           Switzerland                2,400        2,600           14
ISTAR  .........................   2/98           Canada                     2,700       47,000           10
ITL  ...........................   4/98           Jersey, Channel Islands       --           --            4
INX  ...........................   5/98           Germany                      650       15,600            3
IoNet  .........................   6/98           U.S.                       2,300       21,500            1
LinkAge  .......................   6/98           Hong Kong                  1,100           --           19
CalvaPro  ......................   6/98           Sub-Sahara Africa            425           30          N/A
Interlog  ......................   7/98           Canada                     2,100       41,000           10
Rimnet  ........................   8/98           Japan                        260       56,000            2
TWICS  .........................   9/98           Japan                         70        1,700            2
HKIGS  .........................   9/98           Hong Kong                    200           --           19
Inet  ..........................   9/98           Korea                      1,100       13,000           12
Tokyo Internet  ................  10/98           Japan                      6,500       10,000            2
IXE/USN  .......................  10/98           Netherlands                   85           --           13
AsiaNet  .......................  11/98           Hong Kong                    180          250           19
Spider Net  ....................  12/98           Hong Kong                     30          100           19
Huge Net  ......................  12/98           Hong Kong                     90           --           19
Planete.net  ...................   2/99           France                       190          780            5
Satelnet  ......................   2/99           France                       110           --            5
Horizontes Internet  ...........   4/99           Brazil                       220       10,000            9
Openlink  ......................   4/99           Brazil                     1,100       18,000            9
STI  ...........................   5/99           Brazil                       400       34,000            9
Internet de Mexico  ............   5/99           Mexico                       260       11,800           15
DataNet  .......................   5/99           Mexico                       430        7,500           15
TIC  ...........................   5/99           Switzerland                1,300        3,800           14
Caribbean Internet  ............   6/99           U.S. (Puerto Rico)           210       12,800            1
TIAC  ..........................   6/99           U.S.                       6,300       33,200            1
Argentina On-Line  .............   6/99           Argentina                     70        2,900           16
CSO.net  .......................   6/99           Austria                      240        1,400          N/A
Intercomputer...................   7/99           Spain                        220       18,900           11
ABAFoRUM........................   7/99           Spain                        250        2,850           11
                                                                            ------      -------
Total  .........................                                            32,990      369,010
                                                                            ======      =======

(1) As of the respective dates of acquisition.

     During the four months ended July 31, 1999, we acquired twelve ISPs. These acquisitions are briefly described below.


     In April 1999, we acquired Horizontes Internet Ltda and Wavis Equipamentos de Informatica Ltda, which we refer to as "Openlink," two commercial ISPs based in Belo Horizonte and Rio de Janeiro, Brazil, respectively. These acquisitions established our market presence in Brazil, the ninth largest global telecommunications market, by adding an aggregate of approximately 1,100 business and Web services accounts and 18,000 SOHO or consumer dial-up customers.

     In May 1999, we acquired Sao Paulo On-Line Ltda, which we refer to as "STI," the fourth largest Brazilian ISP. This acquisition enhances our position in Brazil by adding approximately 400 business and Web services accounts and 34,000 SOHO or consumer dial-up customers.

     In May 1999, we acquired Internet de Mexico S.A. de C.V. and Datanet S.A. de C.V., two commercial ISPs based in Mexico City, Mexico. These acquisitions established our market presence in Mexico, the fifteenth largest global telecommunications market and the second largest telecommunications market in Latin America, by adding an aggregate of approximately 660 business and Web services accounts and 45,800 SOHO or consumer dial-up customers.

     In May 1999, we acquired The Internet Company (TIC) a leading Swiss provider of dedicated and dial-up connectivity services and Web hosting capabilities to businesses and consumers. This acquisition enhances our position in Switzerland through the addition of approximately 1,300 business and Web services accounts, 3,800 SOHO or consumer dial-up customers and six POPs.

     In June 1999, we acquired Caribbean Internet Service Corp., the second largest commercial ISP in Puerto Rico. This acquisition established our market presence in the Caribbean region by adding approximately 210 business and Web services accounts and 12,800 SOHO or consumer dial-up customers.

     In June 1999, we acquired The Internet Access Company (TIAC), a regional ISP based in Bedford, Massachusetts. TIAC's offerings include tiered T-1, frame relay and ISDN services from over 50 POPs situated throughout the Northeastern U.S. This acquisition resulted in our addition of approximately 6,300 business and Web services accounts and 33,200 SOHO or consumer dial-up customers.

     In June 1999, we acquired Argentina On-Line S.A., a leading commercial ISP based in Buenos Aires, Argentina. This acquisition established our market presence in Argentina, the sixteenth largest global telecommunications market, by adding approximately 70 business and Web services accounts and 2,900 SOHO or consumer dial-up customers.

     In June 1999, we acquired CSO.net Telecom Services G.m.b.H, an ISP based in Austria. This acquisition established our market presence in Austria by adding approximately 240 business and Web services accounts and 1,400 SOHO or consumer dial-up customers.

     In July 1999, we acquired two Spanish ISPs, Intercomputer S.A., the leading provider of electronic banking solutions in Spain with offices in several cities throughout the country, and ABAFoRUM S.A., a Barcelona-based provider of connectivity services to both businesses and consumers. This acquisition established our market presence in Spain, the eleventh largest global telecommunicaitons market, by adding an aggregate of approximately 470 business and Web services accounts and 21,750 SOHO or consumer dial-up customers.

Competition

     The market for Internet connectivity and related services is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted many new start-ups as well as existing businesses from different industries.

     We believe that a reliable international network, knowledgeable salespeople and the quality of technical support currently are the primary competitive factors in our targeted market and that price is usually secondary to these factors.

     Our current and prospective competitors include, in addition to other national, regional and local ISPs, long distance and local exchange telecommunications companies, cable television, direct broadcast satellite, wireless communications providers and on-line service providers. While we believe that our network, products and customer service distinguish us from these competitors, some of these competitors have significantly greater market presence, brand recognition, and financial, technical and personnel resources than we do.

     ISPs.   According to industry sources, there were over 6,700 ISPs in the
United States and Canada in 1998, consisting of national, regional and local providers. Our current primary competitors include other ISPs with a significant national presence which focus on business customers, such as UUNet Technologies, Inc., GTE Internetworking (formerly BBN), Concentric Network and DIGEX. While we believe that our level of customer service and support and target market focus distinguish us from these competitors, many of these competitors have greater market share, brand recognition, and financial, technical and personnel resources than we. We also compete with unaffiliated regional and local ISPs in our targeted geographic regions.

     Telecommunications Carriers.   The major long distance companies, also
known as interexchange carriers, including AT&T, MCI WorldCom, Cable & Wireless/IMCI and Sprint, offer Internet access services and compete with us. Reforms in the federal regulation of the telecommunications industry have created greater opportunities for incumbent local exchange carriers, or ILECs, including the Regional Bell Operating Companies, or RBOCs, and other CLECs, to enter the Internet connectivity market. In order to address the Internet connectivity requirements of the business customers of long distance and local carriers, we believe that there is a move toward horizontal integration by ILECs and CLECs through acquisitions or joint ventures with, and the wholesale purchase of, connectivity from ISPs. The MCI/WorldCom merger (and the prior WorldCom/MFS/UUNet consolidation), GTE's acquisition of BBN, the acquisition by ICG Communications, Inc. of Netcom, Global Crossing's recently announced plans to acquire Frontier Corp. (and Frontier's prior acquisition of Global Center), Qwest Communication's recently announced plans to acquire US West and AT&T's purchase of IBM's global communications network are indicative of this trend. Accordingly, we expect that we will experience increased competition from the traditional telecommunications carriers. Many of these telecommunications carriers, in addition to their greater network coverage, market presence, and financial, technical and personnel resources, also have large existing commercial customer bases.

     Cable Companies, Direct Broadcast Satellite and Wireless Communications
Companies.   Many of the major cable companies have announced that they are exploring the possibility of offering Internet connectivity, relying on the viability of cable modems and economical upgrades to their networks. Continental Cablevision, Inc., Tele-Communications, Inc. (TCI) and At Home Corporation (@Home) have announced trials to provide Internet cable service to their residential customers in select areas. Cable companies, however, are faced with large-scale upgrades of their existing plant equipment and infrastructure in order to support connections to the Internet backbone via high-speed cable access devices. Additionally, their current subscriber base and market focus is residential which requires that they partner with business-focused providers or undergo massive sales and marketing and network development efforts in order to target the business sector. Several announcements also recently have been made by other alternative service companies approaching the Internet connectivity market with various wireless terrestrial and satellite-based service technologies. These include Hughes Network Systems' DirecPC product that provides high-speed data through direct broadcast satellite technology; CAI Wireless Systems Inc.'s announcement of an MMDS wireless cable operator launching data services via 2.5 to 2.7 GHz and high-speed wireless modem technology; Cellularvision's announcement that it is offering Internet access via high-speed wireless LMDS technology; and WinStar Communications, a 38 GHz radio company that wholesales its network capacity to other carriers and now offers high-speed Internet access to business customers. We believe that there is a trend toward horizontal integration involving cable companies through acquisitions or joint ventures between cable companies and telecommunications carriers. The acquisition of TCI by AT&T and AT&T's proposed acquisition of MediaOne are indicative of this trend.

     On-line Service Providers.   The dominant on-line service providers,
including Microsoft Network and America Online, Incorporated, have all entered the Internet access business by engineering their current proprietary networks to include Internet access capabilities. We compete to a lesser extent with these service providers, which currently are primarily focused on the consumer marketplace and offer their own content, including chat rooms, news updates, searchable reference databases, special interest groups and shopping. However, America Online's acquisition of Netscape Communications Corporation and related strategic alliance with Sun Microsystems will enable it to offer a broader array of IP-based services and products that could significantly enhance its ability to appeal to the business marketplace and, as a result, compete more directly with us. While CompuServe has announced it also will target Internet connectivity for the small to medium-sized business market, this will require a significant transition from a consumer market focus to a business market focus.

     We believe that our ability to attract business customers and to market value-added services is a key to our future success. However, there can be no assurance that our competitors will not introduce comparable services or products at similar or more attractive prices in the future or that we will not be required to reduce our prices to match competition. Recently, many competitive ISPs have shifted their focus from individual customers to business customers. Moreover, there can be no assurance that more of our competitors will not shift their focus to attracting business customers, resulting in even more competition for us. There can be no assurance that we will be able to offset the effects of any such competition or resulting price reductions. Increased competition could result in erosion of our market share and could have a material adverse effect on our business, financial condition and results of operations.

Proprietary Rights

     Our success and ability to compete is dependent in part upon our technology and proprietary rights, although we believe that our success is more dependent upon our technical expertise than our proprietary rights. We rely on a combination of copyright, trademark and trade secret laws and contractual restrictions to establish and protect our technology. There can be no assurance that the steps taken by us will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology. We are also subject to the risk of adverse claims and litigation alleging infringement of the intellectual property rights of others.

Regulatory Matters

     The following summary of regulatory developments and legislation is not complete. It does not describe all present and proposed federal, state, and local regulation and legislation affecting the ISP and telecommunications industries. Existing federal and state regulations are currently subject to judicial proceedings, legislative hearings, and administrative proposals that could change, in varying degrees, the manner in which our industries operate. We cannot predict the outcome of these proceedings or their impact upon the ISP and telecommunications industries or upon us.

     In recent years there have been a number of U.S. and foreign legislative and other initiatives seeking to control or affect the content of information provided over the Internet. Some of these initiatives would impose criminal liability upon persons sending or displaying, in a manner available to minors, obscene or indecent material or material harmful to minors. Liability would also be imposed on an entity knowingly permitting facilities under its control to be used for such activities. These initiatives may decrease demand for Internet access, chill the development of Internet content, or have other adverse effects on Internet access providers, including us.

     Both the provision of Internet access service and the provision of underlying telecommunications services are affected by federal, state, local and foreign regulation. The Federal Communications Commission (the "FCC") exercises jurisdiction over all facilities of, and services offered by, telecommunications carriers in the U.S. to the extent that they involve the provision, origination or termination of jurisdictionally interstate or international communications. The state regulatory commissions retain jurisdiction over the same facilities and services to the extent they involve origination or termination of jurisdictionally intrastate communications. In addition, as a result of the passage of the Telecommunications Act of 1996 (the "1996 Act"), state and federal regulators share responsibility for implementing and enforcing the domestic pro-competitive policies of the 1996 Act. In particular, state regulatory commissions have substantial oversight over the provision of interconnection and non-discriminatory network access by ILECs. Municipal authorities generally have some jurisdiction over access to rights of way, franchises, zoning and other matters of local concern.

     Our Internet operations are not currently subject to direct regulation by the FCC or any other U.S. governmental agency, other than regulations applicable to businesses generally. However, the FCC continues to review its regulatory position on the usage of the basic network and communications facilities by ISPs. Although in an April 1998 Report, the FCC determined that ISPs should not be treated as telecommunications carriers and therefore should not be regulated, it is expected that future ISP regulatory status will continue to be uncertain. Indeed, in that report, the FCC concluded that certain services offered over the Internet, such as phone-to-phone IP telephony, may be functionally indistinguishable from traditional telecommunications service offerings, and their non-regulated status may have to be re-examined. However, in July 1999, the FCC's Office of Plans and Policy issued a white paper entitled "The FCC and the Unregulation of the Internet" advocating continued FCC forbearance from imposing regulation on the Internet. In particular, the white paper supported avoiding the imposition of legacy regulations on new technologies and the deregulation of traditional legacy service that may face competition from Internet-based services. Our Internet operations outside the U.S. are subject to direct regulation through licensing from foreign governmental agencies.

     Changes in the regulatory structure and environment affecting the Internet access market, including regulatory changes that directly or indirectly affect telecommunications costs or increase the likelihood of competition from RBOCs or other telecommunications companies, could have an adverse effect on our business. Although the FCC has decided not to allow local telephone companies to impose per-minute access charges on ISPs, and that decision has been upheld by the reviewing court, further regulatory and legislative consideration of this issue is likely. In addition, some telephone companies are seeking relief through state regulatory agencies. Such rules, if adopted, are likely to have a greater impact on consumer-oriented Internet access providers than on business-oriented ISPs, such as us. Nonetheless, the imposition of access charges would affect our costs of serving dial-up customers and could have a material adverse effect on our business, financial condition and results of operations.

     In addition to our Internet activities, we have recently focused attention on acquiring telecommunications assets and facilities, involving regulated activities. Our wholly-owned subsidiary, PSINetworks Company, has received an international Section 214 authorization from the FCC to provide global facilities-based and global resale telecommunications services, subjecting it to regulation as a non-dominant international common carrier, including the filing of periodic reports with the FCC. In addition, our wholly-owned subsidiary, PSINet Telecom UK Limited, has received an international facilities license from DTI and OFTEL, the responsible telecommunications regulatory bodies in the United Kingdom. Generally, the FCC and OFTEL have chosen not to closely regulate the charges or practices of non-dominant carriers, such as our subsidiaries. Nevertheless, these regulatory agencies act upon complaints against such carriers for failure to comply with statutory obligations or with the rules, regulations and policies of such regulatory agencies. These regulatory agencies also have the power to impose more stringent regulatory requirements on us and to change our regulatory classification. We believe that, in the current regulatory environment, such regulatory agencies are unlikely to do so. As we enter new markets, we anticipate obtaining similar licenses as required by applicable telecommunications rules and regulations in order to acquire and maintain telecommunications assets and facilities in such countries.

     The laws relating to the provision of telecommunications services in countries other than the U.S., and in multinational organizations such as the International Telecommunications Union, are also undergoing a process of development. As we continue our program of acquisition and expansion into international markets, these laws will have an increasing impact on our operations. There can be no assurance that new or existing laws or regulations will not have a material adverse effect on us.

     Our subsidiaries have also received CLEC certification in New York, Virginia, Colorado and Texas, and have applied for CLEC certification in Maryland and California. We are considering the financial, regulatory and operational implications of also becoming a CLEC in certain other states. The 1996 Act requires CLECs not to prohibit or unduly restrict resale of their services; to provide dialing parity, number portability, and nondiscriminatory access to telephone numbers, operator services, directory assistance, and directory listings; to afford access to poles, ducts, conduits, and rights-of-way; and to establish reciprocal compensation arrangements for the transport and termination of telecommunications traffic. In addition to federal regulation of

CLECs, the states also impose regulatory obligations upon CLECs. While these obligations vary from state to state, most states require CLECs to file a tariff for their services and charges; require CLECs to charge just and reasonable rates for their services, and not to discriminate among similarly-situated customers; to file periodic reports and pay certain fees; and to comply with certain services standards and consumer protection laws. As a provider of domestic basic telecommunications services, particularly competitive local exchange services, we could become subject to further regulation by the FCC and/or another regulatory agency, including state and local entities.

     The 1996 Act has caused fundamental changes in the markets for local exchange services. In particular, the 1996 Act and the FCC rules issued pursuant to it mandate competition in local markets and require that ILECs interconnect with CLECs. Under the provisions of the 1996 Act, the FCC and state public utility commissions share jurisdiction over the implementation of local competition: the FCC was required to promulgate general rules and the state commissions were required to arbitrate and approve individual interconnection agreements. The courts have generally upheld the FCC in its promulgation of rules, including a January 25, 1999 U.S. Supreme Court ruling which determined that the FCC has jurisdiction to promulgate national rules in pricing for interconnection.

     An important issue for CLECs is the right to receive reciprocal compensation for the transport and termination of Internet traffic. We believe that, under the 1996 Act, CLECs are entitled to receive reciprocal compensation from ILECs. However, some ILECs have disputed payment of reciprocal compensation for Internet traffic, arguing that ISP traffic is not local traffic. Most states have required ILECs to pay CLECs reciprocal compensation. However, in October 1998, the FCC determined that dedicated Digital Subscriber Line service is an interstate service and properly tariffed at the interstate level. In February 1999, the FCC concluded that at least a substantial portion of dial-up ISP traffic is jurisdictionally interstate. The FCC also concluded that its jurisdictional decision does not alter the exemption from access charges currently enjoyed by ISPs. The FCC established a proceeding to consider an appropriate compensation mechanism for interstate Internet traffic. Pending the adoption of that mechanism, the FCC saw no reason to interfere with existing interconnection agreements and reciprocal compensation arrangements. The FCC order has been appealed. In light of the FCC's order, state commissions that previously addressed this issue and required reciprocal compensation to be paid for ISP traffic may reconsider and may modify their prior rulings. Several incumbent LECs are seeking to overturn prior orders that they claim are inconsistent with the FCCs' February 1999 order. Relief sought could include repayment of reciprocal compensation amounts previously paid by incumbent LECs. Recently, the Massachusetts regulatory authority vacated its earlier decision requiring such payments. In addition, at least one incumbent LEC has filed suit seeking a refund from another carrier of reciprocal compensation which the incumbent LEC has paid to that carrier. That suit was dismissed by the United States District Court for lack of subject matter jurisdiction. Another incumbent LEC has sought to escrow reciprocal compensation payments to carriers. In response to these and other challenges, some state commissions have opened inquiries as to the appropriate compensation mechanisms in the context of ISP traffic. Of the state commissions that have considered the issue since the FCC's February 1999 order, most, but not all, of these states have upheld the requirement to pay reciprocal compensation of ISP traffic. We cannot assure you that any future court, state regulatory or FCC decision on this matter will favor our position. An unfavorable result may have an adverse impact on our potential future revenues as a CLEC, as well as increasing our costs for PRIs generally.

     As we become a competitor in local exchange markets, we will become subject to state requirements regarding provision of intrastate services. This may include the filing of tariffs containing rates and conditions, and regulation of rates charged for our services. As a new entrant, without market power, we expect to face a relatively flexible regulatory environment. Nevertheless, it is possible that some states could require us to obtain the approval of the public utilities commission for the issuance of debt or equity or other transactions which would result in a lien on our property used to provide intrastate services.

Employees

     As of March 31, 1999, we had approximately 1,921 full-time employees: 853 in the United States and 1,068 outside of the United States, including approximately 898 in data communications and operational positions, 642 in sales and marketing, and 381 in general and administrative positions. We believe that our relations with our employees are good. None of our employees is represented by a labor union or covered by a collective bargaining agreement, other than by operation of foreign law, and we have never experienced a work stoppage.

Properties

     Our principal administrative, operational and marketing and sales facilities total approximately 66,000 square feet and are located in an office park in Herndon, Virginia. We occupy this space under four leases which expire in September 2003 and include five-year renewal options. We also lease:

      . approximately 15,000 square feet of office space in a second office park located in Herndon, Virginia,

      . approximately 48,480 and 23,000 square feet of office space in two office parks located in Reston, Virginia,

      . approximately 23,760 square feet of office space for our network operations center in Troy, New York,

      . approximately 100,000 square feet of data center capacity in London, England, and

      . approximately 42,000 square feet of data center capacity in Los Angeles, California for our global Internet hosting facility currently under construction.

     All of our regional offices and subsidiaries also lease their facilities, except for our European Technical Center which includes our principal European administrative, operational, marketing and sales facilities, which total approximately 10,000 square feet and is owned by us in Switzerland. We also lease or are otherwise provided with the right to utilize space in various geographic locations to provide an operational facility for certain of our POPs. We believe that these facilities are adequate for our current needs and that suitable additional space, should it be needed, will be available to accommodate expansion of our operations on commercially reasonable terms.

Legal Proceedings

     From time to time, we have been involved in disputes and threatened with or named as a defendant in lawsuits and administrative claims. Some of such disputes, lawsuits and threatened litigation include claims asserting alleged breach of agreements and some of them may relate to relatively novel or unresolved issues of law arising out of or relating to the developing nature of the Internet and on-line services industries.

     In addition, from time to time we receive communications from third parties asserting alleged infringement of patents, trademarks and service marks of others. Although there is currently no material litigation arising out of any alleged infringement of patents, trademarks or service marks, we cannot assure you that litigation will not be commenced regarding these or other matters.

     We are not involved in any legal proceedings which we believe would, if adversely determined, have a material adverse effect upon our business, financial condition or results of operations. We cannot assure you whether these matters would be determined in a manner which is favorable to us or, if adversely determined, whether such determination would have a material adverse effect upon our business, financial condition or results of operations.

                                    MANAGEMENT

     The following sets forth certain information as of June 30, 1999 concerning the directors and executive officers of PSINet.

Name                                          Age      Position
----                                          ---      --------
Executive Officers:
William L. Schrader(1)(3)  ...............    47       Chairman of the Board of Directors and
                                                       Chief Executive Officer (Founder)
Harold S. Wills  .........................    57       President, Chief Operating Officer and Director
David N. Kunkel  .........................    56       Executive Vice President, General Counsel and Director
Edward D. Postal  ........................    43       Senior Vice President and Chief Financial Officer
E. A. Davis  .............................    53       Senior Vice President and President, PSINetworks Company
Harry G. Hobbs  ..........................    45       Senior Vice President and President, PSINet Europe
Philippe J. Kuperman  ....................    55       Senior Vice President and President, PSINet Latin America
Chi H. Kwan  .............................    47       Senior Vice President and President, PSINet Asia/Pacific
Michael J. Malesardi  ....................    39       Vice President and Controller
Non-Executive Directors:
William H. Baumer(1)(2)(3)  ..............    66       Director
Ian P. Sharp(2)(3)  ......................    67       Director
Ralph J. Swett(1)(2)  ....................    64       Director

____________________
(1)  Member of Compensation Committee.

(2)  Member of Audit Committee.

(3)  Member of Financing Committee.


     William L. Schrader is the founder of PSINet and has served as our Chairman of the Board of Directors and Chief Executive Officer since our inception and as our President from our inception to September 1998. Prior to forming PSINet, Mr. Schrader served as President and Chief Executive Officer of NYSERNet Inc., a provider of data networking services in New York State ("NYSERNet"), from January 1986 to December 1989. Mr. Schrader also was a co-founder, and, from May 1984 until February 1987, served as Executive Director of the Cornell Theory Center, a National Science Foundation supercomputer center. Mr. Schrader's term of office as a director of PSINet expires in 2001.

     Harold S. Wills has served as our President since September 1998 and as a director of PSINet and our Chief Operating Officer since April 1996, and served as our Executive Vice President from April 1996 to September 1998. Mr. Wills served as Chief Operating Officer of Hospitality Information Networks, Inc., a provider of information services for the hospitality industry, from July 1995 through January 1996. Mr. Wills also held various positions including, Managing Director, International Computer Services, Technical Service Director and Sales Director of Granada Group PLC, a computer services provider, from September 1991 through September 1995. Mr. Wills's term of office as a director of PSINet expires in 2000.

     David N. Kunkel has served as our Executive Vice President since 1998, as our Senior Vice President since September 1996, as a director of PSINet and our Secretary since September 1995, as our Vice President since July 1995 and as our General Counsel since June 1995. Mr. Kunkel also served as our Vice President of International Operations from April 1996 to September 1996 and as Senior Counsel to Nixon, Hargrave, Devans & Doyle LLP (now known as Nixon Peabody LLP), outside counsel to PSINet, from July 1995 through December 1995. Prior to July 1995, Mr. Kunkel was a partner with the law firm of Nixon, Hargrave, Devans & Doyle LLP for 16 years and served as outside counsel to NYSERNet from 1986 until 1989 and to PSINet from our inception until July 1995. Mr. Kunkel's term of office as a director of PSINet expires in 2001.

     Edward D. Postal has served as our Senior Vice President and Chief Financial Officer since August 1997 and served as our Vice President and Chief Financial Officer since October 1996. Prior to joining us, Mr. Postal served as Senior Vice President, Chief Financial Officer and a director of The Hunter Group, Inc., a systems integration consulting firm, from March 1995 to October 1996, as Vice President and Chief Financial Officer of The Wyatt Company, an international employee benefits and human resources consulting firm (currently Watson Wyatt Worldwide), from December 1991 to October 1994 and as controller/treasurer of The Wyatt Company from November 1985 to December 1991. From 1981 to November 1985, Mr. Postal served in various financial management positions at Satellite Business Systems, a satellite communications company acquired by MCI in 1985, and, prior thereto, held various positions at Touche Ross & Co. (currently Deloitte & Touche LLP).

     E. A. "Ted" Davis has served as our Senior Vice President and President, PSINetworks Company since October 1998. Prior to joining us, Mr. Davis served as Vice President of Customer Technical Support for Lucent Technologies (formerly the network services division of AT&T), from January 1995 to April 1998. Prior thereto, Mr. Davis served in various technical and management positions with AT&T since beginning his career there in June 1968.

     Harry G. Hobbs has served as our Senior Vice President and President, PSINet Europe since September 1998 and served as our Vice President, Customer Administration from September 1997 to September 1998. Prior to joining us, Mr. Hobbs served as Vice President, Customer Care for American Personal Communications, LP, a provider of wireless communications services and an affiliate of Sprint Spectrum, from February 1995 to August 1997. Prior thereto, Mr. Hobbs served in various positions in the Customer Service, Operations and Large Account Support groups at MCI, including Vice President, Global Customer Service from September 1993 to February 1995, Director, Operations from March 1992 to February 1995 and Director, Large Account Group from November 1990 to March 1992.

     Philippe Kuperman has served as our Senior Vice President and President, PSINet Latin America since May 1999. Prior thereto, Mr. Kuperman served as Vice President Americas and Asia for the Language Technology Division of Lernout & Hauspie Speech Products N.V., a developer of translation software, from October 1998 to February 1999. Prior thereto, Mr. Kuperman was employed by Globalink Inc., which was acquired by Lernout & Hauspie, as Executive Vice President of Worldwide Sales and Marketing from July 1996 to January 1997 and as Senior Vice President of International Operations from January 1997 to September 1998. Prior thereto, Mr. Kuperman served in various positions at Software AG, a developer of database, networking and application software, from 1989 to May 1996, most recently as Senior Vice President, Indirect Sales Worldwide.

     Chi H. Kwan has served as our Senior Vice President and President, PSINet Asia/Pacific since October 1998. Prior to joining us, Mr. Kwan served as Vice Chairman and Representative Director of Montblanc Japan K.K., a maker of luxury branded products, from May 1997 to September 1998. Prior thereto, Mr. Kwan served in several executive management positions with Pitney Bowes Corporation and its affiliates, including Vice Chairman and Director and Vice President Market Development, Asia Pacific, from October 1995 to April 1997, and President and Representative Director of Dodwell Pitney Bowes Corporation from April 1992 to September 1995. From 1975 to April 1992, Mr. Kwan held various senior management positions with Nicolet Japan, K.K., Finnegan-Mat Instruments Inc. and H.B. Fuller Japan Inc.

     Michael J. Malesardi has served as our Vice President and Controller since July 1997. Prior to joining us, Mr. Malesardi served as Director of Financial Administration of Watson Wyatt Worldwide, an international employee benefits and human resources consulting firm ("Watson Wyatt"), from April 1995 to May 1997 and as Controller of Watson Wyatt from February 1992 to April 1995. From September 1982 to February 1992, Mr. Malesardi held various positions at Price Waterhouse LLP (currently PricewaterhouseCoopers LLP), the latest as Senior Audit Manager.

     William H. Baumer has served as a director of PSINet since 1993. Mr. Baumer has been a Professor of Philosophy at the University at Buffalo since 1971 and was the Acting Chairman of the Department of Economics at the University at Buffalo from June 1992 until June 1995. Mr. Baumer also served as Treasurer and Vice President of NYSERNet from January 1986 to December 1990 and from

December 1989 to December 1990, respectively. Mr. Baumer's term of office as a director of PSINet expires in 2000.

     Ian P. Sharp has served as a director of PSINet since September 1996. Mr. Sharp is currently retired and was the President and founder of I.P. Sharp Associates, a software development company, from December 1964 through July 1989. Mr. Sharp's term of office as a director of PSINet expires in 2001.

     Ralph J. Swett has served as a director of PSINet since February 1998. Mr. Swett is currently retired, is a director of IXC Communications and was Chairman of IXC Communications from its formation in July 1992 through April 1998, and served as Chief Executive Officer and President of IXC Communications from July 1992 to October 1997. Prior thereto, Mr. Swett served as Chairman of the Board and Chief Executive Officer of Communications Transmission, Inc. ("CTI") from 1986 to 1992. From 1969 to 1986, Mr. Swett served in increasingly senior positions (Vice President, President and Chairman) of Times Mirror Cable Television ("TMCT"), a subsidiary of Times Mirror and a previous owner of IXC Carrier, and as a Vice President of Times Mirror from 1981 to 1986. Mr. Swett served as Chairman of IXC Carrier from 1979 through April 1998, and served as its Chief Executive Officer from 1986 to October 1997 and its President from 1991 to October 1997. Mr. Swett has managed communications businesses for the past 26 years. Mr. Swett's term of office as a director of PSINet expires in 2000. See "Certain Relationships and Transactions--Strategic Alliance With
IXC."

     Pursuant to the IRU Purchase Agreement between us and IXC, Ralph J. Swett, the former Chairman of IXC Communications, was elected, effective as of the closing of the transaction, to our Board of Directors. The IRU Purchase Agreement provides that our Chairman will recommend that Mr. Swett continue to be re-elected to our Board for so long as IXC continues to own at least 95% of the shares of our common stock we issued to IXC in connection with the transaction. IXC has entered into a transaction that may cause or have caused this provision to no longer be effective. See "Stock Ownership of Certain Beneficial Owners and Management." IXC is an indirect wholly owned subsidiary of IXC Communications. See "Certain Relationships and Transactions--Strategic Alliance With IXC."

                      CERTAIN RELATIONSHIPS AND TRANSACTIONS

Strategic Alliance With IXC

     General Terms.   In February 1998, we acquired from IXC 20-year
noncancellable indefeasible rights of use for specified purposes in up to 10,000 equivalent route miles of fiber-based OC-48 network bandwidth (the "PSINet IRUs") in selected portions across the IXC fiber optic telecommunications system within the United States (the "Available System"). The PSINet IRUs were acquired in exchange for the issuance to IXC of 10,229,789 shares of our common stock, representing approximately 20% of our issued and outstanding common stock after giving effect to such issuance and having an aggregate market value of $78.6 million based on the closing market price per share of our common stock as reported by The Nasdaq Stock Market on such date of $7.6875 (the "IXC
Shares"), pursuant to an IRU and Stock Purchase Agreement, dated as of July 22, 1997, between us and IXC, as amended (the "IRU Purchase Agreement").

     IXC Shares.   IXC has been granted demand and "piggyback" registration
rights with respect to the IXC Shares pursuant to a registration rights agreement between us and IXC. In the event IXC proposes to sell or otherwise dispose of any of the IXC Shares, other than pursuant to a pledge to an unaffiliated third party lender, we have a right of first offer to acquire the shares proposed to be sold at the closing market price per share of our common stock as reported by The Nasdaq Stock Market or the principal securities exchange on which our common stock is then listed on the date notice of such proposed sale is given to us. Other than as set forth above and except for transfer restrictions existing from time to time under applicable federal and state securities laws, the IXC Shares are not subject to any transfer restrictions or to any voting restrictions or other agreements. The IXC Shares are currently eligible for sale in the public market subject to compliance with the volume limitations, manner of sale provisions, notice requirements and other requirements of Rule 144 under the Securities Act of 1933. IXC did not elect to include any of the IXC Shares in this offering pursuant to its registration rights but may request registration of all or any of the IXC Shares in the future. Future sales by IXC of substantial numbers of shares of our common stock could adversely affect the market price for our common stock and make it more difficult for us to raise funds through equity offerings and to effect acquisitions of businesses or assets in consideration for issuances of our common stock.

     PSINet IRUs.   The total amount of bandwidth corresponding to the PSINet
IRUs is contemplated to be delivered to us, to the extent then available, in specified increments every six months during the two year period following the closing. As of June 30, 1999, approximately 13,412 route miles of OC-12 (equivalent to approximately 3,353 route miles of OC-48) bandwidth corresponding to the PSINet IRUs, connecting New York, Washington, D.C., Atlanta, Chicago, Dallas, Houston, Phoenix, Las Vegas, Los Angeles, Seattle and San Francisco and certain major cities in between, have been placed into operation on the PSINet network. We currently anticipate delivery of the remaining bandwidth corresponding to the PSINet IRUs over the next 12 to 18 months. IXC has granted us a security interest in, among other collateral, a portion of the IRUs underlying the PSINet IRUs granted to IXC by IXC Carrier, Inc., its direct parent company and in a portion of certain other IRUs in IXC's fiber optic telecommunications system to secure the performance of IXC's obligations under the IRU Purchase Agreement to deliver the PSINet IRUs. IXC will provide customary operation and maintenance services with respect to the bandwidth delivered to us at specified prices and terms, the total cost of which to us on an annual basis is expected to be approximately $1.2 million per each 1,000 equivalent route miles of OC-48 bandwidth accepted under the IRU Purchase Agreement. IXC also will furnish multiplexing, reconfiguration and collocation services with respect to such bandwidth as requested by us at agreed upon fees.

     Joint Marketing and Services Agreement.   In connection with this
transaction, we and IXC also entered into a Joint Marketing and Services Agreement (the "Marketing Agreement") pursuant to which each party is entitled to market the products and services of the other under its own brand. Pursuant to the Marketing Agreement, we have agreed to provide IXC with managed connectivity services, value-added services and opportunity consulting services for specified fees which, in light of the strategic importance to us of the PSINet IRUs and our other arrangements with IXC described herein, we have agreed will be, or will be equal to, the lowest offered by us.

     Other Transactions.   In addition to the transactions described above, IXC
Communications or its affiliates and we are parties to transactions in the ordinary course of business which we believe are on terms no more favorable than could be obtained on an arms' length basis with independent third parties.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of our common stock, as of June 30, 1999, by (1) each person who is known by us to own beneficially more than five percent of our common stock; (2) each director of PSINet who owns shares of our common stock; (3) our chief executive officer and each of our four most highly paid executive officers other than our chief executive officer; and (4) all directors and executive officers of PSINet as a group.

                                                                      Amount Beneficially             Percent of
                Name of Beneficial Owner                                    Owned(1)                    Class
                ------------------------                            -------------------------      ----------------
IXC Internet Services, Inc..............................                    10,229,789(2)                15.8%
William L. Schrader.....................................                     5,709,677(3)                8.8
T. Rowe Price Associates, Inc...........................                     5,168,600(4)                8.0
Harold S. Wills.........................................                       436,715(5)                *
David N. Kunkel.........................................                       387,160(6)                *
Edward D. Postal........................................                       199,128(7)                *
Harry G. Hobbs..........................................                        97,709(9)                *
William H. Baumer.......................................                        94,488(8)                *
Ralph J. Swett..........................................                        13,750(10)               *
Ian P. Sharp............................................                        10,000(11)               *
Executive officers and directors as a group (12 persons)                     7,034,707(12)               10.9

_______________
* Less than 1%

(1) The persons named in the table have sole voting and dispositive power with respect to all shares of our common stock shown as beneficially owned by them, subject to the information contained in the notes to the table and to community property laws, where applicable.

(2) These shares could be deemed to be beneficially owned by the members of the Board of Directors of IXC, consisting of James F. Guthrie, Jeffrey C. Smith and Stuart K. Coppens, as well as by the members of the Board of Directors of IXC Communications, the parent company of IXC, consisting of Wolfe
     (Bill) H. Bragin, Joe C. Culp, Richard D. Irwin, Carl W. McKinzie, Benjamin
     L. Scott, Ralph J. Swett, Phillip L. Williams and John M. Zrno. IXC's address is City View Center, 1122 Capitol of Texas Highway South, Austin, Texas 78746. See "Certain Relationships and Transactions--Strategic Alliance with IXC--IXC Shares." Includes 1,500,000 shares which, according to IXC's Schedule 13D Amendment No. 1 dated June 11, 1999, IXC loaned to Merrill Lynch International ("MLI") in June 1999 in respect of a forward-purchase agreement with MLI, to be settled in June 2002 or sooner upon the occurrence of certain specified events, pursuant to which MLI made a payment to IXC of $51,963,068.36. In its Schedule 13D Amendment No. 1, IXC stated, among other things, that it has waived the right to vote any of the loaned shares during the term of this transaction.

(3) Includes 5,557,457 shares which are pledged with NationsBank in respect of two lines of credit providing Mr. Schrader with up to $18.3 million on an aggregate basis, of which approximately $13.7 million (including principal and interest) was outstanding as of June 30, 1999, at an interest rate equal to the 30 day LIBOR rate plus 1.65% per annum. Includes 1,000 shares held by Mr. Schrader and his wife as joint tenants with rights of survivorship. Also includes 150,000 shares held by a limited liability company of which Mr. Schrader and his wife have shared voting and dispositive power. Does not include 1,062,612 shares beneficially owned by Mr. Schrader's wife, nor 111,882 shares held by two trusts (of which Mr. Schrader's wife is trustee) for the benefit of two minor children of Mr. Schrader's. Mr. Schrader disclaims beneficial ownership of the shares beneficially owned by his wife and held in trust for his minor children. Mr. Schrader's address is c/o PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia, 20170.

(4) In a Schedule 13G dated February 12, 1999, T. Rowe Price Associates, Inc. claimed sole voting power over 385,000 shares, sole dispositive power over 5,168,600 shares and no shared voting or shared dispositive power over any shares. T. Rowe Price and Associates, Inc.'s address is 100 East Pratt Street, Baltimore, Maryland 21202.

(5) Includes 430,624 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 424,376 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(6) Includes 384,631 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 261,562 shares issuable upon the exercise of options which are not deemed to be presently exercisable or 29,571 shares beneficially owned by Mr. Kunkel's wife. Mr. Kunkel disclaims beneficial ownership of the shares beneficially owned by his wife.

(7) Includes 184,328 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 290,672 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(8) Includes 50,000 shares issuable upon the exercise of outstanding warrants and 4,500 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 7,500 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(9) Consists solely of shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include approximately 232,291 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(10) Includes 3,750 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include 11,250 shares issuable upon the exercise of options which are not deemed to be presently exercisable, and does not include 10,229,789 shares beneficially owned by IXC, of which Mr. Swett is a director and was the chairman of the board. Mr. Swett disclaims beneficial ownership of the shares beneficially owned by IXC. See "Certain Relationships and Transactions--Strategic Alliance With IXC."

(11) Consists solely of shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable. Does not include approximately 10,000 shares issuable upon the exercise of options which are not deemed to be presently exercisable.

(12) See notes (3) and (5) through (11) above. Includes also approximately 85,012 shares issuable upon the exercise of vested options and options which are deemed to be presently exercisable granted to four executive officers. Does not include approximately 374,488 shares issuable upon the exercise of outstanding options granted to four executive officers which are not deemed to be presently exercisable.

                               DESCRIPTION OF NOTES

     The initial notes were issued, and the exchange notes will be issued, under an Indenture dated as of July 23, 1999 (the "Indenture"), between PSINet and Wilmington Trust Company, as trustee (the "Trustee"). A copy of the Indenture will be made available to holders of the notes upon request to PSINet, the Trustee or a paying agent.

     The following summaries of the material provisions of the notes, the Indenture and the registration rights agreement do not purport to be complete. Where reference is made to particular provisions of the Indenture and the registration rights agreement, those provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and those terms made a part of the Indenture and the registration rights agreement by the Trust Indenture Act of 1939. The initial notes have not been registered under the Securities Act of 1933 and are subject to certain transfer restrictions. For definitions of certain capitalized terms used in the following summary, see "--Certain Definitions."

General

     The notes:

     . will mature on August 1, 2009 and be payable at 100.0% of the principal amount thereof; and

     . l bear interest at the rates set forth on the cover page of this offering memorandum from July 23, 1999 or from the most recent interest payment date to which interest has been paid, payable semiannually on February 1 and August 1 in each year, commencing February 1, 2000, to the Person in whose name the note is registered at the close of business on the January 15 or July 15 immediately preceding such interest payment date, with interest computed on the basis of a 360-day year comprised of twelve 30-day months.

     The Indenture will limit the aggregate principal amount of euro notes and dollar notes that we may issue under its terms to Euro 150,000,000 and $1,050,000,000, respectively.

     Principal of, premium, if any, and interest on the euro notes will be payable in euros, and the euro notes will be exchangeable and transferable, at the corporate trust office or agency of the Euro Paying Agents (as defined below) maintained in the City of New York, which initially will be the corporate trust office of Wilmington Trust Company, and in Luxembourg, which initially will be the corporate trust office of Kredietbank S.A. Luxembourgeoise, for such purposes. Principal of, premium, if any, and interest on the dollar notes will be payable in U.S. Dollars, and the dollar notes will be exchangeable and transferable, at the corporate trust office or agency of the Dollar Paying Agents (as defined below) maintained in the City of New York, which initially will be the corporate trust office of Wilmington Trust Company and in Luxembourg, which initially will be the corporate trust office of Kredietbank S.A. Luxembourgeoise, for such purposes.

     The notes will be issued only in fully registered form without coupons, in denominations of Euro1,000 or $1,000, as applicable, principal amount and any integral multiple thereof. No service charge will be made for any registration of transfer, exchange or redemption of notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

     The initial euro notes have been admitted for listing on the Luxembourg Stock Exchange. Application has been made for listing of the exchange euro notes on the Luxembourg Stock Exchange, although we cannot assure you that the exchange euro notes will be admitted for listing or, if they are listed, that the listing will be granted by the completion of the exchange offer.

     Any reference in this "Description of Notes" to U.S. Dollars, U.S. $ or "$" shall mean, to the extent the context requires, the United States Dollar Equivalent thereof.

     The euro notes and the dollar notes will generally be treated for purposes of the indenture as a single series of securities ranking pari passu with each other. Certain actions taken on a "pro rata" basis under the indenture will be taken in the manner described below.

     The aggregate principal amount, or any portion thereof, of the notes, at any date of determination, shall be the sum of (1) the United States Dollar Equivalent at such date of determination, of the principal amount, or portion thereof, as the case may be, of the euro notes and (2) the principal amount, or portion thereof, as the case may be, of the dollar notes, at such date of determination. With respect to any matter requiring consent, waiver, approval or other action of the holders of a specified percentage of the principal amount of the notes, such percentage shall be calculated, on the relevant date of determination, by dividing (a) the principal amount, as of such date, of notes the holders of which have so consented by (b) the aggregate principal amount, as of such date, of the notes then outstanding, in each case, as determined in accordance with the preceding sentence. To the extent that the indenture provides for action to be taken on a "pro rata" basis, whether in respect of any redemption or otherwise, such determination shall be made on the basis of the relative outstanding principal amounts of the euro notes and the dollar notes as of the time of such determination.

Optional Redemption

     The notes are not redeemable prior to August 1, 2004, except in the limited circumstances described in the next paragraph. On or after August 1, 2004, the notes will be redeemable at the option of PSINet, in whole at any time, or in part from time to time, on not less than 30 nor more than 60 days' prior notice in amounts of Euro 1,000 or $1,000, as applicable, or integral multiples thereof at the following redemption prices, expressed as percentages of the principal amount, if redeemed during the 12-month period beginning on August 1 of the years indicated below:

     Year                              Euro Notes              Dollar Notes
     ----                              ----------              ------------

     2004  ........................    105.500%                105.500%
     2005  ........................    103.667%                103.667%
     2006  ........................    101.833%                101.833%
     2007 and thereafter  .........    100.000%                100.000%


in each case, together with accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of record on relevant record dates to receive interest due on an interest payment date.

     In addition, on or prior to August 1, 2002, PSINet may, at its option, use the Net Cash Proceeds of one or more Public Equity Offerings or the sale of Capital Stock of PSINet to a Strategic Investor in a single transaction or a series of related transactions, other than Disqualified Stock, in each such case, to redeem, on a pro rata basis, up to an aggregate of 35% of the aggregate principal amount of euro notes and 35% of the aggregate principal amount of the dollar notes, as applicable, originally issued under the Indenture at a redemption price equal (1) in the case of the euro notes, to 111.000% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption and (2) in the case of the dollar notes, to 111.000% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption; provided, in each case, that at least 65% of the original aggregate principal amount of each of the euro notes and the dollar notes remain outstanding immediately following such redemption. In order to effect this redemption, PSINet must provide a notice of redemption no later than 45 days after the related Public Equity Offering or sale to a Strategic Investor and must consummate the redemption within 60 days of the closing of the Public Equity Offering or sale to a Strategic Investor.

     If less than all of the notes are to be redeemed, the Trustee shall select the notes or portions thereof to be redeemed pro rata, by lot or by any other method the Trustee deems fair and reasonable. To the extent that the notes may be listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require, we will, once in each year in which there has been a partial redemption of any of the notes, cause to be published in a leading daily newspaper of general circulation in Luxembourg (which is expected to be the Luxembourger Wort) a notice specifying the aggregate principal amount of notes outstanding and a list of the notes drawn for redemption but not surrendered.

Sinking Fund

     The notes will not be entitled to the benefit of any sinking fund.

Change of Control

     If a Change of Control shall occur at any time, then each holder shall have the right to require that PSINet purchase all such holder's notes in whole or in part in integral multiples of [_]1,000 or $1,000, as applicable, at a purchase price (the "Change of Control Purchase Price") in cash, in an amount equal to 101% of the principal amount of such notes or portion thereof, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), pursuant to the offer described below (the "Change of Control Offer") and in accordance with the other procedures set forth in the Indenture.

     Within 30 days of any Change of Control, PSINet shall notify the Trustee of such Change of Control and give notice, as described in the subsection entitled "--Notices," of such Change of Control to each holder of notes stating that:

     . a Change of Control has occurred and the date of such event, the circumstances and relevant facts regarding such Change of Control;

     . the purchase price and the purchase date, which shall be fixed by PSINet on a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed, or such later date as is necessary to comply with requirements under the Securities Exchange Act of 1934 or any securities exchange on which the notes are listed;

     .  any note not tendered will continue to accrue interest;

     . unless PSINet defaults in the payment of the Change of Control Purchase Price, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; and

     . certain other procedures that a holder must follow to accept a Change of Control Offer or to withdraw such acceptance.

     If a Change of Control Offer is made, there can be no assurance that PSINet will have sufficient funds or financial resources necessary to pay the Change of Control Purchase Price for all of the notes that might be delivered by holders seeking to accept the Change of Control Offer. PSINet's credit facility prohibits PSINet from repurchasing notes upon a Change of Control unless it has paid all amounts outstanding under the credit facility prior thereto. See "Risk Factors--We may not have the ability to raise funds necessary to finance the change of control offer which may be required by the indenture." The failure of PSINet to make or consummate the Change of Control Offer or pay the Change of Control Purchase Price when due will give the Trustee and the note holders the rights described under "Events of Default."

     The term "all or substantially all" as used in the definition of "Change of Control" has not been definitively interpreted under New York law, which is the governing law of the Indenture, to represent a specific quantitative test. As a consequence, in the event the holders elected to exercise their rights under the Indenture and PSINet elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

     The existence of a holder's right to require PSINet to repurchase such holder's notes upon a Change of Control may deter a third party from acquiring PSINet in a transaction which constitutes a Change of Control.

     PSINet will comply with the applicable tender offer rules, including Rule 14e-1 under the Securities Exchange Act of 1934, and any other applicable securities laws or regulations, including those regulations imposed by any securities exchange on which the notes may be listed, in connection with a Change of Control Offer.

Cancellation

     All notes surrendered for payment, purchase, redemption, registration of transfer or exchange will be delivered to the Trustee and, if not already canceled, will be promptly canceled by it. PSINet and any guarantor may at any time deliver to the Trustee for cancellation any notes previously authenticated and delivered hereunder which PSINet or the guarantor may have acquired, and all notes so delivered will be promptly canceled by the Trustee. All canceled notes held by the Trustee will, at the option of the Trustee, be returned to PSINet or destroyed.

Ranking

     The notes:

     .  are senior, unsecured obligations of PSINet;

     . rank pari passu in right of payment with each other and with all other existing and future unsecured and unsubordinated indebtedness of PSINet (which includes our 10% senior notes and 11 1/2% senior notes) and senior in right of payment to all existing and future Subordinated Indebtedness of PSINet;

     . are effectively subordinated to secured indebtedness of PSINet to the extent of the value of the assets securing such indebtedness;

     . are also structurally subordinated to the claims of creditors of PSINet's subsidiaries and to the interests of holders of preferred stock, if any, of such subsidiaries; and

     . are not be entitled to any security and will not be entitled to the benefit of any guarantees except under the limited circumstances described under "--Certain Covenants--Limitation on Issuances of Guarantees of Indebtedness."

     As of March 31, 1999, on a pro forma basis after giving effect to the initial notes offering, and the application of those net proceeds, there would have been approximately $332.1 million of total secured indebtedness (including secured indebtedness of PSINet's subsidiaries) outstanding to which holders of notes would have been effectively subordinated in right of payment and approximately $85.4 million of other liabilities of PSINet's subsidiaries, including trade payables and accrued liabilities, to which noteholders would have been structurally subordinated.

No Gross Up

     All payments of principal and interest by PSINet on the notes will be made without withholding or deductions for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the United States or any political subdivision thereof or any authority therein or thereof having power to tax unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. If any such withholding or deduction is required, PSINet will not be obligated to pay any additional amounts in respect of such withholding or deduction.

Certain Covenants

     The Indenture contains, among others, the following covenants:

     Limitation on Indebtedness. (a) PSINet will not, and will not cause or permit any Subsidiary to, directly or indirectly, Incur any Indebtedness, other than the notes; provided, however, that PSINet may Incur Indebtedness, and PSINet or any Subsidiary may Incur Acquired Indebtedness, if, at the time of such Incurrence, the Debt to Annualized Operating Cash Flow Ratio would be less than or equal to 6.0 to 1.0 prior to April 1, 2001, or less than or equal to 5.5 to 1.0 on or after April 1, 2001.

     (b) The preceding limitations of paragraph (a) of this covenant will not apply to any of the following, each of which shall be given independent effect:

     (1) the Incurrence by PSINet or any of its Subsidiaries of Indebtedness incurred for the purpose of financing all or any part of the (A) purchase price, cost of design, development, acquisition, construction or improvement of real or personal property, including, without limitation indefeasible rights of use or similar rights, tangible or intangible, used or to be used in connection with the Telecommunications Business, provided that such Indebtedness, exclusive of the interest portion of such Indebtedness and reasonable costs of financing, does not exceed the lesser of Fair Market Value or the purchase price and related costs of design, development, acquisition, construction or improvement of such assets or property at the time of such Incurrence or (B) purchase price or acquisition of Capital Stock of a Person engaged in the Telecommunications Business;

     (2) the Incurrence by PSINet or any of its Subsidiaries of any Indebtedness, and any refinancings (as defined) of such Indebtedness, so long as the aggregate principal amount of such Indebtedness shall not exceed $100 million at any one time outstanding;

     (3) The Incurrence by PSINet of Indebtedness in an aggregate principal amount not to exceed (A) two times the sum of the Net Cash Proceeds received by PSINet after April 13, 1998 in connection with any Public Equity Offerings or sale of Capital Stock to any Strategic Investor, other than from the issuance of Disqualified Stock in any case, minus
         (B) the gross proceeds of this offering, but only to the extent that such Net Cash Proceeds have not been used pursuant to clause (b)(3) or clause (c)(7) of "--Limitation on Restricted Payments" described below; provided that such Indebtedness does not mature prior to the Stated Maturity of the notes or has an Average Life to Stated Maturity at least equal to the notes;

     (4) the Incurrence by PSINet or any Subsidiary of any Indebtedness entered into in the ordinary course of business:

     . pursuant to Interest Rate Agreements entered into to protect PSINet or any Subsidiary against fluctuations in interest rates in respect of Indebtedness of PSINet or any Subsidiary as long as the notional principal amount of such Interest Rate Agreements does not exceed the aggregate principal amount of such Indebtedness then outstanding;

     . under any Currency Hedging Arrangements entered into to protect PSINet or any Subsidiary against fluctuations in the value of any currency; or

     . under any Commodity Price Protection Agreements entered into to protect PSINet or any Subsidiary against fluctuations in the price of any commodity;

     (1) the Incurrence by PSINet or any of its Subsidiaries of Indebtedness in respect of bid, performance or advance payment bonds, standby letters of credit and appeal or surety bonds entered into in the ordinary course of business and not in connection with the borrowing of money;

     (2) Indebtedness outstanding under the notes or the Indenture, Guarantees of the notes issued under the Indenture or other Indebtedness existing on the date of the Indenture, other than Indebtedness described in clause (8) below;

     (3) the Incurrence of:

         . Indebtedness of any Subsidiary owed to and held by PSINet or another Subsidiary; and

         . Indebtedness of PSINet owed to and held by any Subsidiary or represented by a guarantee of Indebtedness of any Subsidiary which Indebtedness such Subsidiary is otherwise permitted to Incur under the Indenture;

     provided that upon either (A) the transfer or other disposition by a Subsidiary or PSINet of any Indebtedness so permitted to a Person other than PSINet or a Subsidiary or (B) the issuance, sale, transfer or other disposition of Capital Stock, including by amalgamation, consolidation or merger, of a Subsidiary, such that upon such sale, transfer or other disposition such Subsidiary would no longer meet the definition of a Subsidiary, to a Person other than PSINet or a Subsidiary, the provisions of this clause (7) shall no longer be applicable to such Indebtedness and such Indebtedness shall be deemed to have been Incurred at the time of such issue, sale, transfer or other disposition;

     (1) Indebtedness incurred by PSINet or any Subsidiary under a Permitted Credit Facility or Debt Securities, provided that the aggregate principal amount at any time outstanding under this clause (8) (including any amounts pursuant to this clause (8) that may be, or have been, refinanced pursuant to this or any other clause or provision) does not exceed $350 million; and

     (2) any amendments, supplements, modifications, deferrals, renewals, extensions, substitutions, refundings, refinancings or replacements (collectively, a "refinancing") of any Indebtedness described in clauses (1), (2), (3), (6), (7) and (8) above, and this clause (9), including any successive refinancings so long as the borrower under such refinancing is PSINet or, if not PSINet, the same as the borrower or its successor of the Indebtedness being refinanced and the aggregate principal amount of Indebtedness and accrued interest represented thereby, or the accreted value thereof as of the date of refinancing, is not increased by such refinancing, plus the lesser of:

     (A) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced, or

     (B) the amount of premium or other payment actually paid at such time to refinance the Indebtedness,

     plus, in either case, the amount of expenses of PSINet or such borrower incurred in connection with such refinancing,

     and, in the case of any refinancing of Indebtedness that is Subordinated Indebtedness, such new Indebtedness is made subordinated to the notes at least to the same extent as the Indebtedness being refinanced and such refinancing does not reduce the Average Life to Stated Maturity or the Stated Maturity of such Subordinated Indebtedness.

     (c) For purposes of determining any particular amount of Indebtedness under this covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included; provided, however, that the foregoing shall not in any way be deemed to limit the provisions of "--Limitations on Issuances of Guarantees of Indebtedness."

     (d) For purposes of determining compliance with this covenant, in the event that an item of Indebtedness may be Incurred through paragraph (a) of this covenant or by meeting the criteria of one or more of the types of Indebtedness described in paragraph (b) of this covenant (or the definitions of the terms used therein), PSINet, in its sole discretion, may:

     . classify such item of Indebtedness under and comply with either of such paragraphs (or any of such definitions), as applicable;

     . classify and divide such item of Indebtedness into more than one of such paragraphs (or definitions), as applicable; and

     . elect to comply with such paragraphs (or definitions), as applicable, in any order.

     Limitation on Restricted Payments. (a) PSINet will not, and will not permit any Subsidiary to, directly or indirectly:

     (1) declare or pay any dividend on, or make any distribution on any shares of PSINet's Capital Stock, other than dividends or distributions solely in shares of its Qualified Capital Stock or in options, warrants or other rights to acquire shares of such Qualified Capital Stock;

     (2) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, PSINet's Capital Stock or any Capital Stock of any Affiliate of PSINet, other than Capital Stock of any Wholly Owned Subsidiary of PSINet, or options, warrants or other rights to acquire such Capital Stock;

     (3) make any principal payment on, or repurchase, redeem, defease, retire or otherwise acquire for value, prior to any scheduled principal payment, sinking fund payment or maturity, any Subordinated Indebtedness;

     (4) declare or pay any dividend or distribution on any Capital Stock of any Subsidiary to any Person, other than

     (A) to PSINet or any of its Wholly Owned Subsidiaries, or

     (B) to all holders of any class, series or the same type of Capital Stock of such Subsidiary on a pro rata basis; provided that in the case of this clause (B), such dividend or distribution shall not constitute Indebtedness or Disqualified Stock; or

            (1) make any Investment in any Person, other than any Permitted
                Investments

(any of the preceding actions described in clauses (1) through (5), other than any such action that is a Permitted Payment (as defined below), collectively, "Restricted Payments"). The amount of any such Restricted Payment, if other than cash, shall be as determined, in good faith, by the Board of Directors of PSINet, whose determination shall be conclusive and evidenced by a board resolution.

     (b) The preceding limitations of paragraph (a) of this covenant will not apply if:

     (1) immediately before and immediately after giving effect to such proposed Restricted Payment on a pro forma basis, no Default or Event of Default shall have occurred and be continuing;

     (2) immediately before and immediately after giving effect to such Restricted Payment on a pro forma basis, PSINet could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, under paragraph (a) of the provisions described under "--Limitation on Indebtedness;" and after giving effect to the proposed Restricted Payment, the aggregate amount of all such Restricted Payments declared or made after April 13, 1998, does not exceed the sum of:

     (A) the Cumulative Operating Cash Flow determined at the time of such Restricted Payment, less 150% of cumulative Consolidated Interest Expense determined for the period (treated as one accounting period) commencing on April 13, 1998 and ending on the last day of the most recent fiscal quarter immediately preceding the date of such Restricted Payment for which consolidated financial information of PSINet is required to be available; plus

     (B) the aggregate Net Cash Proceeds received after April 13, 1998 by PSINet from the issuance or sale, other than to any of its Subsidiaries, of Qualified Capital Stock of PSINet or any options, warrants or rights to purchase such Qualified Capital Stock of PSINet, except to the extent such proceeds are used to purchase, redeem or otherwise retire Capital Stock or Subordinated Indebtedness as set forth in clause (2) or (3) of paragraph (c) below; plus

     (C) the aggregate Net Cash Proceeds received after April 13, 1998 by PSINet, other than from any of its Subsidiaries, upon the exercise of any options, warrants or rights to purchase Qualified Capital Stock of PSINet; plus

     (D) the aggregate Net Cash Proceeds received after April 13, 1998 by PSINet from the conversion or exchange, if any, of debt securities or Redeemable Capital Stock of PSINet or its Subsidiaries into or for Qualified Capital Stock of PSINet plus, to the extent such debt securities or Redeemable Capital Stock were issued after April 13, 1998, the aggregate of Net Cash Proceeds from their original issuance; plus

     (E) in the case of the disposition or repayment of any Investment constituting a Restricted Payment, an amount equal to the lesser of (x) the cash return of capital with respect to such Investment, less the cost of disposition and taxes, if any, and (y) the initial amount of such Investment.

     (c) Notwithstanding the foregoing, and in the case of clauses (2) through
(6) below, so long as there is no Default or Event of Default continuing, the limitations of paragraph (a) of this covenant will not prohibit the following actions (each of clauses (1) through (10) below being referred to as a "Permitted Payment"):

     (1) the payment of any dividend within 60 days after the date of declaration thereof, if at such date of declaration such payment was permitted by the provisions of paragraph (b) of this covenant and such payment shall have been deemed to have been paid on such date of declaration;

     (2) the repurchase, redemption, or other acquisition or retirement for value of any shares of any class of Capital Stock of PSINet in exchange for, including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares or scrip, or out of the Net Cash Proceeds of a substantially concurrent issuance and sale for cash, other than to a Subsidiary, of other shares of Qualified Capital Stock of PSINet; provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause (3)(B) of paragraph (b) of this covenant;

     (3) the repurchase, redemption, defeasance, retirement or acquisition for value or payment of principal of any Subordinated Indebtedness or Redeemable Capital Stock in exchange for, or in an amount not in excess of the Net Cash Proceeds of, a substantially concurrent issuance and sale for cash, other than to any Subsidiary, of any Qualified Capital Stock of PSINet, provided that the Net Cash Proceeds from the issuance of such shares of Qualified Capital Stock are excluded from clause
         (3)(B) of paragraph (b) of this covenant;

     (4) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of principal of any Subordinated Indebtedness, other than Redeemable Capital Stock, through the substantially concurrent issuance of new Subordinated Indebtedness of PSINet, provided that any such new Subordinated Indebtedness:

         . shall be in a principal amount that does not exceed the principal amount and accrued interest thereon so refinanced or the accreted value thereof as of the date of refinancing, or, if such Subordinated Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, then such lesser amount as of the date of determination, plus the lesser of:

     (A) the stated amount of any premium or other payment required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced, or

     (B) the amount of premium or other payment actually paid at such time to refinance the Indebtedness,

     plus, in either case, the amount of expenses of PSINet incurred in connection with such refinancing,

         . has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes,

         . has a Stated Maturity for its final scheduled principal payment later than the Stated Maturity for the final scheduled principal payment of the notes, and

         . is expressly subordinated in right of payment to the notes at least to the same extent as the Subordinated Indebtedness to be refinanced;

     (5) the repurchase, redemption, defeasance, retirement, refinancing, acquisition for value or payment of any Redeemable Capital Stock through the substantially concurrent issuance of new Redeemable Capital Stock of PSINet, provided that any such new Redeemable Capital Stock:

         . shall have an aggregate liquidation preference that does not exceed the aggregate liquidation preference of the amount so refinanced,

         . has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the notes, and

         . has a Stated Maturity later than the Stated Maturity for the final scheduled principal payment of the notes;

     (6) the repurchase of shares of, or options to purchase shares of, common stock of PSINet or any of its Subsidiaries from employees, officers, consultants or directors or any former employees, officers, consultants or directors of PSINet or any of its Subsidiaries, or permitted transferees of such employees, officers, consultants or directors or former employees, officers, consultants or directors, pursuant to the terms of the agreements, including employment agreements, or plans, or amendments thereto, or other arrangements or transactions approved by the Board of Directors under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such common stock; provided, however, that the aggregate amount of such repurchases in any calendar year shall not exceed $1 million and $3 million in the aggregate pursuant to this clause (6);

     (7) Investments in any Person engaged principally in the Telecommunications Business on the date of such Investments; provided that the aggregate amount of any such Investments made pursuant to this clause (7) does not exceed the sum of:

     (A) the amount of the Net Cash Proceeds received by PSINet after April 13, 1998 as a capital contribution or from the sale of its Capital Stock, other than Disqualified Stock, to a Person who is not a Subsidiary of PSINet (less one-half of the gross proceeds of this offering), except to the extent that such Net Cash Proceeds are used to Incur Indebtedness pursuant to clause (3) of paragraph (b) under the covenant described above under "--Limitation on Indebtedness" or to make Restricted Payments pursuant to clause (3) of paragraph (b), or clauses
         (2), (3) or (4) of this paragraph (c), of this "Limitation on Restricted Payments" covenant, plus

     (B) the net reduction in Investments made pursuant to this clause (7) resulting from distributions on or repayments of such Investments or from the Net Cash Proceeds from the sale of any such Investments, except in each case to the extent any such payments or proceeds are included in the calculation of Consolidated Net Income, or from such Person becoming a Wholly Owned Subsidiary (valued in each case as provided in the definition of "Permitted Investments");

     (8) the payment or declaration of any dividend or the making of any distribution on or the redemption of rights or any securities issued pursuant to the Company Rights Agreement;

     (9) the payment of cash in lieu of the issuance of fractional shares pursuant to any agreement, warrant or option and any repurchase or other acquisition of fractional shares from time to time; and

     (10) the acquisition of Capital Stock of PSINet by PSINet in connection with the cashless exercise of any options, warrants or similar rights issued by PSINet on or prior to January 1, 1998.

     In determining the amount of Restricted Payments permissible under this covenant, amounts expended pursuant to clauses (1), (6), (7), (8) and (9) shall be included, without duplication, as Restricted Payments and shall not be deemed a Permitted Payment for purposes of the calculation required by paragraph (b) of this covenant.

     Limitation on Transactions with Affiliates. PSINet will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions, including, without limitation, the sale, purchase, exchange or lease of assets, property or services, with or for the benefit of any Affiliate of PSINet, other than PSINet or a Wholly Owned Subsidiary, unless such transaction or series of related transactions is entered into in good faith and in writing and:

          (a) such transaction or series of related transactions is on terms that are no less favorable to PSINet or such Subsidiary, as the case may be, than those that would be reasonably expected to be available in a comparable transaction in arm's-length dealings with an unrelated third party;

          (b) with respect to any transaction or series of related transactions involving aggregate value in excess of $5 million, PSINet delivers an officers' certificate to the Trustee certifying that such transaction or series of related transactions complies with clause (a) above; and

          (c) with respect to any transaction or series of related transactions involving aggregate value in excess of $10 million, either:

     (A) such transaction or series of related transactions has been approved by a majority of the Disinterested Directors of PSINet, or in the event there is only one Disinterested Director, by such Disinterested Director, or

     (B) PSINet delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transactions or series of related transactions is fair to PSINet or such Subsidiary from a financial point of view;

provided, however, that this covenant shall not apply to:

     (1) compensation, severance and employee benefit arrangements with any officer, director or employee of PSINet, including under any stock option or stock incentive plans, in the ordinary course of business;

     (2) any transaction solely between or among PSINet and/or any Subsidiaries, if such transaction does not otherwise violate the terms of the Indenture;

     (3) any transaction otherwise permitted by the terms of the section of the Indenture described under "--Limitations on Restricted Payments";

     (4) the execution and delivery of or payments made under any tax sharing agreement between or among any of PSINet and any Subsidiary;

     (5) licensing or sublicensing of use of any intellectual property by PSINet or any Subsidiary to PSINet, any other Subsidiary of PSINet or to any Permitted Joint Venture; provided that the licensor shall continue to have access to such intellectual property to the extent necessary for the conduct of its business and, in the case of any Permitted Joint Venture, that the terms of any such arrangement are fair and reasonable to PSINet or any such Subsidiary as determined in good faith by the Board of Directors;

     (6) arrangements between PSINet and any Subsidiary of PSINet for the purpose of providing services or employees to PSINet or such Subsidiary; and

     (7) transactions undertaken pursuant to the IXC Agreement and other agreements entered into in connection therewith and in effect on or after April 13, 1998, or as such other agreements may be amended, from time to time, to the extent that any such amendment has been determined by the Board of Directors, in good faith, not to adversely affect the holders of notes.

     Limitation on Liens. PSINet will not, and will not permit any Subsidiary to, directly or indirectly, create, incur or affirm any Lien of any kind upon any property or assets, including any intercompany notes, of PSINet or any Subsidiary owned on April 13, 1998 or acquired after April 13, 1998, or any income or profits therefrom, unless the notes are directly secured equally and ratably with, or, in the case of Subordinated Indebtedness, prior or senior thereto with the same relative priority as the notes shall have with respect to such Subordinated Indebtedness, the obligation or liability secured by such Lien except for any Permitted Liens.

     Limitation on Sale of Assets. (a) PSINet will not, and will not permit any of its Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

     (1) at least 75% of the consideration from such Asset Sale is received in cash or other comparable consideration as described below; and

     (2) PSINet or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets subject to such Asset Sale, as determined by the Board of Directors of PSINet and evidenced in a board resolution.

     The following types of consideration shall be deemed "comparable consideration" for the purposes of this covenant:

         .  Cash Equivalents,

         . Liabilities, contingent or otherwise, of PSINet or a Subsidiary assumed by the transferee or its designee such that PSINet or such Subsidiary has no further liability therefor, and

         . any securities, notes or other obligations received by PSINet or any such Subsidiary from such transferee that, within 60 days after receipt, are converted by PSINet or such Subsidiary into cash.

     (b) PSINet or a Subsidiary may, within 365 days of the Asset Sale, invest the Net Cash Proceeds thereof in Telecommunications Assets or to repay any Pari Passu Indebtedness of PSINet or any Subsidiary, including the repurchase of notes. The amount of such Net Cash Proceeds not used or invested within 365 days of the Asset Sale as set forth in this paragraph constitutes "Excess Proceeds."

     (c) When the aggregate amount of Excess Proceeds exceeds $10 million, PSINet will apply the Excess Proceeds to the repayment of the notes and any other Pari Passu Indebtedness outstanding with similar provisions requiring PSINet to make an offer to purchase such Indebtedness with the proceeds from any Asset Sale as follows:

     (A) PSINet will make an offer to purchase (an "Offer") from all Holders, on a pro rata basis, in accordance with the procedures set forth in the Indenture in the maximum principal amount (expressed as a multiple of Euro 1,000 or $1,000, as applicable) of notes that may be purchased out of an amount (the "Note Amount") equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the notes, and the denominator of which is the sum of the outstanding principal amount of the notes and such Pari Passu Indebtedness, subject to proration in the event such amount is less than the aggregate Offered Price (as defined herein) of all notes tendered; and

     (B) to the extent required by such Pari Passu Indebtedness to permanently reduce the principal amount of such Pari Passu Indebtedness, PSINet will make an offer to purchase or otherwise repurchase or redeem Pari Passu Indebtedness (a "Pari Passu Offer") in an amount (the "Pari Passu Debt Amount") equal to the excess of the Excess Proceeds over the Note Amount; provided that in no event will PSINet be required to make a Pari Passu Offer in a Pari Passu Debt Amount exceeding the principal amount of such Pari Passu Indebtedness plus the amount of any premium required to be paid to repurchase such Pari Passu Indebtedness.

     The offer price for the notes will be payable in cash in an amount equal to 100% of the principal amount of the notes plus accrued and unpaid interest, to the date (the "Offer Date") such Offer is consummated (the "Offered Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate Offered Price of the notes tendered pursuant to the Offer is less than the Note Amount relating thereto or the aggregate amount of Pari Passu Indebtedness that is purchased in a Pari Passu Offer is less than the Pari Passu Debt Amount, PSINet will use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes and Pari Passu Indebtedness surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis. Upon the completion of the purchase of all the notes tendered pursuant to an Offer and the completion of a Pari Passu Offer, the amount of Excess Proceeds, if any, shall be reset at zero.

     (d) The Indenture provides that, if PSINet becomes obligated to make an Offer pursuant to paragraph (c) above, the notes and the Pari Passu Indebtedness shall be purchased by PSINet, at the option of the holders thereof, in whole or in part in integral multiples of Euro 1,000 or $1,000, as the case may be, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer is given to holders, or such later date as may be necessary for PSINet to comply with the requirements under the Securities Exchange Act of 1934.

     (e) The Indenture provides that PSINet will comply with the applicable tender offer rules, including Rule 14e-1 under the Securities Exchange Act of 1934, and any other applicable securities laws or regulations, including those regulations that may be imposed by any securities exchange on which the notes may be listed, in connection with an Offer.

     Limitation on Issuances of Guarantees of Indebtedness. (a) PSINet will not permit any Subsidiary, directly or indirectly, to guarantee, assume or in any other manner become liable with respect to any Pari Passu Indebtedness or Subordinated Indebtedness of PSINet unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for a Guarantee of the notes on the same terms as the guarantee of such Indebtedness except that:

     (A) such guarantee need not be secured unless required pursuant to "-- Limitation on Liens", and

     (B) if such Indebtedness is by its terms expressly subordinated to the notes, any such assumption, guarantee or other liability of such Subsidiary with respect to such Indebtedness shall be subordinated to such Subsidiary's Guarantee of the notes at least to the same extent as such Indebtedness is subordinated to the notes;

provided that this paragraph shall not apply to any guarantee or assumption of liability of Indebtedness permitted under the Indenture as described in clauses
(1), (2), (4), (5), (7) and (8) of paragraph (b) of "--Limitation on Indebtedness."

     (b) Notwithstanding the foregoing, any Guarantee by a Subsidiary of the notes shall provide by its terms that it, and all Liens securing the same, shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of PSINet, of all of PSINet's Capital Stock in, or all or substantially all the assets of, such Subsidiary, which transaction is in compliance with the terms of the Indenture and such Subsidiary is released from its guarantees of other Indebtedness of PSINet or any Subsidiaries.

     Limitation on Sale and Leaseback Transactions. PSINet will not, and will not permit any Subsidiary of PSINet to, directly or indirectly, enter into any Sale-Leaseback Transaction with respect to any property or assets, whether now owned or hereafter acquired, unless:

     (a) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and complies with the "--Limitation on Sale of Assets" covenant; and

     (b) PSINet or such Subsidiary would be entitled under the "--Limitation on Indebtedness" covenant to incur any Indebtedness, with the lease obligations being treated as Indebtedness for purposes of ascertaining compliance with this covenant unless such lease is properly classified as an operating lease under GAAP, in respect of such sale and leaseback transaction.

     The foregoing restriction does not apply to any Sale-Leaseback Transaction if:

     (1) the lease is for a period, including renewal rights, not in excess of three years;

     (2) the transaction is solely between PSINet and any Wholly Owned Subsidiary or any Wholly Owned Subsidiary and any other Wholly Owned Subsidiary; and

     (3) the transaction is consummated within 180 days of the acquisition by PSINet or its Subsidiary of the property or assets subject to such sale-leaseback or entered into within 180 days after the purchase or substantial completion of the construction of such property or assets or 270 days in the event that the only condition delaying such consummation is the receipt of applicable regulatory approvals.

     Limitation on Issuance and Sale of Subsidiary Capital Stock. PSINet will not permit:

     (a) any Subsidiary of PSINet to issue any Capital Stock, except for:

     (1) Capital Stock issued or sold to, held by or transferred to PSINet or a Wholly Owned Subsidiary, or

     (2) Capital Stock issued by a Person prior to the time such Person becomes a Subsidiary, such Person merges with or into a Subsidiary, or a Subsidiary merges with or into such Person;

provided that such Capital Stock was not issued or incurred by such Person in anticipation of the type of transaction contemplated by clause (2), excluding for purposes of this proviso, shares of Capital Stock issued in connection with customary accelerated vesting provisions contained in option or similar plans or agreements which are accelerated as a result of a change of control of such Person and which option or similar plans or agreements were not adopted or implemented solely in anticipation of or in connection with such transaction; or

     (b) any Person, other than PSINet or a Wholly Owned Subsidiary, to acquire Capital Stock of any Subsidiary from PSINet or any Subsidiary;

     except, in the case of each of paragraph (a) or (b):

         . upon the acquisition of all the outstanding Capital Stock of such Subsidiary in accordance with the terms of the Indenture,

         . if, immediately after giving effect to such issuance or sale, such Subsidiary would no longer constitute a Subsidiary, and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under "-- Limitations on Restricted Payments" if made on the date of such issuance or sale,

         . issuances of director's qualifying shares, or sales to foreign nationals of shares of Capital Stock of foreign Subsidiaries, to the extent required by applicable law or to maintain the limited liability status of such foreign Subsidiaries, or

         .  issuances or sales of common stock of a Subsidiary;

provided that PSINet or such Subsidiary applies the Net Cash Proceeds, if any, in a manner which does not violate the provisions of the Indenture to the extent applicable, excluding for purposes of this proviso, shares of Capital Stock issued in connection with customary accelerated vesting provisions contained in option or similar plans or agreements which are accelerated as a result of a change of control of such Person and which option or similar plans or agreements were not adopted or implemented solely in anticipation of or in connection with such transaction.

     Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries. PSINet will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

     (a) pay dividends or make any other distribution on its Capital Stock;

     (b) pay any Indebtedness owed to PSINet or any other Subsidiary;

     (c) make any Investment in PSINet or any other Subsidiary; or

     (d) transfer any of its properties or assets to PSINet or any other Subsidiary, except for:

     (1) any encumbrance or restriction, with respect to a Subsidiary that was not a Subsidiary of PSINet on April 13, 1998, in existence at the time such Person becomes a Subsidiary of PSINet and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary;

     (2) encumbrances or restrictions (A) by reason of applicable law, (B) under the Indenture, or (C) in any agreement, instrument or indenture governing or relating to Indebtedness in respect of any Permitted Credit Facility;

     (3) customary non-assignment provisions of any contract or lease of any Subsidiary entered into in the ordinary course of business;

     (4) encumbrances or restrictions imposed pursuant to Indebtedness or contracts entered into in connection with Permitted Liens, but solely to the extent such encumbrances or restrictions affect only the property or assets subject to such Permitted Lien;

     (5) any encumbrance or restriction imposed pursuant to contracts for the sale of assets with respect to the assets to be sold pursuant to such contract; and

     (6) any encumbrance or restriction existing under any agreement that extends, renews, refunds, refinances or replaces the agreements containing the encumbrances or restrictions in the foregoing clauses
         (1) through (5), or in this clause (6), provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement evidencing the Indebtedness so extended, renewed, refinanced or replaced.

     Limitations on Unrestricted Subsidiaries. PSINet will not make, and will not permit its Subsidiaries to make, any Investment in Unrestricted Subsidiaries if, at the time thereof, the aggregate amount of such Investments would exceed the amount of Restricted Payments then permitted to be made pursuant to the "-- Limitation on Restricted Payments" covenant. Any Investments in Unrestricted Subsidiaries permitted to be made pursuant to this covenant will be treated as a Restricted Payment in calculating the amount of Restricted Payments made by PSINet.

     Provision of Financial Statements. After the earlier to occur of the consummation of the exchange offer and the 150th calendar day following the date of original issue of the notes, whether or not PSINet is subject to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, PSINet will, to the extent permitted under the Securities and Exchange Act of 1934, file with the Securities and Exchange Commission the annual reports, quarterly reports and other documents which PSINet would have been required to file with the Securities and Exchange Commission pursuant to Sections 13(a) or 15(d) if PSINet were so subject, such documents to be filed with the Securities and Exchange Commission on or prior to the date (the "Required Filing Date") by which PSINet would have been required so to file such documents if PSINet were so subject. PSINet will also in any event:

     (1) within 15 days of each Required Filing Date, transmit by mail to all holders, as their names and addresses appear in the security register, without cost to such holders, and file with the Trustee and paying agents copies (which shall be available to holders upon request to any of PSINet, the Trustee or a paying agent) of the annual reports, quarterly reports and other documents which PSINet would have been required to file with the Securities and Exchange Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 if PSINet were subject to either of such Sections; and

     (2) if filing such documents by PSINet with the Securities and Exchange Commission is not permitted under the Securities Exchange Act of 1934, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at PSINet's cost. If any Guarantor's financial statements would be required to be included in the financial statements filed or delivered pursuant to the Indenture if PSINet were subject to
         Section 13(a) or 15(d) of the Securities Exchange Act of 1934, PSINet shall include such Guarantor's financial statements in any filing or delivery pursuant to the Indenture. The Indenture also provides that, so long as any of the notes remain outstanding, PSINet will make available to any prospective purchaser of notes or beneficial owner of notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act of 1933, until the earlier of such time as PSINet has completed its offer to exchange the notes for securities identical in all material respects which have been registered under the Securities Act or such time as the holders thereof have disposed of such notes pursuant to an effective registration statement under the Securities Act of 1933.

     Limitation on Business. PSINet will not, and will not permit any of the Subsidiaries to, engage in a business which is not substantially a Telecommunications Business.

Consolidation, Merger or Sale of Assets

     PSINet will not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person or group of affiliated Persons, or permit any of its Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of PSINet and its Subsidiaries on a Consolidated basis to any other Person or group of affiliated Persons, unless at the time and after giving effect thereto:

     (1) either PSINet will be the continuing corporation, in the case of a consolidation or merger involving PSINet, or the Person, if other than PSINet, formed by such consolidation or into which PSINet is merged or the Person which acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all of the properties and assets of PSINet and its Subsidiaries on a Consolidated basis (the "Surviving Entity") will be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and such Person expressly assumes, by a supplemental indenture, in a form reasonably satisfactory to the Trustee, all the obligations of PSINet under the notes, the Indenture and the registration rights agreement, as the case may be, and the notes, the Indenture and the registration rights agreement will remain in full force and effect as so supplemented;

     (2) immediately after giving effect to such transaction on a pro forma basis, and treating any Indebtedness not previously an obligation of PSINet or any of its Subsidiaries which becomes the obligation of PSINet or any of its Subsidiaries as a result of such transaction as having been incurred at the time of such transaction, no Default or Event of Default will have occurred and be continuing;

     (3) immediately after giving effect to such transaction on a pro forma basis, PSINet, or the Surviving Entity if PSINet is not the continuing obligor under the Indenture, could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, under paragraph (a) of the provisions of "--Certain Covenants--Limitation on Indebtedness;"

     (4) at the time of the transaction, each Guarantor, if any, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the notes; and

     (5) at the time of the transaction PSINet or the Surviving Entity will have delivered, or caused to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an officers' certificate and an opinion of counsel, each to the effect that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other transaction and the supplemental indenture in respect thereof comply with the Indenture.

     Notwithstanding the foregoing, PSINet may merge or consolidate with any Wholly Owned Subsidiaries and into any Person in a transaction designed solely for the purpose of effecting a change in the jurisdiction of incorporation of PSINet within the United States of America.

     In the event of any transaction, other than a lease, described in and complying with the conditions listed in the immediately preceding paragraph in which PSINet is not the Surviving Person, such Surviving Person shall succeed to, and be substituted for, and exercise every right and power of, PSINet, and PSINet shall be discharged from all obligations and covenants under the indenture, the notes and the registration rights agreements.

Events of Default

     An Event of Default will occur under the Indenture if:

     (1) there shall be a default in the payment of any interest on any note when it becomes due and payable, and such default shall continue for a period of 30 days;

     (2) there shall be a default in the payment of the principal of or premium, if any, on any note at its Maturity, upon acceleration, optional or mandatory redemption, required repurchase or otherwise;

     (3) (a) there shall be a default in the performance, or breach, of any covenant or agreement of PSINet or any Guarantor under the Indenture, the registration rights agreements or any Guarantee, other than a default in the performance, or breach, of a covenant or agreement which is specifically dealt with in clause (1), (2) or in clause (b), (c) or
         (d) of this clause (3), and such default or breach shall continue for a period of 30 days after written notice has been given, by certified mail, (A) to PSINet by the Trustee or (B) to PSINet and the Trustee by the holders of at least 25% in aggregate principal amount of the outstanding notes;

         (b) there shall be a default in the performance or breach of the provisions described in "--Consolidation, Merger or Sale of Assets";

         (c) PSINet shall have failed to make or consummate an Offer in accordance with the provision described in "--Certain Covenants-- Limitation on Sale of Assets"; or

         (d) PSINet shall have failed to make or consummate a Change of Control Offer in accordance with the provisions of "--Change of Control";

     (4) (a) any default by PSINet or any Subsidiary in the payment of the principal, premium, if any, or interest has occurred with respect to amounts in excess of $10 million under any agreement, indenture or instrument evidencing Indebtedness when the same shall become due and payable in full and such default shall have continued after any applicable grace period and shall not have been cured or waived and, if not already matured at its final maturity in accordance with its terms, the holder of such Indebtedness shall have the right to accelerate such Indebtedness; or

         (b) any event of default as defined in any agreement, indenture or instrument of PSINet evidencing Indebtedness in excess of $10 million shall have occurred and the Indebtedness thereunder, if not already matured at its final maturity in accordance with its terms, shall have been accelerated;

     (5) any Guarantee shall for any reason cease to be, or shall for any reason be asserted in writing by any Guarantor or PSINet not to be, in full force and effect and enforceable in accordance with its terms, except to the extent contemplated by the Indenture and any such Guarantee;

     (6) one or more judgments or orders for the payment of money in excess of $10 million, either individually or in the aggregate, shall be rendered against PSINet and not paid unless covered by financially sound third-party insurers, or any Subsidiary or any of their respective properties and is not discharged and for which there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of an appeal or otherwise, shall not be in effect;

     (7) any holder or holders of at least $10 million in aggregate principal amount of Indebtedness of PSINet or any Subsidiary after a default under such Indebtedness shall notify the Trustee of its commencement of proceedings to foreclose on any assets of PSINet or any Subsidiary that have been pledged to or for the benefit of such holder or holders to secure such Indebtedness or shall commence proceedings, or take any action, including by way of set-off, to retain in satisfaction of such Indebtedness or to collect on, seize, dispose of or apply in satisfaction of Indebtedness, assets of PSINet or any Subsidiary, including funds on deposit or held pursuant to lock-box and other similar arrangements;

     (8) there shall have been the entry by a court of competent jurisdiction of
         (a) a decree or order for relief in respect of PSINet or any Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or (b) a decree or order adjudging PSINet or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of PSINet or any Significant Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of PSINet or any Significant Subsidiary or of any substantial part of their respective properties, or ordering the winding up or liquidation of their respective affairs, and any such decree or order for relief shall continue to be in effect, or any such other decree or order shall be unstayed and in effect, for a period of 60 consecutive days; or

     (9) (a) PSINet or any Significant Subsidiary commences a voluntary case or proceeding under any applicable Bankruptcy Law or any other case or proceeding to be adjudicated bankrupt or insolvent,

         (b) PSINet or any Significant Subsidiary consents to the entry of a decree or order for relief in respect of PSINet or such Significant Subsidiary in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against it,

         (c) PSINet or any Significant Subsidiary files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law,

         (d) PSINet or any Significant Subsidiary (A) consents to the filing of such petition or the appointment of, or taking possession by, a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of PSINet or such Significant Subsidiary or of any substantial part of PSINet's Consolidated properties, (B) makes an assignment for the benefit of creditors or (C) admits in writing its inability to pay its debts generally as they become due, or

         (e) PSINet or any Significant Subsidiary takes any corporate action in furtherance of any such actions in this paragraph (9).

     If an Event of Default, other than as specified in clauses (8) and (9) of the prior paragraph with respect to PSINet, shall occur and be continuing with respect to the Indenture, the Trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may, and the Trustee at the request of such holders shall, declare all unpaid principal of, premium, if any, and accrued interest on all notes to be due and payable, by a notice in writing to PSINet and to the Trustee if given by the holders, and upon any such declaration, such principal, premium, if any, and interest shall become due and payable immediately. If an Event of Default specified in clause (8) or (9) of the prior paragraph occurs with respect to PSINet and is continuing, then all the notes shall ipso facto become and be due and payable immediately in an amount equal to the principal amount of the notes, together with accrued and unpaid interest, to the date the notes become due and payable, without any declaration or other act on the part of the Trustee or any holder. Thereupon, the Trustee may, at its discretion, proceed to protect and enforce the rights of the holders by appropriate judicial proceedings.

     After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of a majority in aggregate principal amount of notes then outstanding by written notice to PSINet and the Trustee, may rescind and annul such declaration and its consequences if:

     (a) PSINet has paid or deposited with the Trustee sums (in euros and U.S. Dollars) sufficient to pay

         . all sums paid or advanced by the Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel,

         .  all overdue interest on all notes then outstanding,

         . the principal of and premium, if any, on any notes then outstanding which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the notes, and

         . to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the notes; and

     (b) all Events of Default, other than the non-payment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the Indenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

     The holders of not less than a majority in aggregate principal amount of the notes then outstanding may on behalf of the holders of all outstanding notes waive any past default under the Indenture and its consequences, except a default in the payment of the principal of, premium, if any, or interest on any note or in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each note affected by such modification or amendment.

     PSINet is also required to notify the Trustee within 30 days of the occurrence of any Default unless such Default shall have been cured. PSINet is required to deliver to the Trustee, on or before a date not more than 60 days after the end of each fiscal quarter and not more than 120 days after the end of each fiscal year, a written statement as to compliance with the Indenture, including whether or not any Default has occurred that is not cured.

     The Trust Indenture Act of 1939 contains limitations on the rights of the Trustee, should it become a creditor of PSINet or any Guarantor, if any, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions, provided that if it acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default or resign.

Defeasance or Covenant Defeasance of Indenture

     PSINet may, at its option and at any time, elect to have the obligations of PSINet, any Guarantor and any other obligor upon the notes discharged with respect to the outstanding notes ("defeasance"). Such defeasance means that PSINet, any such Guarantor and any other obligor under the Indenture shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding notes, except for:

     (1) the rights of holders of such outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due,

     (2) PSINet's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes, and the maintenance of an office or agency for payment and money for security payments held in trust,

     (3) the rights, powers, trusts, duties and immunities of the Trustee, and

     (4) the defeasance provisions of the Indenture.

     In addition, PSINet may, at its option and at any time, elect to have the obligations of PSINet and any Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the notes. In the event covenant defeasance occurs, certain events, not including non-payment, bankruptcy and insolvency events, described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

Satisfaction and Discharge

     The Indenture will be discharged and will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the notes as expressly provided for in the Indenture, as to all outstanding notes under the Indenture when:

     (a) either (1) all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid or notes whose payment has been deposited in trust or segregated and held in trust by PSINet and thereafter repaid to PSINet or discharged from such trust as provided for in the Indenture, have been delivered to the Trustee for cancellation or (2) all notes not theretofore delivered to the Trustee for cancellation:

      .  have become due and payable,

      . will become due and payable at their Stated Maturity within one year, or

      . are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of PSINet;

and PSINet or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust (1) in the case of the euro notes, an amount in euros or Government Securities of the United Kingdom, the Federal Republic of Germany or the Republic of France denominated in euros and (2) in the case of the dollar notes, an amount in United States dollars or United States Government Securities, in each case sufficient to pay and discharge the entire indebtedness on such notes, as applicable, not previously delivered to the Trustee for cancellation, including principal of, premium, if any, and accrued interest at such Maturity, Stated Maturity or redemption date;

     (b) PSINet or any Guarantor has paid or caused to be paid all other sums payable under the Indenture by PSINet and any Guarantor; and

     (c) PSINet has delivered to the Trustee an officers' certificate and an opinion of independent counsel each stating that (1) all conditions precedent under the Indenture relating to the satisfaction and discharge of such Indenture have been complied with and (2) such satisfaction and discharge will not result in a breach or violation of, or constitute a default under, the Indenture or any other material agreement or instrument to which PSINet, any Guarantor or any Subsidiary is a party or by which PSINet, any Guarantor or any Subsidiary is bound.

Modifications and Amendments

     Modifications and amendments of the Indenture may be made by PSINet, each Guarantor, if any, and the Trustee with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby:

     (1) change the Stated Maturity of the principal of, or any installment of interest on, or change to an earlier date any redemption date of, or waive a default in the payment of the principal, or interest on, any such note or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the coin or currency in which the principal of any such note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment after the Stated Maturity thereof or, in the case of redemption, on or after the redemption date;

     (2) amend, change or modify the obligation of PSINet to make and consummate an Offer to such holder with respect to any Asset Sale or Asset Sales in accordance with "--Certain Covenants--Limitation on Sale of Assets" or the obligation of PSINet to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with "--Change of Control," including, in each case, amending, changing or modifying any definitions relating thereto;

     (3) reduce the percentage in principal amount of such outstanding notes, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or compliance with certain provisions of the Indenture;

     (4) modify any of the provisions relating to supplemental indentures requiring the consent of holders or relating to the waiver of past defaults or relating to the waiver of certain covenants, except to increase the percentage of such outstanding notes required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each such Note affected thereby;

     (5) except as otherwise permitted under "--Consolidation, Merger or Sale of Assets," consent to the assignment or transfer by PSINet or any Guarantor of any of its rights and obligations under the Indenture; or

     (6) amend or modify any of the provisions of the Indenture in any manner which subordinates the notes issued thereunder in right of payment to any other Indebtedness of PSINet or which subordinates any Guarantee in right of payment to any other Indebtedness of the Guarantor issuing any such Guarantee.

     Notwithstanding the foregoing, without the consent of any holders of the notes, PSINet, any Guarantor and the Trustee may modify or amend the Indenture or any Guarantee:

          (a) to evidence the succession of another Person to PSINet or a Guarantor, and the assumption by any such successor of the covenants of PSINet or such Guarantor in the Indenture, the notes, the Registration Rights Agreement and in any Guarantee in accordance with "-- Consolidation, Merger or Sale of Assets";

          (b) to add to the covenants of PSINet, any Guarantor or any other obligor upon the notes for the benefit of the holders or to surrender any right or power conferred upon PSINet or any Guarantor or any other obligor upon the notes, as applicable, in the Indenture, in the notes or in any Guarantee;

          (c) to cure any ambiguity, or to correct or supplement any provision in the Indenture, the notes or any Guarantee which may be defective or inconsistent with any other provision in the Indenture, the notes or any Guarantee or make any other provisions with respect to matters or questions arising under the Indenture, the notes or any Guarantee; provided that, in each case, such provisions shall not adversely affect the interest of the holders of the notes;

          (d) to comply with the requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act of 1939;

          (e) to add a Guarantor under the Indenture;

          (f) to evidence and provide the acceptance of the appointment of a successor Trustee under the Indenture; or

          (g) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee for the benefit of the holders as additional security for the payment and performance of PSINet's and any Guarantor's obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee pursuant to the Indenture or otherwise.

     The holders of a majority in aggregate principal amount of the notes outstanding may waive compliance with certain restrictive covenants and provisions of the Indenture.

Governing Law

     The Indenture, the notes and any Guarantee will be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the conflicts of law principles thereof.

Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of PSINet, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee with such conflict or resign as Trustee.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the

Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs, which has not been cured, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of notes unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

     "Acquired Indebtedness" means Indebtedness of a Person:

     (1) existing at the time such Person becomes a Subsidiary; or

     (2) assumed in connection with the acquisition of assets from, or merger or consolidation with or into, such Person, in each case, other than Indebtedness incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition, as the case may be;

provided that Indebtedness of such Person which is redeemed, defeased, retired or otherwise repaid at the time of, or substantially contemporaneously with, the consummation of the transactions by which such Person becomes a Subsidiary or such asset acquisition shall not constitute Acquired Indebtedness.

     "Acquired Person" means, with respect to any specified Person, any other Person which merges with or into or becomes a Subsidiary of such specified Person.

     "Acquisition" means:

     (1) any capital contribution by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise, by PSINet or any Subsidiary to any other Person, or any acquisition or purchase of Capital Stock of any other Person by PSINet or any Subsidiary, in either case pursuant to which such Person shall become a Subsidiary or shall be consolidated, merged with or into PSINet or any Subsidiary; or

     (2) any acquisition by PSINet or any Subsidiary of the assets of any Person which constitute substantially all of an operating unit or line of business of such Person or which is otherwise outside of the ordinary course of business of PSINet or such Subsidiary.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Sale" means any sale, issuance, conveyance, transfer, lease or other disposition, including, without limitation, by way of merger, consolidation or sale and leaseback transaction (collectively, a "transfer"), directly or indirectly, in one or a series of related transactions, of:

     (1) any Capital Stock of any Subsidiary;

     (2) all or substantially all of the properties and assets of any division or line of business of PSINet or its Subsidiaries; or

     (3) any other properties or assets of PSINet or any Subsidiary other than in the ordinary course of business. For the purposes of this definition, the term "Asset Sale" shall not include any transfer of properties and assets:

          (A) that is governed by the provisions described under "-- Consolidation, Merger or Sale of Assets,"

          (B) that is by PSINet to any Wholly Owned Subsidiary or by any Wholly Owned Subsidiary to PSINet or any other Wholly Owned Subsidiary in a manner which does not violate the terms of the Indenture,

          (C) that is of obsolete equipment in the ordinary course of business,

          (D) the Fair Market Value of which in the aggregate does not exceed $5 million in any transaction or series of related transactions,

          (E) that is made in accordance with the provisions described under "-- Certain Covenants--Limitations on Restricted Payments,

          (F) which constitutes the granting of any Permitted Lien, and

          (G) that is transferred in exchange for Telecommunications Assets; provided, that if the Fair Market Value of the assets to be transferred by PSINet or such Subsidiary under this clause (G), plus the Fair Market Value of any other consideration paid or credited by PSINet or such Subsidiary exceeds $10 million, such transaction shall require approval of the Board of Directors of PSINet.

     "Average Life to Stated Maturity" means, as of the date of determination with respect to any Indebtedness, the quotient obtained by dividing:

     (1) the sum of the products of (a) the number of years from the date of determination to the date or dates of each successive scheduled principal payment of such Indebtedness multiplied by (b) the amount of each such principal payment by

     (2) the sum of all such principal payments.

     "Bankruptcy Law" means Title 11, United States Bankruptcy Code of 1978, as amended, or any similar United States federal or state law relating to bankruptcy, insolvency, receivership, winding up, liquidation, reorganization or relief of debtors or any amendment to, succession to or change in any such law.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions or trust companies in The City of New York, in Luxembourg or in the city in which the Corporate Trust Office of the Trustee is located are authorized or obligated by law, regulation or executive order to be closed.

     "Capital Lease Obligation" of any Person means any obligation of such Person and its subsidiaries on a Consolidated basis under any capital lease of real or personal property which, in accordance with GAAP, has been recorded as a capital lease obligation.

     "Capital Stock" (1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents, however designated and whether or not voting, of corporate stock, including each class of common stock and preferred stock of such Person and (2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

     "Cash Equivalents" means:

     (1) any evidence of Indebtedness, maturing not more than one year after the date of acquisition, (A) issued by the United States of America, or an instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the United States of America or (B) which is denominated in euros and is issued by the Federal Republic of Germany, the Federal Republic of France or the United Kingdom, or any instrumentality or agency thereof, and guaranteed fully as to principal, premium, if any, and interest by the issuing government;

     (2) any certificate of deposit, maturing not more than one year after the date of acquisition, issued by, or time deposit of, (A) a commercial banking institution that is a member of the Federal Reserve System or
         (B) a bank or trust company organized under the laws of any member of the European Union whose long-term debt is rated "A-" or higher according to S&P or "A-3" or higher according to Moody's, and in the case of clause (A) and (B), such banking institution, bank or trust company also has (i) combined capital and surplus and undivided profits of not less than $500 million, and (ii) short term debt with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc. ("Moody's") or any successor rating agency or "A-1" or higher according to Standard & Poor's Corporation ("S&P") or any successor rating agency;

     (3) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a bank or corporation, other than an Affiliate or Subsidiary of PSINet, with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's or "A-1" or higher according to S&P and which is organized under the laws of (A) the United States of America or (B) any member of the European Union provided that such member's long-term debt is rated "A-" or higher according to S&P or "A-3" or higher according to Moody's; and

     (4) any money market accounts or funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1), (2) or (3).

     "Change of Control" means the occurrence of any of the following events:

     (1) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total outstanding Voting Stock of PSINet;

     (2) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of PSINet, together with any new directors whose election to such board or whose nomination for election by the stockholders of PSINet was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of such Board of Directors then in office;

     (3) PSINet consolidates with or merges with or into any Person or conveys, transfers or leases all or substantially all of its assets to any Person, or any corporation consolidates with or merges into or with PSINet in any such event pursuant to a transaction in which the outstanding Voting Stock of PSINet is changed into or exchanged for cash, securities or other property, other than any such transaction where the outstanding Voting Stock of

         PSINet is not changed or exchanged at all, except to the extent necessary to reflect a change in the jurisdiction of incorporation of PSINet or where no "person" or "group" owns, immediately after such transaction, directly or indirectly, more than 50% of the total outstanding Voting Stock of the surviving corporation; or

     (4) PSINet is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Consolidation, Merger or Sale of Assets." The good faith determination of the Board, based upon the advice of outside counsel, of the beneficial ownership of securities of PSINet within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act shall be conclusive, absent contrary controlling judicial precedent or contrary written interpretation published by the Commission.

     "Commodity Price Protection Agreement" means any forward contract, commodity swap, commodity option or other similar financial agreement or arrangement relating to, or the value which is dependent upon, fluctuations in commodity prices.

     "Company Rights Agreement" means the Rights Agreement, dated as of May 8, 1996, between PSINet and First Chicago Trust Company of New York, as in effect on the date of the Indenture (or as amended, from time to time, to the extent that such amendment has been determined by the Board of Directors, in good faith, not to adversely affect the holders of the notes).

     "Consolidated" means consolidated in accordance with GAAP.

     "Consolidated Income Tax Expense" of any Person means, for any period, the provision for federal, state, local and foreign income taxes of such Person and its Consolidated subsidiaries for such period as determined in accordance with GAAP.

     "Consolidated Interest Expense" of any Person means, without duplication, for any period, the sum of:

          (a) the interest expense of such Person and its subsidiaries for such period, on a Consolidated basis in accordance with GAAP, including, without limitation:

            (1)  amortization of debt discount,

            (2) the net costs associated with Interest Rate Agreements, Currency Hedging Agreements and Commodity Price Protection Agreements, including amortization of discounts,

            (3)  the interest portion of any deferred payment obligation, and

            (4)  accrued interest; plus

          (b) (1) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its subsidiaries during such period and (2) all capitalized interest of such Person and its subsidiaries; plus

          (c) the interest expense actually paid by such Person under any Guaranteed Debt of such Person and any subsidiary to the extent not included under clause (a)(4) above; plus

          (d) the aggregate amount for such period of cash or non-cash dividends on any Redeemable Capital Stock or Preferred Stock of PSINet and its Subsidiaries, in each case as determined on a Consolidated basis in accordance with GAAP.

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

     "Consolidated Net Income" means, with respect to any period, the net income of PSINet and any Subsidiary for such period determined on a consolidated basis in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

          (a) all extraordinary gains or losses for such period;

          (b) all gains or losses from the sales or other dispositions of assets out of the ordinary course of business, net of taxes, fees and expenses relating to the transaction giving rise thereto, for such period;

          (c) that portion of such net income derived from or in respect of investments in Persons other than Subsidiaries, except to the extent actually received in cash by PSINet or any Subsidiary, subject, in the case of any Subsidiary, to the provisions of clause (f) of this definition;

          (d) the portion of such net income (or loss) allocable to minority interests in any Person, other than a Subsidiary, for such period, except to the extent PSINet's allocation portion of such Person's net income for such period is actually received in cash by PSINet or any Subsidiary, subject, in the case of any Subsidiary, to the provisions of clause (f) of this definition;

          (e) the net income (or loss) of any other Person combined with PSINet or any Subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination; and

          (f) the net income of any Subsidiary to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is not at the time, regardless of any waiver, permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Subsidiary or its Capital Stock holders.

     "Consolidated Operating Cash Flow" means, with respect to any period, Consolidated Net Income for such period increased, without duplication, to the extent deducted in calculating such Consolidated Net Income, by:

          (a) Consolidated Income Tax Expense for such period;

          (b) Consolidated Interest Expense for such period; and

          (c) depreciation, amortization and any other non-cash items for such period, other than any non-cash item which requires the accrual of, or a reserve for, cash charges for any future period, of PSINet and any Subsidiary, including, without limitation, amortization of capitalized debt issuance costs for such period;

all of the foregoing determined on a consolidated basis in accordance with GAAP minus non-cash items to the extent they increase Consolidated Net Income, including the partial or entire reversal of reserves taken in prior periods, for such period.

     "Cumulative Operating Cash Flow" means, as at any date of determination, the positive cumulative Consolidated Operating Cash Flow realized during the period commencing on April 13, 1998 and ending on the last day of the most recent fiscal quarter immediately preceding the date of determination for which consolidated financial information of PSINet is available or, if such cumulative Consolidated Operating Cash Flow for such period is negative, the negative amount by which cumulative Consolidated Operating Cash Flow is less than zero.

     "Currency Hedging Arrangements" means one or more of the following agreements which shall be entered into by one or more financial institutions: foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency values.

     "Debt Securities" means any debt securities issued by PSINet in a public offering or private placement.

     "Debt to Annualized Operating Cash Flow Ratio" means the ratio of:

          (a) the Total Consolidated Indebtedness as of the date of calculation (the "Determination Date") to

          (b) four times the Consolidated Operating Cash Flow for the latest fiscal quarter for which financial information is available immediately preceding such Determination Date (the "Measurement Period").

     For purposes of calculating Consolidated Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date:

     (1) any Person that is a Subsidiary on the Determination Date, or would become a Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow, will be deemed to have been a Subsidiary at all times during such Measurement Period,

     (2) any Person that is not a Subsidiary on such Determination Date, or would cease to be a Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Consolidated Operating Cash Flow, will be deemed not to have been a Subsidiary at any time during such Measurement Period, and

     (3) if PSINet or any Subsidiary shall have in any manner acquired through an Acquisition or the commencement of activities constituting such operating business, or disposed of by an Asset Sale or the termination or discontinuance of activities constituting such operating business, any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP as if, in the case of an Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period (it being understood that in calculating Consolidated Operating Cash Flow, the exclusions set forth in clauses (a) through (f) of the definition of Consolidated Net Income shall apply to an Acquired Person as if it were a Subsidiary).

     "Default" means any event which is, or after notice or passage of any time or both would be, an Event of Default.

     "Disinterested Director" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of PSINet who does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions.

     "Disqualified Stock" means, with respect to any person, any Capital Stock which, by its terms or by the terms of any security into which it is convertible or for which it is exchangeable, or upon the happening of any event, matures or becomes mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or becomes exchangeable for Indebtedness at the option of the holder thereof, or becomes redeemable at the option of the holder thereof, in whole or in part, on or prior to the final maturity date of the notes;

     provided such Capital Stock shall only constitute Disqualified Stock to the extent it so matures or becomes so redeemable or exchangeable on or prior to the final maturity date of the notes;

     provided, further, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the final maturity date of the notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Sale of Assets" and "Change of Control" described above and such Capital Stock specifically provides that such person will not repurchase or redeem any such stock pursuant to such provision prior to PSINet's repurchase of such notes as are required to be repurchased pursuant to the "Limitation on Sale of Assets" and "Change of Control" provisions described above.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be reasonably expected to be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value shall be determined by the Board of Directors of PSINet acting in good faith and shall be evidenced by a resolution of the Board of Directors.

     "Guarantee" means the guarantee by any Guarantor of PSINet's Indenture Obligations.

     "Guaranteed Debt" of any Person means, without duplication, all Indebtedness of any other Person guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement:

     (1) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness,

     (2) to purchase, sell or lease, as lessee or lessor, property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness or to assure the holder of such Indebtedness against loss,

     (3) to supply funds to, or in any other manner invest in, the debtor, including any agreement to pay for property or services without requiring that such property be received or such services be rendered,

     (4) to maintain working capital or equity capital of the debtor, or otherwise to maintain the net worth, solvency or other financial condition of the debtor, or

     (5) otherwise to assure a creditor against loss;

provided that the term "guarantee" shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

     "Guarantor" means any Subsidiary which is required after the date of the Indenture to execute a guarantee of the notes pursuant to the "Limitation on Issuance of Guarantees of Indebtedness" covenant until a successor replaces such party pursuant to the applicable provisions of the Indenture and, thereafter, shall mean such successor.

     "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur, including by conversion, exchange or otherwise, assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and "Incurrence," "Incurred" and "Incurring" shall have meanings correlative to the foregoing). Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged or consolidated with or into PSINet or any Subsidiary shall be deemed to be Incurred at such time.

     "Indebtedness" means, with respect to any Person, without duplication:

     (1) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities arising in the ordinary course of business,

     (2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments,

     (3) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property, but excluding trade payables arising in the ordinary course of business,

     (4) all obligations under Interest Rate Agreements, Currency Hedging Agreements or Commodity Price Protection Agreements of such Person,

     (5) all Capital Lease Obligations of such Person,

     (6) all Indebtedness referred to in clauses (1) through (5) above of other Persons and all dividends of other Persons, the payment of which is guaranteed by such Person or which is otherwise secured by, or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by, any Lien, upon or with respect to property, including, without limitation, accounts and contract rights, owned by such Person, even though such Person has not directly assumed or become liable for the payment of such Indebtedness,

     (7) all Redeemable Capital Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends, and

     (8) any refinancing of any liability of the types referred to in clauses
         (1) through (7) above. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Redeemable Capital Stock, such Fair Market Value to be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock. In no event shall "Indebtedness" include any trade payable or other current liabilities arising in the ordinary course of business. The amount of any item of Indebtedness shall be the amount of such Indebtedness properly classified as a liability on a balance sheet prepared in accordance with GAAP.

     "Indenture Obligations" means the obligations of PSINet and any other obligor under the Indenture or under the notes, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the notes and the performance of all other obligations to the Trustee and the holders under the Indenture and the notes, according to the respective terms thereof.

     "Interest Rate Agreements" means one or more of the following agreements which shall be entered into by one or more financial institutions: interest rate protection agreements, including, without limitation, interest rate swaps, caps, floors, collars and similar agreements, and/or other types of interest rate hedging agreements from time to time.

     "Investment" means, with respect to any Person, directly or indirectly, any advance, loan, including guarantees, or other extension of credit or capital contribution to by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, or any purchase, acquisition or ownership by such Person of any Capital Stock, bonds, notes, debentures or other securities issued or owned by any other Person and all other items that would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "IXC" means IXC Internet Services, Inc., a Delaware corporation, and any successors or assigns under the IXC Agreement.

     "IXC Agreement" means the IRU and Stock Purchase Agreement, dated as of July 22, 1997, between PSINet and IXC, as amended, pursuant to which PSINet acquired from IXC 20-year noncancellable indefeasible rights of use, as in effect on the date of the Indenture, or as further amended, from time to time, to the extent that such amendment has been determined by the Board of Directors, in good faith, not to adversely affect the holders of notes.

     "Lien" means any mortgage or deed of trust, pledge, lien (statutory or otherwise), security interest, hypothecation, or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement, other than:

     (1) any lease properly classified as an operating lease under GAAP,

     (2) intellectual property licensing arrangements, or

     (3) cancellation or termination rights or provisions contained in agreements governing any indefeasible rights of use or similar property rights which do not materially impair the use of the property or interest which is the subject of such cancellation or termination rights or provisions.

     "Liquidated Damages" has the meaning provided in section 5 of the registration rights agreement.

     "Maturity" means, when used with respect to the notes, the date on which the principal of the notes becomes due and payable as therein provided or as provided in the Indenture, whether at Stated Maturity, the Offer Date or the redemption date and whether by declaration of acceleration, Offer in respect of Excess Proceeds, Change of Control Offer in respect of a Change of Control, call for redemption or otherwise.

     "Net Cash Proceeds" means:

     (a) with respect to any Asset Sale by any Person, the proceeds thereof, without duplication in respect of all Asset Sales, in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents, except to the extent that such obligations are financed or sold with recourse to PSINet or any Wholly Owned Subsidiary, net of

         . brokerage commissions and other fees and expenses, including fees and expenses of counsel and investment bankers, related to such Asset Sale,

         .  provisions for all taxes payable as a result of such Asset Sale,

         . payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale,

         . amounts required to be paid to any Person, other than PSINet or any Subsidiary, owning a beneficial interest in the assets subject to the Asset Sale, and

         . amounts contractually required to be deposited into escrow or similar trust arrangements and other appropriate amounts to be provided by PSINet or any Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against, any liabilities associated with such Asset Sale and retained by PSINet or any Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale or reimbursement obligations related to letters of credit issued against liabilities associated therewith, all as reflected in an officers' certificate delivered to the Trustee, which amounts shall become Net Cash Proceeds only at such time as they are released from escrow or such trust arrangements or otherwise cease to be reserved or subject to other obligations to third parties; and

     (b) with respect to any issuance or sale of Capital Stock or options, warrants or rights to purchase Capital Stock, or debt securities or Capital Stock that have been converted into or exchanged for Capital Stock as referred to under "--Certain Covenants--Limitation on Restricted Payments," the proceeds of such issuance or sale in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of, or stock or other assets when disposed of for, cash or Cash Equivalents, except to the extent that such obligations are financed or sold with recourse to PSINet or any Subsidiary, net of attorney's fees, accountant's fees and brokerage, consultation, underwriting and other fees and expenses actually incurred in connection with such issuance or sale or conversion, in the case of debt securities or Capital Stock that have been converted, and net of taxes paid or payable as a result thereof.

     "Pari Passu Indebtedness" means:

     (1) any Indebtedness of PSINet that is pari passu in right of payment to the notes; and

     (2) with respect to any Guarantee, Indebtedness which ranks pari passu in right of payment to such Guarantee.

     "Permitted Credit Facility" means any unsubordinated commercial term loan and/or revolving credit facility entered into principally with commercial banks and/or other financial institutions typically party to commercial loan agreements and any refinancing thereof.

     "Permitted Investment" means:

     (1) Investments in any Wholly Owned Subsidiary or any Person which, as a result of, or in connection with, such Investment, (a) becomes a Wholly Owned Subsidiary or (b) is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, PSINet or any Wholly Owned Subsidiary;

     (2) Indebtedness of PSINet or a Subsidiary described under clauses (4) and
         (7) of paragraph (b) under "--Certain Covenants--Limitation on Indebtedness";

     (3)  Investments in any of the notes;

     (4) Investments in Cash Equivalents;

     (5) Investments acquired by PSINet or any Subsidiary in connection with an Asset Sale permitted under "--Certain Covenants--Limitation on Sale of Assets" to the extent such Investments are non-cash proceeds as permitted under such covenant;

     (6) Investments in existence or contractually committed to on or after April 13, 1998 and any extension, modification or renewal of any such Investment that does not increase the amount of such Investment;

     (7) guarantees of Indebtedness of a Wholly Owned Subsidiary given by PSINet or another Wholly Owned Subsidiary and guarantees of Indebtedness of PSINet given by any Subsidiary, in each case, not otherwise in violation of the terms of the Indenture;

     (8) advances to employees or officers of PSINet in the ordinary course of business so long as the aggregate amount of such advances shall not exceed $2 million outstanding at any one time;

     (9) any Investment in PSINet by any Subsidiary of PSINet; provided, that any such Investment in the form of Indebtedness shall be Subordinated Indebtedness;

     (10) accounts receivable created or acquired in the ordinary course of business of PSINet or any Subsidiary and Investments arising from transactions by PSINet or any Subsidiary with trade creditors or customers in the ordinary course of business, including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors or customers or otherwise in settlement of a claim;

     (11) loans in the ordinary course of business to employees, officers or directors of PSINet or a Subsidiary to purchase Capital Stock of PSINet pursuant to the terms of stock benefit plans;

     (12) Investments the consideration of which is Capital Stock of PSINet;

     (13) Investments in or acquisitions of Capital Stock or other obligations, property or securities of Persons, other than Affiliates, received in the bankruptcy or reorganization of or by such Person or otherwise taken in settlement or satisfaction of claims, disputes or judgments, and, in each case, extensions, modifications and renewals thereof;

     (14) Investments in prepaid expenses, negotiable instruments held for collection, and lease, utility and workers' compensation, performance and other similar deposits;

     (15) Investments, not to exceed, in the aggregate, $100 million at any one time outstanding, made to obtain noncancellable indefeasible rights of use to, or capacity in, fiber-based bandwidth or similar network bandwidth, related equipment and/or other Telecommunications Assets in the ordinary course of PSINet's business or in the Capital Stock of a Person engaged in a Telecommunications Business; and

     (16) any other Investments in an aggregate amount not to exceed $50 million at any one time outstanding.

     In connection with any assets or property contributed or transferred to any Person as an Investment, such property and assets shall be equal to the Fair Market Value, as determined by PSINet's Board of Directors at the time of such Investment.

     "Permitted Joint Venture" means a corporation, partnership or other Person engaged in a Telecommunications Business over which PSINet has, directly or indirectly, the power to direct the policies, management and affairs in all material respects.

     "Permitted Lien" means:

     (a) any Lien existing as of the date of the Indenture;

     (b)  any Lien arising by reason of:

     (1) any judgment, decree or order of any court, so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment, decree or order shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired,

     (2) taxes not yet delinquent or which are being contested in good faith,

     (3) security for payment of workers' compensation or other insurance or arising under workers' compensation laws or similar legislation,

     (4) good faith deposits in connection with bids, tenders, leases, contracts, other than contracts evidencing Indebtedness,

     (5) zoning restrictions, easements, licenses, reservations, title defects, rights of others for rights of way, utilities, sewers, electric lines, telephone or telegraph lines, and other similar purposes, provisions, covenants, conditions, waivers, restrictions on the use of property or irregularities of title and, with respect to leasehold interests, mortgages, obligations, liens and other encumbrances incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee, none of which materially impairs the use of any parcel of property material to the operation of the business of PSINet or any Subsidiary or the value of such property for the purpose of such business,

     (6) deposits to secure public or statutory obligations, or in lieu of surety or appeal bonds, or

     (7) operation of law in favor of landlords, carriers, warehousemen, bankers, mechanics, materialmen, laborers, employees or suppliers, incurred in the ordinary course of business for sums which are not yet delinquent or are being contested in good faith by negotiations or by appropriate proceedings which suspend the collection thereof;

     (c) any Lien to secure the performance bids, trade contracts, leases, including, without limitation, statutory and common law landlord's liens, statutory obligations, surety and appeal bonds, letters of credit and other obligations of a like nature and incurred in the ordinary course of business of PSINet or any Subsidiary;

     (d) any Lien securing obligations in connection with Indebtedness permitted under that section of the Indenture described in clause (1) of paragraph (b) of "--Certain Covenants--Limitation on Indebtedness" which attaches within 180 days of the incurrence of such Indebtedness or the date of delivery of such property or asset, whichever occurs later; provided that such Liens only extend to such acquired, developed or constructed property and any accessories, accessions, additions, replacements and proceeds thereof;

     (e) any Lien arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

     (f) any Lien securing obligations in connection with Indebtedness permitted under that section of the Indenture described in clauses (2), (4) or (8) of paragraph (b) of "--Limitation on Indebtedness;"

     (g) any Lien in favor of PSINet or any Wholly Owned Subsidiary;

     (h) any Lien securing obligations in connection with Acquired Indebtedness; provided that any such Lien does not extend to or cover any property or assets of PSINet or any of its Subsidiaries other than the property or assets of the Acquired Person covered thereby or the property assets so acquired;

     (i) any Lien in favor of the Trustee for the benefit of the Holders or the Trustee arising under the provisions in the Indenture;

     (j) any Lien encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of PSINet or any Subsidiary if and to the extent arising in the ordinary course of business, including rights of offset and set-off;

     (k) any Lien in favor of customs or revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

     (l) leases, subleases, licenses or other similar rights granted to third Persons not interfering with the ordinary course of business of PSINet or its Subsidiaries;

     (m) any Lien securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit; and

     (n) any Lien securing any refinancing, in whole or in part, of any obligation or Indebtedness described in the foregoing clauses (a) through (m), other than clause (e), so long as no additional collateral is granted as security thereby.

     "Preferred Stock" means, with respect to any Person, any Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over the Capital Stock of any other class in such Person.

     "Public Equity Offering" means an underwritten offering of Capital Stock, other than Disqualified Stock, of PSINet with gross proceeds to PSINet of at least $25 million pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission pursuant to the Securities Act of 1933, other than a registration statement on Form S-8 or otherwise relating to equity securities issuable under any employee benefit plan of PSINet.

     "Purchase Money Obligation" means any Indebtedness secured by a Lien on assets related to the business of PSINet and any additions, replacements, modifications and accessions thereto, which are purchased by PSINet at any time after the notes are issued; provided that:

     (1) the security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Purchase Money Security Agreement") shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions, replacements, modifications and accessions thereto and any proceeds and products therefrom;

     (2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness; and

     (3) (A) the aggregate outstanding principal amount of Indebtedness secured thereby, determined on a per asset basis in the case of any additions and accessions, shall not at the time such Purchase Money Security Agreement are entered into exceed 100% of the purchase price to PSINet of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions, replacements, modifications and accessions thereto and any proceeds and products therefrom.

     "Qualified Capital Stock" of any Person means any and all Capital Stock of such Person other than Redeemable Capital Stock.

     "Redeemable Capital Stock" means any Capital Stock that, either by its terms or by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Stated Maturity of the principal of the notes or is redeemable at the option of the holder thereof at any time prior to such Stated Maturity, or is convertible into or exchangeable for debt securities at any time prior to such Stated Maturity at the option of the holder thereof.

     "Registration Default" has the meaning provided in Section 5 of the registration rights agreement.

     "Sale and Leaseback Transaction" means any transaction or series of related transactions pursuant to which PSINet or a Subsidiary sells or transfers any property or asset in connection with the leasing, or the resale against installment payments, of such property or asset to the seller or transferor.

     "Shelf Registration Statement" means a shelf registration statement pursuant to Rule 415 under the Securities Act of 1933.

     "Stated Maturity" means, when used with respect to any Indebtedness or any installment of interest thereon, the dates specified in such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest, as the case may be, is due and payable.

     "Strategic Investor" means any Person which is, or a controlled Affiliate of any Person which is or a controlled Affiliate of which is, engaged principally in the Telecommunications Business and which has a Total Market Capitalization of at least $500 million.

     "Subordinated Indebtedness" means Indebtedness of PSINet or a Guarantor expressly subordinated by its terms in right of payment to the notes or the Guarantee of such Guarantor, as the case may be.

     "subsidiary" means, with respect to any Person, a corporation, association or other business entity (1) of which outstanding Capital Stock having at least the majority of the votes entitled to be cast in the election of directors is owned, directly or indirectly, by such Person and/or any one or more subsidiaries of such Person, or (2) of which at least a majority of voting interest is owned, directly or indirectly, by such Person and/or one or more subsidiaries of such Person.

     "Subsidiary" means any subsidiary of PSINet other than an Unrestricted Subsidiary.

     "Telecommunications Assets" means all assets, including Capital Stock, rights, contractual or otherwise, and properties, real or personal, whether tangible or intangible, used or intended for use in connection with a Telecommunications Business.

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     "Telecommunications Business" means, when used in reference to any Person, that such Person is engaged primarily in:

     (1) the business of transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased transmission facilities,

     (2) the business of creating, developing or marketing communications related network equipment or services or computer-based information or

     (3) businesses reasonably related thereto, which determination shall, in any such case, be made in good faith by the Board of Directors.

     "Total Consolidated Indebtedness" means, as at any date of determination, an amount equal to the aggregate amount of all Indebtedness of PSINet and any Subsidiary, on a Consolidated basis in accordance with GAAP, outstanding as of such date of determination, after giving effect to any Incurrence of Indebtedness and the application of the proceeds therefrom giving rise to such determination.

     "Total Market Capitalization" of any Person means, as of any day of determination, the sum of:

          (a) the consolidated Indebtedness of such Person and any Subsidiaries on such day; plus

          (b)  the product of

            (1) the aggregate number of outstanding shares of common stock of such Person on such day, which shall not include any options or warrants on, or securities convertible or exchangeable into, shares of Common Stock of such Person, and

            (2) the average closing price of such common stock over the 10 consecutive Trading Days ending not earlier than 10 Trading Days immediately prior to such date of determination; plus

     (c) the liquidation value of any outstanding shares of preferred stock of such Person on such day.

     If no such closing price exists with respect to shares of any such class, the value of such shares for purposes of clause (b) of the preceding sentence shall be determined by the Board in good faith and evidenced by a resolution of the Board filed with the Trustee. Notwithstanding the foregoing, unless the Person's Common Stock is listed on any national securities exchange or on The Nasdaq National Market, the "Total Market Capitalization" of the Person shall mean, as of any day of determination, the enterprise value, without duplication, of the Person and any subsidiaries, including the fair market value of their debt and equity, as determined by an independent banking firm of national standing with experience in such valuations and evidenced by a written opinion in customary form filed with the Trustee; provided that for purposes of any such determination, the enterprise value of the Person shall be calculated as if the Person were a publicly held corporation without a controlling stockholder. For purposes of any such determination, such banking firm's written opinion may state that such fair market value is no less than a specified amount and such opinion may be as of a date no earlier than 90 days prior to the date of such determination.

     "Trading Day" with respect to a securities exchange or automated quotation system means a day on which such exchange or system is open for a full day of trading.

     "Trustee" means Wilmington Trust Company, until a successor trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Trustee" shall mean such successor trustee.

     "United States Dollar Equivalent" means, with respect to any monetary amount in a currency other than the U.S. Dollar, at or as of any time for the determination thereof, the amount of U.S. Dollars obtained by converting such foreign currency involved in such computation into U.S. Dollars at the spot rate for the purchase of U.S. Dollars with the applicable foreign currency as quoted by Reuters (or, if Reuters ceases to provide such spot quotations, by such other service as is providing such spot quotations, as selected by PSINet) at approximately 11:00 a.m. (New York City time) on the date not more than two business days prior to such determination. For purposes of determining whether any Indebtedness can be incurred, any Investment can be made or any transaction described in the "Limitation on Transactions with Affiliates" covenant can be undertaken (a "Tested Transaction"), the United States Dollar Equivalent of such Indebtedness, Investment or transaction described in the "Limitation or Transaction with Affiliates" covenant shall be determined as of the date incurred, made or undertaken and, in each case, no subsequent change in the United States Dollar Equivalent shall cause such Tested Transaction to have been incurred, made or undertaken in violation of the Indenture.

     "Unrestricted Subsidiary" means:

     (1) any subsidiary of PSINet that at the time of determination shall be an Unrestricted Subsidiary, as designated by the Board of Directors of PSINet, as provided below; and

     (2) any subsidiary of an Unrestricted Subsidiary.

     The Board of Directors of PSINet may designate any subsidiary of PSINet, including any newly acquired or newly formed Subsidiary, to be an Unrestricted Subsidiary if all of the following conditions apply:

          (a) neither PSINet nor any of its Subsidiaries provides credit support for Indebtedness of such subsidiary, including any undertaking, agreement or instrument evidencing such Indebtedness;

          (b) such subsidiary is not liable, directly or indirectly, with respect to any Indebtedness other than Unrestricted Subsidiary Indebtedness;

          (c) any Investment in such subsidiary made as a result of designating such subsidiary an Unrestricted Subsidiary shall not violate the provisions of the "--Certain Covenants--Limitation on Unrestricted Subsidiaries" covenant and such Unrestricted Subsidiary is not party to any agreement, contract, arrangement or understanding at such time with PSINet or any Subsidiary of PSINet unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to PSINet or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of PSINet; and

          (d) such Unrestricted Subsidiary does not own any Capital Stock in any Subsidiary of PSINet which is not simultaneously being designated an Unrestricted Subsidiary.

     Any such designation by the Board of Directors of PSINet shall be evidenced to the Trustee by filing with the Trustee a board resolution giving effect to such designation and an officers' certificate certifying that such designation complies with the foregoing conditions and shall be deemed a Restricted Payment on the date of designation in an amount equal to the greater of (A) the net book value of such Investment or (B) the fair market value of such Investment as determined in good faith by PSINet's Board of Directors. The Board of Directors of PSINet may designate any Unrestricted Subsidiary as a Subsidiary; provided that:

         . immediately after giving effect to such designation, PSINet could incur $1.00 of additional Indebtedness, other than Permitted Indebtedness, pursuant to the restrictions under "--Certain Covenants, Limitation on Indebtedness"; and

         . all Indebtedness of such Subsidiary shall be deemed to be incurred on the date such Unrestricted Subsidiary becomes a Subsidiary.

     "Unrestricted Subsidiary Indebtedness" of any Unrestricted Subsidiary means Indebtedness of such Unrestricted Subsidiary:

     (1) as to which neither PSINet nor any Subsidiary is directly or indirectly liable, by virtue of PSINet or any such Subsidiary being the primary obligor on, guarantor of, or otherwise liable in any respect to, such Indebtedness, except Guaranteed Debt of PSINet or any Subsidiary to any Affiliate, in which case, unless the incurrence of such Guaranteed Debt resulted in a Restricted Payment at the time of incurrence, PSINet shall be deemed to have made a Restricted Payment equal to the principal amount of any such Indebtedness to the extent guaranteed at the time such Affiliate is designated an Unrestricted Subsidiary, and

     (2) which, upon the occurrence of a default with respect thereto, does not result in, or permit any holder of any Indebtedness of PSINet or any Subsidiary to declare, a default on such Indebtedness of PSINet or any Subsidiary or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

     "Voting Stock" means Capital Stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors, managers or trustees of a corporation, irrespective of whether or not at the time Capital Stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency.

     "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which is owned by PSINet or another Wholly Owned Subsidiary. For the purposes of this definition, any director qualifying shares or investments by foreign nationals mandated by, or required to maintain its limited liability status under, applicable law shall be disregarded in determining the ownership of a Subsidiary.

Paying Agents and Registrar for the Notes

     We will maintain one or more paying agents and transfer agents for the euro notes (1) in Luxembourg, for as long as the euro notes are outstanding, and (2) in the Borough of Manhattan, City of New York (each a "Euro Paying Agent" and a "Euro Transfer Agent," respectively). The initial Euro Paying Agents and Euro Transfer Agents are Wilmington Trust Company in New York and, as agent for Wilmington Trust Company in Luxembourg, Kredietbank S.A. Luxembourgeoise.

     We will maintain one or more paying agents and transfer agents for the dollar notes (1) in Luxembourg, for so long as, the dollar notes are outstanding, and (2) in the Borough of Manhattan, City of New York (each a "Dollar Paying Agent" and a "Dollar Transfer Agent," respectively, and together with the Euro Paying Agents and the Euro Transfer Agents, the "Paying Agents" and the "Transfer Agents," respectively). The initial Dollar Paying Agents are Wilmington Trust Company in New York and, as agent for Wilmington Trust Company in Luxembourg, Kredietbank S.A. Luxembourgeoise.

     We will also maintain a registrar for the euro notes and a registrar for the dollar notes (each, a "Registrar") with offices or agents in the Borough of Manhattan, City of New York. The initial Registrar for the dollar notes is Wilmington Trust Company in New York. The initial Registrar for the euro notes is Wilmington Trust Company in New York. The Registrar will maintain a register reflecting ownership of the relevant Definitive Registered Notes outstanding from time to time.

     In any case where any interest payment date, redemption date, maturity or stated maturity of any note shall not be a Business Day, then payment of interest or principal or premium, if any, need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such interest payment date or redemption date, or at the maturity of stated maturity and no interest shall accrue with respect to such payment for the period from and after such interest payment date, redemption date, maturity or stated maturity, as the case may be, to the next succeeding Business Day.

     We reserve the right at any time to vary or terminate the appointment of any Paying Agent, Registrar, Transfer Agent or other agent and/or to appoint additional or other Paying Agents, Registrars, Transfer Agents or other agents and/or to appoint additional or other Paying Agents, Registrars, Transfer Agents without prior notice to the holders.

Notices

     All notices to holders of the notes shall be deemed to have been duly given upon (1) the mailing by first-class mail, postage prepaid, of such notices to registered holders of the notes at their registered addresses as recorded in the registers; and (2) publication in a leading daily newspaper with general circulation in Luxembourg or, if the euro notes are not listed on the Luxembourg Stock Exchange and not practicable, in a leading daily English-language newspaper having general circulation in Europe previously approved by the Trustee. Any notice referred to in (2) above shall be deemed to have been given on the date of such publication or, if published more than once or on different dates, on the first date on which publication is made in the manner required in the newspaper or in one of the newspapers referred to above. For notes which are represented by global certificates held on behalf of Euroclear or Cedelbank, notices may be given by delivery of the relevant notices to Euroclear or Cedelbank for communication in substitution for the aforesaid publication. If, and for so long as, any euro notes are listed on the Luxembourg Stock Exchange and the rules and regulations of the Luxembourg Stock Exchange so require, any such notice shall also be published in a leading daily newspaper of general circulation in Luxembourg. Such publication is expected to be the Luxembourger Wort.

Form of Notes

     The notes issued on the closing date of the initial notes offering were issued in the form of Global Notes. Initial dollar notes were, and exchange dollar notes will be, issued in denominations of $1,000 principal amount and integral multiples thereof. Initial euro notes were, and exchange euro notes will be, issued in denominations of Euro 1,000 principal amount and integral multiples thereof.

     Euro notes sold within the United States to qualified institutional buyers will initially be represented by one Global Note (the "Euro U.S. Global Note") and euro notes sold outside the United States pursuant to Regulation S under the Securities Act will initially be represented by one Global Note (the "Euro International Global Note" and, together with the Euro U.S. Global Note, the "Euro Global Notes"). On the closing date of the initial notes offering, the Euro Global Notes were deposited with a common depositary for Euroclear and Cedelbank, or its nominee. Investors may hold their interests in the Euro Global Notes directly through Euroclear or Cedelbank or indirectly through organizations which are participants in Euroclear or Cedelbank. Euro Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Cedelbank and their participants.

     Dollar notes sold within the United States to qualified institutional buyers will initially be represented by one or more Global Notes (the "Dollar U.S. Global Note") and dollar notes sold outside the United States pursuant to Regulation S under the Securities Act will initially be represented by one or more Global Notes (the "Dollar International Global Note" and, together with the Dollar U.S. Global Note, the "Dollar Global Notes"). On the closing date of the initial notes offering, the Dollar Global Notes were deposited with the Trustee as custodian for DTC (together with Euroclear and Cedelbank, the "Depositaries") and registered in the name of Cede & Co., as nominee of DTC. Prior to the 40th day after the later of the commencement of the initial notes offering and the issue date of the initial notes, interests in the Dollar International Global Note may be held only through Euroclear or Cedelbank. Investors may hold their interests in the Dollar International Global Notes directly through Euroclear or Cedelbank, or indirectly through organizations which are participants in such systems. Euroclear and Cedelbank will hold such interests in the Dollar International Global Note in their respective names on the books of DTC on behalf of their participants. Beginning 40 days after the later of the commencement of the initial notes offering and the issue date of the initial notes (but not earlier), ownership interests in the Dollar International Global Notes may also be held through organizations other than Cedelbank or Euroclear that are participants in DTC. Dollar Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants.

     Book-entry interests in the dollar notes are held by DTC (the "Dollar Book-Entry Interests") and book-entry interests in the euro notes are held by Euroclear or Cedelbank (the "Euro Book-Entry Interests" and, collectively with the Dollar Book-Entry Interests, the "Book-Entry Interests"). Book-Entry Interests will not be held in definitive form. Instead, DTC, Euroclear and/or Cedelbank will credit on their respective book-entry registration and transfer systems a participant's account with the interest beneficially owned by such participant. The laws of some jurisdictions, including some states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Book-Entry Interests. For certain restrictions on the transferability of the initial notes, see "The Exchange Offer--Consequences of Failure to Exchange." In addition, while the notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of notes for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee under the Indenture.

     Under the terms of the Indenture, owners of Euro Book-Entry Interests will receive Definitive Registered Notes:

     (1) if either Euroclear or Cedelbank notifies us that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by us within 120 days;

     (2) if Euroclear or Cedelbank so request following an Event of Default under the Indenture;

     (3) in whole (but not in part) at any time if we in our sole discretion determine that the Euro Global Notes should be exchanged for Definitive Registered Notes; or

     (4) the owner of a Euro Book-Entry Interest requests such exchange in writing delivered through either Euroclear or Cedelbank following an Event of Default under the Indenture.

     Euroclear has advised us, with regard to the Euro Book-Entry Interests, that its current practice, upon receipt of any request by an owner of a Book-Entry Interest for Definitive Registered Notes, is to make a request to us that all owners of Book-Entry Interests receive Definitive Registered Notes.

     Under the terms of the Indenture, owners of Dollar Book-Entry Interests will receive Definitive Registered Notes:

     (1) if DTC notifies us that it is unwilling or unable to continue to act as depositary or ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Issuer within 120 days;

     (2) if DTC so requests following an Event of Default under the Indenture;

     (3) in whole (but not in part) at any time if we in our sole discretion determine that the Global Notes should be exchanged for Definitive Registered Notes; or

     (4) the owner of a Dollar Book-Entry Interest requests such exchange in writing delivered through DTC (including following an Event of Default under the Indenture).

     In such an event, the Registrar for the notes will issue notes in definitive registered form ("Definitive Registered Notes"), registered in the name or names and issued in any approved denominations, requested by or on behalf of DTC, Euroclear and/or Cedelbank, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of Book-Entry Interests) and will bear the restrictive legend currently set forth on the Dollar Global Notes and the Euro Global Notes, unless that legend is not required by the Indenture or applicable law. Principal of, premium, if any, and interest on any Definitive Registered Notes will be payable at the corporate trust office or agency of the relevant Paying Agent maintained in New York City or Luxembourg for such purpose, provided that payment of interest may be made at our option by check mailed to addresses of persons entitled thereto as shown on the note register.

     Payments of principal on any Definitive Registered Notes will be made against presentation and surrender (or, in the case of a partial payment, endorsement) of such notes at the office of the relevant Paying Agent. Payments in respect of dollar notes will be made by U.S. dollar check drawn on, or by transfer from a U.S. dollar account maintained by us, and payments in respect of euro notes will be made by Euro check drawn on, or by transfer from a Euro account maintained by us.

     If Definitive Registered Notes are issued and such notes are listed on the Luxembourg Stock Exchange, transfers of such notes will have to be cleared through a clearing system or a method approved by the rules and regulations of the Luxembourg Stock Exchange in order to continue to be listed on the Luxembourg Stock Exchange.

     To the extent permitted by law, we, the Trustee and the Registrar shall be entitled to treat the holder of any note as the absolute owner thereof.

     We will not impose any fees or other charges in respect of the notes; however, holders of the Book-Entry Interests may incur fees normally payable in respect of the maintenance and operation of accounts in DTC, Euroclear and/or Cedelbank.

     None of us, the guarantors, if any, the Trustee or the Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Book-Entry Interests or for maintaining, supervising or reviewing any records of DTC, Euroclear or Cedelbank relating to the notes.

Transfer and Exchange

     The Global Notes may be transferred only to a successor to the relevant Depositary.

     Book-Entry Interests in the initial notes will be subject to certain restrictions on transfer and certification requirements, as described under "The Exchange Offer--Consequences of Failure to Exchange." After the exchange notes have been registered under the Securities Act, all certification requirements with respect to the exchange notes will cease.

     All transfers of Book-Entry Interests between participants in DTC, participants in Euroclear or participants in Cedelbank will be effected by DTC, Euroclear or Cedelbank pursuant to customary procedures and subject to the applicable rules and procedures established by DTC, Euroclear or Cedelbank and their respective participants. See "Description of Book-Entry System."

     Subject to the foregoing, a Book-Entry Interest in one of the Global Notes may be transferred to a person who takes delivery thereof in the form of a Book-Entry Interest in another of the Global Notes by means of an instruction originated through DTC, Euroclear or Cedelbank, as applicable. Any Book-Entry Interest that is so transferred will, upon transfer, cease to be a Book-Entry Interest in the first-mentioned Global Note and become a Book-Entry Interest in the other Global Note and will thereafter be subject to all transfer restrictions, if any, and other procedures applicable to Book-Entry Interests in such other Global Note for as long as it remains such a Book-Entry Interest. In connection with such transfer, appropriate adjustments will be made to reflect a decrease in the principal amount at maturity of the first-mentioned Global Note and a corresponding increase in the principal amount at maturity of the other Global Note, as applicable.

     Book-Entry Interests in a Global Note may be exchanged by the holder thereof for Definitive Registered Notes in denominations of Euro 1,000 or $1,000 principal amount and integral multiples thereof upon receipt by the Registrar of instructions relating thereto and any certificates and other documentation required by the Indenture. It is expected that such instructions will be based upon directions received by DTC, Euroclear or Cedelbank, as applicable, from the participant which owns the relevant Book-Entry Interests. Definitive Registered Notes issued in exchange for a Book-Entry Interest in the initial notes will, except as set forth in the Indenture or as otherwise determined by us in compliance with applicable law, be subject to the restrictions described under "The Exchange Offer--Consequences of Failure to Exchange" and will have the legend currently set forth on the Dollar Global Notes and the Euro Global Notes.

     Subject to such restrictions on the initial notes, euro notes issued as Definitive Registered Notes may be transferred, upon surrender for registration of transfer of such note at the office or agency maintained for such purpose in New York City or Luxembourg, in whole or in part, in denominations of Euro 1,000 in principal amount or integral multiples thereof and dollar notes issued as Definitive Registered Notes may be transferred, upon surrender for registration of transfer of such note at the office or agency maintained for such purpose in New York City or Luxembourg, in whole or in part, in denominations of $1,000 in principal amount or integral multiples thereof to persons who take delivery thereof in the form of Definitive Registered Notes or in the form of Book-Entry Interests in a Global Note. In the case of a transfer of only a portion of a Definitive Registered Note, a new Definitive Registered Note will be issued to the transferee in respect of the principal amount of the portion so transferred and a further new Definitive Registered note in respect of the balance of the principal amount not so transferred shall be issued to the transferor, in each case at the office or agency maintained for such purpose in New York City or Luxembourg. In connection with any transfer of notes, the Indenture will require the transferor to, among other things, furnish appropriate endorsements and transfer documents, to furnish certain certificates and to pay any taxes, duties and governmental charges in connection with such transfer.

     Notwithstanding the foregoing, we are not required to register the transfer of any Definitive Registered Notes:

     (1) for a period of 15 calendar days prior to any date fixed for the redemption of the notes;

     (2) for a period of 15 calendar days immediately prior to the date fixed for selection of notes to be redeemed in part;

     (3) for a period beginning on the record date with respect to any interest payment date and ending on the close of business on such interest payment date; or

     (4) which the holder has tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Excess Proceeds Offer.

     Any such transfer will be made without charge to the holder, other than any taxes, duties and governmental charges payable in connection with such transfer.

Replacement of Notes

     If any mutilated note is surrendered to the Trustee, or we and the Trustee receive evidence to our satisfaction of the destruction, loss or theft of any note, application can be made to any Transfer Agent at its office or agency in New York City or Luxembourg to replace that note, which must be accompanied by delivery to us, each guarantor, if any, and the Trustee of such security or indemnity as may be required by any of such parties. Upon the issuance of any replacement note, we may require the payment of a sum sufficient to pay all documentary, stamp or similar issue or transfer taxes or other governmental charges that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) connected therewith.

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                       DESCRIPTION OF CERTAIN INDEBTEDNESS

     The summaries contained herein of certain of our existing indebtedness do not purport to be complete and are qualified in their entirety by reference to the provisions of the various agreements and indentures related thereto, copies of which have been filed with the Securities and Exchange Commission and to which reference is hereby made. See "Where You Can Find More Information."

Credit Facility

     In September 1998, we entered into a three-year senior secured revolving credit facility, pursuant to which The Chase Manhattan Bank ("Chase") is acting as administrative agent. The credit facility is a secured revolving credit facility with borrowing availability thereunder in the maximum principal amount of $110 million.

     Interest.   Borrowings under the credit facility bear interest at our
option, at:

     (1) the London interbank offered rate for deposits in U.S. Dollars for the relevant period multiplied by the statutory reserve rate plus the Applicable Margin ("Eurodollar Rate"); or

     (2) the higher of Chase's prime rate or the Federal Funds effective rate plus 1/2 of 1%, plus the Applicable Margin ("ABR Rate").

     The Applicable Margin varies based on the Leverage Ratio (as defined in the credit facility) as of the most recent determination date. Currently, the Applicable Margin is 1.75% for ABR Rate borrowings and 2.75% for Eurodollar Rate borrowings.

     Guarantees and Security.   Our obligations under the credit facility are
guaranteed by each existing and subsequently acquired or organized significant domestic subsidiary of us (a subsidiary which owns or maintains at least $1,000,000 in assets or generates at least $1,000,000 in annual revenues) and are secured by a lien on substantially all of the assets of us and each subsidiary guarantor and by a pledge by us and each subsidiary guarantor of all capital stock and other equity interests it owns (65% in the case of equity interests in foreign subsidiaries).

     Covenants.   The credit facility contains covenants and provisions that restrict, among other things, our ability and the ability of our subsidiaries to:

     (1) make dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments;

     (2) make prepayments, redemptions and repurchases of indebtedness;

     (3) incur liens and enter into sale-leaseback transactions;

     (4) make certain loans and investments;

     (5) incur additional indebtedness and certain contingent obligations;

     (6) effect certain mergers, acquisitions and asset sales;

     (7) engage in certain transactions with affiliates;

     (8) effect certain changes in business conducted by us; and

     (9) amend and waive certain debt and other agreements. The credit facility also requires the satisfaction of certain financial covenants, including a minimum annual consolidated revenue test, a minimum debt-to-annualized adjusted revenue ratio, a minimum aggregate balance of nonrestricted cash and available borrowings and a minimum EBITDA test. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Capital Structure." In addition, the credit facility requires a reduction in the maximum amount of availability and prepayments (if required as a result of such reduction) equal to the net proceeds received from certain asset sales aggregating more than $5 million and from certain casualty events.

     Events of Default.   Events of default under the credit facility include
various events of default customary for such type of agreement, such as failure to pay scheduled payments when due, cross defaults with and cross acceleration to other indebtedness (including the 10% senior notes and the 11 1/2% senior notes), the occurrence of a change in control (as defined in the credit facility) and certain events of bankruptcy, insolvency and reorganization.

10% Senior Notes

     We have outstanding $600.0 million aggregate principal amount of 10% Senior Notes due 2005. The 10% senior notes are senior unsecured obligations ranking equivalent in right of payment to all of our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all of our existing and future subordinated indebtedness. The 10% senior notes were issued under an Indenture dated as of April 13, 1998 between us and Wilmington Trust Company, as Trustee.

     The 10% senior notes will mature on February 15, 2005. Interest on the 10% senior notes is payable semi-annually on August 15 and February 15 of each year, commencing August 15, 1998. The 10% senior notes are redeemable at our option, in whole or in part, at any time on or after February 15 of 2002, 2003 and 2004 at 105%, 102.5% and 100% of the principal amount thereof, respectively, in each case, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to February 15, 2001, we may redeem up to 35% of the original aggregate principal amount of the 10% senior notes at a redemption price of 110% of the principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of certain public equity offerings or the sale of stock to one or more strategic investors, provided that at least 65% of the original aggregate principal amount of the 10% senior notes remains outstanding immediately after such redemption. Upon the occurrence of a Change of Control (as defined in the 10% senior notes indenture), we will be required to make an offer to purchase all of the 10% senior notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. We may not have sufficient funds or the financial resources necessary to satisfy its obligations to repurchase the 10% senior notes upon a Change of Control. The credit facility prohibits us from repurchasing 10% senior notes upon a Change of Control unless it has paid all amounts outstanding under the credit facility prior thereto.

     The 10% senior notes indenture contains certain financial covenants with which we must comply relating to, among other things, the following matters:

     (1) limitation on our payment of cash dividends, repurchase of capital stock, payment of principal on subordinated indebtedness and making of certain investments, unless after giving effect to each such payment, repurchase or investment, certain operating cash flow coverage tests are met, excluding certain permitted payments and investments;

     (2) limitation on our and our subsidiaries' incurrence of additional indebtedness, unless at the time of such incurrence, our ratio of debt to annualized operating cash flow would be less than or equal to 6.0 to 1.0 prior to April 1, 2001 and less than or equal to 5.5 to 1.0 on or after April 1, 2001, excluding certain permitted incurrences of debt;

     (3) limitation on our and our subsidiaries' incurrence of liens, unless the 10% senior notes are secured equally and ratably with the obligation or liability secured by such lien, excluding certain permitted liens;

     (4) limitation on the ability of any subsidiary of us to create or otherwise cause to exist any encumbrance or restriction on the payment of dividends or other distributions on its capital stock, payment of indebtedness owed to us or any other subsidiary, making of investments in us or any other subsidiary, or transfer of any properties or assets to us or any other subsidiary, excluding certain permitted encumbrances and restrictions;

     (5) limitation on certain mergers, consolidations and sales of assets by us or our subsidiaries;

     (6)  limitation on certain transactions with our affiliates;

     (7) limitation on the ability of any subsidiary of us to guarantee or otherwise become liable with respect to any indebtedness of us unless such subsidiary provides for a guarantee of the 10% senior notes on the same terms as the guarantee of such indebtedness;

     (8) limitation on certain sale and leaseback transactions by us or our subsidiaries;

     (9) limitation on certain issuances and sales of capital stock of subsidiaries of us; and

     (10) limitation on the ability of us or our subsidiaries to engage in any business not substantially related to a telecommunications business.

     The events of default under the 10% senior notes indenture include various events of default customary for such type of agreement, including, among others, the failure to pay principal and interest when due on the 10% senior notes, cross-defaults on other indebtedness for borrowed monies in excess of $10 million (which indebtedness would therefore include indebtedness outstanding under the credit facility), certain judgments or orders for payment of money in excess of $10 million, and certain events of bankruptcy, insolvency and reorganization.

11 1/2% Senior Notes

     We have outstanding $350.0 million aggregate principal amount of our 11 1/2% senior notes due 2008. The 11 1/2% senior notes are our senior unsecured obligations ranking equivalent in right of payment to all our existing and future unsecured and unsubordinated indebtedness and senior in right of payment to all our existing and future subordinated indebtedness. The 11 1/2% senior notes were issued under an Indenture dated as of November 3, 1998, as amended, between us and Wilmington Trust Company, as Trustee.

     The 11 1/2% senior notes will mature on November 1, 2008. Interest on the 11 1/2% senior notes is payable semi-annually on May 1 and November 1 of each year, commencing May 1, 1999. The 11 1/2% senior notes are redeemable at our option, in whole or in part, any time on or after November 1 of 2003, 2004, 2005 and 2006 at 105.70%, 103.833%, 101.917% and 100% of the principal amount thereof, respectively, in each case, plus accrued and unpaid interest to the date of redemption. In addition, on or prior to November 1, 2001, we may redeem up to 35% of the original aggregate principal amount thereof, plus accrued and unpaid interest to the date of redemption, with the net cash proceeds of certain public equity offerings or the sale of stock to one or more strategic investors, provided that at least 65% of the original aggregate principal amount of the 11 1/2% senior notes remains outstanding immediately after such redemption.
Upon the occurrence of a change of control (as defined in the 11 1/2% senior notes indenture), we will be required to make an offer to purchase all of the 11 1/2% senior notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase.

We may not have sufficient funds or the financial resources necessary to satisfy our obligations to repurchase the 11 1/2% senior notes upon a change of control. Our credit facility prohibits us from repurchasing any 11 1/2% senior notes upon a change of control unless we have paid all amounts outstanding under the credit facility prior thereto.

     The 11 1/2% senior notes indenture contains certain financial covenants with which we must comply, which are substantially identical to those contained in the indenture governing our 10% senior notes described above under "--10% Senior Notes."

     The events of default under the 11 1/2% senior notes indenture are substantially identical to those contained in the indenture governing our 10% senior notes described above under "--10% Senior Notes."

                        DESCRIPTION OF BOOK-ENTRY SYSTEM

General

     On the closing date of the initial notes offering, two Global Notes representing the initial euro notes were deposited with a common depositary for Euroclear and Cedelbank (or its nominee). Thereafter, Euro Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by Euroclear and Cedelbank and their participants. On the closing date of the initial notes offering, six Global Notes representing the initial dollar notes were deposited with the Trustee, as custodian for DTC. Thereafter, Dollar Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC and its participants.

     Book-Entry Interests will not be held in definitive form. Instead, DTC, Euroclear and/or Cedelbank will credit on their respective book-entry registration and transfer systems a participant's account with the interest beneficially owned by such participant. The laws of some jurisdictions, including certain states of the United States, may require that certain purchasers of securities take physical delivery of such securities in definitive form. The foregoing limitations may impair the ability to own, transfer or pledge Book-Entry Interests. In addition, while the notes are in global form, holders of Book-Entry Interests will not be considered the owners or "holders" of notes for any purpose.

     So long as the notes are held in global form, DTC (or its nominee), in the case of the dollar notes, and the common depositary (or its nominee), in the case of the euro notes, will be considered the sole holders of Global Notes for all purposes under the Indenture. In addition, participants must rely on the procedures of DTC, Euroclear and/or Cedelbank, as applicable, and indirect participants must rely on the procedures of the participants through which they own Book-Entry Interests to exercise any rights of holders under the Indenture.

     None of us, the Trustee or the Registrar will have any responsibility or be liable for any aspect of the records relating to the Book-Entry Interests.

Definitive Registered Notes

     Under the terms of the Indenture, owners of Euro Book-Entry Interests will receive Definitive Registered Notes:

       (1) if either Euroclear or Cedelbank notifies us that it is unwilling or unable to continue to act as depositary and a successor depositary is not appointed by us within 120 days;

       (2) if Euroclear or Cedelbank so request following an Event of Default under the Indenture;

       (3) in whole (but not in part) at any time if we in our sole discretion determine that the Global Notes should be exchanged for Definitive Registered Notes; or

       (4) the owner of a Euro Book-Entry Interest requests such exchange in writing delivered through either Euroclear or Cedelbank following an Event of Default under the Indenture.

     Euroclear has advised us, with regard to the Euro Book-Entry Interests, that its current practice, upon receipt of any request by an owner of a Book-Entry Interest for Definitive Registered Notes, is to make a request to us that all owners of Book-Entry Interests receive Definitive Registered Notes.

     Under the terms of the Indenture, owners of Dollar Book-Entry Interests will receive Definitive Registered Notes:

     (1) if DTC notifies us that it is unwilling or unable to continue to act as depositary or ceases to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by us within 120 days;

     (2) if DTC so requests following an Event of Default under the Indenture;

     (3) in whole (but not in part) at any time if we in our sole discretion determine that the Global Notes should be exchanged for Definitive Registered Notes; or

     (4) the owner of a Dollar Book-Entry Interest requests such exchange in writing delivered through DTC (including following an Event of Default under the Indenture).

     In such an event, the Registrar will issue Definitive Registered Notes in the name or names and issued in any approved denominations, requested by or on behalf of DTC, Euroclear and/or Cedelbank, as applicable (in accordance with their respective customary procedures and based upon directions received from participants reflecting the beneficial ownership of Book-Entry Interests). Any such Definitive Registered Notes representing initial notes will bear the restrictive legend currently set forth on the Dollar Global Notes and the Euro Global Notes, unless that legend is not required by the Indenture or applicable law.

     If Definitive Registered Notes are issued and such notes are listed on the Luxembourg Stock Exchange, transfers of such notes will have to be cleared through a clearing system or a method approved by the rules and regulations of the Luxembourg Stock Exchange in order to continue to be listed on the Luxembourg Stock Exchange.

Redemption of Global Notes

     In the event any Global Note (or any portion thereof) is redeemed, the relevant Depositary will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by the relevant Depositary in connection with the redemption of such Global Note (or any portion thereof). We understand that under existing practices of DTC, Euroclear and Cedelbank, if fewer than all of the notes are to be redeemed at any time, DTC, Euroclear and Cedelbank will credit their respective participants' accounts on a proportionate basis (with adjustments to prevent fractions) or by lot or on such other basis as they deem fair and appropriate; provided, however, that no Euro Book-Entry Interest of less than Euro 1,000 principal amount or Dollar Book-Entry Interest of less than $1,000 principal amount may be redeemed in part.

Payments on Global Notes

     Payments of any amounts owing in respect of the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) will be made by us in euros, in the case of Euro Global

Notes, and U.S. Dollars, in the case of the Dollar Global Notes, to the relevant Paying Agent. The relevant Paying Agent will, in turn, make payments to DTC or the common depositary for Euroclear and Cedelbank, as applicable, which will distribute such payments to participants in accordance with its procedures.

     Under the terms of the Indenture, we and the Trustee will treat the registered holder of the Global Notes (e.g., DTC (or its nominee) and the common depositary (or its nominee)) as the owner thereof for the purpose of receiving payments and for all other purposes. Consequently, none of us, the Trustee or any agent of ours or the Trustee has or will have any responsibility or liability for:

     (1) any aspect of the records of DTC, Euroclear, Cedelbank or any participant or indirect participant relating to or payments made on account of a Book-Entry Interest or for maintaining, supervising or reviewing any of the records of DTC, Euroclear, Cedelbank or any participant or indirect participant relating to our payments made on account of a Book-Entry Interest; or

     (2) DTC, Euroclear, Cedelbank or any participant or indirect participant.

     Payments by participants to owners of Book-Entry Interests held through participants are the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in "street name."

Action by Owners of Book-Entry Interests

     DTC, Euroclear and Cedelbank have advised us that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described above) only at the direction of one or more participants to whose account the Book-Entry Interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. The relevant Depositary will not exercise any discretion in the granting of consents, waivers or the taking of any other action in respect of the Global Notes. However, if there is an Event of Default under the notes, each of DTC, Euroclear and Cedelbank reserve the right to exchange the Global Notes for Definitive Registered Notes in certificated form, and to distribute such notes to its participants.

Information Concerning DTC, Euroclear and Cedelbank

     We understand as follows with respect to DTC, Euroclear and Cedelbank:

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a Book-Entry Interest to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer Book-Entry Interests to such persons may be limited. In addition, beneficial owners of Book-Entry Interests through the DTC system will receive distributions attributable to the Global Notes only through DTC participants.

     Euroclear and Cedelbank hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Cedelbank provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedelbank interface with domestic securities markets. Euroclear and Cedelbank participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Cedelbank is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedelbank participant, either directly or indirectly.

Global Clearance and Settlement Under the Book-Entry System

Initial Settlement

     Initial settlement for the dollar notes will be made in U.S. Dollars. Initial settlement for the euro notes will be made in Euros.

     Book-Entry Interests owned through DTC (other than through accounts at Euroclear or Cedelbank) will follow the settlement applicable to United States corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

     Book-Entry Interests owned through Euroclear or Cedelbank accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-Entry Interests will be credited to the securities custody accounts of Euroclear and Cedelbank holders on the business day following the settlement date against payment for value on the settlement date.

Secondary Market Trading

     The Dollar Book-Entry Interests will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such Book-Entry Interests will therefor settle in same-day funds. The Euro Book-Entry Interests will trade through participants of Euroclear or Cedelbank, and will settle in same-day funds.

     Since the purchase determines the place of delivery, it is important to establish at the time of trading of any Book-Entry Interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired dates.

                             PLAN OF DISTRIBUTION

     This prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers in connection with resales of exchange notes received in exchange for initial notes where such initial notes were acquired as a result of market-making activities or other trading activities. Each Participating Broker-Dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. PSINet has agreed that under certain circumstances, PSINet shall use its best efforts to keep the exchange offer registration statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for sales of exchange notes by Participating Broker-Dealers, and to ensure that the exchange offer registration statement conforms with the requirements of the Securities Act of 1933 and the policies, rules and regulations of the Securities and Exchange Commission as announced from time to time, for a period of one year from the consummation of the exchange offer or such shorter period as will terminate when all restricted securities covered by the exchange offer registration statement have been sold pursuant thereto.

     PSINet will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any Participating Broker-Dealer that acquired initial notes as a result of market making activities or other trading activities and who resells exchange notes that were received by it pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933 and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933.

                       DOCUMENTS INCORPORATED BY REFERENCE

     We are incorporating by reference in this prospectus the following documents which we have filed with the Securities and Exchange Commission:

     Our annual report on Form 10-K for our fiscal year ended December 31, 1998. This report contains:


     . audited consolidated balance sheets for us and our subsidiaries as of December 31, 1998 and 1997

     . related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the years ended December 31, 1998, 1997 and 1996

     1. Our quarterly report on Form 10-Q for the three month period ended March 31, 1999

     2.  Our current reports on Form 8-K dated:

     .   April 27, 1999

     .   May 7, 1999

     .   July 14, 1999

     .   July 21, 1999

     . July 31, 1997 (solely insofar as it relates to our Shareholder Rights Agreement dated May 8, 1996, as amended)

     .   August 20, 1997

     3. Our registration statement on Form 8-A dated April 7, 1995, as amended (registration no. 0-25812).

     4. Our registration statement on Form 8-A dated June 4, 1996, as amended (registration no. 0-25812).

     We are also incorporating by reference in this prospectus all reports and other documents that we file after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of securities under this prospectus. These reports and documents will be incorporated by reference in and considered to be a part of this prospectus as of the date of filing of such reports and documents.

     Any statement contained in this prospectus or in a document which is incorporated by reference herein will be modified or superseded for purposes of this prospectus to the extent that a statement in any document that we file after the date of this prospectus that also is incorporated by reference herein modifies or supersedes such prior statement. Any such statement so modified or superseded will not, except as so modified or superseded, constitute a part of this prospectus.

     This prospectus incorporates by reference documents which are not presented in this prospectus or delivered to you with it. You may request, and we will send to you, without charge, copies of these documents (other than exhibits to these documents, which we will send to you for a reasonable fee). Requests should be directed to the Office of the Secretary, PSINet Inc., 510 Huntmar Park Drive, Herndon, Virginia 20170 (telephone (703) 904-4100). In order to assure timely delivery of the requested materials before the expiration of the exchange offer, any request should be made prior to __________________.

                                  LEGAL MATTERS

     The validity of the exchange notes offered hereby will be passed upon by Nixon Peabody LLP, New York, New York, counsel for PSINet. Certain attorneys with Nixon Peabody LLP currently own in the aggregate less than one percent of PSINet's common stock.

                                     EXPERTS

     The consolidated financial statements of PSINet Inc. as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998 included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have file with the SEC, including the registration statement, at the following SEC public reference rooms:

          Judiciary Plaza                                        Northwest Atrium Center
       450 Fifth Street, N.W.       7 World Trade Center         500 West Madison Street
             Room 1024                   Suite 1300                     Suite 1400
       Washington, DC  20549     New York, New York  10048       Chicago, Illinois  60661

     You can also obtain copies of filed documents, at prescribed rates, by mail from the Public Reference Section of the SEC at its Judiciary Plaza location, listed above, or by telephone at 1-800-SEC-0330 or electronically through the SEC's Web Site at http://www.sec.gov.

     Our common stock is listed on the Nasdaq Stock Market's National Market under the symbol "PSIX," and our SEC filings can also be read and obtained at the following Nasdaq address:

                            The Nasdaq Stock Market
                                Reports Section
                              1735 K Street, N.W.
                             Washington, D.C. 20006

     We furnish our stockholders with annual reports containing our audited financial statements and with proxy material for our annual meetings complying with the proxy requirements of the Securities Exchange Act of 1934.

                                     GLOSSARY

     Set forth below are definitions of some of the terms used in this prospectus.



ATM Asynchronous Transfer Mode. A communications standard that provides for information transfer in the form of fixed-length cells of 53 bytes each. The ATM format can be used to deliver voice, video and data traffic at varying rates.

Backbone A centralized high-speed network that interconnects smaller, independent networks.

Bandwidth                     The number of bits of information which can move
                              over a communications medium in a given amount of time; the capacity of a telecommunications circuit/network to carry voice, data and video information. Typically measured in Kbps and Mbps.
                              Bandwidth from public networks is typically available to business and residential end-users in increments from 56 Kbps to T-3.

CLEC Competitive local exchange carrier. A category of telephone service provider that offers services similar to the former monopoly local telephone company. A CLEC may also provide other types of telecommunications.

CSU/DSU Channel Service Unit/Data Service Unit. A device used in digital transmission for connecting data terminal equipment, such as a router, to a digital transmission circuit or service.

Dark fiber                    Fiber which does not have connected to it the
                              electronics required to transmit data on such fiber.

Dedicated circuits            Telecommunications lines dedicated or reserved for
                              use by particular customers along predetermined routes.

Dial-up line                  Communications circuit that is established by a
                              switched-circuit connection using the telephone network.

DNS Domain Name System. Distributed name system used in the Internet.

Electronic mail or e-mail     An application that allows a user to send or
                              receive text messages to or from any other user with an Internet address, commonly termed an e-mail address.

56 Kbps Equivalent to a single high-speed telephone service line; capable of transmitting one voice call or 56 Kbps of data. Currently in widespread use by medium and large businesses primarily for entry level high-speed data and very low-speed video applications.

Frame relay                   A communications standard that is optimized for
                              efficient switching of variable-length data packets.

Gbps Gigabits per second. A measure of digital transmission rates. One gigabit equals 1,000 megabits.

Host                          A computer with direct access to the Internet.

HTML Hypertext Markup Language used to produce Web pages. It is a method of presenting information where selected words can be "expanded" to provide other information about the word.

ILEC Incumbent local exchange carrier. The local exchange carrier that was the monopoly carrier, prior to the opening of local exchange services to competition.

Internet An open global network of interconnected commercial, educational and governmental computer networks which utilize TCP/IP, a common communications protocol.

Internetworking               The process of communicating between and among
                              networks.

Intranet A TCP/IP based network and Web site which is securely isolated from the Internet and serves the internal needs of a company or institution.

IP                            Internet protocol.

IRUs Indefeasible rights of use in network bandwidth capacity.

ISDN Integrated Services Digital Network. A network that provides digital voice and data services through a single medium.

ISP                           Internet service provider.

Kbps Kilobits per second. A measure of digital information transmission rates. One kilobit equals 1,000 bits of digital information. Normally, 10 bits are used for each alpha-numeric character.

LAN Local Area Network. A data communications network designed to interconnect personal computers, workstations, minicomputers, file servers and other communications and computing devices within a localized environment.

LEC Local Exchange Carrier. A telecommunications company that provides telecommunications services in a geographic area in which calls generally are transmitted without toll charges.

Mbps Megabits per second. A measure of digital information transmission rates. One megabit equals 1,000 kilobits.

Modem A device for transmitting information over an analog communications channel such as a POTS telephone circuit.

Network A collection of distributed computers which share data and information through inter-connected lines of communication.

NOC                           Network operation center.

OC-3                          OC-3 SONET high capacity optical
                              telecommunications line capable of transmitting data at 155.52 Mbps.

OC-12                         OC-12 SONET high capacity optical
                              telecommunications line capable of transmitting data at 622.08 Mbps.

OC-48                         OC-48 SONET high capacity optical
                              telecommunications line capable of transmitting data at 2488.32 Mbps.

OC-48 Equivalent              One OC-48, four OC-12s, 16 OC-3s or 48 DS-3s.

OC-48 Equivalent Mile         One Route Mile of OC-48 capacity, four Route Miles
                              of OC-12 capacity, 16 Route Miles of OC-3 capacity or 48 Route Miles of DS-3 capacity.

On-line services              Commercial information services that offer a
                              computer user access through a modem to a specified slate of information, entertainment and communications menus. These services are generally closed systems, although many are now offering full Internet access.

Open systems                  A networking system which is based upon non-
                              proprietary protocols (i.e., protocols which are in the public domain).

Peering The commercial practice under which nationwide ISPs exchange each other's traffic, in most cases, without the payment of settlement charges.

POPs Points-of-presence. An interlinked group of modems, routers and other computer equipment, located in a particular city or metropolitan area, that allows a nearby subscriber to access the Internet through a local telephone call or using a short-distance permanent data circuit.

POTS Plain Old Telephone Service. Standard analog telephone service used by many telephone companies throughout the United States.

PRI Primary Rate Interface. ISDN interface to primary rate access.

Protocol A formal description of message formats and the rules two or more machines must follow in order to communicate.

RBOC Regional Bell Operating Company. One of the LECs created by the Divestiture of the local exchange business by AT&T. These include BellSouth, Bell Atlantic, Ameritech, US West, SBC, and PacTel.

Router A device that receives and transmits data packets between segments in a network or different networks.

Route Mile                    One mile of the actual geographic length of the
                              high capacity telecommunications fiber route.

Server Software that allows a computer to offer a service to another computer. Other computers contact the server program by means of matching client software. The term also refers to the computer on which server software runs.

SMDS Switched Multimegabit Data Service. A public packet-switching service offered by telephone companies in many major metropolitan areas. Packet-switching is a method of delivering voice and data traffic.

SONET                         Synchronous Optical Network.

TCP/IP Transmission Control Protocol/Internet Protocol. A compilation of network and transport-level protocols that allow computers with different architectures and operating system software to communicate with other computers on the Internet.

T-3 or DS-3                   A data communications line capable of transmitting
                              data at 45 Mbps.

UNIX A computer operating system for workstations and personal computers and noted for its portability and communications functionality.

VOIP                          Voice over internet protocol.

WAN Wide Area Network. A network spanning a wide geographic area.

Web or World Wide Web         A network of computer servers that uses a special
                              communications protocol to link different servers throughout the Internet and permits communication of graphics, video and sound.

Web server                    The computer system that runs Web software, used
                              to create custom Web sites, Web pages, and home pages.

Web sites or Web pages        A site located on the Web, written in the HTML or
                              SGML language.

xDSL A term referring to a variety of new Digital Subscriber Line technologies. Some of these varieties are asymmetric with different data rates in the downstream and upstream directions. Others are symmetric. Downstream speeds range from 384 kilobits (or "SDSL") to 1.5-8 Mbps (or "ADSL").

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
PSINet Inc.
 Report of Independent Accountants........................................ F-2
 Consolidated Balance Sheets as of December 31, 1997 and 1998 (audited)
  and March 31, 1999 (unaudited).......................................... F-3
 Consolidated Statements of Operations for the years ended December 31,
  1996, 1997 and 1998 (audited) and the three months ended March 31, 1998 and 1999 (unaudited).................................................... F-4
 Consolidated Statements of Changes in Shareholders' Equity (Deficit) for
  the years ended December 31, 1996, 1997 and 1998 (audited) and the three months ended March 31, 1998 and 1999 (unaudited)........................ F-5
 Consolidated Statements of Cash Flows for the years ended December 31,
  1996, 1997 and 1998 (audited) and the three months ended March 31, 1998 and 1999 (unaudited).................................................... F-7
 Notes to Consolidated Financial Statements............................... F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of PSINet Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of PSINet Inc. and its subsidiaries at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Washington, D.C.
March 9, 1999, except as to Note 11, which is as of March 25, 1999

                                  PSINET INC.

                          CONSOLIDATED BALANCE SHEETS

                                  December 31,
                         ----------------------------------      March 31,
                              1997              1998               1999
                         ---------------  -----------------  ---------------------
                         (In thousands of U.S. dollars, except share data)
                                                                (Unaudited)
ASSETS
Current assets:
 Cash and cash
  equivalents........... $        33,322  $          56,842  $          25,131
 Restricted cash and
  short-term
  investments...........          20,690            162,469            132,898
 Short-term investments
  and marketable
  securities............              --            265,666            240,830
 Accounts receivable,
  net of allowances of
  $2,101, $11,700 and
  $12,272 (unaudited)...          11,022             50,211             54,687
 Prepaid expenses.......           1,478             10,998             23,657
 Other current assets...          12,386             19,077             18,042
                         ---------------  -----------------  -----------------
  Total current assets..          78,898            565,263            495,245
Property, plant and
 equipment, net.........          95,619            389,476            503,522
Goodwill and other
 intangibles, net of
 accumulated
 amortization of $2,057,
 $14,491 and $19,586
 (unaudited)............           4,675            282,781            319,960
Other assets and
 deferred charges.......           6,989             46,711             52,486
                         ---------------  -----------------  -----------------
  Total assets.......... $       186,181  $       1,284,231  $       1,371,213
                         ===============  =================  =================
LIABILITIES AND
 SHAREHOLDERS' EQUITY
 (DEFICIT)
Current liabilities:
  Current portion of
   debt................. $        39,633  $          59,968  $         166,184
  Trade accounts
   payable..............          25,031             89,973             64,178
  Accrued payroll and
   related expenses.....           4,636              8,501             15,815
  Other accounts payable
   and accrued
   liabilities..........           2,229             82,760             88,204
  Accrued interest
   payable..............             153             28,988             23,804
  Deferred revenue......           5,944             19,427             20,521
                         ---------------  -----------------  -----------------
  Total current
   liabilities..........          77,626            289,617            378,706
Long-term debt..........          33,820          1,064,633          1,118,801
Deferred income tax
 liabilities............             --               6,123              6,123
Other liabilities.......           1,306             44,032             42,867
                         ---------------  -----------------  -----------------
Total liabilities.......         112,752          1,404,405          1,546,497
                         ---------------  -----------------  -----------------
Commitments and
 contingencies (Notes 2
 and 10)
Shareholders' equity
 (deficit):
 Preferred stock, $.01
  par value; 29,324,858
  shares authorized; no
  shares issued and
  outstanding...........             --                 --                 --
 Convertible preferred
  stock, $.01 par value;
  $50.00 stated value;
  675,142 shares
  authorized; 600,000,
  600,000 and 0
  (unaudited) shares
  issued and
  outstanding...........          28,135             28,802                --
 Common stock, $.01 par
  value and 100,000,000,
  250,000,000 and
  250,000,000 shares
  authorized;
  40,577,342, 52,183,195
  and 56,421,668
  (unaudited) shares
  issued................             406                522                564
 Capital in excess of
  par value.............         210,162            401,990            437,161
 Accumulated deficit....        (162,649)          (427,597)          (486,858)
 Treasury stock, 99,556
  shares, at cost.......          (2,005)            (2,005)            (2,005)
 Accumulated other
  comprehensive income
  (loss)................            (620)            36,664             22,526
 Bandwidth asset to be
  delivered under IXC
  agreement.............             --            (158,550)          (146,672)
                         ---------------  -----------------  -----------------
    Total shareholders'
     equity (deficit)...          73,429           (120,174)          (175,284)
                         ---------------  -----------------  -----------------
  Total liabilities and
   shareholders' equity
   (deficit)............ $       186,181  $       1,284,231  $       1,371,213
                         ===============  =================  =================

  The accompanying notes are an integral part of these consolidated financial statements.

                                  PSINET INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              Three months
                            Year Ended December 31,          ended March 31,
                          -----------------------------  -----------------------
                            1996      1997      1998        1998        1999
                          --------  --------  ---------  ----------- -----------
                            (In thousands of U.S. dollars, except per share
                                               amounts)
                                                         (Unaudited) (Unaudited)
Revenue.................  $ 84,351  $121,902  $ 259,636   $ 44,469    $104,846
Other income, net.......     5,417        --         --         --          --
                          --------  --------  ---------   --------    --------
                            89,768   121,902    259,636     44,469     104,846
Operating costs and
 expenses:
 Data communications and
  operations............    70,102    94,363    199,372     36,666      76,018
 Sales and marketing....    27,064    25,831     57,026     10,732      18,572
 General and
  administrative........    20,648    22,947     45,288      7,585      17,089
 Depreciation and
  amortization..........    28,035    28,347     63,424      9,465      26,818
 Charge for acquired in-
  process research and
  development...........        --        --     70,800      7,000          --
                          --------  --------  ---------   --------    --------
  Total operating costs
   and expenses.........   145,849   171,488    435,910     71,448     138,497
                          --------  --------  ---------   --------    --------
Loss from operations....   (56,081)  (49,586)  (176,274)   (26,979)    (33,651)
Interest expense........    (5,025)   (5,362)   (63,914)    (2,579)    (29,581)
Interest income.........     3,794     3,059     19,638        585       4,720
Other income (expense),
 net....................     2,056     5,811      6,833        (99)       (175)
Non-recurring
 arbitration charge.....        --        --    (49,000)        --          --
                          --------  --------  ---------   --------    --------
Loss before income
 taxes..................   (55,256)  (46,078)  (262,717)   (29,072)    (58,687)
Income tax benefit......       159       476        848         --          --
                          --------  --------  ---------   --------    --------
Net loss................   (55,097)  (45,602)  (261,869)   (29,072)    (58,687)
Return to preferred
 shareholders...........        --      (411)    (3,079)      (782)       (574)
                          --------  --------  ---------   --------    --------
Net loss available to
 common shareholders....  $(55,097) $(46,013) $(264,948)  $(29,854)   $(59,261)
                          ========  ========  =========   ========    ========
Basic and diluted loss
 per share..............  $  (1.40) $  (1.14) $   (5.32)  $  (0.67)   $  (1.11)
                          ========  ========  =========   ========    ========
Shares used in computing
 basic and diluted loss
 per share (in
 thousands).............    39,378    40,306     49,806     44,596      53,358
                          ========  ========  =========   ========    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                  PSINET INC.

      CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)

                For the Three Years Ended December 31, 1998 and
             For The Three Months Ended March 31, 1999 (Unaudited)
               (In thousands of U.S. dollars, except share data)

                                                                                                           Bandwidth
                     Preferred Stock     Common Stock                                        Accumulated  Asset To Be    Total
                    ------------------ ------------------  Capital in                           Other      Delivered  Shareholders
                    Outstanding        Outstanding   Par   Excess of  Accumulated Treasury  Comprehensive  Under IXC     Equity
                      Shares    Amount   Shares     Value  Par Value    Deficit    Stock    Income (Loss)  Agreement   (Deficit)
                    ----------- ------ -----------  -----  ---------- ----------- --------  ------------- ----------- ------------
 Balance, December
  31, 1995........         --   $   -- 37,914,932   $379    $206,035   $(61,539)  $(2,054)     $  409      $     --     $143,230
 Comprehensive
  income:
 Net loss.........                                                      (55,097)
 Unrealized
  holding gains
  (losses)........                                                                               (813)
 Foreign currency
  translation
  adjustment......                                                                                426
  Total
   comprehensive
   income (loss)..                                                                                                       (55,484)
 Retirement of
  treasury stock..                                               (49)                  49                                     --
 Issuance of
  common stock
  pursuant to
  exercise of
  stock warrants..                      1,362,604     14         (14)                                                         --
 Issuance of
  common stock
  pursuant to
  exercise of
  stock options...                        803,330      9       1,806                                                       1,815
 Issuance of
  common stock in
  escrow for
  acquisition of
  World Online....                         32,368                                                                             --
 Repayments under
  employee stock
  option loan
  program.........                                               232                                                         232
 Interest under
  employee stock
  option loan
  program.........                                               (10)                                                        (10)
                      -------   ------ ----------   ----    --------   --------   -------      ------      --------     --------
 Balance, December
  31, 1996........         --       -- 40,113,234    402     208,000   (116,636)   (2,005)         22            --       89,783
 Comprehensive
  income:
 Net loss.........                                                      (45,602)
 Foreign currency
  translation
  adjustment......                                                                               (642)
 Total
  comprehensive
  income (loss)...                                                                                                       (46,244)
 Issuance of
  common stock
  pursuant to
  exercise of
  stock warrants..                        164,185      2           3                                                           5
 Issuance of
  common stock
  pursuant to
  exercise of
  stock options...                        283,251      3         659                                                         662
 Issuance of
  Series B
  convertible
  preferred stock,
  net of
  expenses........    600,000   28,064                         1,500                                                      29,564
 Return to
  preferred
  shareholders....                  71                                     (411)                                            (340)
 Cancellation of
  common stock for
  acquisition of
  World Online....                        (82,884)    (1)                                                                     (1)
                      -------   ------ ----------   ----    --------   --------   -------      ------      --------     --------
 Balance, December
  31, 1997........    600,000   28,135 40,477,786    406     210,162   (162,649)   (2,005)       (620)           --       73,429
 Comprehensive
  income:
 Net loss.........                                                     (261,869)
 Unrealized
  holding gains
  (losses)........                                                                                152
 Foreign currency
  translation
  adjustment......                                                                             37,132
 Total
  comprehensive
  income (loss)...                                                                                                      (224,585)
 Issuance of
  common stock
  pursuant to
  exercise of
  stock warrants..                        174,274      2         277                                                         279
 Issuance of
  common stock
  pursuant to
  exercise of
  stock options...                      1,201,790     12       5,679                                                       5,691
 Issuance of
  common stock and
  contingent
  obligation to
  IXC.............                     10,229,789    102     185,872                                       (185,974)          --
 Acceptance of IXC
  bandwidth.......                                                                                           27,424       27,424
 Return to
  preferred
  shareholders....                 667                                   (3,079)                                          (2,412)
                      -------   ------ ----------   ----    --------   --------   -------      ------      --------     --------
 Balance, December
  31, 1998........    600,000   28,802 52,083,639    522     401,990   (427,597)   (2,005)     36,664      (158,550)    (120,174)

                                                                                                            Bandwidth
                      Preferred Stock      Common Stock                                       Accumulated  Asset To Be
                    -------------------  ----------------- Capital in                            Other      Delivered
                    Outstanding          Outstanding  Par  Excess of  Accumulated  Treasury  Comprehensive  Under IXC
                      Shares    Amount     Shares    Value Par Value    Deficit      Stock   Income (Loss)  Agreement
                    ----------- -------  ----------- ----- ---------- -----------  --------- ------------- -----------
 Comprehensive
  income:
 Net loss
  (Unaudited)....                                                        (58,687)
 Unrealized
  holding gains
  (losses)
  (Unaudited)....                                                                                  (148)
 Foreign currency
  translation
  adjustment
  (Unaudited)....                                                                               (13,990)
 Total
  comprehensive
  income (loss)
  (Unaudited)....
 Issuance of
  common stock
  pursuant to
  exercise of
  stock options
  (Unaudited)....                         1,238,473    12      6,276
 Conversion of
  convertible
  preferred stock
  (Unaudited)....    (600,000)  (28,925)  3,000,000    30     28,895
 Acceptance of
  IXC bandwidth
  (Unaudited)....                                                                                               11,878
 Return to
  preferred
  shareholders
  (Unaudited)....                   123                                      (574)
                     --------   -------  ----------  ----   --------  -----------  ---------    -------    -----------
 Balance, March
  31, 1999
  (Unaudited)....         --    $   --   56,322,112  $564   $437,161  $ (486,858)  $ (2,005)    $22,526    $ (146,672)
                     ========   =======  ==========  ====   ========  ===========  =========    =======    ===========
                       Total
                    Shareholders
                       Equity
                     (Deficit)
                    -------------
 Comprehensive
  income:
 Net loss
  (Unaudited)....
 Unrealized
  holding gains
  (losses)
  (Unaudited)....
 Foreign currency
  translation
  adjustment
  (Unaudited)....
 Total
  comprehensive
  income (loss)
  (Unaudited)....       (72,825)
 Issuance of
  common stock
  pursuant to
  exercise of
  stock options
  (Unaudited)....         6,288
 Conversion of
  convertible
  preferred stock
  (Unaudited)....
 Acceptance of
  IXC bandwidth
  (Unaudited)....        11,878
 Return to
  preferred
  shareholders
  (Unaudited)....          (451)
                    -------------
 Balance, March
  31, 1999
  (Unaudited)....   $ (175,284)
                    =============



  The accompanying notes are an integral part of these consolidated financial statements.

                                  PSINET INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             Three Months
                           Year Ended December 31,          Ended March 31,
                         -----------------------------  -----------------------
                           1996      1997      1998        1998        1999
                         --------  --------  ---------  ----------- -----------
                                   (In thousands of U.S. dollars)
                                                        (Unaudited) (Unaudited)
Cash flows from
 operating activities:
 Net loss..............  $(55,097) $(45,602) $(261,869)  $(29,072)   $(58,687)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation and
   amortization........    28,035    28,347     63,424      9,465      26,818
  Gain (loss) on sale
   of investments and
   subsidiary..........    (2,056)   (5,721)    (5,023)       --          162
  Charge for acquired
   in-process research
   and development.....        --        --     70,800      7,000         --
  Amortization of debt
   offering costs and
   debt premium........        --        --      2,339        --          955
  (Gain) loss on sale
   of other assets.....    (5,417)       --     (1,810)        12          68
  Provision for
   allowances..........     3,130     5,426      5,505      3,369         864
  (Increase) decrease
   in accounts
   receivable..........   (14,320)      430    (27,583)    (5,285)     (2,786)
  Decrease (increase)
   in notes
   receivable..........       (56)   (5,656)     4,835       (397)          3
  (Increase) decrease
   in prepaid expenses
   and other assets....       311       312    (16,880)       155     (16,454)
  (Increase) decrease
   in other assets and
   deferred charges....      (509)     (258)    (3,017)      (385)         10
  Increase (decrease)
   in accounts payable
   and accrued
   liabilities.........    11,545     6,449     78,766      4,565     (28,680)
  Increase (decrease)
   in deferred
   revenue.............     2,367       635      9,419        619        (584)
  Decrease in deferred
   income taxes........      (159)     (476)      (848)       --          --
  (Decrease) increase
   in other
   liabilities.........      (317)      546     (5,644)       (16)      1,047
                         --------  --------  ---------   --------    --------
   Net cash used in
    operating
    activities.........   (32,543)  (15,568)   (87,586)    (9,970)    (77,264)
                         --------  --------  ---------   --------    --------
Cash flows from
 investing activities:
  Purchases of property
   and equipment.......   (12,814)  (12,613)  (118,006)    (6,196)    (55,666)
  Purchases of
   investments.........   (17,167)   (3,000)  (511,738)    (2,205)   (129,254)
  Proceeds from
   maturity or sale of
   investments.........    15,769     7,649    251,207         --     153,928
  Proceeds from sale of
   assets to
   MindSpring..........     8,451       691      2,077         --         --
  Proceeds from sale of
   InterCon, net.......        --    20,353         --         --         --
  Investments in
   certain businesses,
   net of cash
   acquired............       (69)   (8,551)  (267,979)   (15,971)    (35,121)
  Restricted cash and
   short-term
   investments.........      (954)  (19,736)  (140,989)    14,255      29,571
  Other, net...........    (1,113)     (353)     1,551        195        (339)
                         --------  --------  ---------   --------    --------
   Net cash used in
    investing
    activities.........    (7,897)  (15,560)  (783,877)    (9,922)    (36,881)
                         --------  --------  ---------   --------    --------
Cash flows from
 financing activities:
 Proceeds from issuance
  of debt, net.........     8,281    10,110  1,091,992     25,000     101,258
 Costs of debt
  issuance.............        --        --    (31,417)        --          --
 Repayments of debt....    (5,666)   (5,670)  (150,977)    (3,540)     (3,365)
 Principal payments
  under capital lease
  obligations..........   (15,117)  (22,071)   (38,571)    (7,623)    (12,271)
 Proceeds from issuance
  of Series B preferred
  stock................        --    29,564         --        --          --
 Payments of dividends
  on preferred stock...        --        --     (2,740)      (940)       (452)
 Proceeds from exercise
  of common stock
  warrants.............        --         5        279         --          --
 Proceeds from exercise
  of common stock
  options..............     1,815       662      5,691        720       6,288
 Other, net............       158        (2)       (11)        --        (149)
                         --------  --------  ---------   --------    --------
   Net cash provided by
    (used in) financing
    activities.........   (10,529)   12,598    874,246     13,617      91,309
                         --------  --------  ---------   --------    --------
Effect of exchange rate
 changes on cash.......        --       111     20,737         96     (8,875)
                         --------  --------  ---------   --------    --------
Net increase (decrease)
 in cash and cash
 equivalents...........   (50,969)  (18,419)    23,520     (6,179)    (31,711)
Cash and cash
 equivalents, beginning
 of year...............   102,710    51,741     33,322     33,322      56,842
                         --------  --------  ---------   --------    --------
Cash and cash
 equivalents, end of
 year..................  $ 51,741  $ 33,322  $  56,842   $ 27,143    $ 25,131
                         ========  ========  =========   ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  PSINET INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--Nature of Operations and Summary of Significant Accounting Policies

   Organization and Nature of Operations -- PSINet Inc. (the "Company") was organized in October 1989 and is the leading independent global facilities-based Internet data communications carrier focused on the business marketplace. The Company provides a broad set of wireline and wireless high-speed corporate LAN/WAN Internet connectivity services supporting managed security and guaranteed service levels for intranet, electronic commerce, and Web and application hosting services. As of December 31, 1998, the Company provided dedicated and dial-up Internet connectivity in 90 of the 100 largest metropolitan statistical areas in the U.S. and in 12 of the 20 largest international telecommunications markets. Additionally, the Company provides network backbone and related services to other telecommunications carriers and Internet Service Providers ("ISPs") to further exploit its network capacity.

   The Company's operations are subject to certain risks and uncertainties, including those associated with: significant indebtedness and the ability to meet obligations; continuing losses, negative cash flow and fluctuations in operating results; dependence on subsidiaries for repayment of debt; funding expansion; acquisitions and strategic alliances, including their integration; managing rapid growth and expansion; acquisition and utilization of bandwidth; international expansion; dependence on key personnel; dependence on suppliers; financing arrangement terms that may restrict operations; possible Year 2000 issues; regulatory issues; pending litigation; competition in the Internet services industry; technology trends and evolving industry standards; delivering reliable service; and volatility of stock price.

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from those estimates.

   Principles of Consolidation -- The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

   Revenue Recognition -- Revenue and related direct costs from customer contracts are recognized ratably over the terms of the contracts, which are generally three months to three years. Cash received in advance of revenues earned is recorded as deferred revenue. In 1996, when the Company's offerings included connectivity software products, revenue from the sale of software was recognized when software products were shipped, and revenue from separate post-contract customer support agreements was recognized over the contract period.

   Advertising and Customer Acquisition Costs -- The Company expenses all advertising and customer acquisition costs in the period incurred. Advertising expenses (which include customer acquisition costs) were $14.3 million in 1996, $9.2 million in 1997 and $19.8 million in 1998.

   Research and Development -- Research and development costs are expensed as incurred.

   Cash and Cash Equivalents -- All highly liquid investments with an original maturity of three months or less at the date of acquisition are classified as cash equivalents.

   Restricted Cash and Short-Term Investments -- Restricted cash and short-term investments represent amounts that are restricted as to their use in accordance with financing arrangements and acquisition hold-back agreements.

   Short-Term Investments and Marketable Securities -- Short-term investments and marketable securities consist of U.S. government obligations, commercial paper and certificates of deposit with original

                                  PSINET INC.

maturities greater than three months but less than one year. Management determines the appropriate classification of its investments in debt and equity securities at the time of purchase. Debt securities are classified as held to maturity when the Company has the positive intent and ability to hold the securities to maturity. Held to maturity securities are stated at amortized cost. Debt securities for which the Company does not have the intent or ability to hold to maturity, along with any equity securities, are classified as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses, net of tax, reported as a component of accumulated other comprehensive income in shareholders' equity. Cost of securities sold is determined on a specific identification basis.

   Concentrations of Credit Risk -- Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, short-term investments and marketable securities and accounts receivable. The Company's cash and investment policies limit investments to short-term, investment grade instruments. Concentrations of credit risk with respect to accounts receivable are limited due to the large number and geographic dispersion of customers comprising the Company's customer base.

   Property, Plant and Equipment -- Property, plant and equipment is recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets. Cost includes major expenditures for improvements and replacements which extend useful lives or increase capacity of the asset and interest costs associated with significant capital additions. Expenditures for maintenance and repairs are expensed as incurred. Leasehold improvements include costs associated with telecommunications equipment installations and building improvements. In 1998, the Company capitalized interest of approximately $0.8 million. No interest was capitalized in 1997 or 1996.

   The Company finances most of its data communications equipment and other fixed assets under capital lease agreements. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under these capital leases are depreciated over their estimated useful lives of three to five years, which are generally longer than the terms of the leases.

   Costs for internal use software that are incurred in the preliminary project stage and in the post-implementation/operation stage are expensed as incurred. Costs incurred during the application development stage are capitalized and amortized over the estimated useful life of the software.

   Depreciation and amortization periods are as follows:

   Type of Asset:                Depreciation or Amortization Period:
   Telecommunications bandwidth  Shorter of useful life or indefeasible right of use
                                 ("IRU")/lease agreement, generally 10-25
                                 years,
                                 beginning when bandwidth is available for use
   Data communications equipment Three to five years
   Leasehold improvements        Shorter of lease or useful life, generally
                                 five to seven years
   Software                      Three to five years
   Office and other equipment    Three years
   Building                      50 years

   The carrying value of property, plant and equipment is assessed annually and/or when factors indicating a possible impairment are present. If an impairment is present, the assets are reported at the lower of carrying value or fair value.

                                  PSINET INC.

   Goodwill and Other Intangibles -- The Company continually reviews goodwill and other intangibles and other long-lived assets to assess recoverability based upon undiscounted cash flow analysis. Impairments, if any, are measured based upon discounted cash flow analyses and are recognized in operating results in the period in which an impairment in value is determined. Goodwill is generally amortized over ten years and other intangibles are amortized over their estimated useful lives of two to ten years.

   Acquired In-process Research and Development -- The fair value of acquired in-process research and development ("IPR&D") projects acquired in business combinations is expensed immediately. The amount of purchase price allocated to IPR&D is determined based on independent appraisals obtained by the Company using appropriate valuation techniques, including percentage-of-completion which utilizes the key milestones to estimate the stage of development of each project at the date of acquisition, estimating cash flows resulting from the expected revenues generated from such projects, and discounting the net cash flows back to their present value. The discount rate includes a factor that takes into account the uncertainty surrounding the successful development of the purchased in-process technology. At the respective dates of acquisition, the IPR&D projects had not yet reached technological feasibility and did not have alternative future uses. As discussed in Note 5, material risks existed with each IPR&D project, however, management expects that such projects will be completed.

   Other Assets and Deferred Charges -- Other assets and deferred charges principally comprise debt issuance costs and investments in business in which the Company owns less than a 20% voting equity interest. Debt issuance costs are amortized using the effective interest method over the terms of the related debt as additional interest expense. Investments in non-public businesses in which the Company owns less than a 20% voting equity interest are accounted for using the cost method. Such investments are periodically evaluated for impairment and appropriate adjustments are recorded, if necessary.

   Income Taxes -- The Company accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. The Company provides a valuation allowance on net deferred tax assets when it is more likely than not that such assets will not be realized. In conjunction with business acquisitions, the Company records acquired deferred tax assets and liabilities. Future reversals of the valuation allowance on acquired deferred tax assets will first be applied against goodwill and other intangibles before recognition of a benefit in the consolidated statements of operations.

   Stock Compensation -- The Company accounts for its stock option plans under APB Opinion No. 25, "Accounting for Stock Issued to Employees." Pro forma information regarding net income and earnings per share, as calculated under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," is disclosed herein.

   Foreign Currency -- Gains and losses on translation of the accounts of the Company's non-U.S. operations are accumulated and reported as a component of accumulated other comprehensive income in shareholders' equity. At December 31, 1997 and 1998, the cumulative foreign currency translation adjustment was ($0.6 million) and $36.5 million, respectively. Transaction gains and losses are recorded in the consolidated statement of operations.

   Loss Per Share -- Basic loss per share is computed using the weighted average number of shares of common stock outstanding during the year. Diluted loss per share is computed using the weighted average number of shares of common stock, adjusted for the dilutive effect of common stock equivalent shares of common stock options and warrants and contingently issuable shares of common stock. Common stock equivalent shares are calculated using the treasury stock method. All stock options and warrants outstanding

                                  PSINET INC.

have been excluded from the computation of diluted loss per share as their effect would be antidilutive and, accordingly, there is no reconciliation between basic and diluted loss per share for each of the years presented.

   Fair Value of Financial Instruments -- For cash and cash equivalents, short-term investments and marketable securities, the carrying amount represents or approximates fair value. The Company estimates the fair value of borrowings by reference to quoted market values or by discounting the future cash flows using quoted market rates or interest rates at which similar types of borrowing arrangements with the same maturities could be obtained by the Company.

   Segment Reporting -- The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," during 1998. SFAS No. 131 replaces the "industry segment" approach with the "management" approach. The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas, and major customers. The adoption of SFAS No. 131 did not affect results of operations or financial position. The Company has provided comparable information for prior years.

   Reclassifications in Financial Presentation -- Certain prior year information has been reclassified to conform to the current year presentation.

   Recent Pronouncements -- In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging securities. Currently, as the Company has no derivative instruments, the adoption of SFAS No. 133 would have no impact on the Company's financial condition or results of operations.

   Unaudited Interim Financial Information -- The consolidated financial statements at March 31, 1999 and for the three months ended March 31, 1998 and 1999 and the related footnote information are unaudited and have been prepared on a basis substantially consistent with the audited consolidated financial statements as of and for the year ended December 31, 1998. In the opinion of management, the unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring adjustments) which management considers necessary to present fairly the consolidated financial position of the Company at March 31, 1999 and the results of its operations and cash flows for the three months ended March 31, 1998 and 1999. The results of operations for the three months ended March 31, 1999 may not be indicative of the results expected for any succeeding quarter or for the entire year ending December 31, 1999.

                                  PSINET INC.

NOTE 2--Acquisitions and Dispositions of Certain Businesses

 Acquisitions

   During 1997 and 1998, the Company acquired the following businesses:

                                                                        Ownership
Business Name             Location                Acquisition Date      Interest
-------------             --------                ----------------      ---------
Serveur Telematique
 Internet S.A.            France                  October 1997             100%
Internet Prolink S.A.     Switzerland             January 1998             100%
iSTAR internet inc.       Canada                  February and May 1998    100%
Interactive Telephony
 Limited                  Channel Islands, Jersey April 1998               100%
Interactive Networx GmbH  Germany                 May 1998                 100%
LinkAge Online Limited    Hong Kong               June 1998                100%
ioNET Internetworking
 Services                 United States           June 1998                100%
SCII-CalvaPro             France                  June 1998                100%
INTERLOG Internet
 Services, Inc.           Canada                  July 1998                100%
Rimnet Corporation        Japan                   August 1998              100%
TWICS Co., Ltd.           Japan                   September 1998           100%
Hong Kong Internet &
 Gateway Services         Hong Kong               September 1998           100%
iNet, Inc.                Korea                   September 1998           100%
Tokyo Internet
 Corporation              Japan                   October 1998             100%
The Unix Group B.V.       The Netherlands         October 1998             100%
AsiaNet Limited           Hong Kong               November 1998            100%
Spider Net Limited        Hong Kong               December 1998            100%
Huge Net Limited          Hong Kong               December 1998            100%

   Each of the acquisitions was accounted for using the purchase method of accounting and, accordingly, the net assets and results of operations of the acquired companies have been included in the Company's consolidated financial statements since the acquisition dates. The purchase price of the acquisitions was allocated to assets acquired, including intangible assets, and liabilities assumed, based on their respective fair values at the acquisition dates.

   All of the companies acquired are Internet service providers or data transmission companies, offering a wide range of Internet-protocol based solutions for businesses and small office/home office and consumer users. Depending on the particular business activities of the company acquired, revenue may also be derived from network integration, web hosting, managed co-location, as well as vertical market Internet services, including comprehensive banking, medical and telecommunications Internet solutions.

   For certain acquisitions, the Company has retained a portion of the purchase price under hold-back provisions of the purchase agreements to secure performance by certain sellers of indemnification or other contractual obligations. These acquisition hold-back liabilities are generally payable up to 24 months after the date of closing of the respective acquisitions. Acquisition hold-back liabilities totaling $37.0 million and $37.2 million (unaudited) are included in other noncurrent liabilities and $1.2 million and $0.2 million (unaudited) are included in other accounts payable and accrued liabilities at December 31, 1998 and March 31, 1999, respectively.

   The purchase price relating to one acquisition may be increased by up to $8.0 million pursuant to an earnout provision in the event the acquired company achieved certain levels of future operating results. Such amount will be recorded as additional cost of the acquired company when the amount to be paid, if any,

                                  PSINET INC.

becomes probable. At December 31, 1998 and March 31, 1999 (unaudited), no amount has been accrued since the final outcome of the earnout provision was not determinable.

   In connection with these acquisitions, the Company recorded $14.2 million in other accounts payable and accrued liabilities in accordance with planned terminations of certain contracts of acquired companies. Such terminations are expected to occur within one year of acquisition date. Through December 31, 1998, $1.4 million had been incurred and charged against the liability.

   In connection with the acquisitions consummated during 1998, liabilities assumed were as follows (in thousands of U.S. dollars):

                                                Fair
                                              Value of Cash Paid for
                                               Assets       the      Liabilities
Business Name                                 Acquired Capital Stock   Assumed
-------------                                 -------- ------------- -----------
Tokyo Internet............................... $159,877   $(140,457)   $ 19,420
ISTAR........................................   49,047     (19,490)     29,557
Rimnet.......................................   41,318     (31,946)      9,372
IoNET........................................   26,704     (22,215)      4,489
LinkAge......................................   18,053     (11,800)      6,253
INX..........................................   11,823      (9,469)      2,354
Other acquisitions...........................   83,338     (54,747)     28,591
                                              --------   ---------    --------
                                              $390,160   $(290,124)   $100,036
                                              ========   =========    ========

   In connection with the acquisitions consummated during the three months ended March 31, 1999, liabilities assumed were as follows (in thousands of U.S. dollars):

                                           Fair Value  Cash Paid for
                                            of Assets       the      Liabilities
Business Name                               Acquired   Capital Stock   Assumed
-------------                              ----------- ------------- -----------
                                           (Unaudited)  (Unaudited)  (Unaudited)
Other acquisitions........................   $92,503     $(36,372)     $56,131
                                             =======     ========      =======

   The following represents the unaudited pro forma results of operations of the Company for the years ended December 31, 1997 and 1998 as if the acquisitions were consummated on January 1, 1997. The unaudited pro forma results of operations include certain pro forma adjustments, including the amortization of intangible assets relating to the acquisitions. The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at January 1, 1997 or the results which may occur in the future.

                                                              Year Ended
                                                       -------------------------
                                                       December 31, December 31,
                                                           1997         1998
                                                       ------------ ------------
                                                         (In thousands of U.S.
                                                       dollars, except per share
                                                               amounts)
Revenue...............................................  $ 254,654    $ 325,252
Net loss available to common shareholders.............  $(121,216)   $(296,140)
Basic and diluted loss per share......................  $   (3.01)   $   (5.95)

 Dispositions

   In 1997, the Company sold all of the issued and outstanding capital stock of its software subsidiary in exchange for an aggregate of $20.5 million in cash, and recognized a gain of $5.7 million.

                                  PSINET INC.

   In 1996, the Company transferred substantially all of its individual subscriber accounts and related assets and rights in connection with its consumer dial-up internet access services in the U.S. to a third party in exchange for $12.9 million in cash and a note receivable. In addition, the Company signed an agreement to provide continued services to the third party's customers. The Company recognized a gain from this transaction of $5.4 million, which is included as other income, net, a component of operating loss, because of the continued relationship with the customers. All amounts receivable under the note were subsequently collected in accordance with the note's terms.

NOTE 3--Short-Term Investments and Marketable Securities

   Short-term investments and marketable securities, including restricted amounts, consisted of the following:

                                                 December 31,
                                              --------------------   March 31,
                                               1997       1998         1999
                                              -------- ----------- --------------
                                               (In thousands of U.S. dollars)
                                                                    (Unaudited)
U.S. government obligations.................. $    --  $   235,105  $   222,560
Commercial paper.............................      --      112,290      111,576
Certificates of deposit......................      --       25,000          --
                                              -------- -----------  -----------
                                              $    --  $   372,395  $   334,136
                                              ======== ===========  ===========

   The cost of all such investments approximates fair value. The unrealized holding gain was zero and $0.2 million at December 31, 1997 and 1998, respectively.

NOTE 4--Property, Plant and Equipment

   Property, plant and equipment consisted of the following:

                                                               December 31,
                                                             ------------------
                                                               1997      1998
                                                             --------  --------
                                                             (In thousands of
                                                               U.S. dollars)
Telecommunications bandwidth................................ $     --  $118,162
Data communications equipment...............................   32,108   103,467
Leasehold improvements......................................    9,204    29,267
Software....................................................    3,920    17,724
Office and other equipment..................................    4,451    14,826
Land........................................................       --     1,992
Building....................................................       --     1,298
                                                             --------  --------
                                                               49,683   286,736
Less accumulated depreciation and amortization..............  (28,217)  (63,059)
                                                             --------  --------
                                                               21,466   223,677
                                                             --------  --------
Leased data communications equipment........................   96,059   171,935
Leased telecommunications bandwidth.........................       --    30,267
Leased office and other equipment...........................    3,521     3,973
                                                             --------  --------
                                                               99,580   206,175
Less accumulated amortization...............................  (25,427)  (40,376)
                                                             --------  --------
                                                               74,153   165,799
                                                             --------  --------
Property, plant and equipment, net.......................... $ 95,619  $389,476
                                                             ========  ========

                                  PSINET INC.

   Total depreciation and leasehold amortization expense was $16.6 million in 1996, $25.1 million in 1997 and $51.4 million in 1998. Total depreciation and leasehold amortization expense was $9.0 million (unaudited) and $19.4 million (unaudited) for the three months ended March 31, 1998 and 1999, respectively.

NOTE 5--Goodwill, Other Intangibles and Acquired In-Process Research and Development

   Goodwill and other intangibles consisted of the following:

                            December 31,
                          --------------------
                                                 March 31,
                           1997       1998          1999
                          --------  ----------  --------------
                          (In thousands of U.S. dollars)
                                                (Unaudited)
Goodwill................  $  5,671  $  230,362   $  276,216
Tradename...............        --      24,081       23,802
Customer relationships..        --      25,954       25,413
Existing technology.....        --       8,834        8,812
Workforce...............        --       3,887        3,560
Other...................     1,061       4,154        1,743
                          --------  ----------   ----------
                             6,732     297,272      339,546
Less accumulated
 amortization...........    (2,057)    (14,491)     (19,586)
                          --------  ----------   ----------
Goodwill and other
 intangibles, net.......  $  4,675  $  282,781   $  319,960
                          ========  ==========   ==========

   Total amortization expense was $11.1 million in 1996, $2.7 million in 1997, $11.4 million in 1998, and $0.5 million (unaudited) and $7.4 million (unaudited) during the three months ended March 31, 1998 and 1999, respectively.

                                  PSINET INC.

   In connection with the acquisitions described in Note 2, the Company recorded $70.8 million of charges in 1998 for acquired in-process research and development. A summary of the allocated values by technology/ project for companies acquired in 1998 is as follows (in thousands of U.S. dollars):

                                                    Cost to  Expected Completion
Acquired Company  R&D Technology/Project     Value  Complete At Date Of Acquisition  Remaining Tasks
----------------  ----------------------    ------- -------- ----------------------  ---------------
iSTAR             Corporate--DSL/ATM/Fax
                  on Demand/Web Hosting     $ 4,270  $1,930  Late 1998 or early 1999 System verification and testing
                  Dial-up--Widespan           2,660   2,200  Late 1998 or early 1999 System verification and testing
                  Icommerce                      70      40  Early 1999              System verification and testing
INX               Access technologies         3,600   1,460  Early 1999              System verification and testing
ioNET             ATM and Internet services   8,500   2,210  Early 1999              System verification and testing
LinkAge           VPN technology              2,900     200  Early 1999              Network architecture development
                  Website tools               2,600   1,325  Early 1999              Improve system stability
                  IP Telephony                2,400     200  Early 1999              Transmission quality improvement
Interlog          DSL                         2,700     320  Early 1999              Operations support system development,
                                                                                     resolution of provisioning issues
                  E-commerce                    500      70  Early 1999              Software development
                  Website design                300      50  Early 1999              Systems verification and integration
Rimnet            Wireless local loop         2,300     135  Mid 1999                Network interconnection and security issues
                  IP Telephony                1,500     320  Mid 1999                Database development, increasing system
                                                                                     scalability
                  Universal Messaging           300      70  Early 1999              Network integration and testing
iNet              Frame Relay                 5,000     125  Mid 1999                Network management system software
                                                                                     development, network reconfiguration
                  Website hosting               450      85  Late 1998 or early 1999 Software development and testing
                  E-commerce                    350      70  Early 1999              Development of database management
                                                                                     system
Tokyo Internet    ATM technologies           16,400     225  Early 1999              Development of safeguards
                                                                                     ensuring continued network reliability
                                                                                     under high traffic loads
                  Domain Name Service         4,300      75  Mid 1999                Database testing and system
                                                                                     verification, resolution of scalability
                                                                                     issues
                  Network technologies        3,400      60  Mid 1999                Resolution of issues related to shared
                                                                                     peering facilities, reliability of
                                                                                     content caching systems
                  Access technologies         3,200      60  Mid 1999                Testing of wireless traffic
                                                                                     distribution functionality
                  Performance technologies    2,800      70  Mid 1999                Test service issues
                  Wholesale                     300     100  Early 1999              Testing of software, verification, and
                                                                                     resolution of scalability issues
                                            -------
Total                                       $70,800
                                            =======

   A description of the key acquired in-process technologies for each of the acquisitions is set forth below:

iSTAR

   iSTAR is developing four concurrent technology projects relating to corporate Internet access, including asymmetric digital subscriber line technology to provide high-speed Internet access, a proprietary implementation of an Asynchronous Transfer Mode ("ATM") network to provide high-bandwidth backbone

                                  PSINET INC.

service to customers, a data conversion project to provide fax services over the Internet and a proprietary website hosting service that will be built on a Windows NT platform. Additionally, iSTAR is developing a proprietary service management interface that would allow dial-up customers to seamlessly select and manage a wide variety of services. iSTAR is also developing several new electronic commerce applications that will enable content providers to charge users a nominal fee to access information and facilitate point of terminal sales.

INX

   INX is developing proprietary implementations of wireless local loop and digital subscriber line ("DSL") technologies to provide high-speed Internet access in metropolitan Germany, which began in January 1997.

ioNet

   ioNet is developing two concurrent technology projects, a proprietary implementation of an ATM network for use by businesses in the Oklahoma region, and a wholesale ISP system that will enable external service providers to use ioNet's network, which began in January 1997.

LinkAge

   LinkAge is developing a proprietary version of a virtual private network ("VPN") system based around a telecommunications link from Hong Kong to mainland China. LinkAge began its VPN technology efforts in February 1997. Additionally, LinkAge is developing a proprietary IP telephony system for use in overseas communications. LinkAge is also developing proprietary technology that will enable it to provide website mirroring in multiple countries. The company began both its IP telephony and its website mirroring efforts in February 1997.

Interlog

   Interlog began developing a DSL network with proprietary operations support systems in July 1996. Additionally, Interlog is designing a proprietary e-commerce system that will enable small businesses to manage credit-card based transactions over the Internet, which it began in December 1996. Interlog is also developing a new web page design system that will enable it to design low-cost corporate websites capable of supporting its e-commerce technology, which was initiated in December 1996.

Rimnet

   Rimnet is developing proprietary technology to allow corporate customers to securely access wireless local loop services in the Tokyo region, which it began in December 1997. Additionally, Rimnet is developing proprietary software that will convert a new universal messaging system for Japanese-language use. This system is being designed to integrate voicemail, e-mail, and facsimile applications on one platform. Rimnet began this project in February 1997. Rimnet is also developing a proprietary Internet Protocol ("IP") telephony system for domestic and international service, which it began in August 1996.

iNet

   iNet is developing and integrating a frame relay network with a proprietary network management system optimized to lower service costs for transoceanic data traffic, which it began in August 1996. Additionally, iNet is creating a new electronic commerce micropayment system that will enable content providers such as Korean newspapers to charge users a nominal fee to access information; it initiated this in July 1998. iNet is also developing a proprietary website hosting platform that will enable it to automate the daily operations of websites on the system, which it began in March 1998.

                                  PSINET INC.

Tokyo Internet

   Tokyo Internet ("TI") is developing six technologies. In October 1996, TI began related projects that will enable TI to support high-quality, value-added services over its network, including IP telephony (a method of carrying voice traffic over data networks) and IP multicasting (a method of broadcasting data over the Internet). In July 1997, TI began related infrastructure projects that involve the development of private peering and content caching capabilities that will enable the company to improve its efficiency and service quality, while serving more customers. In September 1997, TI began developing a proprietary database and registry system to support the new generic Top Level Domain ("gTLD") standard, which will add other domains beyond existing ones such as ".com". This effort will enable TI to become an authorized registrar for the new standard, so that it can offer domain registration services to companies in Japan and internationally. In October 1997, TI began developing technologies to integrate several new methods of accessing its network, including wireless local loop, DSL technology, and third-party access to ATM network resources. In March 1998, TI began a project that will enable the company to use lower-cost ATM services in its backbone network while maintaining its traditional emphasis on high network redundancy and reliability and began a project that will enable the company to wholesale its network capacity to external service providers.

Key Assumptions

   The value of the in-process projects was adjusted to reflect the relative value and contribution of the acquired research and development. In doing so, consideration was given to the stage of completion, the complexity of the work completed to date, the difficulty of completing the remaining development, costs already incurred, and the projected cost to complete the projects. The value assigned to purchased in-process technology was based on key assumptions including:


  . The estimated revenue associated with the respective business enterprise valuations assumed five-year compound annual revenue growth rates of between 22% and 45%.

  . Revenue growth rates for each technology were developed considering, among other things, the current and expected industry trends, acceptance of the technologies and historical growth rates for similar industry products.

  . Estimated revenues from the purchased in-process technology projects were generally assumed to peak in the year 2003 and decline through 2014 or earlier as other new products are expected to be introduced. These revenue projections were based on management's estimates of market size and growth, expected trends in technology and the expected timing of new product introductions.

  . The estimated net cash flows were discounted back to their present value using a discount rate of between 17.0% and 27.5%, which represents a premium to the Company's cost of capital. The estimated percentage-of-completion of the various in-process research and development projects ranged from 50% to 85% complete.

   The net cash flows from such projects were based on the Company's estimates of revenues, cost of sales, research and development costs, selling, general and administrative costs, and income taxes associated with such projects.

   If none of these projects is successfully developed, the Company's sales and profitability may be adversely affected in future periods. However, the failure of any particular individual project in-process would not have a material impact on the Company's financial condition or its results of operations. The failure of any particular individual project in-process could impair the value of other intangible assets acquired.

                                  PSINET INC.

NOTE 6--Debt

   Debt consisted of the following:

                                                 December 31,
                                              --------------------   March 31,
                                                1997       1998        1999
                                              --------  ----------  -----------
                                              (In thousands of U.S. dollars)
                                                                    (Unaudited)
Senior notes at interest rate of 10%........  $     --  $  600,000     600,000
Senior notes at interest rate of 11.5%......        --     350,000     350,000
Capital lease obligations at interest rates
 ranging from 2.1% to 17.3%.................    56,355     120,670     168,288
Notes payable at interest rates ranging from
 1.8% to 12.7%..............................    11,450      50,981      63,822
Credit Facility.............................     5,648          --     100,000
                                              --------  ----------   ---------
                                                73,453   1,121,651   1,282,110
Plus unamortized premium....................        --       2,950       2,875
                                              --------  ----------   ---------
                                                73,453   1,124,601   1,284,985
Less current portion........................   (39,633)    (59,968)   (166,184)
                                              --------  ----------   ---------
Long-term portion...........................  $ 33,820  $1,064,633   1,118,801
                                              ========  ==========   =========

   In April 1998, the Company completed an offering of $600.0 million aggregate principal amount of 10% Senior Notes due 2005, at par (the "10% Notes"). In November 1998, the Company completed offerings of 11 1/2% Senior Notes due 2008 with $200.0 million principal amount at par and $150.0 million principal amount at 102% of par (the "11 1/2% Notes" and, collectively with the 10% Notes, the "Notes"). The Notes are senior unsecured obligations of the Company ranking equivalent in right of payment to all existing and future unsecured and unsubordinated indebtedness of the Company, and senior in right of payment to all existing and future subordinated indebtedness of the Company. Interest is payable on the Notes semi-annually. At December 31, 1998 and March 31, 1999, the Company has deposited in an escrow account restricted cash and short-term investments of $122.2 million and $93.8 million (unaudited), respectively, to fund, when due, the semi-annual interest payments through August 15, 2000 on the 10% Notes. The indentures governing the Notes contain certain financial and other covenants which, among other things, will restrict the Company's ability to incur further indebtedness and sell assets.

   The Company has various financing arrangements accounted for as capital leases for the acquisition of equipment, telecommunications bandwidth, and other fixed assets. During 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999, the Company incurred capital lease obligations under these arrangements and from the acquisitions of business of $25.6 million, $37.5 million, $113.3 million, $30.9 million and $60.0 million (unaudited), respectively, upon the execution of leases for new data communications equipment, telecommunications bandwidth and other fixed assets. At December 31, 1998 and March 31, 1999, the aggregate unused portion under these arrangements totaled $12.9 million and 31.8 million (unaudited), respectively, after designating $27.9 and $22.0 million (unaudited), respectively, of payables for various equipment purchases which will be financed under capital lease facilities. The capital lease obligations contain provisions which, among other things, require the maintenance of certain financial ratios and restrict the payment of dividends.

   In September 1998, the Company entered into a new senior secured credit facility ("Credit Facility"), to replace its then existing bank credit arrangement in the United States. The Credit Facility has a maximum principal amount of $110.0 million and amounts drawn are payable in September 2001. There were no amounts outstanding at December 31, 1998 and $108.8 million was available to draw. At March 31, 1999, $100.0 million (unaudited) was outstanding, $5.2 million (unaudited) was being utilized for letters of credit, and $4.8 million (unaudited) was available to draw. In April 1999, the Company repaid, out of available cash, $100.0 million (unaudited) that it had borrowed under the Credit Facility, thereby restoring the availability of the

                                  PSINET INC.

Credit Facility for future borrowings to a maximum principal amount of $110.0 million (unaudited). Interest on the Credit Facility is based on a spread over the London interbank offered rate or the higher of the bank's prime rate or the Federal funds effective rate, at the Company's option (8.4% at December 31, 1998 and 9.5% (unaudited) at March 31, 1999).

   The Company's obligations under the Credit Facility are guaranteed by each existing and subsequently acquired or organized significant domestic subsidiary of the Company and are secured by a lien on substantially all of the assets of the Company and each subsidiary guarantor and by a pledge by the Company and each subsidiary guarantor of all capital stock and other equity interests it owns. The Credit Facility requires, among other things, the satisfaction of certain financial covenants, including a minimum annual consolidated revenue test, a minimum EBITDA test and requires the reduction in the maximum amount of availability and prepayments equal to the net proceeds received from certain asset sales and certain casualty events. The Company is required to pay a commitment fee ranging from 0.50% to 0.875% of the unused amounts under the Credit Facility.

   The Company was in compliance with the covenants under each of its financing arrangements at December 31, 1998 and March 31, 1999 (unaudited).

   Future minimum lease payments under capital leases and annual maturities of other debt are as follows:

                                                           Capital
Year Ending December 31,                                    Leases   Other Debt
------------------------                                   --------  ----------
                                                            (In thousands of
                                                              U.S. dollars)
1999...................................................... $ 58,530  $   10,463
2000......................................................   47,394       7,253
2001......................................................   27,782       7,078
2002......................................................    1,830       5,033
2003......................................................       57       3,401
Thereafter................................................    1,644     967,753
                                                           --------  ----------
                                                            137,237  $1,000,981
                                                                     ==========
Less amount representing interest.........................  (16,567)
                                                           --------
Present value of future minimum lease payments............ $120,670
                                                           ========

   Cash paid for interest was $5.1 million in 1996, $5.6 million in 1997 and $33.6 million in 1998.

   At December 31, 1997 and 1998, the estimated fair value of the debt excluding capital lease obligations was approximately $11.4 million and $1,009.8 million, respectively.

NOTE 7--Capital Stock

Issuance of Common Stock (unaudited)

   During the quarter ended March 31, 1999, options with respect to 1,238,327 shares of common stock were exercised for aggregate net proceeds of $6.3 million.

                                  PSINET INC.

   In May 1999, the Company completed a public offering of 8,000,000 shares of its common stock at $50.50 per share for net proceeds of approximately $384.1 million after expenses.

Issuance of Convertible Preferred Stock (unaudited)

   In May 1999, the Company completed a public offering of 9,200,000 shares of its 6 3/4% Series C Cumulative Convertible Preferred Stock ("Series C Preferred Stock") for net proceeds of approximately $358.5 million after expenses. The Series C Preferred Stock has a liquidation preference of $50 per share. The Series C Preferred Stock accrues dividends at an annual rate of 6 3/4%, payable quarterly in arrears, commencing on August 15, 2002, in cash, or at the Company's option, in shares of its common stock or a combination thereof.

   At closing, the purchasers of the Series C Preferred Stock deposited approximately $85.8 million into an account established with a deposit agent ("Deposit Account"). This Deposit Account is not an asset of the Company. Funds in the Deposit Account will be paid to the holders of the Series C Preferred Stock each quarter in the amount of $0.84375 per share in cash or may be used to purchase shares of common stock at 95% of the market price of the common stock on that date for delivery to holders of Series C Preferred Stock in lieu of cash payments. The funds placed in the Deposit Account by the purchasers of the Series C Preferred Stock will, together with the earnings on those funds, be sufficient to make payments, in cash or stock, through May 15, 2002. Until the expiration of the Deposit Account, the Company will accrete a return to preferred shareholders each quarter from the date of issuance at an annual rate of approximately 6 3/4% of the liquidation preference per share. Such amount will be recorded as a deduction from net income to determine net income available to common shareholders. Upon the expiration of the Deposit Account, which is expected to occur on May 15, 2002 unless earlier terminated, the Series C Preferred Stock will begin to accrue dividends at an annual rate of 6 3/4% of the $50 per share liquidation preference payable, at the Company's option, in cash or in shares of its common stock at 95% of the market price of the common stock on that date. Under certain circumstances, the Company can elect to terminate the Deposit Account prior to May 15, 2002, at which time, under specified circumstances, the remaining funds in the Deposit Account would be distributed to the Company and the Series C Preferred Stock would begin to accrue dividends.

   Each share of Series C Preferred Stock is convertible at any time at the option of the holders thereof into shares of the Company's common stock at an initial conversion ratio price of $62.3675 per share, subject to adjustment upon the occurrence of specified events, equal to an initial conversion ratio of 0.8017 shares of the Company's common stock for each share of Series C Preferred Stock. The Series C Preferred Stock is redeemable at a redemption premium of 101.929% of the liquidation preference (plus accumulated and unpaid dividends) on or after November 15, 2000 but prior to May 15, 2002 if the trading price for the Series C Preferred Stock exceeds $124.74 per share for a specified period. Except in the circumstances described in the preceding sentence, the Company may not redeem the Series C Preferred Stock prior to May 15, 2002. Beginning on May 15, 2002, the Company may redeem shares of declining to 100% (plus in each case, accumulated and unpaid dividends).

   In the event of a change in control of the Company and if the market price of the Company's common stock at such time is less than the conversion price of the Series C Preferred Stock, then the holders of the Series C Preferred Stock will have the right to convert their shares to the Company's common stock at the greater of (i) the market price per share ending on the date on which a change of control event occurs, or (ii) $38.73.

Preferred Stock Rights Plan

   In May 1996, the Company's Board of Directors adopted a Shareholder Rights Plan, as thereafter amended ("Rights Plan"), pursuant to which preferred stock purchase rights ("Rights") were granted as a

                                  PSINET INC.

dividend to shareholders of record at the rate of one Right for each outstanding share of common stock held of record as of the close of business on June 5, 1996. The Rights also attach to most future issuances of common stock. Subject to exceptions, each Right, when exercisable, will entitle the holder to buy one one-thousandth of a share of a Series A Junior Participating Preferred Stock, par value $.01 per share, of the Company (the "Series A Junior Preferred Stock") at an exercise price of $75 per Right.

   Subject to exceptions, the Rights will become exercisable upon the occurrence of specified events, including an announcement that a person or group of affiliated or associated persons ("Acquiring Person") has acquired beneficial ownership of 20.5% or more of the outstanding common stock of the Company. In such event, each holder of a Right (other than Rights beneficially owned by the Acquiring Person) will thereafter have the right, subject to exceptions, to receive upon exercise thereof a number of shares of Series A Junior Preferred Stock or, at the discretion of the Company's Board of Directors, a number of additional shares of common stock of the Company, or in some circumstances, shares of common stock of the Acquiring Person (or its parent), as set forth in the Rights Plan.

   The Company's Board of Directors has designated 1,000,000 shares of Series A Junior Preferred Stock, which amount may be increased or decreased by the Board of Directors. All Rights expire on June 5, 2006, unless the Rights are earlier redeemed or exchanged by the Company in accordance with the Rights Plan or expire earlier upon the consummation of specified transactions as set forth in the Rights Plan.

Convertible Preferred Stock

   In November 1997, the Company completed a private placement of 600,000 shares of its Series B 8% Convertible Preferred Stock ("Series B Preferred Stock") for net proceeds of $29.6 million. The Series B Preferred Stock accrues dividends at an annual rate of 8%, payable quarterly in cash or, at the Company's option, in Series B Preferred Stock and is non-voting. The Series B Preferred Stock is convertible into the Company's common stock at $10 per share and may be reset, under certain circumstances, to the stock's then current market value. At the third anniversary date, the conversion price may be reset, under certain circumstances, to 95% of the stock's then current market value. To reflect the nature of the conversion rights, preferred stock was reduced at issuance by $1.5 million with a corresponding increase to capital in excess of par value. Such amount is being accreted as an additional return to preferred shareholders over a period of three years.

   During the first quarter of 1999, all 600,000 (unaudited) shares of the Company's Series B 8% convertible preferred stock were converted into 3,000,000 (unaudited) shares of the Company's common stock in accordance with the original terms of the convertible preferred stock.

Common Stock Issued to IXC

   In February 1998, the Company closed a transaction with IXC Internet Services, Inc. ("IXC"), an indirect subsidiary of IXC Communications, Inc., to acquire 20-year noncancellable IRUs in up to 10,000 equivalent route miles of fiber-based OC-48 network bandwidth (the "PSINet IRUs") in selected portions across the IXC fiber optic telecommunications network within the United States. The PSINet IRUs were acquired in exchange for the issuance to IXC of 10,229,789 shares of common stock of the Company (the "IXC Initial Shares") and a contingent payment obligation. The contingent payment obligation required the Company to pay cash or issue additional shares, at its option, to IXC if the fair market value of the IXC Initial Shares was less than $240 million at a future date.

                                  PSINET INC.

   The Company accounted for the transaction in accordance with EITF 96-18, "Accounting for Equity Instruments with Variable Terms That Are Issued for Consideration Other Than Employee Services under FASB Statement No. 123" which required the Company to measure the fair value of the common stock and contingent payment obligation upon issuance. The bandwidth asset to be delivered under the IXC agreement is recorded as a reduction to shareholders' equity until such time as the Company accepts the bandwidth from IXC.

   The fair value of the contingent payment obligation of $107.3 million was measured utilizing a Black-Scholes valuation model using an assumed term of four years, the closing market price per share of the common stock on the date of the closing ($7.6875), an exercise price of $23.46 (which is the price per share required in order for the calculation of the IXC Initial Shares to result in a value equal to $240.0 million), expected volatility of 76% and an interest rate of 11%.

   In January 1999, the Company's contingent payment obligation to IXC under the agreement was terminated without the payment of any additional amounts or issuance of additional shares to IXC when, after the close of trading on The Nasdaq Stock Market, the fair market value of the shares issued to IXC exceeded the $240 million threshold in accordance with the terms of the original agreement.

NOTE 8--Stock Compensation and Retirement Plans

Stock Option and Warrant Plans

   The Company has four stock option plans that provide for granting of incentive stock options, non-qualified stock options, stock appreciation rights or restricted stock awards to employees, consultants and directors of the Company and its subsidiaries, as appropriate. Under all of the plans, the option exercise price is equal to fair market value at the date of grant. Options granted under the various plans become exercisable based on a schedule determined by the Compensation Committee at the date of grant, generally over four years. The options have terms of seven to ten years from the date of grant. The Company has also reserved shares for other plans.

   The number of authorized and reserved shares were as follows at December 31, 1998:

                                                                        Shares
                                                                       Reserved
                                                           Authorized    for
                                                             Shares    Issuance
                                                           ---------- ----------
Executive Stock Incentive Plan............................ 10,000,000  9,306,427
Strategic Stock Incentive Plan............................  3,500,000  3,422,789
Executive Stock Option Plan...............................  1,250,000    936,770
Directors Stock Incentive Plan............................    100,000    100,000
Other plans...............................................    541,158    541,158
                                                           ---------- ----------
Total..................................................... 15,391,158 14,307,144
                                                           ========== ==========

Stock Option Repricing

   In 1996, the Company's Board of Directors approved a repricing of certain employee stock options. Accordingly, options with respect to 2,520,555 shares of the Company's common stock whose exercise price was greater than $9.375, the closing market price of the Company's common stock on that date, were cancelled and new options with respect to the same number of shares were granted with an exercise price of $9.375. Other terms and conditions of the options remained the same.

                                  PSINET INC.

Fair Value of Stock Options

   For disclosure purposes under SFAS No. 123, the fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                               1996  1997  1998
                                                               ----  ----  ----
Expected life (in years)......................................  5.0   5.0   5.0
Risk-free interest rate....................................... 5.98% 6.36% 5.20%
Volatility.................................................... 80.0% 76.0% 90.0%
Dividend yield................................................    0%    0%    0%

   Utilizing these assumptions, the weighted-average fair value of the stock options granted in 1996, 1997 and 1998 was $4.89, $4.88 and $7.10, respectively.

   Under the above model, the total value of stock options granted $28.6 million in 1996, $23.6 million in 1997, and $46.0 million in 1998, which would be amortized on a pro forma basis over the option vesting period. Had the Company determined compensation cost for these plans in accordance with SFAS No. 123, the Company's pro forma results would have been as follows (in thousands of U.S. dollars, except per share amounts):

                                                  Year ended December 31,
                                                -----------------------------
                                                  1996      1997      1998
                                                --------  --------  ---------
Pro forma net loss available to common
 shareholders.................................. $(63,897) $(53,113) $(279,908)
Pro forma basic and diluted loss per share..... $  (1.62) $  (1.32) $   (5.62)

Stock Option and Warrant Activity

   The following table summarizes stock option and warrant activity under all plans for the three years ended December 31, 1998:

                               Number of Shares of                    Weighted-
                                  Common Stock                         Average
                              ----------------------                  Exercise
                               Options     Warrants   Price per Share   Price
                              ----------  ----------  --------------- ---------
Balance, December 31, 1995..   3,843,668   2,084,507  $.01 to $ 25.25  $ 3.42
 Granted....................   5,853,949         167    4.15 to 16.75   10.81
 Exercised..................    (819,256) (1,659,000)     .01 to 9.38    2.36
 Forfeited..................  (1,319,951)         --    1.60 to 25.25    8.72
 Cancelled..................  (2,520,555)         --    9.56 to 25.25   13.61
                              ----------  ----------
Balance, December 31, 1996..   5,037,855     425,674     .05 to 13.50    6.24
 Granted....................   4,846,300          --    5.38 to 11.25    7.36
 Exercised..................    (288,529)   (201,400)     .05 to 8.13    1.83
 Forfeited..................  (1,259,740)         --    2.00 to 13.13    8.33
                              ----------  ----------
Balance, December 31, 1997..   8,335,886     224,274     .05 to 13.50    6.81
 Granted....................   6,483,804          --    6.00 to 19.13    9.82
 Exercised..................  (1,202,069)   (174,274)    .05 to 13.13    4.34
 Forfeited..................  (1,171,323)         --    2.00 to 14.94    8.27
                              ----------  ----------
Balance, December 31, 1998..  12,446,298      50,000  $1.60 to $19.13  $ 8.51
                              ==========  ==========
Exercisable, December 31,
 1996.......................   1,584,068     425,674  $.05 to $ 10.01  $ 3.60
                              ==========  ==========
Exercisable, December 31,
 1997.......................   2,824,881     224,274  $.05 to $ 13.50  $ 5.76
                              ==========  ==========
Exercisable, December 31,
 1998.......................   4,161,506      50,000  $1.60 to $19.13  $ 7.27
                              ==========  ==========

                                  PSINET INC.

   The following table summarizes information about the outstanding and exercisable options and warrants at December 31, 1998:

                                       Outstanding                  Exercisable
                          ------------------------------------- -------------------
                                     Weighted-Average Weighted-           Weighted-
                                        Remaining      Average             Average
                                       Contractual    Exercise            Exercise
Range of Exercise Prices    Number     Life (Years)     Price    Number     Price
------------------------  ---------- ---------------- --------- --------- ---------
$1.60 to $6.19..........   2,749,251       6.8          $4.81   1,184,631   $3.71
6.25 to 7.63............   3,103,259       8.3           7.13   1,119,635    7.08
7.66 to 9.38............   2,989,444       8.0           8.78   1,354,653    8.96
9.75 to 13.19...........   2,579,815       9.2          11.10     486,498   10.76
13.25 to 19.13..........   1,074,529       9.7          14.95      66,089   14.03
                          ----------                            ---------
$1.60 to 19.13..........  12,496,298       8.2          $8.51   4,211,506   $7.27
                          ==========                            =========

   The Company sponsors a retirement savings plan, under which participants are eligible to receive discretionary Company matching contributions each year of the equivalent of 100% of the first $1,000 of employee salary deferral and 25% of amounts thereafter up to the maximum allowable deferral under IRS regulations. All contributions to a participant's plan account are vested after two years of service with the Company. The total contributions made by the Company under the Plan totaled $0.6 million, $0.5 million and $0.9 million in 1996, 1997 and 1998, respectively.

NOTE 9--Income Taxes

   The components of loss before income taxes are as follows (in thousands of U.S. dollars):

                                                   Year ended December 31,
                                                 ------------------------------
                                                   1996      1997       1998
                                                 --------  --------  ----------
U.S. operations................................. $(46,047) $(34,427) $ (134,639)
Non-U.S. operations.............................   (9,209)  (11,651)   (128,078)
                                                 --------  --------  ----------
                                                 $(55,256) $(46,078) $(262,717)
                                                 ========  ========  ==========

   The Company recognized deferred tax benefits of $0.2 million, $0.5 million and $0.8 million for the years ended December 31, 1996, 1997 and 1998, respectively, resulting primarily from deferred tax liabilities of acquired non-U.S. companies. The Company did not recognize any current income tax expense or benefit for 1996, 1997 or 1998, and no cash was paid for income taxes in 1996, 1997 or 1998.

                                  PSINET INC.

   Significant components of the Company's deferred tax assets (liabilities) consisted of the following (in thousands of U.S. dollars):

                               December 31, 1997           December 31, 1998
                             ------------------------  ---------------------------
                              Non-
                              U.S.    Total    U.S.    Non-U.S.   Total     U.S.
                             -------  ------  -------  --------  -------  --------
Gross deferred tax assets:
 Net operating losses....... $50,470  $7,834  $58,304  $ 82,053  $63,197  $145,250
 Arbitration accrual........      --      --       --    20,090       --    20,090
 Other......................   1,515      --    1,515     1,998   14,120    16,118
                             -------  ------  -------  --------  -------  --------
                              51,985   7,834   59,819   104,141   77,317   181,458
 Less: Valuation allowance.. (43,245) (7,834) (51,079)  (90,307) (62,485) (152,792)
                             -------  ------  -------  --------  -------  --------
                               8,740      --    8,740    13,834   14,832    28,666
                             -------  ------  -------  --------  -------  --------
Gross deferred tax
 liabilities:
 Depreciation/amortization..  (8,740)     --   (8,740)  (10,103)      --   (10,103)
 Acquired intangibles.......      --      --       --    (2,493) (20,834)  (23,327)
 Other......................      --      --       --    (1,238)    (121)   (1,359)
                             -------  ------  -------  --------  -------  --------
                              (8,740)     --   (8,740) (13,834)  (20,955)  (34,789)
                             -------  ------  -------  --------  -------  --------
Net deferred tax
 liabilities................ $    --  $   --  $    --  $     --  $(6,123) $ (6,123)
                             =======  ======  =======  ========  =======  ========

   As of December 31, 1998, the Company had net operating loss carryforwards of approximately $216.7 million for U.S. income tax purposes. The use of the U.S. net operating loss carryforwards may be subject to limitation under the rules regarding a change in stock ownership as determined by the Internal Revenue Code. These net operating loss carryforwards may be carried forward in varying amounts until 2018. Additionally, at December 31, 1998, the Company had net operating loss carryforwards for tax purposes in various jurisdictions outside the U.S. amounting to approximately $158.6 million. The majority of non-U.S. loss carryforwards will expire in varying amounts in 2003 to 2005. Some of the non-U.S. loss carryforwards will never expire under local country tax rules. The significant increase in net operating loss carryforwards for tax purposes in jurisdictions outside the U.S. results mostly from the acquisition of non-U.S. entities during 1998.

   A capital tax loss of $0.8 million resulting from the sale of one of the Company's investments was incurred in 1997. The loss may be carried forward until 2003.

   The Company has provided a valuation allowance against a portion of its deferred tax assets since realization of these tax benefits cannot be reasonably assured. The change in valuation allowance was an increase of $18.8 million and $101.7 million in 1997 and 1998, respectively. The changes primarily relate to additional losses in those years. The portion of the valuation allowance for which subsequently recognized tax benefits will be first applied to reduce goodwill or other intangibles was $32.4 million at December 31, 1998.

                                  PSINET INC.

   Taxes computed at the U.S. statutory federal income tax rate of 34% are reconciled to the provision for income taxes as follows:

                                                            Year ended
                                                           December  31,
                                                         ---------------------
                                                         1996    1997    1998
                                                         -----   -----   -----
U.S. federal taxes at statutory rate....................  34.0%   34.0%   34.0%
State taxes (net of federal benefit)....................   7.0%    7.0%    7.0%
Foreign rate differential...............................    --    (1.5)%  (1.8)%
Change in valuation allowance........................... (37.9)% (40.7)% (38.7)%
Acquired intangibles....................................    --      --    11.5%
Acquired research and development write-off.............    --      --   (11.1)%
Amortization of non-deductible goodwill.................  (5.7)%  (0.6)%  (1.5)%
Other...................................................   2.9%    2.8%    0.9%
                                                         -----   -----   -----
Effective tax rate......................................   0.3%    1.0%    0.3%
                                                         =====   =====   =====

NOTE 10--Commitments and Contingencies

Commitments

   The Company has guaranteed monthly usage levels of data and voice communications with certain of its telecommunications vendors. In addition, the Company leases certain of its facilities under non-cancelable operating leases expiring in various years through 2009. Total rent expense for all operating leases amounted to $3.6 million in 1996, $5.0 million in 1997 and $12.5 million in 1998.

   At December 31, 1998, commitments to telecommunications vendors and future minimum lease payments under non-cancelable operating leases are as follows:

Year Ending December 31,                    Telecommunications Operating Leases
------------------------                    ------------------ ----------------
                                              (In thousands of U.S. dollars)
1999.......................................      $26,151           $ 9,148
2000.......................................       18,398             7,669
2001.......................................       15,229             5,956
2002.......................................        8,556             5,285
2003.......................................        4,493             4,688
Thereafter.................................       22,528             7,671
                                                 -------           -------
                                                 $95,355           $40,417
                                                 =======           =======

   The Company also acquires fiber-based telecommunications bandwidth through purchases of IRUs and capital leases. Some of the purchase agreements have obligations for future cash payments that coincide with the delivery of bandwidth. At December 31, 1998, the Company was obligated to make future payments under these purchase agreements that total $103.7 million, most of which will be paid in 1999. Under its telecommunications bandwidth agreements, the Company is also obligated to pay operating and maintenance charges which vary by agreement in amount.

   In January 1999, the Company entered into a 20-year commercial relationship with the Baltimore Ravens of the National Football League pursuant to which it acquired, among other things, the rights to name the Ravens' NFL stadium "PSINet Stadium" as well as rights for sponsorship and promotion of team events and related advertising and marketing rights. In addition, the Company has the right to develop a Baltimore Ravens' web site and provide related Internet services to subscribing fan members. In exchange for all of these rights,

                                  PSINET INC.

the Company will make payments to the Baltimore Ravens over a 20-year period. The Company paid $11.8 million in January 1999, which included a one-time prepayment of $9.25 million under the stadium naming rights agreement. Annual payments for 2000 and for the 18 years thereafter start at $2.6 million, with successive annual increases of approximately 5%. Total payments over the 20-year period will be approximately $93.5 million.

Contingencies

   The Company is subject to certain other claims and legal proceedings that arise in the ordinary course of its business activities. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations or cash flows of the Company.

NOTE 11--Non-Recurring Arbitration Charge

   On March 23, 1999, an arbitrator awarded The Chatterjee Management Company ("Chatterjee") compensatory damages including interest and legal expenses from the Company. In conjunction with this, the Company has recorded a charge of $49.0 million relating to this arbitration decision and such accrual is reflected in other accounts payable and accrued liabilities in the Company's consolidated balance sheet at December 31, 1998. This award resulted from a claim by Chatterjee that the Company had breached the terms of a joint venture agreement executed by the parties in September 1996. Chatterjee had initiated the arbitration proceedings against the Company in November 1997 before the International Chamber of Commerce, Court of Arbitration, in London, England.

   On September 19, 1996, the Company and Chatterjee signed an agreement pursuant to which the Company and an investment group led by Chatterjee would have established a joint venture for the purpose of building an Internet network across Europe and providing Internet-related services in Europe. Such investment group was to invest up to $41 million in a joint venture. No monies were invested by Chatterjee or the investment group pursuant to the joint venture agreement nor were any other actions undertaken to implement it. Following the signing of the agreement, the parties acknowledged structural difficulties associated with the joint venture as originally contemplated, which prevented its implementation. Instead, they sought for several months to negotiate a direct investment in the Company by Chatterjee in lieu of the initial agreement. Those negotiations were not successful.

   In the arbitration proceedings, Chatterjee alleged that the Company breached the joint venture agreement by repudiating its obligations under the agreement and by breaching a covenant not to compete. Chatterjee requested an arbitration award declaring that the agreement was still valid and binding upon the parties and that the Company stood in breach of the agreement, directing the Company to specifically perform its obligations under the agreement or, in the alternative, awarding Chatterjee compensatory damages in an amount not less than $25 million, awarding Chatterjee profits that the Company had earned or stood to earn in Europe, and awarding Chatterjee the costs of arbitration, including attorney's fees and interest on the award of damages.


NOTE 12--Industry Segment and Geographic Reporting

   SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise about which separate

                                  PSINET INC.

financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

   The Company offers a broad range of Internet access services and related products to businesses in the U.S. and throughout the world. As of December 31, 1998, the Company served primary markets in 12 countries, with operations organized into four geographic operating segments--the U.S., Canada, Europe and Asia. In measuring performance and allocating assets, the chief operating decision maker reviews each geographic operating segment as a whole and not by types of services provided.

   Each of these geographic operating segments is considered a reportable segment, and the accounting policies of the operating segments are the same as those described in Note 1. The Company evaluates the performance of its segments and allocates resources to them based on revenue and EBITDA. The Company defines EBITDA as losses before interest expense and interest income, taxes, depreciation and amortization, other non-operating income and expense, and charge for acquired in-process research and development.

   Operations of the U.S. segment include shared network costs and corporate functions which the Company does not allocate to its other geographic segments for management reporting purposes. Capital expenditures include both assets acquired for cash and financed through capital lease and seller-financed arrangements.

   Revenue by reportable segment is provided on the basis of where services are provided. The Company has no single customer representing greater than 10% of its revenues.

   Certain financial information is presented below (in thousands of U.S. dollars):

 Year Ended December 31:      U.S.     Canada   Europe     Asia    Eliminations   Total
 -----------------------   ----------  -------  -------  --------  ------------ ----------
 1996
  Revenue................  $   78,132  $   308  $ 5,097  $  1,375   $    (561)  $   84,351
  EBITDA.................     (20,378)  (3,180)  (2,819)   (1,484)       (185)     (28,046)
  Assets.................     199,959    2,109    4,640       991     (30,587)     177,112
  Capital expenditures...      35,560      438    2,130       262          --       38,390
 1997
  Revenue................     104,254    2,844   10,917     4,189        (302)     121,902
  EBITDA.................     (13,091)  (4,097)  (3,556)     (515)         20      (21,239)
  Assets.................     196,053   10,617   14,608     2,938     (38,035)     186,181
  Capital expenditures...      47,389    1,523      473       689          --       50,074
 1998
  Revenue................     156,431   27,440   40,037    36,111        (383)     259,636
  EBITDA.................     (26,170)  (7,668)  (6,364)   (1,848)         --      (42,050)
  Assets.................   1,261,629   54,028   84,192   284,349    (399,967)   1,284,231
  Capital expenditures...     248,295   14,899   17,687    22,790        (121)     303,550

                                  PSINET INC.

                           U.S.    Canada  Europe     Asia   Eliminations   Total
                         --------  ------  -------  -------- ------------ ----------
  Three Months Ended:
  -------------------
March 31, 1998
--------------
 Revenue (unaudited).... $ 31,947  $5,036  $ 6,003  $  1,596   $  (113)   $   44,469
 EBITDA (unaudited).....   (6,240) (3,168)  (1,171)       65        --       (10,514)
 Assets (unaudited).....  159,107  39,853   25,923     2,779     5,642       233,304
 Capital expenditures
  (unaudited)...........   32,374   1,242    3,611        43      (212)       37,058
March 31, 1999
--------------
 Revenue (unaudited).... $ 50,570  $8,539  $15,913  $ 29,900   $   (76)   $  104,846
 EBITDA (unaudited).....   (8,253)    208   (1,908)    3,120        --        (6,833)
 Assets (unaudited).....  862,899  52,319  194,847   272,408   (11,260)    1,371,213
 Capital expenditures
  (unaudited)...........   76,924   4,426   40,448     5,770        --       127,568

   EBITDA for all reportable segments differs from consolidated loss before income taxes reported in the consolidated statements of operations as follows (in thousands of U.S. dollars):

                                                          Three Months Ended
                           Year Ended December 31,             March 31,
                         -----------------------------  -----------------------
                           1996      1997      1998        1998        1999
                         --------  --------  ---------  ----------- -----------
                                                        (Unaudited) (Unaudited)
EBITDA.................. $(28,046) $(21,239) $ (42,050)  $(10,514)   $ (6,833)
Reconciling items:
 Depreciation and
  amortization..........  (28,035)  (28,347)   (63,424)    (9,465)    (26,818)
 Charge for acquired
  IPR&D.................       --        --    (70,800)    (7,000)         --
 Interest expense.......   (5,025)   (5,362)   (63,914)    (2,579)    (29,581)
 Interest income........    3,794     3,059     19,638        585       4,720
 Other income, net......    2,056     5,811      6,833        (99)       (175)
 Non-recurring
  arbitration charge....       --        --    (49,000)        --          --
                         --------  --------  ---------   --------    --------
Loss before income
 taxes.................. $(55,256) $(46,078) $(262,717)  $(29,072)   $(58,687)
                         ========  ========  =========   ========    ========

NOTE 13--Subsequent Event (unaudited)

   During April 1999, the Company's request that the International Chamber of Commerce reconsider the amount of the damages awarded in the Company's arbitration proceeding with Chatterjee was denied and the Company resolved this matter by payment of $48.0 million to Chatterjee in April 1999.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Under Sections 721 through 725 of the Business Corporation Law of the State of New York (the "BCL"), the Registrant has broad powers to indemnify its directors, officers and other employees. These sections (i) provide that the statutory indemnification and advancement of expenses provision of the BCL are not exclusive, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action as adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, (ii) establish procedures for indemnification and advancement of expenses that may be contained in the certificate of incorporation or by-laws, or, when authorized by either of the foregoing, set forth in a resolution of the shareholders or directors of an agreement providing for indemnification and advancement of expenses, (iii) apply a single standard for statutory indemnification for third-party and derivative suits by providing that indemnification is available if the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, and, in criminal actions, had no reasonable cause to believe that his conduct was unlawful and (iv) permit the advancement of litigation expenses upon receipt of an undertaking to repay such advance if the director or officer is ultimately determined not to be entitled to indemnification or to the extent the expenses advanced exceed the indemnification to which the director or officer is entitled. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted.

     As permitted by Section 721 of the BCL, the Registrant's By-laws provide that the Registrant shall indemnify its officers and directors, as such, to the fullest extent permitted by applicable law, and that expenses reasonably incurred by any such officer or director in connection with a threatened or actual action or proceeding shall be advanced or promptly reimbursed by the Registrant in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if and to the extent that it is ultimately determined that such officer or director is not entitled to indemnification.

     Article EIGHTH of the Registrant's Certificate of Incorporation provides that no director of the Registrant shall be held personally liable to the Registrant or its shareholders for damages for any breach of duty in his capacity as a director occurring after authorization of such Article EIGHTH by the shareholders unless a judgment or other final adjudication adverse to him establishes that (1) his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, or (2) he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or (3) his acts violated section 719 of the BCL. The Registrant has entered into Indemnity Agreements with its directors and certain key officers pursuant to which the Registrant generally is obligated to indemnify its directors and such officers to the full extent permitted by the BCL as described above. PSINet also has purchased directors' and officers' liability insurance.

ITEM 21.  EXHIBITS  AND FINANCIAL STATEMENT SCHEDULES.

     The following is a list of all exhibits filed as part of this Registration Statement.

     3.1  Certificate of Incorporation, as amended.

     3.2 Certificate of Amendment of Certificate of Incorporation, dated April 25, 1995.

     3.3 Certificate of Amendment of Certificate of Incorporation, dated May 5, 1995.

     3.4 Certificate of Amendment of Certificate of Incorporation, dated November 11, 1995.

     3.5 Certificate of Amendment of Certificate of Incorporation dated May 18, 1996.

     3.6 Certificate of Amendment of Certificate of Incorporation dated as of November 6, 1997.

     3.7 Certificate of Amendment of Certificate of Incorporation dated February 5, 1998.

     3.8 Certificate of Amendment of Certificate of Incorporation dated April 30, 1999.

     3.9  Amended and Restated By-laws of PSINet.

     4.1  Form of 10% Senior Notes due 2005.

     4.2 Indenture dated as of April 13, 1998 between PSINet and Wilmington Trust Company, as trustee.

     4.3  Form of 11 1/2% Senior Notes due 2008.

     4.4 Indenture dated as of November 3, 1998 between PSINet and Wilmington Trust Company, as trustee.

     4.5 First Supplemental Indenture dated as of November 12, 1998 between PSINet and Wilmington Trust Company, as trustee.

     4.6  Form of unregistered Dollar-denominated 11% Senior Notes due 2009.

     4.7  Form of unregistered Euro-denominated 11% Senior Notes due 2009.

     4.8  Form of registered 11% Senior Notes due 2009.

     4.9 Indenture dated as of July 23, 1999 between PSINet and Wilmington Trust Company, as Trustee.

     4.10  Form of Common Stock Certificate.

     4.11  Form of Common Stock Certificate (name change).

     4.12 Form of 6 3/4% Series C Cumulative Convertible Preferred Stock Certificate.

     4.13 Articles Fourth, Fifth, Sixth, Ninth and Tenth of the Certificate of Incorporation of the Company, as amended.

     4.14  Article I of the Amended and Restated By-laws of PSINet, as amended.

     4.15 Form of Rights Agreement, dated as of May 8, 1996, between PSINet and First Chicago Trust Company of New York, as Rights Agent, which includes as Exhibit A--Certificate of Amendment; Exhibit B--Form of Rights Certificate; and Exhibit C--Summary of Rights to Purchase Shares of Preferred Stock.

     4.16 Amendment No. 1, dated as of July 21, 1997, to Rights Agreement, dated as of May 8, 1996, between PSINet and First Chicago Trust Company of New York, as Rights Agent.

     4.17 Amendment No. 2, dated as of July 31, 1997, to Rights Agreement, dated as of May 8, 1996, between PSINet and First Chicago Trust Company of New York, as Rights Agent.

     4.18 Deposit Agreement dated as of May 4, 1999 between PSINet and Wilmington Trust Company, as deposit agent.

     5     Opinion of Nixon Peabody LLP.

     7     Opinion of Nixon Peabody LLP regarding tax matters (contained in
           Exhibit 5).

     10.1 Lease Agreement dated July 1, 1990 between PSINet and Rensselaer Polytechnic Institute, amended by Lease, Renewal Agreement dated as of July 1, 1993, Letter Agreement, dated November 14, 1994 and Letter Agreement dated February 1, 1995.

     10.2 Lease Agreement dated February 8, 1995 between PSINet and Rensselaer Polytechnic Institute.

     10.3 Amendment to Lease Agreement dated July 1, 1995 between PSINet and Rensselaer Polytechnic Institute.

     10.4 Lease Agreement dated as of April 30, 1993 by and between Vingarden Limited Partnership and PSINet.

     10.5 Lease Agreement dated April 1995 by and between Brit Limited Partnership.

     10.6 Sublease dated September 20, 1995 by and between The Medical Sciences Research Institute and PSINet and Lease Agreement dated October 6, 1993 by and between Vingarden Associates Limited Partnership and The Medical Sciences Research Institute.

     10.7 Lease Agreement dated October 31, 1995 between Oakfern Properties Limited and PSINet.

     10.8 Amendment to Deed of 460 Spring Park Technology Center dated as of June 12, 1997 between JBG/Spring Park Limited Partnership and PSINet.

     10.9 Sublease Agreement dated as of June 2, 1997 between Lucas Industries, Inc. and PSINet and Office Lease Agreement
            between 3B Limited Partnership and Lucas Industries Inc. dated as of September 12, 1989.

     10.10 Sublease Agreement dated January 22, 1998 between PSINet and Unisys Corporation, as amended.

     10.11 Lease Agreement dated February 20, 1998 between PSINet and CarrAmerica Realty Corporation.

     10.12 Lease Agreement dated October 1994 between PSINet and Cascade Communications, Inc.

     10.13 Master Lease Agreement dated July 19, 1994 between PSINet and Technology Credit Corporation.

     10.14 Lease Agreement dated as of July 9, 1993 between Applied Telecommunications Technologies, Inc. and PSINet.

     10.15 Lease Agreement dated as of February 10, 1994 between Applied Telecommunications Technologies, Inc. and PSINet.

     10.16 Lease Agreement dated as of March 14, 1994 between Applied Telecommunications Technologies, Inc. and PSINet.

     10.17 Lease Agreement dated as of June 9, 1994 between Applied Telecommunications Technologies, Inc. and PSINet.

     10.18 Lease Agreement dated as of September 21, 1994 between Applied Telecommunications Technologies, Inc. and PSINet.

     10.19 Master Equipment Lease Agreement dated as of June 23, 1995 between PSINet and Forsythe/McArthur Associates, Inc. ("FMA").

     10.20 Master Lease Line Commitment Agreement dated as of June 23, 1995 between PSINet and FMA.

     10.21 Amendment Agreement dated as of August 1, 1995 between PSINet and Technology Credit Corporation.

     10.22 Master Equipment Lease Agreement No. 620-0004602-000 dated November 1995 between PSINet and Siemens Credit Corporation.

     10.23 Amendment to Master Lease Agreement No. 1753 dated January 26, 1996 between PSINet and Technology Credit Corporation.

     10.24 Master Equipment Lease Agreement dated December 15, 1995 between PSINet and Financing for Science International, Inc.

     10.25 Security Agreement dated as of March 20, 1996 between PSINet and USL Capital Corporation.

     10.26 Master Software/Equipment Lease Agreement dated as of September 20, 1996 between PSINet and LPI Software Funding Group, Inc.

     10.27 Master Lease Agreement dated as of January 27, 1997 between Cascade Communications Corp. and PSINet.

     10.28 Master Equipment/Software Rental Agreement dated as of September 11, 1997 between PSINet and Earthlink Network, Inc. and Change Order Amendment Master Equipment dated as of September 22, 1997.

     10.29 Equipment lease dated as of June 30, 1997 between Royal Bank of Canada and PSINet Limited.

     10.30 Master Lease Agreement dated as of October 10, 1997 between Cisco Systems Capital Corporation and PSINet.

     10.31 Master Lease Agreement No. A212 dated as of October 30, 1997 between 3Com Credit Corporation and PSINet, as amended.

     10.32 Master Lease of Personal Property No. 3402, dated December 12, 1997 between PSINet and Charter Financial, Inc., as amended.

    *10.33  Executive Stock Option Plan of PSINet.

    *10.34  Executive Stock Incentive Plan of PSINet, as amended.

    *10.35  Directors Stock Incentive Plan of PSINet, as amended.

    *10.36  Strategic Stock Incentive Plan of PSINet, as amended.

    *10.37  1996 Performance Bonus Plan of PSINet.

    *10.38  InterCon Systems Corporation 1992 Incentive Stock Plan.

    *10.39  InterCon Systems Corporation 1994 Stock Option Plan.

    *10.40  Software Ventures Corporation 1994 Stock Option Plan.

    *10.41 Employment Agreement dated February 9, 1996 between PSINet and Mary-Ann Carolan.

    *10.42 Employment Agreement dated February 13, 1996 between PSINet and Mitchell Levinn.

    *10.43 Employment Agreement dated October 9, 1996 between PSINet and Richard R. Frizalone.

    *10.44 Employment Agreement dated February 12, 1997 between PSINet and David L. Hudson.

    *10.45 Employment Agreement dated July 1, 1997 between PSINet and Michael Malesardi.

    *10.46 Employment Agreement dated August 2, 1997 between PSINet and Anthony Aveta.

    *10.47 Employment Agreement dated August 4, 1997 between PSINet and Harry Hobbs.

    *10.48 Employment Agreement dated January 8, 1998 between PSINet and William Cripe.

    *10.49 Employment Agreement dated January 18, 1998 between PSINet and Kathleen B. Horne.

    *10.50 Employment Agreement dated February 16, 1998 between PSINet and John Muleta.

    *10.51 Employment Agreement dated October 16, 1998 between PSINet and Harold S. Wills.

    *10.52 Employment Agreement dated October 16, 1998 between PSINet and Edward D. Postal.

    *10.53 Employment Agreement dated October 16, 1998 between PSINet and David N. Kunkel.

     10.54  Form of Indemnification Agreement.

     10.55 Registration Rights Agreement dated as of June 16, 1995 among PSINet and Stockholders of InterCon Systems Corporation.

     10.56 Registration Rights Agreement dated as of July 11, 1995 among PSINet and Stockholders of Software Ventures Corporation.

     10.57 Registration Rights Agreement dated as of November 11, 1997 between PSINet and the purchasers of Series B 8% Convertible Preferred Stock.

     10.58 Registration Rights Agreement dated as of February 25, 1998 between PSINet and IXC Internet Services, Inc.

     10.59 Credit Agreement dated September 29, 1998 among PSINet, the Lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Fleet National Bank, as Syndication Agent, and The Bank of New York, as Documentation Agent.

     10.60 Guarantee Agreement dated September 29, 1998 among each of the subsidiaries of PSINet party thereto and The Chase Manhattan Bank.

     10.61 Pledge Agreement dated September 29, 1998 among PSINet, each subsidiary of PSINet party thereto and The Chase Manhattan Bank.

     10.62 Security Agreement dated September 29, 1998 among PSINet, each subsidiary of PSINet party thereto and The Chase Manhattan Bank.

     10.63 First Amendment dated as of October 27, 1998 to the Credit Agreement, dated as of September 29, 1998, among PSINet, the Lenders party thereto, The Chase Manhattan Bank, as Administrative Agent, Fleet National Bank, as Syndication Agent, and The Bank of New York, as Documentation Agent.

     10.64 Warrant to purchase up to 25,000 shares of the Series B Preferred of PSINet, at an exercise price of $1.60 per share, registered in the name of William H. Baumer.

     10.65 Warrant to purchase up to 25,000 shares of the Series B Preferred of PSINet, at an exercise price of $1.60 per share, registered in the name of William H. Baumer.

     10.66 Stock Acquisition Agreement, dated as of February 1, 1997, between Ascend Communications, Inc., a Delaware corporation, and PSINet, a New York corporation, with respect to all outstanding capital stock of InterCon Systems Corporation, a Delaware corporation and a wholly-owned subsidiary of PSINet.

     10.67 Asset Purchase Agreement dated as of June 28, 1996 between PSINet and MindSpring Enterprises, Inc.

     10.68 Amendment No. 1 to Asset Purchase Agreement and Network Services Agreement entered into as of June 28, 1996 by and between PSINet and MindSpring Enterprises, Inc.

     10.69 Amendment No. 2 to Asset Purchase Agreement entered into as of September 1, 1996 by and between PSINet and MindSpring Enterprises, Inc.

     10.70 Amendment No. 3 to Asset Purchase Agreement and Amendment No. 1 to Convertible Note entered into as of January 24, 1997 by and between PSINet and MindSpring Enterprises, Inc.

     10.71 Amendment No. 2 to Network Services Agreement entered into as of January 1, 1997 by and between PSINet and MindSpring Enterprises, Inc.

     10.72 IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and PSINet.

     10.73 First Amendment to IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and PSINet.

     10.74 Second Amendment to IRU and Stock Purchase Agreement dated as of July 22, 1997 between IXC Internet Services, Inc. and PSINet.

     10.75 Joint Marketing and Services Agreement dated as of July 22, 1997 between IXC Internet Services Inc. and PSINet.

     10.76 Stock Purchase Agreement dated as of November 11, 1997 between PSINet and the Purchasers of Series B 8% Convertible Preferred Stock.

     10.77 Agreement dated as of November 10, 1997 between iSTAR internet inc. and PSINet.

     10.78 Pre-Acquisition Agreement between PSINet and iSTAR internet inc., dated December 23, 1997.

     10.79 Security Agreement and Assignment dated as of February 25, 1998 between PSINet and IXC Internet Services, Inc.

     10.80 Collocation and Interconnection Agreement between PSINet and IXC Internet Services, Inc.

     10.81 Escrow Agreement, dated as of April 13, 1998, among Wilmington Trust Company (as escrow agent and trustee) and PSINet.

     10.82 Registration Rights Agreement dated as of April 13, 1998 among PSINet and Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Chase Securities Inc.

     10.83 First Amendment to Sublease dated as of March 23, 1998 between Unisys Corporation and PSINet.

     10.84 Share Purchase Agreement dated as of October 1, 1998 among PSINet Japan Inc., a subsidiary of PSINet, Tokyo Internet Corporation and Secom Co., Ltd.

     10.85 Registration Rights Agreement dated as of November 3, 1998 among PSINet and Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities, Inc. and Morgan Stanley & Co. Incorporated.

    *10.86  Employment Agreement dated June 17, 1998 between PSINet and William
            A. Opet.

    *10.87  Employment Agreement dated July 2, 1998 between PSINet and Robert
            D. Leahy.

    *10.88  Employment Agreement dated September 1, 1998 between PSINet and Chi
            H. Kwan.

    *10.89 Employment Agreement dated September 8, 1998 between PSINet and James A. Haid.

    *10.90 Employment Agreement dated September 30, 1998 between PSINet and Sandy L. Blaisdell.

    *10.91 Employment Agreement dated October 12, 1998 between PSINet and Geoffrey E. Axton.

    *10.92 Employment Agreement dated October 14, 1998 between PSINet and Edward Arnold Davis.

     10.93 Registration Rights Agreement, dated as of November 13, 1998, among PSINet and Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc. and Morgan Stanley & Co. Incorporated.

     10.94 Second Amendment dated as of November 9, 1998, to the Credit Agreement, dated as of September 29, 1998, among PSINet, the Lenders party thereto, the Chase Manhattan Bank, as Administrative Agent, Fleet National Bank, as Syndication Agent, and The Bank of New York, as Documentation Agent.

    *10.95 Amendment to Employment Agreement dated October 1, 1998 between PSINet and Harry Hobbs.

    *10.96 Employment Agreement dated November 2, 1998 between PSINet and David J. Kramer.

    *10.97 Employment Agreement dated November 6, 1998 between PSINet and John Walpuck.

    *10.98 Employment Agreement dated November 12, 1998 between PSINet and Lawrence Winkler.

    *10.99  Employment Agreement dated May 24, 1999 between PSINet and Thomas
            A. Leach.

   *10.100  Employment Agreement dated May 24, 1999 between PSINet and James
            F. Cragg.

   *10.101 Employment Agreement dated May 27, 1999 between PSINet and Philippe J. Kuperman.

    10.102 Master Lease Agreement between PSINet and Technology Credit Corporation No. 1788 dated June 20, 1998.

    10.103 Master Lease Agreement between PSINet and Technology Credit Corporation No. 1789 dated June 20, 1998.

    10.104 Master Loan and Security Agreement No. 3963 between PSINet and Charter Financial Inc. dated September 28, 1998.

    10.105 Lease Agreement dated July 8, 1998 between Ballymore Properties Limited and Cordoba Holdings Limited and Thomas Charles Cembrinck.

    10.106 Third Amendment dated as of June 30, 1999 to the Credit Agreement, dated as of September 29, 1998, among PSINet, the Lenders party thereto, The Chase Manhattan Bank, as

            Administrative Agent, Fleet National Bank, as Syndication Agent, and The Bank of New York, as Documentation Agent.

    10.107 Registration Rights Agreement, dated as of July 23, 1999, among PSINet and Donaldson Lufkin & Jenrette International, Bear Stearns International Limited and Chase Manhattan International Limited.

      11.1 Calculation of Basic and Diluted Loss Per Share and Weighted Average Shares for the Year Ended December 31, 1998.

      11.2 Calculation of Basic and Diluted Loss Per Share and Weighted Average Shares for the Year Ended December 31, 1997.

      11.3 Calculation of Basic and Diluted Loss Per Share and Weighted Average Shares for the Year Ended December 31, 1996.

      11.4 Calculation of Basic and Diluted Loss Per Share and Weighted Average Shares Used in Calculation for the Three Months Ended March 31, 1999.

        12  Statements re Computation of Ratios.

        21  Subsidiaries of PSINet.

      23.1  Consent of Nixon Peabody LLP.

      23.2  Consent of PricewaterhouseCoopers LLP.

        24  Power of Attorney.

        25  Statement of Eligibility on Form T-1 of Wilmington Trust Company.

      99.1  Letter of Transmittal for Dollar Notes.

      99.2  Letter of Transmittal for Euro Notes.

      99.3  Form of Notice of Guaranteed Delivery for Dollar Notes.

      99.4  Form of Notice of Guaranteed Delivery for Euro Notes.

 * Indicates a management contract or compensatory plan or arrangement required to be filed as an Exhibit pursuant to Item 14(a)(3).

     FINANCIAL STATEMENTS AND SCHEDULE:

     Financial Statements:

     Financial Statements filed as a part of this Registration Statement are listed in the Index to Financial Statements on page F-1.

     Financial Statement Schedules:

     II-Valuation and Qualifying Accounts for each of the three years in the period ended December 31, 1998.

     All other schedules are omitted because they are not applicable or the required information is shown in the financial statements or notes thereto.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this
          --------  -------
          section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by (S) 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the
                                                     --------
          registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
          (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or (S)210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference on the Form F-3.

     (c)  The undersigned Registrant hereby undertakes:

          (1) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities and Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim information.

          (2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Herndon, Commonwealth of Virginia on August 6, 1999.

                              PSINet Inc.

                              By:   /s/ William L. Schrader
                                 ------------------------------------------
                                   William L. Schrader, Chairman and
                                    Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David N. Kunkel, Edward D. Postal, Michael
J. Malesardi and Kathleen B. Horne, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) to this registration statement and to any registration statement filed pursuant to Rule 462(b), and to file same, with all exhibits thereto and, other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ William L. Schrader                 Chairman, Chief Executive                  August 6, 1999
---------------------------------    Officer and Director (Principal
William L. Schrader                        Executive Officer)

/s/ Harold S. Wills                    President, Chief Operating                  August 6, 1999
---------------------------------         Officer and Director
Harold S. Wills

/s/ David N. Kunkel                     Executive Vice President,                  August 6, 1999
---------------------------------     General Counsel and Director
David N. Kunkel

/s/ Edward D. Postal                 Senior Vice President and Chief               August 6, 1999
---------------------------------     Financial officer (Principal
Edward D. Postal                            Financial Officer

/s/ Michael J. Malesardi              Vice President and Controller                August 6, 1999
---------------------------------    (Principal Accounting Officer)
Michael J. Malesardi



/s/ William H. Baumer                           Director                           August 6, 1999
---------------------------------
William H. Baumer

/s/ Ralph J. Swett                              Director                           August 6, 1999
---------------------------------
Ralph J. Swett

/s/ Ian P. Sharp                                Director                           August 6, 1999
---------------------------------
Ian P. Sharp

                  SCHEDULE II-VALUATION ACCOUNTS AND RESERVES

                                                                      Additions
                                                       --------------------------------------
                                                         Balance at  Charged to    Balances                 Balance at
                                                         beginning   costs and   of acquired                  end of
                                                         of period    expenses   subsidiaries  Deductions     period
                                                         ----------  ----------  ------------  -----------  ----------
                                                                        (In thousands of U.S. dollars)
Year ended December 31, 1996
  Allowances for doubtful accounts and returns.........         875       3,130             -      (2,096)       1,909
  Deferred tax valuation allowance.....................      11,375      20,948             -           -       32,323
Year ended December 31, 1997
  Allowances for doubtful accounts and returns.........       1,909       5,424            16      (5,248)       2,101
  Deferred tax valuation allowance.....................      32,323      18,756             -           -       51,079
Year ended December 31, 1998
  Allowances for doubtful accounts and returns.........       2,101       5,505         6,889      (2,795)      11,700
  Deferred tax valuation allowance.....................      51,079      69,335        32,378           -      152,792


                                 EXHIBIT INDEX
EXHIBIT
NUMBER        DESCRIPTION                                           LOCATION
------        -----------                                           --------
 3.1          Certificate of Incorporation, as amended              Incorporated by reference from Exhibit 3.1 to
                                                                    PSINet's Registration Statement on Form S-1
                                                                    declared effective on May 1, 1995 located under
                                                                    Securities and Exchange Commission File No.
                                                                    33-90154 ("May 1995 Registration Statement")

 3.2          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3.1 to
              Incorporation dated April 25, 1995                    PSINet's Quarterly Report on Form 10-Q for the
                                                                    quarter ended June 30, 1995 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812 ("June 1995 10-Q")

 3.3          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3.2 to
              Incorporation Dated May 5, 1995                       the June 1995 10-Q

 3.4          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3.1 to
              Incorporation Dated November 11, 1995                 PSINet's Quarterly Report on Form 10-Q for the
                                                                    quarter ended September 30, 1995 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812 ("September 1995 10-Q")

 3.5          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3 to
              Incorporation, dated May 18, 1996                     PSINet's Quarterly Report on Form 10-Q for the
                                                                    quarter ended June 30, 1996 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812  ("June 1996 10-Q")

 3.6          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3.1 to
              Incorporation dated as of November 6, 1997            the September 1997 10-Q

 3.7          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3.7 to
              Incorporation dated February 5, 1998                  PSINet's Annual Report on Form 10-K for the
                                                                    fiscal year ended December 31, 1997 located
                                                                    under Securities and Exchange Commission File
                                                                    No. 0-25812 ("1997 Form 10-K")

 3.8          Certificate of Amendment of Certificate of            Incorporated by reference from Exhibit 3.1 to
              Incorporation dated April  30, 1999                   PSINet's Current Report on Form 8-K dated May
                                                                    7, 1999 located under Securities Exchange
                                                                    Commission File No. 0-25812 ("May 7, 1999 8-K")

 3.9          Amended and Restated By-laws of PSINet                Incorporated by reference from Exhibit 3.8 to
                                                                    PSINet's Annual Report on Form 10-K for the
                                                                    fiscal year ended December 31, 1998 located
                                                                    under the Securities and Exchange Commission
                                                                    File No. 0-25812 ("1998 Form 10-K")



EXHIBIT
NUMBER        DESCRIPTION                                           LOCATION
------        -----------                                           --------
 4.1          Form of 10% Senior Notes due 2005                     Incorporated by reference from Exhibit 4.1 to
                                                                    PSINet's Current Report on Form 8-K dated April
                                                                    22, 1998 located under Securities and Exchange
                                                                    Commission File No. 0-25812 ("April 22, 1998
                                                                    8-K")

 4.2          Indenture dated as of April 13, 1998 between PSINet   Incorporated by reference from Exhibit 4.2 to
              and Wilmington Trust Company, as Trustee              the April 22, 1998 8-K

 4.3          Form of 11 1/2% Senior Notes due 2008                 Incorporated by reference from PSINet's
                                                                    Registration Statement on Form S-4 declared
                                                                    effective on February 16, 1999 located under
                                                                    Securities and Exchange Commission File No.
                                                                    333-68385

 4.4          Indenture dated as of November 3, 1998 between        Incorporated by reference from Exhibit 4.1 to
              PSINet and Wilmington Trust Company, as trustee       the November 10, 1998 8-K

 4.5          First Supplemental Indenture dated as of November     Incorporated by reference from Exhibit 4.1 to
              12, 1998 between PSINet and Wilmington Trust          PSINet's Quarterly Report on Form 10-Q for the
              Company, as trustee                                   quarter ended September 30, 1998 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812 ("September 1998 10-Q")

 4.6          Form of unregistered Dollar-denominated               Filed herewith
              11% Senior Notes due 2009

 4.7          Form of unregistered Euro-denominated                 Filed herewith
              11% Senior Notes due 2009

 4.8          Form of registered 11% Senior Notes due 2009          Filed herewith

 4.9          Indenture dated as of July 23, 1999 between PSINet    Filed herewith
              and Wilmington Trust Company, as Trustee

 4.10         Form of Common Stock Certificate                      Incorporated by reference from Exhibit 4.1 to
                                                                    the May 1995 Registration Statement

 4.11         Form of Common Stock Certificate (name change)        Incorporated by reference from Exhibit 4.1A to
                                                                    PSINet's Registration Statement on Form S-1
                                                                    declared effective on December 14, 1995 located
                                                                    under Securities and Exchange Commission File
                                                                    No. 33-99610 ("December 1995 Registration
                                                                    Statement")

 4.12         Form of 6 3/4% Series C Cumulative Convertible        Incorporated by reference from Exhibit 4.1 to
              Preferred Stock Certificate                           the May 7, 1999 8-K

 4.13         Articles Fourth, Fifth, Sixth, Ninth and Tenth of     See Exhibits 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7
              the Certificate of Incorporation of PSINet, as
              amended

 4.14         Article I of the Amended and Restated By-laws of      See Exhibit 3.9
              PSINet, as amended


EXHIBIT
NUMBER        DESCRIPTION                                           LOCATION
------        -----------                                           --------
 4.15         Form of Rights Agreement, dated as of May 8, 1996,    Incorporated by reference from Exhibit 1 to
              between PSINet and First Chicago Trust Company of     PSINet's Registration Statement on Form 8-A
              New York, as Rights Agent, which includes as          dated June 3, 1996 located under Securities and
              Exhibit A - Certificate of Amendment; Exhibit B -     Exchange Commission File No. 0-25812
              Form of Rights Certificate; and Exhibit C - Summary
              of Rights to Purchase Shares of Preferred Stock

 4.16         Amendment No. 1, dated as of July 21, 1997, to        Incorporated by reference from Exhibit 4.1.1 to
              Rights Agreement, dated as of May 8, 1996, between    PSINet's Current Report on Form 8-K dated
              PSINet and First Chicago Trust Company of New York,   August 1, 1997 located under Securities and
              as Rights Agent.                                      Exchange Commission File No. 0-25812

 4.17         Amendment No. 2, dated as of July 31, 1997, to        Incorporated by reference from Exhibit 4.1.2 to
              Rights Agreement, dated as of May 8, 1996, between    PSINet's Current Report on Form 8-K dated
              PSINet and First Chicago Trust Company of New York,   August 20, 1997 located under Securities and
              as Rights Agent.                                      Exchange Commission File No. 0-25812

 4.18         Deposit Agreement dated as of May 4, 1999 between     Incorporated by reference from Exhibit 4.2 to
              PSINet and Wilmington Trust Company, as deposit       the May 7, 1999 8-K
              agent

 5            Opinion of Nixon Peabody LLP                          Filed herewith

10.1          Lease Agreement dated July 1, 1990 between PSINet     Incorporated by reference from Exhibit 10.1 to
              and Rensselaer Polytechnic Institute, amended by      the May 1995 Registration Statement
              Lease Renewal Agreement dated as of July 1, 1993,
              Letter Agreement dated November 14, 1994 and Letter
              Agreement dated February 1, 1995

10.2          Lease Agreement dated February 8, 1995 between        Incorporated by reference from Exhibit 10.2 to
              PSINet and Rensselaer Polytechnic Institute           the May 1995 Registration Statement

10.3          Amendment to Lease Agreement dated July 1, 1995       Incorporated by reference from Exhibit 10.2A to
              between PSINet and Rensselaer Polytechnic Institute   the December 1995 Registration Statement

10.4          Lease Agreement dated as of April 30, 1993 by and     Incorporated by reference from Exhibit 10.3 to
              between Vingarden Limited Partnership and PSINet      the May 1995 Registration Statement

10.5          Lease Agreement dated April 1995 by and between       Incorporated by reference from by Exhibit 10.3A
              Brit Limited Partnership and PSINet                   to the December 1995 Registration Statement

10.6          Sublease dated September 20, 1995 by and between      Incorporated by reference from Exhibit 10.3B to
              The Medical Sciences Research Institute and PSINet    the December 1995 Registration Statement
              and Lease Agreement dated October 6, 1993 by and
              between Vingarden Associates Limited Partnership
              and The Medical Sciences Research Institute



EXHIBIT
NUMBER        DESCRIPTION                                           LOCATION
------        -----------                                           --------
10.7          Lease Agreement dated October 31, 1995 between        Incorporated by reference from Exhibit 10.4A to
              Oakfern Properties Limited and PSINet                 the December 1995 Registration Statement

10.8          Amendment to Deed of 460 Spring Park Technology       Incorporated by reference from Exhibit 10.1 to
              Center dated as of June 12, 1997 between JBG/         the September 1997 Form 10-Q
              Spring Park Limited Partnership and PSINet

10.9          Sublease Agreement dated as of June 2, 1997 between   Incorporated by reference from Exhibit 10.2 to
              Lucas Industries, Inc. and PSINet and Office Lease    the September 1997 10-Q
              Agreement between 3B Limited Partnership and Lucas
              Industries Inc. dated as of September 12, 1989

10.10         Sublease Agreement dated January 22, 1998 between     Incorporated by reference from Exhibit 10.9 to
              PSINet and Unisys Corporation, as amended             the 1997 Form 10-K

10.11         Lease Agreement dated February 20, 1998 between       Incorporated by reference from Exhibit 10.11 to
              PSINet and CarrAmerica Realty Corporation             the 1997 Form 10-K

10.12         Lease Agreement dated October 1994 between PSINet     Incorporated by reference from Exhibit 10.4 to
              and Cascade Communications, Inc.                      the May 1995 Registration Statement

10.13         Master Lease Agreement dated July 19, 1994 between    Incorporated by reference from Exhibit 10.5 to
              PSINet and Technology Credit Corporation              the May 1995 Registration Statement

10.14         Lease Agreement dated as of July 9, 1993 between      Incorporated by reference from Exhibit 10.6 to
              Applied Telecommunications Technologies, Inc. and     the May 1995 Registration Statement
              PSINet

10.15         Lease Agreement dated as of February 10, 1994         Incorporated by reference from Exhibit 10.7F to
              between Applied Telecommunications Technologies,      the December 1995 Registration Statement
              Inc. and PSINet

10.16         Lease Agreement dated as of March 14, 1994 between    Incorporated by reference from Exhibit 10.7G to
              Applied Telecommunications Technologies, Inc. and     the December 1995 Registration   Statement
              PSINet

10.17         Lease Agreement dated as of June 9, 1994 between      Incorporated by reference from Exhibit 10.7H to
              Applied Telecommunications Technologies, Inc. and     the December 1995 Registration Statement
              PSINet

10.18         Lease Agreement dated as of September 21, 1994        Incorporated by reference from Exhibit 10.7 to
              between Applied Telecommunications Technologies,      the May 1995 Registration Statement
              Inc. and PSINet

10.19         Master Equipment Lease Agreement dated as of June     Incorporated by reference from Exhibit 10.1 to
              23, 1995 between PSINet and Forsythe/McArthur         the September 1995 10-Q
              Associates, Inc. ("FMA")



EXHIBIT
NUMBER        DESCRIPTION                                           LOCATION
------        -----------                                           --------
10.20         Master Lease Line Commitment Agreement dated as of    Incorporated by reference from Exhibit 10.2 to
              June 23, 1995 between PSINet and FMA                  the September 1995 10-Q

10.21         Amendment Agreement dated as of August 1, 1995        Incorporated by reference from Exhibit 10.8 to
              between PSINet and Technology Credit Corporation      the September 1995 10-Q

10.22         Master Equipment Lease Agreement No.                  Incorporated by reference from Exhibit 10.44A
              620-0004602-000 dated November 1995 between PSINet    to the December 1995 Registration Statement
              and Siemens Credit Corporation

10.23         Amendment to Master Lease Agreement No. 1753 dated    Incorporated by reference from Exhibit 10.77 to
              January 26, 1996 between PSINet and Technology        PSINet's Annual Report on Form 10-K for the
              Credit Corporation                                    fiscal year ended December 31, 1995 located
                                                                    under the Securities and Exchange Commission
                                                                    File No. 0-25812 ("1995 Form 10-K")

10.24         Master Equipment Lease Agreement dated December 15,   Incorporated by reference from Exhibit 10.78 to
              1995 between PSINet and Financing for Science         the 1995 Form 10-K
              International, Inc.

10.25         Security Agreement dated as of March 20, 1996         Incorporated by reference from Exhibit 10.79 to
              between PSINet and USL Capital Corporation            the 1995 Form 10-K

10.26         Master Software/Equipment Lease Agreement dated as    Incorporated by reference from Exhibit 10.4 to
              of September 20, 1996 between PSINet and LPI          PSINet's Quarterly Report on Form 10-Q for the
              Software Funding Group, Inc.                          quarter ended September 30, 1996 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812 ("September 1996 10-Q")

10.27         Master Lease Agreement dated as of January 27, 1997   Incorporated by reference from Exhibit 10.77 to
              between Cascade Communications Corp.                  PSINet's Annual Report on Form 10-K for the
              and PSINet                                            fiscal year ended December 31, 1996 located
                                                                    under Securities and Exchange Commission File
                                                                    No. O-25812 ("1996 Form 10-K")

10.28         Master Equipment/Software Rental Agreement dated as   Incorporated by reference from Exhibit 10.3 to
              of September 11, 1997 between PSINet and Earthlink    the September 1997 10-Q
              Network, Inc. and Change Order Amendment Master
              Equipment dated as of September 22, 1997

10.29         Equipment lease dated as of June 30, 1997 between     Incorporated by reference from Exhibit 10.4 to
              Royal Bank of Canada and PSINet Limited               the September 1997 10-Q

10.30         Master Lease Agreement dated as                       Incorporated by reference from Exhibit 10.4 to
              Of October 10, 1997 between Cisco Systems Capital     the September 1997 Form 10-Q
              Corporation and PSINet

EXHIBIT
NUMBER        DESCRIPTION                                           LOCATION
------        -----------                                           --------
10.31         Master Lease Agreement No. A212 between 3Com Credit   Incorporated by reference from dated as of
              Corporation and PSINet, as amended                    October 30, 1997 Exhibit 10.31 to the 1997 Form
                                                                    10-K

10.32         Master Lease of Personal Property No. 3402, dated     Incorporated by reference from Exhibit 10.32 to
              December 12, 1997 between PSINet and Charter          the 1997 Form 10-K
              Financial, Inc., as amended

10.33*        Executive Stock Option Plan of                        Incorporated by reference from Exhibit 10.10 to
              PSINet                                                the May 1995 Registration Statement

10.34*        Executive Stock Incentive Plan of PSINet, as amended  Incorporated by reference from Exhibit 10.12 to the December 1995 Registration Statement

10.35*        Directors Stock Incentive Plan of PSINet, as amended  Incorporated by reference from Exhibit 10.13 to the December 1995 Registration Statement

10.36*        Strategic Stock Incentive Plan of PSINet              Incorporated by reference from Exhibit 10 to
                                                                    the June 1995 10-Q

10.37*        1996 Performance Bonus Plan of PSINet                 Incorporated by reference from Exhibit 10.25 to
                                                                    the 1996 Form 10- K

10.38*        InterCon Systems Corporation 1992 Incentive Stock     Incorporated by reference from Exhibit 99.1 to
              Plan                                                  PSINet's Registration Statement on Form S-8
                                                                    which became effective on October 18, 1995
                                                                    located under Securities  Exchange Commission
                                                                    File No. 33-98316 ("S-8 No. 16")

10.39*        InterCon Systems Corporation 1994 Stock Option Plan   Incorporated by reference from Exhibit 99.2 to
                                                                    the S-8 No. 16

10.40*        Software Ventures Corporation 1994 Stock Option Plan  Incorporated by reference from Exhibit 99 to
                                                                    PSINet's Registration Statement on Form S-8
                                                                    which became effective on October 18, 1995
                                                                    located under Securities and Exchange
                                                                    Commission File No. 33-98314

10.41*        Employment Agreement dated February 9, 1996 between   Incorporated by reference from Exhibit 10.42 to
              PSINet and Mary-Ann Carolan                           the 1995 Form 10-K

10.42*        Employment Agreement dated February 13, 1996          Incorporated by reference from Exhibit 10.19 to
              between PSINet and Mitchell Levinn                    the 1995 10-K

10.43*        Employment Agreement dated October 9, 1996 between    Incorporated by reference from Exhibit 10.3 to
              PSINet and Richard R.                                 the September 1996 10-Q
              Frizalone

10.44*        Employment Agreement dated February 12, 1997          Incorporated by reference from Exhibit 10.78 to
              between PSINet and David L. Hudson                    the 1996 Form 10-K

10.45*        Employment Agreement dated July 1, 1997 between       Incorporated by reference from Exhibit 10.5 to
              PSINet and Michael Malesardi                          the September 1997 10-Q


EXHIBIT
NUMBER        DESCRIPTION                                           LOCATION
------        -----------                                           --------
10.46*        Employment Agreement dated August 2, 1997 between     Incorporated by reference from Exhibit 10.6 to
              PSINet and Anthony Aveta                              the September 1997 10-Q

10.47*        Employment Agreement dated August 4, 1997 between     Incorporated by reference from Exhibit 10.7 to
              PSINet and Harry Hobbs                                the September 1997 10-Q

10.48*        Employment Agreement dated January 8, 1998 between    Incorporated by reference from Exhibit 10.52 to
              PSINet and William Cripe                              the 1997 Form 10-K

10.49*        Employment Agreement dated January 18, 1998 between   Incorporated by reference from Exhibit 10.53 to
              PSINet and Kathleen B. Horne                          the 1997 Form 10-K

10.50*        Employment Agreement dated February 16, 1998          Incorporated by reference from Exhibit 10.54 to
              between PSINet and John Muleta                        the 1997 Form 10-K

10.51*        Employment Agreement dated October 16, 1998, 1996     Incorporated by reference from Exhibit 10.57 to
              between PSINet and Harold S. Wills                    the 1998 Form 10-K

10.52*        Employment Agreement dated October 16, 1998 between   Incorporated by reference from Exhibit 10.58 to
              PSINet and Edward D. Postal                           the 1998 Form 10-K

10.53         Employment Agreement dated October 16, 1998 between   Incorporated by reference from Exhibit 10.59 to
              PSINet and David N. Kunkel                            the 1998 Form 10-K

10.54         Form of Indemnification Agreement                     Incorporated by reference from Exhibit 10.21 to
                                                                    the May 1995 Registration Statement

10.55         Registration Rights Agreement dated as of June 16,    Incorporated by reference from Exhibit 10.39 to
              1995 among PSINet and Stockholders of InterCon        the December 1995 Registration Statement
              Systems Corporation

10.56         Registration Rights Agreement dated as of July 11,    Incorporated by reference from Exhibit  10.40
              1995 among PSINet and Stockholders of Software        to the December 1995 Registration Statement
              Ventures Corporation

10.57         Registration Rights Agreement dated as of November    Incorporated by reference from Exhibit 10.10 to
              11, 1997 between PSINet and the purchasers of         the September 1997 10-Q
              Series B 8% Convertible Preferred Stock

10.58         Registration Rights Agreement dated as of February    Incorporated by reference from Exhibit 10.62 to
              25, 1998 between PSINet and IXC Internet Services,    the 1997 Form 10-K
              Inc.

10.59         Credit Agreement dated September 29, 1998 among       Incorporated by reference from Exhibit 2.2 to
              PSINet, the Lenders party thereto, The Chase          PSINet's October 16, 1998 8-K
              Manhattan Bank, as Administrative Agent, Fleet
              National Bank, as Syndication Agent, and The Bank
              of New York as Documentation Agent

EXHIBIT
NUMBER        DESCRIPTION                                           LOCATION
------        -----------                                           --------
10.60         Guarantee Agreement dated September 29, 1998 among    Incorporated by reference from Exhibit 2.3 to
              each of the subsidiaries of PSINet party thereto      the October 16, 1998 8-K
              and The Chase Manhattan Bank

10.61         Pledge Agreement dated September 29, 1998 among       Incorporated by reference from Exhibit 2.4 to
              PSINet, each subsidiary of PSINet party thereto and   the October 16, 1998 8-K
              The Chase Manhattan Bank

10.62         Security Agreement dated September 29, 1998 among     Incorporated by reference from Exhibit 2.5 to
              PSINet, each subsidiary of PSINet party thereto and   the October 16, 1998 8-K
              The Chase Manhattan Bank

10.63         First Amendment dated as of October 27, 1998 to the   Incorporated by reference from Exhibit 10.2 to
              Credit Agreement dated as of September 29, 1998,      the November 10, 1998 8-K
              among PSINet, the Lenders party thereto, The Chase
              Manhattan Bank, as Administrative Agent, Fleet
              National Bank, as Syndication Agent, and the Bank
              of New York, as Documentation Agent

10.64         Warrant to purchase up to 25,000 shares of the        Incorporated by reference from Exhibit 10.39 to
              Series B Preferred of PSINet, at an exercise price    the May 1995 Registration Statement
              of $1.60 per share, registered in the name of
              William H. Baumer

10.65         Warrant to purchase up to 25,000 shares of the        Incorporated by reference from Exhibit 10.40 to
              Series B Preferred of PSINet, at an exercise price    the May 1995 Registration Statement
              of $1.60 per share, registered in the name of
              William H. Baumer

10.66         Stock Acquisition Agreement, dated as of February     Incorporated by reference from Exhibit 2 to
              1, 1997, between Ascend Communications, Inc. and      PSINet's Current Report on Form 8-K dated
              PSINet with respect to all outstanding capital        February 14, 1997 located under Securities and
              stock of InterCon Systems Corporation, a Delaware     Exchange Commission File No. 0-25812
              corporation and a wholly-owned subsidiary of PSINet

10.67         Asset Purchase Agreement dated as of June 28, 1996    Incorporated by reference from Exhibit 2 to the
              between PSINet and MindSpring Enterprises, Inc.       June 1996 10-Q

10.68         Amendment No. 1 to Asset Purchase Agreement and       Incorporated by reference from Exhibit 2 to the
              Network Services Agreement entered into as of June    September 1996 10-Q
              28, 1996 by and between PSINet and MindSpring
              Enterprises, Inc.

10.69         Amendment No. 2 to Asset Purchase Agreement entered   Incorporated by reference from Exhibit 10.8 to
              into as of September 1, 1996 by and between PSINet    the September 1996 10-Q
              and MindSpring Enterprises, Inc.

10.70         Amendment No. 3 to Asset Purchase Agreement and       Incorporated by reference from Exhibit 10.74 to
              Amendment No. 1 to  Convertible Note entered into     the 1996 Form 10-K
              as of January 24, 1997 by and between PSINet and
              MindSpring Enterprises, Inc.


EXHIBIT
NUMBER        DESCRIPTION                                           LOCATION
------        -----------                                           --------
10.71         Amendment No. 2 to Network Services Agreement         Incorporated by reference from Exhibit 10.75 to
              entered in as of January 1, 1997 by and between       the 1996 Form 10-K
              PSINet and MindSpring Enterprises, Inc.

10.72         IRU and Stock Purchase Agreement dated as of July     Incorporated by reference from Exhibit 2.1 to
              22, 1997 between IXC Internet Services, Inc. and      the June 1997 10-Q/A2
              PSINet

10.73         First Amendment to IRU and Stock Purchase Agreement   Incorporated by reference from Exhibit A to
              dated as of July 22, 1997 between IXC Internet        PSINet's December 1997 Proxy Statement
              Services, Inc. and PSINet

10.74         Second Amendment to IRU and Stock Purchase            Incorporated by reference from Exhibit A to the
              Agreement dated as of July 22, 1997 between IXC       December 1997 Proxy Statement
              Internet Services, Inc. and PSINet

10.75         Joint Marketing and Services Agreement dated as of    Incorporated by reference from Exhibit 10.1 to
              July 22,  1997 between IXC Internet Services, Inc.    Amendment No. 1 to PSINet's Quarterly Report on
              and PSINet                                            Form 10-Q for the quarter ended June 30, 1996
                                                                    located under Securities and Exchange
                                                                    Commission File no. 0-25812

10.76         Stock Purchase Agreement dated as of November 11,     Incorporated by reference from Exhibit 10.9 to
              1997 between PSINet and the Purchasers of its         the September 1997 10-Q
              Series B 8% Convertible Preferred Stock

10.77         Agreement dated as of November 10, 1997 between       Incorporated by reference from Exhibit 2 to the
              iSTAR internet inc. and PSINet                        September 1997 10-Q

10.78         Pre-Acquisition Agreement between PSINet and iSTAR    Incorporated by reference from Exhibit 10.1 to
              internet inc., dated December 23, 1997                the January 7, 1998 8-K

10.79         Security Agreement and Assignment dated as of         Incorporated by reference from Exhibit 10.95 to
              February 25, 1998 between PSINet and IXC Internet     the 1997 Form 10-K
              Services, Inc.

10.80         Collocation and Interconnection Agreement between     Incorporated by reference from Exhibit 10.96 to
              PSINet and IXC Internet Services, Inc.                the 1997 Form 10-K

10.81         Escrow Agreement, dated as of  April 13, 1998,        Incorporated by reference from Exhibit 10.2 to
              among Wilmington Trust Company (as escrow agent and   the April 22, 1998 8-K
              trustee) and PSINet.

10.82         Registration Rights Agreement dated as of April 13,   Incorporated by reference from Exhibit 10.1 to
              1998 among PSINet and Donaldson, Lufkin & Jenrette    the April 22, 1998 8-K
              Securities Corporation, Merrill Lynch, Pierce,
              Fenner & Smith Incorporated, and Chase Securities,
              Inc.

EXHIBIT
NUMBER        DESCRIPTION                                           LOCATION
------        -----------                                           --------
10.83         First Amendment to Sublease dated as of March 23,     Incorporated by reference from Exhibit 10.99 to
              1998 between Unisys Corporation and PSINet            PSINet's Registration Statement on Form S-4
                                                                    declared effective on May 7, 1998 located under
                                                                    the Securities and Exchange Commission File No.
                                                                    333-51491 ("May 1998
                                                                    Registration Statement")

10.84         Share Purchase Agreement dated as of October 1,       Incorporated by reference from Exhibit 2.1 to
              1998 among PSINet Japan Inc., a subsidiary of         the October 16, 1998 8-K
              PSINet, Tokyo Internet Corporation and Secom Co.,
              Ltd.

10.85         Registration Rights Agreement dated as of November    Incorporated by reference from Exhibit 10.1 to
              3, 1998 among PSINet and Donaldson, Lufkin and        the November 10, 1998 8-K
              Jenrette Securities Corporation, Chase Securities,
              Inc. and Morgan Stanley & Co. Incorporated

10.86*        Employment Agreement dated June 17, 1998 between      Incorporated by reference from Exhibit 10.1 to
              PSINet and William A. Opet                            PSINet's Quarterly Report on Form 10-Q for the
                                                                    quarter ended June 30, 1998 located under
                                                                    Securities and Exchange Commission File No.
                                                                    0-25812 ("June 1998 10-Q")

10.87*        Employment Agreement dated July 2, 1998 between       Incorporated by reference from Exhibit 10.2 to
              PSINet and Robert D. Leahy                            the June 1998 10-Q

10.88*        Employment Agreement dated September 1, 1998          Incorporated by reference from Exhibit 10.8 to
              between PSINet and Chi H. Kwan                        the September 1998 10-Q

10.89*        Employment Agreement dated September 8, 1998          Incorporated by reference from Exhibit 10.5 to
              between PSINet and James A. Haid                      the September 1998 10-Q

10.90*        Employment Agreement dated September 30, 1998         Incorporated by reference from Exhibit 10.3 to
              between PSINet and Sandy L. Blaisdell                 the September 1998 10-Q

10.91*        Employment Agreement dated October 12, 1998 between   Incorporated by reference from Exhibit 10.2 to
              PSINet and Geoffrey E. Axton                          the September 1998 10-Q

10.92*        Employment Agreement dated October 14, 1998 between   Incorporated by reference from Exhibit 10.4 to
              PSINet and Edward Arnold Davis                        the September 1998 10-Q

10.93         Registration Rights Agreement, dated as of November   Incorporated by reference from Exhibit 4.3 to
              13, 1998, among PSINet and Donaldson Lufkin &         the September 1998 10-Q
              Jenrette Securities Corporation, Chase Securities
              Inc. and Morgan Stanley & Co. Incorporated


EXHIBIT
NUMBER        DESCRIPTION                                           LOCATION
------        -----------                                           --------
10.94         Second Amendment dated as of November 9, 1998, to     Incorporated by reference from Exhibit 10.1 to
              the Credit Agreement, dated as of September 29,       the September 1998 10-Q
              1998, among PSINet, the Lenders party thereto, the
              Chase Manhattan Bank, as Administrative Agent,
              Fleet National Bank, as Syndication Agent, and The
              Bank of New York, as Documentation Agent

10.95*        Amendment to Employment Agreement dated October 1,    Incorporated by reference from Exhibit 10.6 to
              1998 between PSINet and Harry Hobbs                   the September 1998 10-Q

10.96*        Employment Agreement dated November 2, 1998 between   Incorporated by reference from Exhibit 10.7 to
              PSINet and David J. Kramer                            the September 1998 10-Q

10.97*        Employment Agreement dated November 6, 1998 between   Incorporated by reference from Exhibit 10.9 to
              PSINet and John Walpuck                               the September 1998 10-Q

10.98*        Employment Agreement dated November 12, 1998          Incorporated by reference from Exhibit 10.10 to
              between PSINet and Lawrence Winkler                   the September 1998 10-Q

10.99*        Employment Agreement dated May 24, 1999 between       Filed herewith
              PSINet and Thomas A. Leach

10.100*       Employment Agreement dated May 24, 1999 between       Filed herewith
              PSINet and James F. Cragg

10.101*       Employment Agreement dated May 24, 1999 between       Filed herewith
              PSINet and Philippe J. Kuperman

10.102        Master Lease Agreement between PSINet and             Incorporated by reference from Exhibit 10.11 to
              Technology Credit Corporation No. 1788 dated June     the September 1998 10-Q
              20, 1998

10.103        Master Lease Agreement between PSINet and             Incorporated by reference from Exhibit 10.12 to
              Technology Credit Corporation No. 1789 dated June     the September 1998 10-Q
              20, 1998

10.104        Master Loan and Security Agreement No. 3963 between   Incorporated by reference from Exhibit 10.13 to
              PSINet and Charter Financial Inc. dated September     the September 1998 10-Q
              28, 1998

10.105        Lease Agreement dated July 8, 1998 between            Incorporated by reference from Exhibit 10.2 to
              Ballymore Properties Limited and Cordoba Holdings     the April 27, 1999 8-K
              Limited and Thomas Charles Cembrinck

 10.106       Third Amendment dated as of June 30, 1999 to the      Incorporated by reference from Exhibit 10.1 to
              Credit Agreement, dated as of September 29, 1998,     PSINet's Current Report on Form 8-K dated July
              among PSINet, the Lenders party thereto, The Chase    6, 1999 located under Securities and Exchange
              Manhattan Bank, as Administrative Agent, Fleet        Commission File No. 0-25812
              National Bank, as Syndication Agent, and The Bank
              of New York, as Documentation Agent

EXHIBIT
NUMBER        DESCRIPTION                                           LOCATION
------        -----------                                           --------
 10.107       Registration Rights Agreement, dated as of July 23,   Filed herewith
              1999, among PSINet and Donaldson Lufkin & Jenrette
              International, Bear Stearns International Limited
              and Chase Manhattan International Limited

 11.1         Calculation of Basic and Diluted Loss Per Share and   Incorporated by reference from Exhibit 11.1 to
              Weighted Average Shares for the Year Ended December   the 998 Form 10-K
              31, 1998

 11.2         Calculation of Basic and Diluted Loss Per Share and   Incorporated by reference from Exhibit 11.2 to
              Weighted Average Shares for the Year Ended December   the 1998 Form 10-K
              31, 1997

 11.3         Calculation of Basic and Diluted Loss Per Share and   Incorporated by reference from Exhibit 11.3 to
              Weighted Average Shares for the Year Ended December   the 1998 Form 10-K
              31, 1996

 11.4         Calculation of Basic and Diluted Loss Per Share and   Incorporated by reference from Exhibit 11.1 to
              Weighted Average Shares Used in Calculation for the   the March 31, 1999 10-Q
              Three Months Ended March 31, 1999

 12           Statements re Computation of Ratios                   Filed herewith

 21           Significant subsidiaries of PSINet                    Incorporated by reference from Exhibit 21 to
                                                                    the 1998 Form 10-K

 23.1         Consent of Nixon Peabody LLP                          Contained in Exhibit 5

 23.2         Consent of PricewaterhouseCoopers LLP                 Filed herewith

 24           Power of Attorney                                     Set forth on the signature page to this
                                                                    registration statement

  25          Statement of Eligibility on Form T-1 of Wilmington    Filed herewith
              Trust Company

  99.1        Letter of Transmittal for Dollar Notes                Filed herewith

  99.2        Letter of Transmittal for Euro Notes                  Filed herewith

  99.3        Form of Notice of Guaranteed Delivery for Dollar      Filed herewith
              Notes

  99.4        Form of Notice of Guaranteed Delivery for Euro Notes  Filed herewith


* Indicates a management contract or compensatory plan or arrangement required to be filed as an Exhibit pursuant to Item 14(a)(3).